                                                     This filing made pursuant
                                                     to Rule 424(b)(3) under
                                                     the Securities Act of
                                                     1933 in connection with
                                                     Registration No. 333-21721

                          FPA MEDICAL MANAGEMENT, INC.
                                3636 NOBEL DRIVE
                                   SUITE 200
                          SAN DIEGO, CALIFORNIA 92122

                                                               February 14, 1997

TO OUR STOCKHOLDERS:

     You are cordially invited to attend the Special Meeting of Stockholders of FPA Medical Management, Inc. ("FPA") to be held Monday, March 17, 1997 at 10:00 a.m. local time at FPA's offices, 3636 Nobel Drive, Suite 200, San Diego, California 92122 (the "FPA Special Meeting").

     At the FPA Special Meeting, stockholders will be asked to consider and vote upon a proposal to adopt an Agreement and Plan of Merger (as amended, the "Merger Agreement") between FPA, FPA Acquisition Corp., a wholly owned subsidiary of FPA ("Merger Sub"), and AHI Healthcare Systems, Inc. ("AHI"). The Merger Agreement provides, among other things, for the merger of Merger Sub with and into AHI (the "Merger") pursuant to which AHI will become a wholly owned subsidiary of FPA. In connection with the Merger, each outstanding share of AHI Common Stock, par value $.01 per share ("AHI Common Stock"), will be converted into a fraction (the "Conversion Number") of one share of FPA Common Stock, par value $.002 per share ("FPA Common Stock"). The Conversion Number will vary based on the average trading price of FPA Common Stock for the ten consecutive trading days ending two days prior to the special meeting of AHI's stockholders relating to the Merger (the "FPA Value"). Consequently, the FPA Value may differ from the actual market price of FPA Common Stock reported by the Nasdaq National Market on the date of the FPA Special Meeting, the date of consummation of the Merger, or the date that AHI stockholders actually receive their shares of FPA Common Stock after the Merger is completed. If the FPA Value is equal to or greater than $14.38 and less than $22.38, the Conversion Number will be adjusted such that the "value" to be received for each share of AHI Common Stock (the "Equivalent Value") will equal $8.75. Both the Equivalent Value and the Conversion Number may be adjusted if the FPA Value is equal to or greater than $22.38 or less than $14.38. The Merger Agreement may be terminated by AHI if the FPA Value is less than $10.00. If the FPA Value is $10.00, the Conversion Number will be .609 and the Equivalent Value will be $6.09. The adjustments to the Conversion Number and the Equivalent Value are described more fully in the accompanying Proxy Statement/Prospectus. STOCKHOLDERS OF FPA WILL BE ABLE TO OBTAIN THE CONVERSION NUMBER BEGINNING TWO DAYS PRIOR TO THE FPA SPECIAL MEETING BY CALLING (800) 965-7026. Based upon the 14,523,041 shares of AHI Common Stock outstanding on February 7, 1997 and assuming an FPA Value of $24.25, which was the closing price of FPA Common Stock on that date, as of such date, AHI's stockholders would be issued approximately 5,678,509 shares of FPA Common Stock, representing approximately 18.6% of the total issued and outstanding shares of FPA after the Merger.

     At the FPA Special Meeting, stockholders will also be asked to approve an amendment to the FPA Medical Management, Inc. Omnibus Stock Option Plan (the "FPA Plan"), which would, upon becoming effective, increase the total number of shares of FPA Common Stock issuable upon exercise of options granted under such plan from 5,000,000 to 6,500,000.

     FPA stockholders will also be asked to approve the adjournment or postponement of the FPA Special Meeting in the event that such adjournment or postponement is necessary in order to solicit additional votes for approval of the foregoing proposals.

     Details of the foregoing proposals (the "FPA Proposals") and FPA Special Meeting are contained in the attached Notice of Special Meeting and Proxy Statement/Prospectus. Your votes on the FPA Proposals are important to FPA, so please read this information carefully.

     The Board of Directors of FPA believes that the Merger is fair to and in the best interests of, and that the amendment to the FPA Plan is fair to, FPA and its stockholders and, accordingly, has adopted such proposals. The Board of Directors of FPA recommends that you vote FOR each of the FPA Proposals. The Board of

Directors of FPA has obtained an opinion from Needham & Company, Inc. as to the fairness, from a financial point of view, to FPA's stockholders of the consideration to be paid by FPA in the Merger.

     All stockholders are invited to attend the FPA Special Meeting. To assure your representation at the FPA Special Meeting, please complete, sign, date and return the accompanying proxy in the enclosed postage prepaid envelope. If you are able to attend the FPA Special Meeting, you may, if you wish, vote your shares in person.

                                          Sincerely yours,

                                          DR. SOL LIZERBRAM
                                          Chairman

                          FPA MEDICAL MANAGEMENT, INC.

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD MARCH 17, 1997

To the Stockholders of FPA Medical Management, Inc.:

     A Special Meeting of FPA Medical Management, Inc. ("FPA") will be held Monday, March 17, 1997 at 10:00 a.m. local time at FPA's offices, 3636 Nobel Drive, San Diego, California 92122 (the "FPA Special Meeting") for the following purposes:

          1. To consider and vote upon a proposal to adopt an Agreement and Plan of Merger (as amended, the "Merger Agreement") between FPA, FPA Acquisition Corp., a wholly owned subsidiary of FPA ("Merger Sub"), and AHI Healthcare Systems, Inc. ("AHI"). The Merger Agreement provides, among other things, for the merger of Merger Sub with and into AHI (the "Merger") pursuant to which AHI will become a wholly owned subsidiary of FPA. In connection with the Merger, each outstanding share of AHI Common Stock, par value $.01 per share ("AHI Common Stock"), will be converted into a fraction (the "Conversion Number") of one share of FPA Common Stock, par value $.002 per share ("FPA Common Stock"). The Conversion Number will vary based on the average trading price of FPA Common Stock for the ten consecutive trading days ending two days prior to the special meeting of AHI's stockholders relating to the Merger (the "FPA Value"). Consequently, the FPA Value may differ from the actual market price of FPA Common Stock reported by the Nasdaq National Market on the date of the FPA Special Meeting, the date of consummation of the Merger, or the date that AHI stockholders actually receive their shares of FPA Common Stock after the Merger is completed. If the FPA Value is equal to or greater than $14.38 and less than $22.38, the Conversion Number will be adjusted such that the "value" to be received for each share of AHI Common Stock (the "Equivalent Value") will equal $8.75. Both the Equivalent Value and the Conversion Number may be adjusted if the FPA Value is equal to or greater than $22.38 or less than $14.38. The Merger Agreement may be terminated by AHI if the FPA Value is less than $10.00. If the FPA Value is $10.00, the Conversion Number will be .609 and the Equivalent Value will be $6.09. The adjustments to the Conversion Number and the Equivalent Value are described more fully in the accompanying Proxy Statement/Prospectus. STOCKHOLDERS OF FPA WILL BE ABLE TO OBTAIN THE CONVERSION NUMBER BEGINNING TWO DAYS PRIOR TO THE FPA SPECIAL MEETING BY CALLING (800) 965-7026. Based upon the 14,523,041 shares of AHI Common Stock outstanding on February 7, 1997 and assuming an FPA Value of $24.25, which was the closing price of FPA Common Stock on that date, as of such date, AHI's stockholders would be issued approximately 5,678,509 shares of FPA Common Stock, representing approximately 18.6% of the total issued and outstanding shares of FPA after the Merger.

          2. To approve an amendment to the FPA Medical Management, Inc. Omnibus Stock Option Plan (the "FPA Plan"), which would, upon becoming effective, increase the total number of shares of FPA Common Stock issuable upon exercise of options granted under such plan from 5,000,000 to 6,500,000.

          3. To approve the adjournment or postponement of the FPA Special Meeting in the event that such adjournment or postponement is necessary in order to solicit additional votes for approval of the foregoing proposals.

          4. To vote on such other business as may properly come before the FPA Special Meeting.

     The foregoing proposals are described in the Proxy Statement/Prospectus accompanying this Notice.

     UNLESS PROPOSAL 1 IS APPROVED BY THE REQUISITE VOTE OF FPA STOCKHOLDERS, THE MERGER WILL NOT BE CONSUMMATED.

     Stockholders of record at the close of business on February 13, 1997 are entitled to receive notice of, and to vote at, the FPA Special Meeting and any adjournment thereof.

     It is important that your shares be represented at the FPA Special Meeting. Whether or not you plan to attend the FPA Special Meeting, please complete, sign, date and promptly mail the enclosed proxy in the envelope provided.

     THE BOARD OF DIRECTORS OF FPA RECOMMENDS THAT ITS STOCKHOLDERS VOTE FOR EACH OF THE PROPOSALS DESCRIBED ABOVE. PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE EVEN IF YOU ARE PLANNING TO ATTEND THE FPA SPECIAL MEETING.

                                          By Order of the Board of Directors

                                          JAMES A. LEBOVITZ
                                          Secretary

San Diego, California
February 14, 1997

                                                     This filing made pursuant
                                                     to Rule 424(b)(3) under
                                                     the Securities Act of
                                                     1933 in connection with
                                                     Registration No. 333-21721

                          AHI HEALTHCARE SYSTEMS, INC.
                         12620 ERICKSON AVENUE, SUITE A
                            DOWNEY, CALIFORNIA 90241

                                                               February 14, 1997

TO OUR STOCKHOLDERS:

     You are cordially invited to attend the Special Meeting of Stockholders of AHI Healthcare Systems, Inc. ("AHI") to be held Monday, March 17 1997 at 10:00 a.m. local time at the Renaissance Long Beach Hotel, 111 East Ocean Boulevard, Long Beach, California (the "AHI Special Meeting").

     At the AHI Special Meeting, stockholders will be asked to consider and vote upon a proposal to adopt an Agreement and Plan of Merger (as amended, the "Merger Agreement") between FPA Medical Management, Inc. ("FPA"), FPA Acquisition Corp., a wholly owned subsidiary of FPA ("Merger Sub"), and AHI. The Merger Agreement provides, among other things, for the merger of Merger Sub with and into AHI (the "Merger") pursuant to which AHI will become a wholly owned subsidiary of FPA. In connection with the Merger, each outstanding share of AHI Common Stock, par value $.01 per share ("AHI Common Stock"), will be converted into a fraction (the "Conversion Number") of one share of FPA Common Stock, par value $.002 per share ("FPA Common Stock"). The Conversion Number will vary based on the average trading price of FPA Common Stock for the ten consecutive trading days ending two days prior to the AHI Special Meeting (the "FPA Value"). Consequently, the FPA Value may differ from the actual market price of FPA Common Stock reported by the Nasdaq National Market on the date of the AHI Special Meeting, the date of consummation of the Merger, or the date that AHI stockholders actually receive their shares of FPA Common Stock after the Merger is completed. If the FPA Value is equal to or greater than $14.38 and less than $22.38, the Conversion Number will be adjusted such that the "value" to be received for each share of AHI Common Stock (the "Equivalent Value") will equal $8.75. Both the Equivalent Value and the Conversion Number may be adjusted if the FPA Value is equal to or greater than $22.38 or less than $14.38. The Merger Agreement may be terminated by AHI if the FPA Value is less than $10.00. If the FPA Value is $10.00, the Conversion Number will be .609 and the Equivalent Value will be $6.09. The adjustments to the Conversion Number and the Equivalent Value are described more fully in the accompanying Proxy Statement/Prospectus. STOCKHOLDERS OF AHI WILL BE ABLE TO OBTAIN THE CONVERSION NUMBER BEGINNING TWO DAYS PRIOR TO THE AHI SPECIAL MEETING BY CALLING (800) 965-7026. Based upon the 14,523,041 shares of AHI Common Stock outstanding on February 7, 1997, and assuming an FPA Value of $24.25, which was the closing price of FPA Common Stock on that date, as of such date, AHI's stockholders would be issued approximately 5,678,509 shares of FPA Common Stock, representing approximately 18.6% of the total issued and outstanding shares of FPA after the Merger.

     AHI stockholders will also be asked to approve the adjournment or postponement of the AHI Special Meeting in the event that such adjournment or postponement is necessary in order to solicit additional votes for adoption of the Merger Agreement.

     Details of the foregoing proposals and the AHI Special Meeting are contained in the attached Notice of Special Meeting and Proxy
Statement/Prospectus. Your vote on the Merger Agreement is important to AHI, so please read this information carefully.

     The Board of Directors of AHI believes that the Merger is fair to and in the best interests of AHI and its stockholders and, accordingly, has unanimously approved the Merger. The Board of Directors recommends that you vote FOR the Merger. In addition, the Board of Directors of AHI has obtained a written opinion dated November 8, 1996 of Smith Barney Inc., AHI's financial advisor, to the effect that, as of such date and based upon and subject to certain matters in such opinion, the Conversion Number was fair, from a financial point of view, to the holders of AHI Common Stock.

     All stockholders are invited to attend the AHI Special Meeting. To assure your representation at the AHI Special Meeting, please complete, sign, date and return the accompanying proxy in the enclosed postage prepaid envelope. If you are able to attend the AHI Special Meeting, you may, if you wish, vote your shares in person.

                                          Sincerely yours,

                                          LEONARDO BEREZOVSKY, M.D.
                                          Chairman of the Board
                                          and Chief Executive Officer

                          AHI HEALTHCARE SYSTEMS, INC.

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD MARCH 17, 1997

To the Stockholders of AHI Healthcare Systems, Inc.:

     A Special Meeting of Stockholders of AHI Healthcare Systems, Inc. ("AHI") will be held Monday, March 17, 1997 at 10:00 a.m. local time at the Renaissance Long Beach Hotel, 111 East Ocean Boulevard, Long Beach, California (the "AHI Special Meeting") for the following purpose:

          1. To consider and vote upon a proposal to adopt an Agreement and Plan of Merger (as amended, the "Merger Agreement") between FPA Medical Management, Inc. ("FPA"), FPA Acquisition Corp., a wholly owned subsidiary of FPA ("Merger Sub"), and AHI. The Merger Agreement provides, among other things, for the merger of Merger Sub with and into AHI (the "Merger") pursuant to which AHI will become a wholly owned subsidiary of FPA. In connection with the Merger, each outstanding share of AHI Common Stock, par value $.01 per share ("AHI Common Stock"), will be converted into a fraction (the "Conversion Number") of one share of FPA Common Stock, par value $.002 per share ("FPA Common Stock"). The Conversion Number will vary based on the average trading price of FPA Common Stock for the ten consecutive trading days ending two days prior to the AHI Special Meeting (the "FPA Value"). Consequently, the FPA Value may differ from the actual market price of FPA Common Stock reported by the Nasdaq National Market on the date of the AHI Special Meeting, the date of consummation of the Merger, or the date that AHI stockholders actually receive their shares of FPA Common Stock after the Merger is completed. If the FPA Value is equal to or greater than $14.38 and less than $22.38, the Conversion Number will be adjusted such that the "value" to be received for each share of AHI Common Stock (the "Equivalent Value") will equal $8.75. Both the Equivalent Value and the Conversion Number may be adjusted if the FPA Value is equal to or greater than $22.38 or less than $14.38. The Merger Agreement may be terminated by AHI if the FPA Value is less than $10.00. If the FPA Value is $10.00, the Conversion Number will be .609 and the Equivalent Value will be $6.09. The adjustments to the Conversion Number and the Equivalent Value are described more fully in the accompanying Proxy Statement/Prospectus. STOCKHOLDERS OF AHI WILL BE ABLE TO OBTAIN THE CONVERSION NUMBER BEGINNING TWO DAYS PRIOR TO THE AHI SPECIAL MEETING BY CALLING (800) 965-7026. Based upon the 14,523,041 shares of AHI Common Stock outstanding on February 7, 1997, and assuming an FPA Value of $24.25, which was the closing price of FPA Common Stock on that date, as of such date, AHI's stockholders would be issued approximately 5,678,509 shares of FPA Common Stock, representing approximately 18.6% of the total issued and outstanding shares of FPA after the Merger.

          2. To approve the adjournment or postponement of the AHI Special Meeting in the event that such adjournment or postponement is necessary in order to solicit additional votes for adoption of the Merger Agreement.

          3. To transact such other business as may properly come before the AHI Special Meeting or any adjournment or postponement thereof.

     The foregoing proposals are described in the Proxy Statement/Prospectus accompanying this Notice.

     UNLESS PROPOSAL 1 IS APPROVED BY THE REQUISITE VOTE OF AHI STOCKHOLDERS, THE MERGER WILL NOT BE CONSUMMATED.

     Stockholders of record at the close of business on February 7, 1997 are entitled to receive notice of, and to vote at, the AHI Special Meeting and any adjournment thereof.

     It is important that your shares be represented at the AHI Special Meeting. Whether or not you plan to attend the AHI Special Meeting, please complete, sign, date and promptly mail the enclosed proxy in the envelope provided.

     THE BOARD OF DIRECTORS OF AHI RECOMMENDS THAT ITS STOCKHOLDERS VOTE FOR EACH OF THE PROPOSALS DESCRIBED ABOVE. PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE EVEN IF YOU ARE PLANNING TO ATTEND THE AHI SPECIAL MEETING.

                                          By Order of the Board of Directors

                                          JOSE SPIWAK, M.D.
                                          Secretary

Downey, California
February 14, 1997

                                                     This filing made pursuant
                                                     to Rule 424(b)(3) under
                                                     the Securities Act of
                                                     1933 in connection with
                                                     Registration No. 333-21721

       FPA MEDICAL MANAGEMENT, INC.              FPA MEDICAL MANAGEMENT, INC.
                   AND                                    PROSPECTUS
       AHI HEALTHCARE SYSTEMS, INC.                    9,028,705 SHARES
          JOINT PROXY STATEMENT                          COMMON STOCK

     This Joint Proxy Statement/Prospectus ("Proxy Statement/Prospectus") relates to the proposed merger (the "Merger") of FPA Acquisition Corp., a wholly owned subsidiary ("Merger Sub") of FPA Medical Management, Inc. ("FPA"), with and into AHI Healthcare Systems, Inc. ("AHI") pursuant to an Agreement and Plan of Merger dated as of November 8, 1996 among FPA, Merger Sub and AHI (as amended, the "Merger Agreement"). As a result of the Merger, AHI will become a wholly owned subsidiary of FPA. In connection with the Merger, each outstanding share of AHI Common Stock, par value $.01 per share ("AHI Common Stock"), will be converted into a fraction (the "Conversion Number") of one share of FPA Common Stock, par value $.002 per share ("FPA Common Stock"). The Conversion Number will vary based on the average closing price of FPA Common Stock as reported on the Nasdaq National Market ("Nasdaq") for the ten consecutive trading days ending two days prior to the special meeting of AHI's stockholders (the "FPA Value"). Consequently, the FPA Value may differ from the actual market price of FPA Common Stock reported by Nasdaq on the date of the special meetings of FPA and AHI stockholders, the date of consummation of the Merger, or the date that AHI stockholders actually receive their shares of FPA Common Stock after the Merger is completed. If the FPA Value is equal to or greater than $14.38 and less than $22.38, the Conversion Number will be adjusted such that the "value" to be received for each share of AHI Common Stock (the "Equivalent Value") will equal $8.75. Both the Equivalent Value and the Conversion Number may be adjusted if the FPA Value is equal to or greater than $22.38 or less than $14.38. If the FPA Value is equal to or greater than $22.38 and less than $25.38, the Conversion Number will be .391. If the FPA Value is equal to or greater than $25.38, the Conversion Number will be adjusted downward such that the Equivalent Value will equal $9.92. There is no minimum Conversion Number if the FPA Value exceeds $25.38. If the FPA Value is less than $14.38, the Conversion Number will be .609 and the maximum number of shares will be issued to AHI Stockholders. The Merger Agreement may be terminated by AHI if the FPA Value is less than $10.00. If the FPA Value is $10.00, the Conversion Number will be .609 and the Equivalent Value will be $6.09, and the maximum number of shares will be issued to AHI Stockholders. On February 7, 1997 the closing price of FPA Common Stock was $24.25. Assuming an FPA Value equal to such price, the Equivalent Value would be $9.48 and the Conversion Number would be .391. Based upon the 14,523,041 shares of AHI Common Stock outstanding as of such date, AHI's stockholders would be issued approximately 5,678,509 shares of FPA Common Stock, representing approximately 18.6% of the total issued and outstanding shares of FPA after the Merger. See "THE MERGER -- Adjustments to Merger Consideration." Each FPA and AHI stockholder is urged to obtain updated market information. STOCKHOLDERS OF FPA AND AHI MAY OBTAIN THE CONVERSION NUMBER BEGINNING TWO DAYS PRIOR TO THE SPECIAL MEETINGS BY CALLING (800) 965-7026.

     This Proxy Statement/Prospectus serves as the proxy statement for both FPA and AHI for their respective special meetings of holders of their common stock to be held March 17, 1997. See "THE MEETINGS."

     To facilitate the voting process for the Special Meetings, stockholders of FPA and AHI will be able to vote their shares and revoke their votes by facsimile at the following telephone numbers: FPA -- (619) 453-1941 and AHI --
(310) 803-4695. See "THE MERGER -- Voting of Proxies" and "-- Revocation of Proxies."

     This Proxy Statement/Prospectus also constitutes a prospectus of FPA with respect to up to approximately 9,028,705 shares of FPA Common Stock to be issued to stockholders of AHI pursuant to the Merger Agreement. This Proxy Statement/Prospectus and the accompanying forms of proxy are first being mailed to stockholders of FPA and AHI on or about February 14, 1997.

     SEE "RISK FACTORS" BEGINNING AT PAGE 30 FOR A DISCUSSION OF CERTAIN CONSIDERATIONS IN EVALUATING THE MERGER, FPA AND AHI.

     No persons have been authorized to give any information or to make any representation other than those contained in this Proxy Statement/Prospectus in connection with the solicitation of proxies or the offering of securities made hereby and, if given or made, such information or representation should not be relied upon as having been authorized by FPA or AHI. This Proxy Statement/Prospectus does not constitute an offer to sell, or the solicitation of an offer to purchase, any securities, or the solicitation of a proxy, in any jurisdiction in which, or to any person to whom, it is unlawful to make such offer or solicitation of an offer or proxy solicitation. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of the securities offered hereby shall, under any circumstances, create any implication that there has been no change in the affairs of FPA or AHI since the date hereof or that the information set forth or incorporated by reference herein is correct as of any time subsequent to its date. All information herein with respect to FPA and Merger Sub has been furnished by FPA, and all information herein with respect to AHI has been furnished by AHI.

 THE SECURITIES TO WHICH THIS PROXY STATEMENT/PROSPECTUS RELATES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
  SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY
STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

       The date of this Proxy Statement/Prospectus is February 14, 1997.

                             AVAILABLE INFORMATION

     FPA and AHI are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the offices of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and the Regional Offices of the Commission: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials may be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates or from the Commission's Internet Web site at http://www.sec.gov. Shares of FPA and AHI Common Stock are traded on Nasdaq.

     FPA has filed with the Commission a registration statement (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), on Form S-4 with respect to the securities offered hereby. This Proxy Statement/Prospectus also constitutes the Prospectus of FPA filed as part of the Registration Statement and does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules of the Commission. Statements made in this Proxy Statement/Prospectus as to the contents of any contract, agreement, or other document referred to are not necessarily complete; with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be qualified in its entirety by such reference. The Registration Statement and any amendments thereto, including exhibits filed as part thereof, are available for inspection and copying at the Commission's offices as described above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed by FPA (File No. 0-24276) with the Commission pursuant to the Exchange Act, are incorporated by reference in this Proxy Statement/Prospectus:

     1. FPA's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 filed with the Commission on March 28, 1996, as amended by Form 10-K/A filed with the Commission on March 29, 1996, and as amended by Form 10-K/A filed with the Commission on October 3, 1996.

     2. FPA's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 filed with the Commission on May 15, 1996, as amended by Form 10-Q/A filed with the Commission on July 24, 1996.

     3. FPA's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996 filed with the Commission on August 14, 1996.

     4. FPA's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996 filed with the Commission on November 13, 1996, as amended by Form 10-Q/A filed with the Commission on November 13, 1996.

     5. FPA's Current Report on Form 8-K dated February 1, 1996 filed with the Commission on February 15, 1996, as amended by Form 8-K/A dated February 1, 1996 filed with the Commission on April 12, 1996.

     6. FPA's Current Report on Form 8-K dated May 19, 1996 filed with the Commission on May 20, 1996.

     7. FPA's Current Report on Form 8-K dated June 21, 1996 filed with the Commission on July 5, 1996.

     8. FPA's Current Report on Form 8-K dated October 31, 1996 filed with the Commission on November 12, 1996.

     9. FPA's Current Report on Form 8-K dated November 8, 1996 filed with the Commission on November 13, 1996.

     10. FPA's Current Report on Form 8-K dated November 26, 1996 filed with the Commission on December 12, 1996.

     11. FPA's Current Report on Form 8-K dated December 10, 1996 filed with the Commission on January 10, 1997.

     12. FPA's Current Report on Form 8-K dated December 13, 1996 filed with the Commission on January 2, 1997.

     13. FPA's Current Report on Form 8-K dated December 18, 1996 filed with the Commission on January 2, 1997.

     14. The description of the FPA Common Stock contained in FPA's Registration Statement on Form 8-A dated October 20, 1994.

     All documents and reports subsequently filed by FPA pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the date of the FPA Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or with respect to FPA in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded, except as so modified or superseded, shall not be deemed to constitute a part of this Proxy Statement/Prospectus.

     THE PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHICH THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, WITHOUT CHARGE, ON WRITTEN OR ORAL REQUEST DIRECTED TO FPA MEDICAL MANAGEMENT, INC., 3636 NOBEL DRIVE, SUITE 200, SAN DIEGO, CALIFORNIA 92122, ATTENTION: JAMES A. LEBOVITZ (TELEPHONE NUMBER
(619) 453-1000). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY MARCH 10, 1997, THE DATE WHICH IS FIVE BUSINESS DAYS PRIOR TO THE DATE OF THE FPA SPECIAL MEETING.

     Some of the information presented in this Proxy Statement/Prospectus constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although FPA and AHI believe that their expectations are based on reasonable assumptions within the bounds of their knowledge of their respective businesses and operations, there can be no assurance that actual results of FPA's or AHI's operations will not differ materially from expectations. Factors which could cause actual results to differ from expectations include, among others, FPA's ability to successfully integrate acquisitions, FPA's ability to manage growth, the difficulty of controlling health care costs, the reliance of FPA on capitated revenue and FPA's ability to comply with governmental and other regulations, laws and licenses. Specific reference is made to the risks and uncertainties described under "Risk Factors."

                               TABLE OF CONTENTS

AVAILABLE INFORMATION..................................................................     2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE........................................     2
GLOSSARY OF CERTAIN DEFINED TERMS......................................................     7
SUMMARY................................................................................    10
  FPA MEDICAL MANAGEMENT, INC..........................................................    10
  AHI HEALTHCARE SYSTEMS, INC..........................................................    13
  REASONS FOR THE MERGER...............................................................    14
  THE MERGER...........................................................................    15
  AMENDMENT TO FPA MEDICAL MANAGEMENT, INC. OMNIBUS STOCK OPTION PLAN..................
  APPROVAL OF ADJOURNMENT OR POSTPONEMENT OF SPECIAL MEETING...........................
  THE MEETINGS.........................................................................    24
  COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA..................................    26
  COMPARATIVE MARKET DATA..............................................................    28
RISK FACTORS...........................................................................    30
  Risks Relating to FPA................................................................    30
  Risks Relating to AHI................................................................    39
  Risks Relating to the Merger.........................................................    44
THE MERGER.............................................................................    47
  Effects of the Merger................................................................    47
  Merger Consideration.................................................................    47
  Adjustments to Merger Consideration..................................................    47
  Conversion of Shares; Procedures for Exchange of Certificates; Fractional Shares.....    48
  Risk Factors.........................................................................    49
  Nasdaq Listing.......................................................................    49
  Background of the Merger.............................................................    49
  Recommendations of the Boards of Directors and Reasons for the Merger................    53
  Opinion of FPA's Financial Advisor...................................................    56
  Opinion of AHI's Financial Advisor...................................................    60
  Effective Time of the Merger.........................................................    64
  Interests of Certain Persons in the Merger; Possible Conflicts of Interest...........    64
  Material Federal Income Tax Consequences.............................................    66
  Accounting Treatment.................................................................    67
  Resale of FPA Common Stock by Affiliates.............................................    67
  Certain Regulatory Matters...........................................................    68
  Pending Litigation...................................................................    68
  Rights of Dissenting Stockholders....................................................    69
THE MEETINGS...........................................................................    69
  FPA Special Meeting..................................................................    69
  AHI Special Meeting..................................................................    69

  Quorum...............................................................................    69
  Vote Required........................................................................    70
  Record Date; Stock Entitled to Vote..................................................    70
  Voting of Proxies....................................................................    70
  Revocation of Proxies................................................................    71
  Solicitation of Proxies..............................................................    71
BOARD OF DIRECTORS AND MANAGEMENT OF FPA FOLLOWING THE MERGER..........................    72
  Board of Directors of FPA Following the Merger.......................................    72
  Executive Officers of FPA Following the Merger.......................................    72
  Executive Compensation...............................................................    72
COMPARISON OF RIGHTS OF HOLDERS OF AHI AND FPA COMMON STOCK............................    76
  Preferred Stock......................................................................    76
  Board of Directors...................................................................    76
  Bylaws...............................................................................    76
  Stockholder Meetings.................................................................    77
  Indemnification......................................................................    77
  Stockholder Voting Requirements......................................................    78
  Action by Consent....................................................................    78
THE MERGER AGREEMENT...................................................................    79
  AHI Option Plans.....................................................................    79
  Exchange of Certificates.............................................................    79
  Certain Representations and Warranties...............................................    80
  Conduct of Business Pending the Merger...............................................    81
  Certain Additional Agreements........................................................    82
  Conditions to Consummation of the Merger.............................................    86
  Termination..........................................................................    87
  Effect of Termination................................................................    88
  Amendment............................................................................    88
  Waiver...............................................................................    88
THE FOUNDATION TRANSACTION.............................................................    89
  FHMS Acquisition.....................................................................    89
  Holding Company Acquisition..........................................................    89
APPROVAL OF AMENDMENT TO FPA MEDICAL MANAGEMENT, INC. OMNIBUS STOCK OPTION PLAN........    90
SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA.......................................    93
SELECTED PRO FORMA FINANCIAL DATA -- FPA...............................................   104
SELECTED FINANCIAL DATA -- AHI.........................................................   105
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -
  AHI..................................................................................   106
BUSINESS OF AHI........................................................................   114

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT -- AHI..................   123
SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA...................................   125
APPROVAL OF ADJOURNMENT OR POSTPONEMENT OF SPECIAL MEETING.............................   126
LEGAL MATTERS..........................................................................   126
ADDITIONAL INFORMATION.................................................................   126
EXPERTS................................................................................   126
  FINANCIAL STATEMENTS.................................................................   F-1
  APPENDIX I   -- AGREEMENT AND PLAN OF MERGER DATED AS OF NOVEMBER 8, 1996 AMONG FPA, MERGER
                  SUB AND AHI, AS AMENDED BY AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER
                  DATED AS OF FEBRUARY 5, 1997
  APPENDIX II  -- OPINION OF NEEDHAM & COMPANY, INC.
  APPENDIX III -- OPINION OF SMITH BARNEY INC.

                       GLOSSARY OF CERTAIN DEFINED TERMS

AHI........................  AHI Healthcare Systems, Inc.

AHI Board..................  The Board of Directors of AHI Healthcare Systems,
                             Inc.

AHI Common Stock...........  AHI Healthcare Systems, Inc. Common Stock.

AHI Special Meeting........  The Special Meeting of stockholders of AHI to be held Monday, March 17, 1997 at 10:00 a.m. local time.

APB No. 16.................  Accounting Principles Board Opinion No. 16.

Certificate of Merger......  The Certificate of Merger to be filed with the
                             Secretary of State of Delaware in connection with the Merger.

Closing....................  The closing of the Merger.

Closing Date...............  The date on which the Closing occurs.

Code.......................  Internal Revenue Code of 1986, as amended.

Combined Foundation
  Companies................  Foundation Health Medical Services and FHMG/TDMC
                             Medical Group, a professional corporation together with its subsidiaries, Foundation Health Medical Group, Inc. and Thomas-Davis Medical Centers, P.C.

Commission.................  The Securities and Exchange Commission.

Conversion Number..........  The fraction of one share of FPA Common Stock issuable in exchange for each share of AHI Common Stock in connection with the Merger, subject to adjustment.

DOJ........................  The United States Department of Justice.

Delaware Act...............  Delaware General Corporation Law.

Department.................  California Department of Corporations.

Effective Time.............  The time at which the Merger will become effective as provided for in the Certificate of Merger or such other time as FPA, AHI Healthcare Systems, Inc. and FPA Acquisition Corp. shall agree upon.

Equivalent Value...........  The "value" to be received in exchange for each share of AHI Common Stock in the Merger.

Exchange Act...............  Securities Exchange Act of 1934, as amended.

Exchange Agent.............  American Stock Transfer & Trust Company or another bank or trust company designated by FPA acting as an exchange agent.

FHMS.......................  Foundation Health Medical Services.

Foundation.................  Foundation Health Corporation.

Foundation Transaction.....  FPA's acquisition of the Combined Foundation
                             Companies.

FPA........................  FPA Medical Management, Inc.

FPA Board..................  The Board of Directors of FPA Medical Management,
                             Inc.

FPA Common Stock...........  FPA Medical Management, Inc. Common Stock, par
                             value $.002 per share.

FPA Network................  Professional corporations, other providers of medical service and Payors affiliated with FPA.

FPA Plan...................  FPA Medical Management, Inc. Omnibus Stock Option
                             Plan.

FPA Special Meeting........  The Special Meeting of FPA stockholders to be held
                             Monday, March 17, 1997 at 10:00 a.m. local time.

FPA Value..................  The average of the closing bid and ask prices of
                             FPA Common Stock as reported on Nasdaq for the ten consecutive trading days ending on the date that is two trading days prior to the date of the AHI Special Meeting.

FTC........................  The United States Federal Trade Commission.

HMO........................  Health Maintenance Organization.

HSR Act....................  Hart-Scott-Rodino Antitrust Improvements Act of
                             1976, as amended.

Holding Company............  FHMG/TDMC Medical Group, a Professional
                             Corporation, the parent entity of Foundation Health Medical Group, Inc. and Thomas-Davis Medical Centers, P.C.

IPA........................  Independent practice association.

Medical Groups.............  FHMS and Holding Company, together.

Merger.....................  The merger of Merger Sub and AHI.

Merger Agreement...........  The Agreement and Plan of Merger, as amended, among
                             FPA, Merger Sub and AHI.

Merger Consideration.......  The consideration to be issued to each AHI stockholder in the Merger.

Merger Sub.................  FPA Acquisition Corp.

Nasdaq.....................  The Nasdaq National Market.

Needham....................  Needham & Company, Inc., the financial advisor to
                             FPA with respect to the Merger.

PCA........................  Physician Corporation of America.

PFI........................  Physicians First, Inc.

PPM........................  Physician practice management company.

Payors.....................  HMOs and other prepaid health insurance plans which provide physician and related health care services.

Professional
Corporations...............  Professional corporations affiliated with FPA.

Proxy
Statement/Prospectus.......  This joint proxy statement/prospectus relating to the Merger.

Registration Statement.....  A registration statement filed under the Securities
                             Act of 1933.

RBRVS......................  Resource Based Relative Value Scale.

Rule 144...................  Rule 144 of the Securities Act of 1933.

Rule 145...................  Rule 145 of the Securities Act of 1933.

Securities Act.............  Securities Act of 1933, as amended.

Smith Barney...............  Smith Barney Inc., the financial advisor to AHI with respect to the Merger.

Special Meetings...........  The FPA Special Meeting and the AHI Special
                             Meeting, as the same may be adjourned.

Sterling...................  Sterling Healthcare Group, Inc.

Sterling Merger............  FPA's acquisition of Sterling Healthcare Group,
                             Inc.

Surviving Corporation......  AHI Healthcare Systems, Inc. after the Merger.

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement/Prospectus. The information contained in this summary is qualified in its entirety by, and should be read in conjunction with, the detailed information and financial statements, including the notes thereto, appearing elsewhere in this Proxy Statement/Prospectus and the documents incorporated herein by reference.

                          FPA MEDICAL MANAGEMENT, INC.

     FPA is a national physician practice management company ("PPM") which acquires, organizes and manages primary care physician practice networks and provides contract management services to hospital-based emergency departments. FPA provides primary and specialty care services to prepaid managed care enrollees and fee-for-service patients through a network of independent practice association ("IPA") physicians and owned primary care physician groups. Currently, FPA is affiliated with 3,010 primary care physicians and 5,177 specialty care physicians, and provides services to approximately 615,000 enrollees of 24 health maintenance organizations ("HMOs") or other prepaid health insurance plans (collectively, "Payors") in ten states. Through its recent acquisition of Sterling Healthcare Group, Inc. ("Sterling"), FPA manages the emergency departments of 104 hospitals in 20 states.

     FPA's objective is to provide cost-effective, high quality health care services for an increasing number of Payor enrollees served by physicians in the FPA Network (as defined below). FPA's strategy is to increase enrollment by adding new Payor relationships and new providers. FPA believes new Payor and provider relationships are possible because of its ability to manage the cost of health care without sacrificing quality. The acquisition of Sterling (the "Sterling Merger") enables FPA to further control costs by providing it with the ability to control both points of entry into the managed health care delivery system; the primary care physician's office and the emergency room.

     FPA's relationships with its affiliated professional corporations (the "Professional Corporations"), other providers of medical service and Payors (collectively, the "FPA Network") offer physicians the opportunity to participate more effectively in managed care programs by organizing physician groups within geographic areas to contract with Payors. FPA enhances physician practice operations by assuming administrative functions necessary in a managed care environment. These functions include claims adjudication, utilization management of medical services, Payor contract negotiations, credentialing, financial reporting and the operation of management information systems. Under these arrangements, FPA, on behalf of the Professional Corporations, is responsible for the payment of the cost of medical services, including professional, ancillary and medical management services, and is entitled to amounts received from Payors in excess of such costs. FPA believes that its management model is appealing to physicians because it allows the physicians to retain control of their own practices while gaining access to more patients through participation in a managed care program.

     Agreements with Payors and providers are entered into with, and approved by, either a subsidiary of FPA or one of the Professional Corporations, depending on applicable state law. See "RISK FACTORS -- Risks Relating to FPA -- Possible Negative Effects of Governmental Regulations." Pursuant to administrative services agreements with the Professional Corporations, payments received from Payors are assigned to FPA.

     The FPA Network manages all covered primary and specialty medical care for each enrollee in exchange for fixed monthly capitation payments pursuant to Payor contracts. Specialty care physician services, inpatient hospitalization and certain other services managed by primary care physicians are subject to preauthorization guidelines and are provided through contracts negotiated by FPA for the Professional Corporations based on discounted fee-for-service, per diem or capitation rates. Contracts with Payors and primary care physicians generally include shared risk arrangements and other incentives designed to encourage the provision of high-quality, cost-effective health care. Because FPA is obligated to provide medical services, the costs of some of which are variable, for fixed capitation fees, its profitability may vary based on the ability of FPA and its affiliated providers to control such healthcare costs. See "RISK
FACTORS -- Risks Relating to FPA -- Difficulty in Controlling Health Care Costs; Capitated Nature of Revenue." Additionally, state laws in

California, operations in which represented approximately 22% of FPA's operating revenues for the nine months ended September 30, 1996, require entities such as FPA to be licensed as health care service plans. FPA's application for a restricted license was approved by the California Department of Corporations in December 1996. The loss or revocation of such license would have a material adverse effect on FPA. In addition, there can be no assurance that regulatory authorities in the other states in which FPA or its affiliates operate will not impose similar requirements. See "RISK FACTORS -- Risks Relating to
FPA -- Possible Negative Effects of Governmental Regulations."

     With the addition of Sterling, FPA also provides contract management and support services to hospital-based emergency departments. Sterling recruits physicians and contracts for their services to provide staffing of emergency departments. Sterling also assists its hospital clients in such areas as physician scheduling, operations support, quality assurance and departmental accreditation as well as billing and recordkeeping. In addition, Sterling has expanded its hospital-based services to include the management of anesthesiology departments, correctional institutional health facilities and rural health care clinics. FPA acquired Sterling, a publicly traded company based in Florida, on October 31, 1996 in a stock-for-stock merger accounted for as a "pooling of interests" in which FPA issued approximately 8,097,781 shares of FPA Common Stock to Sterling shareholders.

     Effective November 29, 1996, FPA acquired from Foundation Health Corporation ("Foundation"), a publicly traded company, all of the outstanding stock of Foundation Health Medical Services ("FHMS") and FHMG/TDMC Medical Group, a professional corporation (the "Holding Company"). FHMS provides facilities management and professional services to the Holding Company and its subsidiaries, Foundation Health Medical Group, Inc. and Thomas-Davis Medical Centers, P.C. (together with FHMS, the "Combined Foundation Companies"). The Combined Foundation Companies provide services to approximately 242,000 enrollees in California and Arizona through approximately 188 primary care physicians, and 2,300 specialty care physicians. The purchase price for this acquisition (the "Foundation Transaction") was approximately $197 million, comprised of $2 million in cash, 4,076,087 shares of FPA Common Stock and approximately $120 million in notes. The Combined Foundation Companies have a history of losses. In their fiscal year ended June 30, 1996, the Combined Foundation Companies experienced a net loss of $32,256,000. While FPA intends to institute certain measures to reduce these losses and operate the Combined Foundation Companies profitably, there can be no assurance that it will be able to do so. See "RISK FACTORS -- Risks Relating to FPA -- Foundation
Transaction -- History of Losses; Impact on FPA's Financial Statements" and "THE FOUNDATION TRANSACTION."

     Effective July 1, 1996, FPA acquired from Foundation an IPA located in Arizona for approximately $4 million in cash and notes. This IPA serves approximately 19,850 enrollees. Also effective July 1, 1996, FPA acquired from Foundation an IPA located in Florida for approximately $16 million in cash and notes. The Florida IPA serves approximately 3,600 enrollees, and together these two IPAs consist of 63 primary care physicians.

     Other recent acquisitions include the June 1996 acquisition of Physicians First, Inc. ("PFI"), a wholly owned subsidiary of Physician Corporation of America ("PCA"), a publicly traded company. PFI operates through its subsidiaries 40 primary care clinics in Florida. The clinics have approximately 105 primary care physicians who provide services to approximately 90,000 enrollees in PCA health plans in Florida. PFI was acquired for approximately $21.6 million in cash, notes, shares of FPA Common Stock and warrants to purchase shares of FPA Common Stock.

     On December 18, 1996, FPA sold $75,000,000 aggregate principal amount of
6 1/2% Convertible Subordinated Debentures due 2001 (the "Convertible Subordinated Debentures") to initial purchasers in a transaction exempt from registration under Section 4(2) of the Securities Act. The Debentures are convertible into shares of FPA Common Stock at any time after the 60th day following the date of original issuance at a conversion price of $25.95 per share, subject to adjustment in certain events. On January 14, 1997, FPA sold an additional $5,650,000 aggregate principal amount to the initial purchasers upon exercise of the over-allotment option (the "Over-allotment Debentures" and, with the Convertible Subordinated Debentures, the "Debentures"). The Debentures are convertible into a total of 3,107,900 shares of FPA

Common Stock. On January 17, 1997, pursuant to the terms of a registration rights agreement between FPA and the initial purchasers, FPA filed a registration statement on Form S-3 with the Commission under the Securities Act to register for resale by certain holders of the Debentures and the shares of FPA Common Stock into which such debentures are convertible. Unless otherwise indicated, all information in this Proxy Statement/Prospectus assumes no conversion of the Debentures.

     FPA's principal executive office is located at 3636 Nobel Drive, Suite 200, San Diego, California 92122, and its telephone number is (619) 453-1000.

                          AHI HEALTHCARE SYSTEMS, INC.

     AHI is a physician practice management company that develops integrated health care delivery networks in selected geographic areas and provides managed care infrastructure services. AHI affiliates with individual and small groups of physicians and, by integrating them into comprehensive local managed care delivery networks, enables these physicians to establish relationships with multiple Payors in order to provide a full range of high quality, cost-effective health care services to HMO enrollees.

     AHI forms its provider networks by entering into independent contractor relationships with primary and specialty care physicians and other providers. These networks contract with HMOs and other payors to provide medical services to the Payors' enrollees. In exchange for the provision of medical services, the networks receive capitation payments from the Payors and participate in shared-risk arrangements to encourage the efficient utilization of hospital and other specialty care services provided to enrollees. Because AHI is obligated to provide medical services, the costs of some of which are variable, for fixed capitation fees, its profitability may vary based on the ability of AHI and its affiliated providers to control such healthcare costs. See "RISK
FACTORS -- Risks Relating to AHI -- Risk of Capitated Fee Revenue Reductions and Management of Medical Cost." Additionally, state laws governing AHI's operations in California (representing approximately 65% and 56%, respectively, of AHI's total operating revenues for the fiscal year ended 1995 and the eleven months ended November 30, 1996) require entities such as AHI to be licensed as health care service plans. AHI voluntarily commenced the process of preparing an application, through a wholly owned subsidiary, for a restricted license that would allow AHI to maintain its California operations. The Department recently granted FPA a restricted license in December 1996 and has granted AHI's request to suspend the processing of AHI's license application pending the outcome of the Merger. There can be no assurance the Department will not impose requirements adverse to AHI's business. See "RISK FACTORS -- Risks Relating to AHI -- Knox-Keene Act Compliance." In addition, there can be no assurance that regulatory authorities in other states will not require AHI or its affiliates to license their respective operations as an insurer, an HMO or as a provider network. There can be no assurance that future interpretations of insurance laws and healthcare network laws by the regulatory authorities in these states or the states into which AHI may expand will not require licensure or a restructuring of some or all of the operations of AHI.

     AHI's affiliated provider networks assign all of their revenue from their respective Payor contracts to AHI pursuant to management services agreements, except for amounts that may not be assigned to AHI under applicable law, such as certain Medicare payments. Such unassigned amounts were not significant for the years ended December 31, 1995, 1994 or 1993 or for the nine months ended September 30, 1996. In return, AHI provides its networks with a wide variety of specialized services, including claims administration, utilization and quality management, risk management, provider credentialing, payor contracting and management information systems. In addition, AHI provides the administrative, accounting, financial and other support the networks require in order to operate. The physician network management agreements have terms of twenty years, with automatic and perpetual renewals thereafter of ten years each, and may be terminated by the physician network only for cause upon prior notice of 180 days. As compensation for its services, AHI retains that portion of each physician network's assigned revenue which equals (i) a reimbursement of all of its direct and indirect costs, including an allocated portion of AHI's overhead expense, (ii) a fixed monthly marketing fee, (iii) a percentage of the assigned gross revenues and (iv) any and all profits earned in risk sharing pools between the Physician Network, HMOs and Hospitals.

     These networks provide affiliated physicians with access to managed care contracts, provide Payors with a single point of entry into an integrated health care delivery network and offer patients a comprehensive range of health care services in convenient locations. As of December 31, 1996, AHI had approximately 2,500 primary care and 6,500 specialty care affiliated physicians in 51 operational and 40 developing networks, which served a total of 206,489 enrollees under approximately 250 payor contracts.

     AHI's principal executive offices are located at 12620 Erickson Avenue, Suite A, Downey, California 90241 and its telephone number is (310) 803-5333.

                             REASONS FOR THE MERGER

     FPA. The FPA Board has unanimously approved the Merger and recommends a vote FOR the Merger. The FPA Board believes that the Merger is fair to and in the best interests of FPA stockholders since the Merger is expected to (i) enable FPA to take advantage of AHI's existing relationships in geographic areas where FPA has no operations in order to expand the FPA Network, (ii) result in significant financial and operational synergies including, but not limited to, those relating to executive salaries, investor relations and audit, legal and insurance fees, (iii) increase FPA's size both financially and geographically which is expected to enhance FPA's national recognition, and (iv) be treated as a "pooling of interests" under generally accepted accounting principles ("GAAP"). The FPA Board considered the fact that FPA had obtained a fairness opinion in connection with the Merger. Disadvantages of the Merger considered by the FPA Board were pro forma operating and net losses resulting from the Merger, the potential costs and difficulties that may be encountered in order to properly integrate the respective businesses of FPA and AHI and the ownership dilution to the FPA stockholders resulting from the issuance to AHI stockholders of shares of FPA Common Stock in the Merger. See "THE MERGER -- Recommendations of the Boards of Directors and Reasons for the Merger -- FPA."

     AHI. The AHI Board has unanimously approved the Merger and recommends a vote FOR the Merger. The AHI Board believes the Merger is fair to and in the best interests of AHI stockholders. In considering the advantages and disadvantages of the Merger, the AHI Board addressed a number of considerations including, without limitation, the following advantages: the strategic benefits and synergies which could be obtained by combining AHI's operations with FPA's operations; the belief that the FPA proposal presented an opportunity for AHI's stockholders to realize future equity appreciation from the combined entity; management's recommendation to support the Merger due to its concerns regarding AHI's negative cash flows and the difficulties encountered in achieving its business plan; and the terms and conditions of the Merger Agreement and the likelihood that the conditions to the Merger would be satisfied. The AHI Board also considered the fact that AHI had obtained a fairness opinion in connection with the Merger. The AHI Board also considered the following disadvantages: the size of the termination fee payable in the event the Merger Agreement is terminated by AHI; the historical financial performance of FPA relative to the historical financial performance of AHI; concerns regarding FPA's ability to manage its rapid growth, including recent material acquisitions; and the fact that under the Merger Agreement, if the FPA Value is equal to or greater than $25.38, the Conversion Number would be reduced, and if the FPA Value falls below $14.38, the Equivalent Value would be reduced. See "THE
MERGER -- Recommendations of the Boards of Directors and Reasons for the Merger -- AHI."

                                   THE MERGER

Effects of the Merger......  Pursuant to the Merger, Merger Sub would merge with and into AHI, AHI would continue as the surviving corporation (sometimes referred to as the "Surviving Corporation") and AHI would become a wholly-owned subsidiary of FPA. At the Effective Time (as defined below) each outstanding share of AHI Common Stock will be converted into a fraction (the "Conversion Number") of one share of FPA Common Stock. The Conversion Number will vary based on the average closing price of FPA Common Stock as reported on Nasdaq for the ten consecutive trading days ending two days prior to the special meeting of AHI's stockholders (the "FPA Value"). If the FPA Value is equal to or greater than $14.38 and less than $22.38, the Conversion Number will be adjusted such that the "value" to be received for each share of AHI Common Stock (the "Equivalent Value") will equal $8.75. Both the Equivalent Value and the Conversion Number may be adjusted if the FPA Value is equal to or greater than $22.38 or less than $14.38. If the FPA Value is equal to or greater than $22.38 and less than $25.38, the Conversion Number will be .391. If the FPA Value is equal to or greater than $25.38, the Conversion Number will be adjusted downward such that the Equivalent Value will equal $9.92. If the FPA Value is less than $14.38, the Conversion Number will be .609, provided that the Merger Agreement may be terminated by AHI if the FPA Value is less than $10.00. STOCKHOLDERS OF FPA AND AHI MAY OBTAIN THE CONVERSION NUMBER BEGINNING TWO DAYS PRIOR TO THE SPECIAL MEETINGS BY CALLING (800) 965-7026. See "THE MERGER -- Adjustments to Merger Consideration."

                             On February 7, 1997 the closing price of FPA Common Stock was $24.25. Assuming an FPA Value equal to such price, the Equivalent Value would be $9.48 and the Conversion Number would be .391. Based upon the 14,523,041 shares of AHI Common Stock outstanding as of such date, AHI's stockholders would be issued approximately 5,678,509 shares of FPA Common Stock, representing approximately 18.6% of the total issued and outstanding shares of FPA Common Stock after the Merger.

                             If the FPA Value is $10.00, the Equivalent Value would be $6.09, the Conversion Number would be .609 and the maximum number of shares will be issued to AHI stockholders. In such event, based upon the 14,523,041 shares of AHI Common Stock outstanding as of February 7, 1997, AHI's stockholders would be issued approximately 8,844,531 shares of FPA Common Stock, representing approximately 26.3% of the total issued and outstanding shares of FPA Common Stock after the Merger.

                             If the FPA Value is equal to or greater than $25.38, the Conversion Number will be adjusted downward such that the Equivalent Value will equal $9.92. There is no minimum Conversion Number if the FPA Value exceeds $25.38. If the FPA Value is $25.38, the Equivalent Value would be $9.92 and the Conversion Number would be .391. In such event, based upon the 14,523,041 shares of AHI Common Stock outstanding as of February 7, 1997, AHI's stockholders would be issued approximately 5,678,509 shares of FPA Common Stock, representing approximately 18.6% of the total issued and outstanding shares of FPA after the Merger.

                             Unless otherwise indicated, all information in this Proxy Statement/ Prospectus, assumes no exercise of options to purchase up to approximately 143,000 shares of FPA Common Stock which may be exercised immediately prior to the Effective Time. See "The Merger -- Adjustments to Merger Consideration" and "-- Interests of Certain Persons in the Merger; Possible Conflicts of Interest -- AHI."

                             See "Risk Factors -- Risks Relating to
                             FPA -- Dilution; Additional Capital Needs" and "-- Risks Relating to the Merger -- Conversion Number May Not Fully Reflect Changes in Stock Price."

                             The actual market price of the FPA Common Stock may vary, which will cause a change in the Conversion Number and the aggregate Merger Consideration, and possibly a change in the Equivalent Value. Additionally, the Equivalent Value may differ from the actual market price of AHI Common Stock. Each FPA stockholder and AHI stockholder is urged to obtain updated market information.

Recommendations of the
Boards of Directors........  The FPA Board and the AHI Board believe that the terms of the Merger are fair to and in the best interests of the respective holders of their common stock and have unanimously approved the Merger Agreement and the related transactions. The FPA Board unanimously recommends that FPA stockholders approve the Merger Agreement. The AHI Board unanimously recommends that AHI stockholders approve the Merger Agreement. See "THE
                             MERGER -- Recommendations of the Boards of
                             Directors and Reasons for the Merger."

Opinion of FPA's Financial
  Advisor..................  Needham & Company, Inc. ("Needham") has acted as financial advisor to FPA in connection with the Merger and has delivered its written opinion to the FPA Board dated November 8, 1996, to the effect that, as of such date and subject to the various considerations set forth therein, the consideration to be paid to the AHI stockholders in the Merger was fair to the stockholders of FPA, from a financial point of view. The full text of Needham's opinion, which sets forth the assumptions made, matters considered and limitations on and scope of the review undertaken, is attached as Appendix II to this Proxy Statement/Prospectus, and should be read carefully in its entirety. Needham's opinion is directed only to the fairness to the FPA stockholders, from a financial point of view, of the consideration to be paid to the AHI stockholders in the Merger, does not address any other aspect of the Merger and does not constitute a recommendation to any FPA stockholder as to how such stockholder should vote at the FPA Special Meeting. See "THE MERGER -- Opinion of FPA's Financial Advisor."

Opinion of AHI's Financial
  Advisor..................  Smith Barney Inc. ("Smith Barney") has acted as financial advisor to AHI in connection with the Merger and has delivered to the AHI Board a written opinion dated November 8, 1996 to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Conversion Number was fair, from a financial point of view, to the holders of AHI Common Stock. The full text of the written opinion of Smith Barney dated November 8, 1996, which sets forth the assumptions made, matters considered and limitations on and scope of the review undertaken, is attached as Appendix III to this Proxy Statement/Prospectus and should be read carefully in its entirety. Smith Barney's opinion is directed to the AHI Board and relates only to the fairness of the Conversion Number from a financial point of view, does not address any other aspect of the Merger or related transactions and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the AHI Special Meeting. See "THE
                             MERGER -- Opinion of AHI's Financial Advisor."

Effective Time of the
Merger.....................  The Merger will become effective at the time (the
                             "Effective Time") specified in the Certificate of Merger (the "Certificate of Merger") to be filed with the Secretary of State of Delaware. The filing will be made on or as soon as practicable after the closing date of the Merger. The closing of the Merger (the "Closing") will occur on the day of the approval of the Merger by the stockholders of FPA and AHI, or as otherwise agreed by the parties.

Conditions to the Merger...  The obligations of FPA and AHI to consummate the
                             Merger are subject to certain conditions including
                             (i) obtaining the approval of the stockholders of FPA and AHI, (ii) the effectiveness of the Registration Statement of which this Proxy Statement/Prospectus is a part, (iii) approval for quotation on Nasdaq, subject to official notice of issuance, of the FPA Common Stock to be issued in connection with the Merger, (iv) the expiration or termination of the relevant waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (v) no order being entered in any action or proceeding or other legal restraint or prohibition preventing the consummation of the Merger, (vi) the receipt by each party of various legal opinions, comfort letters and other certificates, consents, reports and approvals from the other parties to the Merger and from third parties, including assurances relating to the treatment of the Merger as a "pooling of interests" for financial and accounting purposes and the treatment of the Merger as a tax-free reorganization, and (vii) the accuracy in all material respects of the representations and warranties of each party and compliance with all covenants and conditions by each party. Additionally, the obligation of AHI to consummate the Merger is subject to the conditions that (i) FPA shall have entered into an agreement to provide registration rights to certain former AHI stockholders and (ii) the value of the FPA Common Stock during the relevant measurement period is not less than $10.00. Either FPA or AHI may extend the time for performance of any of the obligations of the other party or may waive compliance with those obligations. To the extent material provisions or conditions are waived, including, among others, the condition that the Merger be treated as a "pooling of interests" for accounting and financial reporting purposes and that the Merger qualify as a tax-free reorganization, FPA and AHI will amend this Proxy Statement/Prospectus and resolicit stockholder votes to the extent required by applicable law. In the event the FPA Value is less than $10.00, AHI's decision to complete the Merger will depend upon the AHI Board's reconsideration of the factors set forth under "-- REASONS FOR THE MERGER." See "THE MERGER -- Certain Regulatory Matters" and "THE MERGER AGREEMENT -- Conditions to the Merger."

Termination, Amendment and
  Waiver...................  The Merger Agreement may be terminated at any time prior to the Effective Time by mutual consent of FPA and AHI, or, generally, by either party if, among other things, (i) the Merger shall not have been completed by April 30, 1997, (ii) if either FPA or AHI does not obtain stockholder approval,
                             (iii) if any required governmental or regulatory approval is not obtained, (iv) if either party materially breaches any of its representations, warranties or covenants under the Merger Agreement or (v) if the Merger is prohibited by court order. In addition, AHI may terminate the Merger Agreement if the AHI Board determines in good faith that to do so is consistent with its fiduciary obligations. AHI's decision to terminate the Merger will depend upon the AHI Board's reconsideration of the factors set forth under "Reasons for the Merger." See "THE MERGER AGREEMENT -- Termination, Amendment and Waiver."

Rights of FPA Stockholders
and AHI Stockholders.......  Both FPA and AHI are Delaware corporations and the rights of their respective stockholders are governed by the Delaware General Corporation Law (the "Delaware Act") and their Certificates of Incorporation and Bylaws. If the Merger is consummated, AHI's stockholders will become stockholders of FPA, and their rights will be governed by the Certificate of Incorporation and Bylaws of FPA. There are certain material differences between stockholders' rights under AHI's Certificate of Incorporation and Bylaws and FPA's Certificate of Incorporation and Bylaws. The material differences include supermajority stockholder approval requirements contained in AHI's certificate of incorporation. See "COMPARISON OF RIGHTS OF HOLDERS OF FPA AND AHI COMMON STOCK."

Pending Litigation.........  On November 12, 1996, FPA, AHI and AHI's directors were named as defendants in a class action lawsuit filed in Delaware Chancery Court by a stockholder of AHI. The stockholder alleges that AHI's directors breached their fiduciary duties to AHI's public stockholders by entering into the Merger Agreement. The stockholder further alleges that FPA knowingly aided and abetted a breach of fiduciary duty by the individual defendants. The stockholder is seeking equitable relief including an injunction of the Merger. See "THE MERGER -- Pending Litigation." Additionally, AHI, certain of its officers and directors, and all of the underwriters of AHI's Common Stock in its initial public offering are defendants in a class action securities lawsuit. See "RISK FACTORS -- Risks Relating to AHI -- Legal Proceedings."

Dissenters' Rights.........  So long as the shares of FPA and AHI Common Stock remain quoted on Nasdaq on the date of the Special Meetings, holders of AHI Common Stock will not be entitled to appraisal or dissenters' rights in connection with the Merger. See "THE
                             MERGER -- Rights of Dissenting Stockholders."

Certain Regulatory
Matters....................  Consummation of the Merger is subject to certain regulatory approvals. FPA and AHI made their respective filings with the Federal Trade Commission ("FTC") and the Department of Justice ("DOJ") with respect to the Merger on December 4, 1996 and November 29, 1996, respectively. FPA and AHI have received written notification dated December 27, 1996, that early termination of the waiting period of their respective HSR filings has been granted. Notwithstanding the termination of the waiting period of the HSR filings, the FTC, DOJ or others could take action under the antitrust laws, including after the Effective Time, seeking the divestiture by FPA of all or any part of the assets of AHI acquired in the Merger. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful. Although no assurance can be given, FPA and AHI believe that the Merger can be effected in compliance with all federal and state regulations. See "THE MERGER -- Certain Regulatory Matters."

Material Federal Income Tax
  Consequences.............  Milbank, Tweed, Hadley & McCloy, counsel to AHI, has delivered an opinion to AHI to the effect that
                             (i) the Merger is intended to qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(B) and (a)(1)(A) and (a)(2)(E) of the
                             Internal Revenue Code of 1986 (the "Code"). As a result, (i) AHI, FPA and Merger Sub will recognize no gain or loss upon the receipt by FPA of all the shares of AHI Common Stock in the Merger in exchange for newly-issued shares of FPA Common Stock, (ii) FPA's basis in the shares of AHI Common Stock received in the Merger will be the same as the aggregate basis of the AHI Common Stock in the hands of the AHI stockholders immediately prior to the Merger, or instead, if FPA so elects, FPA's basis in the shares of AHI Common Stock will equal AHI's net basis in AHI's assets, (iii) FPA's holding period in the shares of AHI Common Stock received in the Merger will include the period during which the shares of AHI Common Stock were held by AHI stockholders, (iv) an AHI stockholder who converts shares of AHI Common Stock in the Merger solely for shares of FPA Common Stock will recognize no gain or loss, (v) an AHI stockholder will have the same basis in the shares of FPA Common Stock received in the Merger as the basis that stockholder had in the shares of AHI Common Stock converted therefor, reduced by the basis allocable to any fractional share interest in FPA Common Stock with respect to which cash is received, (vi) an AHI stockholder's holding period for the shares of FPA Common Stock received in the Merger includes that stockholder's holding period for the shares of AHI Common Stock converted therefor in the Merger, and (vii) an AHI stockholder will recognize capital gain or loss equal to the difference between the cash received and the basis of the share or shares of AHI Common Stock allocated to any FPA fractional share interest that, for tax purposes, will be treated as issued to the AHI stockholder in the Merger and then immediately redeemed from that AHI stockholder for cash by FPA. See "THE MERGER -- Material Federal Income Tax Consequences." EACH AHI STOCKHOLDER IS URGED TO CONSULT HIS OR HER PERSONAL TAX AND FINANCIAL ADVISORS CONCERNING THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER, AS WELL AS ANY APPLICABLE STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES, BASED UPON SUCH HOLDER'S PARTICULAR FACTS AND CIRCUMSTANCES.

Accounting Treatment.......  The Merger will be treated as a "pooling of interests" for accounting and financial reporting purposes. See "THE MERGER -- Accounting Treatment."

Interests of Certain
Persons in the Merger;
  Possible Conflicts of
  Interest.................  In considering the recommendation of the FPA Board with respect to the Merger, FPA stockholders should be aware that members of the FPA Board and FPA executive officers and their affiliates may be deemed to have beneficial ownership of approximately 16.1% of the outstanding FPA Common Stock. See "THE MERGER -- Interests of Certain Persons in the Merger."

                             In considering the recommendation of the AHI Board with respect to the Merger, AHI stockholders should be aware that members of the AHI Board have interests in the Merger, as described below. See "RISK FACTORS -- Interests of Certain Persons in the Merger; THE MERGER -- Interests of Certain Persons in the Merger." As of the record date, the directors and executive officers of AHI as a group may be deemed to beneficially own approximately 62.3% of the outstanding shares of AHI Common Stock. Certain directors and officers of AHI with the collective power to vote approximately 55.2% of the outstanding AHI Common Stock have entered into voting agreements and given their irrevocable proxies, providing that their shares shall be voted in favor of the Merger Agreement. See "THE MERGER AGREEMENT -- Certain Additional
                             Agreements -- Irrevocable Proxies." On February 7, 1997, the closing price of FPA Common Stock was $24.25. Assuming an FPA Value equal to such price, the Equivalent Value would be $9.48 and the Conversion Number would be .391. Based upon the 14,523,041 shares of AHI Common Stock outstanding as of such date, AHI Stockholders would be issued approximately 5,678,509 shares of FPA Common Stock in the Merger. If the Merger were consummated, the directors and executive officers of AHI would receive 62.3% of the shares of FPA Common Stock issued to AHI stockholders in the Merger. Although AHI believes the members of the AHI Board have acted in accordance with their fiduciary duties, the following initial terms may provide the appearance of a possible conflict of interest. See "RISK FACTORS -- Risks Relating to AHI -- Possible Conflicts of Interest."

                             Eight senior executives of AHI will be given severance consideration as of the closing of the Merger including (i) the waiver of any applicable non-compete provisions set forth in their employment agreements; (ii) the termination of each of their employment agreements and (iii) the receipt of a lump-sum payment pursuant to each of their employment agreements upon a change of control. See "THE MERGER -- Interests of Certain Persons in the Merger -- Severance Payments." Pursuant to such change in control arrangements, Leonardo Berezovsky, M.D., Saul Honigstein, H.R. Brereton Barlow, Luis Artime, Stuart Bruck, Steven Posar, M.D., Robert Brice and Gary Sherlock, each of whom is an executive officer and/or a director of AHI, will receive approximately $1,640,000, $503,000, $724,000, $256,000, $388,000, $529,000,
                             $495,000 and $495,000, respectively. In connection with the Merger, certain other officers and employees of AHI will receive severance payments not to exceed in the aggregate $750,000. See "THE MERGER AGREEMENT -- Certain Additional
                             Agreements -- Employee Benefit Plans." AHI shall provide for immediate vesting of, and cancellation at the Effective Time of, all outstanding options to the extent permitted under the terms of AHI's stock option agreements. See "THE MERGER -- Interests of Certain Persons in the Merger; Possible Conflicts of Interest."

                             AHI agreed to purchase prior to the Effective Time, and FPA and AHI agreed to maintain, until September 28, 1999, directors' and officers' liability insurance with respect to claims arising from facts or events that occurred on or prior to the Effective Time. FPA also agreed to indemnify all directors, officers, employees, and stockholders who are officers or directors of AHI against any liability or losses any of them may incur because of any claim brought against them prior to or within five years from the Effective Time as officers, directors, employees, agents or stockholders of AHI. See "THE MERGER
                             AGREEMENT -- Certain Additional
                             Agreements -- Directors' and Officers'
                             Indemnification and Insurance."

                             FPA has agreed to enter into a registration rights agreement with certain executive officers and directors of AHI providing for the registration of their shares of FPA Common Stock received in the Merger. See "THE MERGER AGREEMENT -- Certain Additional Agreements -- Registration Rights Agreement."

Risk Factors...............  Certain factors to be considered in connection with an investment in FPA Common Stock and approval of the Merger Agreement are set forth under "RISK FACTORS." Risks relating to FPA include no assurance of successful integration of acquisitions, expanded service offering; Foundation Transaction -- history of losses, impact on FPA's financial statements; growth strategy, difficulty in maintaining growth; risks related to intangible assets; difficulty in controlling health care costs, capitated nature of revenue; full risk capitation; fee-for-service contracts; dependence on government and other third party payors; reliance on certain payors; short-term nature and early terminability of payor contracts; dependence on primary care physicians and emergency medicine physicians; risks related to classification of physicians as independent contractors; state laws regarding prohibition of corporate practice of medicine; possible negative effects of prospective health care reform; possible negative effects of governmental regulations; antitrust regulation; competitive market forces; potential liabilities; fluctuations in quarterly results; possible volatility of stock price; dependence upon key personnel, employment contracts; risks of financial leverage; dilution, additional capital needs; shares eligible for future sale; and anti-takeover effect of certain charter provisions. Risks relating to AHI include risk of capitated fee revenue reductions and management of medical costs; ability to manage growth; fluctuations in quarterly operating results, recent operating losses; dependence on certain payors; legal proceedings; competition; governmental regulation; state laws regarding prohibition of corporate practice of medicine; health care reform; goodwill; potential exposure to professional liability, availability of insurance; termination of management agreements; dependence on independent contractors; control of health care costs; and Knox-Keene Act compliance. Risks relating to the Merger include the impact on FPA's financial statements; no assurance of successful integration of certain operations; conversion number may not fully reflect changes in stock prices; deterrent effect of termination and non-solicitation provisions; need for additional capital;

                             possible loss of business; interests of certain persons in the merger; and inability to consummate merger.

Surrender of
Certificates...............  Promptly after the Effective Date, FPA's exchange agent will mail a transmittal form and exchange instructions to each holder of record of AHI Common Stock. CERTIFICATES FOR SHARES OF AHI COMMON STOCK SHOULD NOT BE SURRENDERED UNTIL SUCH TRANSMITTAL FORM AND EXCHANGE INSTRUCTIONS ARE RECEIVED.

Resale Restrictions........  All shares of FPA Common Stock received by AHI stockholders will be freely tradeable, except that shares of FPA Common Stock received by persons who are deemed to be "affiliates" (as such term is defined in the Securities Act) of AHI or FPA at the time of the Special Meetings may be resold by them only in certain permitted circumstances under the Securities Act, other applicable securities laws and rules related to "pooling of interests" accounting treatment. See "THE MERGER -- Resale of FPA Common Stock by Affiliates."

                   AMENDMENT TO FPA MEDICAL MANAGEMENT, INC.
                           OMNIBUS STOCK OPTION PLAN

     At the FPA Special Meeting, stockholders of FPA will be asked to approve an amendment to the FPA Medical Management, Inc. Omnibus Stock Option Plan (the "FPA Plan") which would, upon becoming effective, increase the total number of shares of FPA Common Stock issuable upon exercise of options granted under such plan from 5,000,000 to 6,500,000. The FPA Plan was approved by the FPA stockholders in October 1994 and amendments to the FPA Plan were approved by the FPA stockholders in July 1995, June 1996 and October 1996.

     The proposal to approve the amendment to the FPA Plan will become effective if it receives the affirmative vote of the holders of a majority of the shares of FPA Common Stock present in person or by proxy at the FPA Special Meeting. In the event the amendment is not approved by FPA stockholders, the amendment will not become effective and the FPA Plan will remain in full force and effect in its current form.

     The FPA Plan currently provides for the issuance of up to 5,000,000 shares of FPA Common Stock. As of December 31, 1996, options to purchase 5,000,000 shares of FPA Common Stock have been granted under the FPA Plan and options to purchase an additional 718,895 shares of FPA Common Stock have been granted subject to stockholder approval of an amendment to increase the number of shares available for issuance under the FPA Plan. The Board of Directors of FPA believes that it is advisable and in the best interest of FPA to make additional shares available for the granting of options in the future to officers and other key employees of FPA because options provide a valuable incentive for such persons to remain with FPA and motivate them to exert their best efforts on behalf of FPA. Accordingly, FPA's Board of Directors recommends that the total number of shares issuable pursuant to the FPA Plan be increased by 1,500,000.

     FPA's Board of Directors recommends that you vote FOR the proposal to amend the FPA Plan.

          APPROVAL OF ADJOURNMENT OR POSTPONEMENT OF SPECIAL MEETINGS

     At the FPA Special Meeting, FPA stockholders will be asked to approve the adjournment or postponement of the FPA Special Meeting in the event that such adjournment or postponement is necessary in order to solicit additional votes for the adoption of the Merger Agreement or approval of the amendment to the FPA Plan.

     FPA's Board of Directors recommends that you vote FOR this proposal.

     At the AHI Special Meeting, AHI stockholders will be asked to approve the adjournment or postponement of the Special Meeting in the event that such adjournment or postponement is necessary in order to solicit additional votes for adoption of the Merger Agreement.

     AHI's Board of Directors recommends that you vote FOR this proposal.

                                  THE MEETINGS

Meetings of Stockholders...  The Special Meeting of stockholders of FPA (the
                             "FPA Special Meeting") will be held on Monday, March 17, 1997 at 10:00 a.m. local time at FPA's offices at 3636 Nobel Drive, Suite 200, San Diego, California 92122.

                             The Special Meeting of stockholders of AHI (the "AHI Special Meeting") will be held on Monday, March 17, 1997 at 10:00 a.m. local time at the Renaissance Long Beach Hotel, 111 East Ocean Boulevard, Long Beach, California.

Matters to be Considered at
the Special Meetings.......  At the FPA Special Meeting, stockholders will be asked to approve and adopt the Merger Agreement and amendment to the FPA Medical Management, Inc. Omnibus Stock Option Plan (the "FPA Plan") and to approve the possible adjournment or postponement of the FPA Special Meeting.

                             At the AHI Special Meeting, stockholders will be asked to approve and adopt the Merger Agreement and to approve the possible adjournment or postponement of the AHI Special Meeting.

                             Pursuant to the terms of the Merger Agreement, each share of AHI Common Stock will be converted into a fraction of one share of FPA Common Stock. See "THE MERGER -- Merger Consideration."

                             Adjournment or postponement of the FPA Special Meeting would allow FPA to solicit from its stockholders additional votes for adoption of the Merger Agreement or approval of the amendment to the FPA Plan.

                             Adjournment or postponement of the AHI Special Meeting would allow AHI to solicit from its stockholders additional votes for adoption of the Merger Agreement.

                             For additional information relating to the Special Meetings, see "THE MEETINGS."

Quorum; Vote Required......  The presence, in person or by proxy, of the holders of a majority of the outstanding shares of FPA Common Stock at the FPA Special Meeting is necessary to constitute a quorum at the meeting. Abstentions and broker non-votes are considered present for purposes of establishing a quorum. Adoption of the Merger Agreement, approval of the amendment to the FPA Plan and approval of the possible adjournment or postponement of the FPA Special Meeting require the affirmative vote of a majority of the shares of FPA Common Stock present either in person or by proxy at the FPA Special Meeting.

                             Because abstentions are treated as shares present and entitled to vote at the FPA Special Meeting, they will have the effect of a vote against adoption of the Merger Agreement, against approval of the amendment to the FPA Plan, and against approval of the possible adjournment or postponement of the FPA Special Meeting. Broker non-votes are not allowed to vote at the FPA Special Meeting and will have no effect on the outcome of the vote on such proposals.

                             The presence in person or by proxy, of the holders of a majority of the outstanding shares of AHI Common Stock at the AHI Special Meeting is necessary to constitute a quorum at the meeting. Abstentions and broker non-votes are considered present for purposes of establishing a quorum. Approval of the Merger Agreement requires the affirmative vote of a majority of the issued and outstanding shares of AHI Common Stock. Approval of the possible adjournment or postponement of the AHI Special Meeting requires the affirmative vote of a majority of the shares present either in person or by proxy at the AHI Special Meeting.

                             At the AHI Special Meeting, abstentions and broker non-votes will have the effect of a vote against adoption of the Merger Agreement. Because abstentions are treated as shares present and entitled to vote at the AHI Special Meeting, they will have the effect of a vote against approval of the possible adjournment or postponement of the AHI Special Meeting. Broker non-votes are not allowed to vote at the AHI Special Meeting and will have no effect on the outcome of a proposal to approve the possible adjournment or postponement of the AHI Special Meeting.

                             See "THE MEETINGS -- Vote Required" and "THE MERGER AGREEMENT -- Conditions to the Merger."

Voting by Facsimile........  To facilitate the voting process for the Special
                             Meetings, stockholders of FPA and AHI will be able to vote their shares and revoke their votes by facsimile. See "THE MERGER -- Voting of Proxies" and "-- Revocation of Proxies."

Record Date................  Only stockholders of record of FPA Common Stock at the close of business on February 13, 1997 are entitled to notice of and to vote at the FPA Special Meeting. On that date, there were approximately 24,824,224 shares of FPA Common Stock outstanding, with each share of FPA Common Stock entitled to cast one vote with respect to the Merger Agreement at the FPA Special Meeting.

                             Only stockholders of record of AHI Common Stock at the close of business on February 7, 1997 are entitled to notice of and to vote at the AHI Special Meeting. On that date, there were 14,523,041 shares of AHI Common Stock outstanding, with each share of AHI Common Stock entitled to cast one vote with respect to the Merger Agreement at the AHI Special Meeting.

Security Ownership of
  Management...............  As of the record date, the directors and executive officers of FPA as a group had the power to vote approximately 16.1% of the outstanding shares of FPA Common Stock. Directors of FPA and certain stockholders with the collective power to vote approximately 13.8% of the outstanding FPA Common Stock have entered into voting agreements and given their irrevocable proxies, providing that their shares shall be voted in favor of the Merger Agreement.

                             As of the record date, the directors and executive officers of AHI as a group had been deemed to own approximately 62.3% of the outstanding shares of AHI Common Stock. Directors of AHI and certain stockholders with the collective power to vote approximately 55.2% of the outstanding AHI Common Stock have entered into voting agreements and given their irrevocable proxies, providing that their shares shall be voted in favor of the Merger Agreement. Accordingly, approval of the AHI stockholders is assured.

              COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

     The following summary presents selected comparative per share information
(i) for FPA on a historical basis, giving effect to the Sterling Merger, in comparison with pro forma information giving effect to the Merger, and (ii) AHI on a historical basis in comparison with its pro forma equivalent information after giving effect to the Merger, including the receipt of the FPA Common Stock in exchange for the AHI Common Stock in accordance with the Merger. The pro forma financial information should be read in conjunction with the historical financial statements of FPA and AHI and the related notes thereto incorporated herein by reference or contained elsewhere herein and the Supplemental Consolidated Financial Statements of FPA contained elsewhere herein and in conjunction with the unaudited pro forma condensed consolidated financial statements appearing elsewhere in this Proxy Statement/Prospectus.

     Neither FPA nor AHI have declared cash dividends since inception. It is anticipated that FPA will not declare cash dividends in the foreseeable future.

     The following information is not necessarily indicative of the combined results of operations or combined financial position that would have resulted had the Merger been consummated at the beginning of the periods indicated, nor is it necessarily indicative of the combined results of operations in future periods or future combined financial position.

                                                     YEAR ENDED DECEMBER 31,      NINE MONTHS ENDED
                                                     ------------------------       SEPTEMBER 30,
                                                     1993     1994      1995            1996
                                                     ----     ----     ------     -----------------
Net income (loss) per common and common equivalent
  share:
  FPA (giving effect to the Sterling Merger):
     Historical(1).................................  $.27     $.19     $  .24          $   .38
     Pro forma(2)..................................                     (2.22)           (1.39)
     Pro forma historical combined minimum(3)(4)...   .23      .21      (1.86)           (1.64)
     Pro forma historical combined maximum(3)(4)...   .17      .17      (1.66)           (1.49)
  AHI:
     Historical(5).................................   .14      .13       (.29)           (1.07)
     Pro forma minimum equivalent(3)(4)............   .09      .08       (.73)            (.64)
     Pro forma maximum equivalent(3)(4)............   .10      .10      (1.01)            (.91)

                                                                     DECEMBER 31,     SEPTEMBER 30,
                                                                         1995             1996
                                                                     ------------     -------------
Stockholders' equity per common and common equivalent share:
  FPA historical (giving effect to the Sterling Merger)............     $ 4.86            $5.97
  FPA pro forma historical combined minimum(3)(4)..................                        7.75
  FPA pro forma historical combined maximum(3)(4)..................                        6.90
  AHI historical...................................................       3.06             1.99
  AHI pro forma minimum equivalent(4)..............................                        3.03
  AHI pro forma maximum equivalent(4)..............................                        4.20

---------------
(1) Reflects the effects on the historical net income per share for 1993 as if FPA (i) had paid to the executive officers annual compensation consistent with the employment agreements entered into as of January 1, 1994 and (ii) had been treated as a C corporation rather than a S corporation for income tax purposes, with an assumed assessed annual effective income tax rate of 40%. Pro forma net income per share for 1994 assumes no tax benefit from termination of FPA of its S corporation election and an assumed effective annual income tax rate of 40%.

(2) Reflects the effects of the FPA acquisitions as reflected in the Pro Forma Condensed Consolidated Financial Statements (unaudited) of FPA Medical Management, Inc., and Subsidiaries appearing elsewhere in this Proxy Statement/Prospectus. The FPA acquisitions include the acquisitions of Gonzaba Management Organization, Arizona Managed Care Services and affiliates, Grossmont Medical Clinic,

Foundation Health IPA, Physicians First, Inc., and Foundation Health Medical Services and affiliates for the year ended December 31, 1995. The FPA acquisitions for the nine months ended September 30, 1996 include the acquisitions of Physicians First, Inc. and Foundation Health Medical Services and affiliates.

(3) Reflects the effects of the Merger between FPA (giving effect to the Sterling Merger) and AHI and the effects of the FPA acquisitions reflected in the Pro Forma Condensed Consolidated Financial Statements (unaudited) of FPA, Medical Management, Inc. and Subsidiaries appearing elsewhere in this Proxy Statement/Prospectus. The FPA acquisitions include the acquisitions of Gonzaba Management Organization, Arizona Managed Care Services and affiliates, Grossmont Medical Clinic, Foundation Health IPA, Physicians First, Inc., and Foundation Health Medical Services and affiliates for the year ended December 31, 1995. The FPA acquisitions for the nine months ended September 30, 1996 include the acquisitions of Physicians First, Inc., and Foundation Health Medical Services and affiliates.

(4) The minimum per share data assumes an exchange ratio of .391 FPA common shares for each AHI common share. The maximum per share data assumes an exchange ratio of .609 FPA common shares for each AHI common share. Such exchange ratios are defined in the Merger Agreement.

(5) Reflects the pro forma income tax effect on historical net income (loss) per share for fiscal years 1993 through 1995 as if all the AHI consolidated entities had been treated as C Corporations rather than S Corporations for income tax purposes.

                            COMPARATIVE MARKET DATA

     FPA Common Stock is listed on Nasdaq under the symbol "FPAM." The range of high and low bid prices, as reported on Nasdaq, for FPA Common Stock for the periods indicated, is as follows:

                                                                           HIGH      LOW
                                                                           -----    -----
    1994
      October 20, 1994 through December 31, 1994(1)......................  6 3/4    5 1/8
    1995
      First Quarter(1)...................................................  11 1/4       6
      Second Quarter.....................................................  12 1/2   7 7/8
      Third Quarter......................................................  12 1/8   8 7/8
      Fourth Quarter.....................................................  9 3/4    5 7/8
    1996
      First Quarter......................................................  13 1/4   8 5/8
      Second Quarter.....................................................  20 1/8   12 1/8
      Third Quarter......................................................  27 1/8   12 1/2
      Fourth Quarter.....................................................  29 1/2   16 3/8
    1997
      First Quarter (through February 7, 1997)...........................  25 5/8   19 1/4

---------------
(1) Prices have been adjusted to reflect a 100% stock dividend of FPA Common Stock effected April 1995.

     As of the record date, FPA Common Stock was held by approximately 250 holders of record.

     AHI Common Stock is listed on Nasdaq under the symbol "AHIS." The range of high and low bid prices, as reported on Nasdaq, for AHI Common Stock for the periods indicated, is as follows:

                                                                           HIGH      LOW
                                                                           -----    -----
    1995
      From September 29 through September 30.............................  15 1/2      15
      Fourth Quarter.....................................................  15 1/2   5 1/2
    1996
      First Quarter......................................................      8    5 3/4
      Second Quarter.....................................................  6 3/4    5 3/4
      Third Quarter......................................................  6 3/4    4 1/4
      Fourth Quarter.....................................................  8 5/8    5 3/4
    1997
      First Quarter (through February 7, 1997)...........................      9    8 5/8

     As of the record date, AHI Common Stock was held by approximately 35 holders of record.

     The following table sets forth the closing price per share of FPA Common Stock and AHI Common Stock on Nasdaq, and the equivalent per share price (as explained below) of AHI Common Stock on (i) November 8, 1996, the business day preceding public announcement of the Merger and (ii) February 7, 1997:

             MARKET PRICE                    FPA                AHI                EQUIVALENT
             PER SHARE AT:               COMMON STOCK       COMMON STOCK       PER SHARE PRICE(1)
    -------------------------------      ------------       ------------       ------------------
    November 8, 1996                        $21.25             $ 7.25                $ 8.75
    February 7, 1997                        $24.25             $9.125                $ 9.48

---------------
(1) The equivalent per share price of a share of AHI Common Stock as of November 8, 1996 represents the amount fixed pursuant to the Merger Agreement based on an assumed FPA Value equal to the market price per share of FPA Common Stock on the date shown. The equivalent per share price of AHI

    Common Stock as of February 7, 1997 represents the closing price of FPA Common Stock on such date multiplied by an assumed Conversion Number of .391 shares of FPA Common Stock for each share of AHI Common Stock. See "THE MERGER - Adjustments to Merger Consideration."

     Stockholders are advised to obtain current market quotations for FPA Common Stock and AHI Common Stock. No assurance can be given as to the market price of FPA Common Stock or AHI Common Stock at, or in the case of FPA Common Stock, after the Effective Time.

                                  RISK FACTORS

     In addition to other information in this Proxy Statement/Prospectus, the following factors should be considered carefully in evaluating the proposals to be voted on at the Special Meetings.

RISKS RELATING TO FPA

     No Assurance of Successful Integration of Acquisitions; Expanded Service Offering. Over the last two years, FPA has pursued an aggressive growth strategy. FPA's growth has been achieved primarily through acquisitions, several of which have been completed or become subject to a binding agreement during the last six months. The recent acquisitions of Sterling, PFI and the Combined Foundation Companies are large transactions which involve significant risks and uncertainties for FPA. FPA intends to continue to pursue growth through acquisitions. The success of past and future acquisitions is largely dependent on the ability of FPA to integrate the operations of the acquired companies into FPA's operations in an efficient and effective manner. The process of integrating management services, which includes management information systems, claims administration and billing services, utilization management of medical services, care coordination and case management, quality and cost monitoring and physician recruitment, as well as administrative functions, facilities and other aspects of operations, while managing a larger and geographically expanded entity, presents a significant challenge to FPA's management. In addition, integration must be carried out so that FPA is able to control medical and administrative costs. The ability to control such costs is key to the successful future operations of FPA. There can be no assurance that FPA's acquisitions will be successfully integrated on a timely basis or that the anticipated benefits of these acquisitions will be realized. Failure to effectively accomplish the integration of acquired companies could have a material adverse effect on FPA's results of operations and financial condition.

     FPA is regularly in discussions with additional acquisition candidates and may from time to time enter into letters of intent or definitive agreements with respect to the acquisition of such businesses. There can be no assurance that FPA will acquire any additional businesses.

     The integration of acquired entities also requires the dedication of management resources, which may distract the attention of management from the day-to-day business of the combined companies. Furthermore, new acquisitions may expose the FPA Network to new Payors and providers with which it has had no previous business experience. FPA cannot predict whether it will be able to enroll into the FPA Network all members currently served by physicians affiliated with newly acquired entities. Also, there can be no assurance that there will not be substantial unanticipated costs or other material adverse effects associated with acquisition and integration activities, any of which could result in significant one-time charges to earnings or otherwise adversely affect FPA's operating results.

     In addition, as a result of the acquisition of Sterling, FPA offers new services, specifically the management and support of hospital-based emergency departments. The addition of these new services presents certain risks and uncertainties due to FPA's relative unfamiliarity with these types of services and the market for such services. There can be no assurance that FPA will be successful in developing and integrating Sterling's operations and services.

     Risks of Financial Leverage. FPA's indebtedness is significant in relation to its stockholders' equity. On a pro forma basis giving effect to the Foundation Transaction and FPA's December 1996 issuance of the Debentures, such debt accounts for approximately 50% of FPA's total capitalization as of September 30, 1996. From its inception until the completion of the Foundation Transaction and the issuance of the Debentures, FPA had not incurred significant indebtedness as a percentage of FPA's total capitalization. While FPA believes it will be able to service its debt, there can be no assurance to that effect. The degree to which FPA is leveraged could affect its ability to service its indebtedness, make capital expenditures, respond to market conditions and extraordinary capital needs, take advantage of certain business opportunities or obtain additional financing. Unexpected declines in FPA's future business, or the inability to obtain additional financing on terms acceptable to FPA, if required, could impair FPA's ability to meet its debt service obligations or fund acquisitions and, therefore, could materially adversely affect FPA's business and future prospects.

     Foundation Transaction -- History of Losses; Impact on FPA's Financial Statements. The Combined Foundation Companies have experienced net losses of $11,195,000, $45,341,000, and $32,256,000 for the years ended June 30, 1994,
1995 and 1996, respectively. The losses of the Combined Foundation Companies are primarily attributable to the addition of salaried providers within their respective networks and less than anticipated patient volume. FPA believes that such insufficient patient volume is due in part to the Combined Foundation Companies' inability to receive significant contracts from multiple payors, including competitors of Foundation and their subsidiaries, because of their relationship with Foundation. While FPA intends to institute certain measures to reduce these losses and operate the Combined Foundation Companies profitably, there can be no assurance that such operations will be profitable in the future.

     Growth Strategy; Difficulty in Maintaining Growth. The future growth of FPA is largely dependent on a continued increase in the number of new enrollees in the FPA Network. This growth may come from (i) affiliations with, or acquisitions of, individual or group physician practices serving enrollees of Payors in the FPA Network or of new Payors, (ii) increased membership in plans of Payors with which the Professional Corporations have contracts and whose members are patients of physicians in the FPA Network or (iii) agreements with Payors, physicians and hospitals in other geographic markets. The process of identifying and consummating suitable acquisitions of, or affiliations with, physician groups can be lengthy and complex. The marketplace for such acquisitions and affiliations is subject to increasing competitive pressures. There can be no assurance that FPA will be successful in identifying, acquiring or affiliating with additional physician groups or hospitals or that the Professional Corporations will be able to contract with new Payors. FPA's ability to expand is also dependent upon its ability to comply with legal and regulatory requirements in the jurisdictions in which it operates or will operate and to obtain necessary regulatory approvals, certificates and licenses.

     Risks Related to Intangible Assets. As a result of FPA's various acquisition transactions, intangible assets of approximately $377 million have been recorded as of September 30, 1996 (on a pro forma basis, giving effect to probable or completed acquisitions since such date) on FPA's balance sheet. Such intangible assets totaled approximately 189% of FPA's stockholders' equity as of September 30, 1996 (on a pro forma basis, giving effect to probable or completed acquisitions since such date). Using amortization periods ranging from four to 30 years (with an average amortization period of approximately 29 years), amortization expense relating to such intangible assets will be approximately $13 million per year. Further acquisitions that result in the recognition of additional intangible assets would cause amortization expense to further increase. A portion of the amortization generated by these intangible assets is not deductible for tax purposes.

     At the time of, or following each acquisition, FPA evaluates each acquisition and establishes an appropriate amortization period based on the underlying facts and circumstances. Subsequent to such initial evaluation, FPA periodically reevaluates such facts and circumstances to determine if the related intangible asset continues to be realizable and if the amortization period continues to be appropriate. As the underlying facts and circumstances subsequent to the date of acquisition can change, there can be no assurance that the value of such intangible assets will be realized by FPA. Although at September 30, 1996, the net unamortized balance of intangible assets acquired was not considered to be impaired, any future determination that a significant impairment has occurred would require the write-off of the impaired portion of unamortized intangible assets, which could have a material adverse effect on FPA's results of operations. See Note 1 of Notes to FPA's Supplemental Consolidated Financial Statements.

     Difficulty in Controlling Health Care Costs; Capitated Nature of
Revenue. Agreements with Payors typically provide for the Professional Corporations to receive prepaid monthly fees per enrollee known as "capitation" payments. FPA's profitability primarily depends upon its ability to control costs and the ability of the Professional Corporations to incur less in medical, hospital and administrative costs than the capitation revenue received from Payors. Such profitability is achieved through effective management of the provision of medical services by physicians in the FPA Network including controlling utilization of specialty care physicians and other ancillary providers, purchasing services from physicians outside the FPA Network at competitive prices and negotiating favorable rates with hospitals. Agreements with Payors may also contain shared risk arrangements under which additional compensation can be earned based on the provision of high-quality, cost-effective health care to enrollees but which may require that a portion of any loss in connection with such shared risk arrangements be assumed by FPA, which would reduce FPA's net income. The amount of non-capitated medical and hospital costs in any period could be affected by factors beyond the control of the FPA Network, such as changes in treatment protocols, epidemics, disasters, new technologies and inflation. To the extent that specialty care physicians' fees or hospital costs have not been capitated and enrollees (i) require more specialty care than anticipated or (ii) have higher than anticipated hospital utilization rates, revenue paid to the FPA Network by Payors may not be sufficient to cover the costs the FPA Network is obligated to pay. FPA purchases stoploss insurance protection which provides thresholds or "attachment points," generally $100,000 for inpatient services and $25,000 for outpatient services per year, at which substantially all financial exposure for an enrollee beyond such thresholds is contractually shifted to the insurer up to a specified level (generally $5 million for outpatient and $1 million for inpatient), at which the risk of loss returns to FPA. The failure of FPA to negotiate favorable attachment points in the future could have a material adverse effect on FPA's financial condition, results of operations and/or liquidity. There can be no assurance that FPA will be able to negotiate favorable attachment points in the future.

     On December 5, 1996, the TDMC physicians located in Tucson, Arizona voted to be represented by the Federation of Physicians and Dentists. On February 13, 1997 the TDMC employees located in Tucson are scheduled to vote on whether to be represented by the Union of Health and Hospital Care Employees. Although FPA does not expect union affiliations of its Arizona employees to have a material adverse effect on its results of operations or financial condition, there can be no assurance that future affiliations and/or collective bargaining arrangements will not have a material adverse effect on FPA's results of operations and financial condition.

     Full Risk Capitation. Under capitation contracts generally, Professional Corporations accept capitation payments and, as a result, accept the financial risk for the provision of health care services, including those not normally performed and provided by professional corporations comprised of primary care physicians under payor contracts (e.g., specialty care physician services). Under substantially all Payor contracts, the Professional Corporations accept the financial risk for the provision of outpatient medical services ("fully delegated" contracts). Under certain Payor contracts, a Professional Corporation also accepts the financial risk for hospital services. Approximately 19% of FPA's total operating revenue for the nine months ended September 30, 1996 was generated from contracts in which the Professional Corporation accepted the financial risk for outpatient medical and hospital services. In the event that
(i) FPA is unable to negotiate favorable prices or rates in contracts with providers of these services on behalf of the Professional Corporations, (ii) a significant number of enrollees require services up to the stoploss insurance "attachment points" or (iii) the Professional Corporations are unable to control effectively the utilization of these services, FPA could experience material adverse effects on its results of operations.

     Fee-for-Service Contracts. FPA's subsidiary, Sterling, provides physician practice management services to hospitals under two types of contractual arrangements: fee-for-service contracts and flat-rate contracts. In general, under fee-for-service contracts, Sterling's revenue is derived from amounts billed to patients and collected for the account of Sterling. In contrast, under flat-rate contracts Sterling's revenue is derived from payments of negotiated amounts paid by the hospital. Under fee-for-service contracts, Sterling accepts responsibility for billing and collection, and consequently assumes the financial risks related to changes in patient volume, payor mix and third party reimbursement rates. Any change in reimbursement policies and practices, payor mix, patient volume or covered services could materially adversely affect the operations of FPA, particularly under fee-for-service contracts. Sterling's fee-for-service contractual arrangements also involve a credit risk related to uncollectibility of accounts. In addition, fee-for-service contracts have less favorable cash flow characteristics than flat-rate contracts due to longer collection periods. Failure to manage adequately the collection risks and working capital demands associated with fee-for-service contracts could have a material adverse effect on FPA.

     Dependence on Government and Other Third Party Payors. With the acquisition of Sterling, a significant portion of FPA's operating revenue will be derived from payments made by government-sponsored health care programs as well as from other third party payors. For the nine months ended September 30, 1996, approximately 35% of the combined FPA/Sterling/AHI entity would have been derived from government Payors. Approximately 30% of Sterling's 1995 hospital-based operating revenue was derived from payments made by government health care programs, primarily the Medicare and Medicaid programs. The Medicare and Medicaid programs are subject to substantial regulation by the federal and state governments, which are continually revising and reviewing the programs and their regulations. In addition, funds received under these programs are subject to audit with respect to the proper billing for physician services and, accordingly, retroactive adjustments of revenue from these programs may occur. While FPA seeks to comply with applicable Medicare and Medicaid reimbursement regulations, there can be no assurance that FPA would be found to be in compliance with such regulations should it be subject to audit. Continuing budgetary constraints at both the federal and state level and the rapidly escalating costs of health care and reimbursement programs have led, and may continue to lead, to significant reductions in government and other third party reimbursements for certain medical charges and to the negotiation of reduced contract rates or capitated or other financial risk-shifting payment systems by third party payors with service providers. Both the federal government and various states are considering imposing limitations on the amount of funding available for various health care services. In recent years, the U.S. Congress has considered various budget proposals intended to reduce the rate of increase in Medicare and Medicaid expenditures through cost savings and other measures. Congress passed a fiscal year 1996 budget reconciliation bill, which, although ultimately vetoed by the President, called for reductions in the rate of spending increases in the Medicare and Medicaid programs over the next seven years. FPA cannot predict the effect current and future proposals regarding government funded programs would have on its operations. Additionally, Resource Based Relative Value Scale ("RBRVS"), a system of reimbursement intended to reallocate medical reimbursement among medical specialties, took effect on January 1, 1992 and was phased in over a four year period. Under the regulations relating to the RBRVS fee structure, the aggregate fee payments from Medicare for certain emergency department procedures may be reduced in some circumstances. There can be no assurance that the payments under governmental and private third party payor programs will remain at levels comparable to present levels or will be sufficient to cover the costs allocable to patients eligible for reimbursement pursuant to such programs. Furthermore, changes in reimbursement regulations, policies, practices, interpretations or statutes that place material limitations on reimbursement amounts or practices could adversely affect the operations of FPA.

     Reliance on Certain Payors. In 1993, contracts with four Payors accounted for approximately 71% of FPA's operating revenue. In 1994, three Payors accounted for approximately 57% of FPA's operating revenue. In 1994, PacifiCare Health Systems, Inc. and Prudential Healthcare Plan of California, Inc. represented 33% and 10%, respectively, of FPA's operating revenue. In 1995, PacifiCare of California, Inc. (including the senior programs) and Medigroup, Inc. each represented in excess of 10% of FPA's operating revenue and collectively accounted for approximately 41% of FPA's operating revenue. On a pro forma basis for fiscal 1995, giving effect to the Foundation Transaction, approximately 39% of FPA's operating revenue would have been attributable to Payor agreements with Foundation. The foregoing percentages exclude the effects of the Sterling Merger. The loss of any of the foregoing significant Payors could have a material adverse effect on FPA's results of operations.

     Short-term Nature and Early Terminability of Payor Contracts. Contracts with Payors generally provide for terms of one to three years, may be terminated earlier without cause upon notice and upon renewal and are subject to negotiation of capitation rates, covered benefits and other terms and conditions. At times, Payor contracts may be continued on a month-to-month basis while the parties renegotiate the terms of the contracts. Agreements with hospitals to provide contract management services generally have terms of one or two years and are renewable automatically unless either party gives written notice of its intent not to renew at least 90 days prior to the end of the term. Many of these agreements provide for termination by the hospital without cause on relatively short notice. There can be no assurance that any of such contracts will not be terminated early, will be renewed or that they will contain favorable terms. Since January 1994, 28 of Sterling's hospital services agreements have been terminated as a result of non-renewal, termination by the hospital, termination by Sterling or hospital closure. Future consolidation in the health care industry may result in future hospital services agreements being terminated. The loss of any Payor or hospital contract and the failure to regain or retain such Payor's members or the related revenues without entering into new Payor relationships or hospital contracts could have a material adverse effect on FPA.

     After giving effect to the acquisition of the Combined Foundation Companies, which was effective November 29, 1996, approximately 41% of FPA's membership is pursuant to Payor agreements with Foundation. The term of the professional group provider agreements with Foundation is thirty years with automatic five-year renewal periods. These agreements commit the Medical Groups, among other things, to contract with Foundation for all benefit programs and to maintain sufficient medical personnel to provide reasonable and adequate access to professional services for all benefit programs offered by Foundation, to keep care centers open given specified levels of patients and to agree to certain pricing and contracting parameters with Foundation. In consideration of such services, Foundation has agreed to pay in the aggregate $55.0 million to the Medical Groups. The agreements may be terminated in a number of circumstances, including the event of a material breach or a violation of applicable laws, rules or regulations. The termination of such agreements would have a material adverse effect on FPA's results of operations. See "THE FOUNDATION
TRANSACTION -- Holding Company Acquisition."

     Dependence on Primary Care Physicians and Emergency Medicine
Physicians. Primary care physicians are an integral part of the FPA Network, as they provide and manage medical services offered to enrollees. FPA's growth depends, in part, on its ability to retain existing and attract additional primary care physicians to the FPA Network. There can be no assurance that physicians presently in the FPA Network will not leave the FPA Network, that FPA will be able to attract additional primary care physicians into the FPA Network or that the amount of capitation or fee-for-service payments to physicians will not have to be increased. To the extent that primary care physicians leave the FPA Network or capitation or fee-for-service payments to physicians are increased, FPA's results of operations may be materially adversely affected. In order to provide management services to hospital emergency departments, FPA must recruit and retain sufficient numbers of qualified physicians. There is a substantial shortage of board certified emergency medicine physicians, and FPA competes with many types of health care providers, as well as teaching, research and governmental institutions, for the services of such physicians. An inability to recruit and retain emergency medicine physicians could adversely affect FPA's adding new and retaining existing hospital clients.

     Risks Related to Classification of Physicians as Independent
Contractors. FPA's subsidiary, Sterling, generally contracts with emergency room physicians as independent contractors to provide services to its hospital clients. These independent contractor physicians are paid on an hourly basis. Pursuant to such compensation arrangements, independent contractor physicians do not share in the profit derived by FPA from FPA's operations. Because FPA regards its contracted physicians as independent contractors and not as employees, FPA does not withhold federal or state income taxes, make federal or state unemployment tax payments or provide workers' compensation insurance for such physicians. There can be no assurance that federal or state taxing authorities or other parties will not challenge the classification of such independent contractor physicians and determine that such physicians should be classified as employees. In the event that the physicians under contract with FPA are determined to be employees, FPA will be materially and adversely affected and may be subject to retroactive taxes and penalties.

     State Laws Regarding Prohibition of Corporate Practice of Medicine. In certain states in which FPA conducts or may conduct business, general business corporations are not permitted to practice medicine, exercise control over physicians who practice medicine or engage in certain practices such as fee-splitting with physicians. The corporate practice of medicine refers to the rendering directly, or through employment, of medical services by a general business corporation. As stated in the Notes to its Consolidated Financial Statements incorporated herein by reference, FPA believes that it has perpetual and unilateral control over the assets and operations of the various affiliated Professional Corporations. There can be no assurance that regulatory authorities will not take the position that such control conflicts with state laws regarding the corporate practice of medicine or other federal or state restrictions. Although FPA believes its operations as currently conducted are in material compliance with existing applicable laws, there can be no assurance that the existing organization of FPA and its contractual arrangements with affiliated physicians will not be successfully challenged in such states as constituting the unlicensed practice of medicine or that the enforceability of the provisions of such arrangements, including non-competition agreements, will not be limited. In the event of action by any regulatory authority limiting or prohibiting FPA from carrying on its business or from expanding the operations of FPA to certain jurisdictions, structural and organization modifications of such organization or arrangements may be required, which could have an adverse effect on FPA.

     Because certain state laws prohibit general business corporations from controlling professional corporations contractually or otherwise, FPA has structured its contracts with the Professional Corporations so that such corporations retain the right to enter into contracts for the provision of medical services or make other financial commitments. Such contracts allow the Professional Corporations to make commitments which could be on terms which may not be advantageous to FPA. For example, a Professional Corporation could decline to enter into Payor contracts which are negotiated for it by FPA or, alternatively, could decide to enter into Payor contracts which FPA does not believe are financially advantageous. Physicians who contract with these corporations may also have the legal right to decline to use other physicians in the FPA Network or specialists having a pre-existing, subcapitated or fixed fee relationship with the FPA Network. These decisions, if made by a Professional Corporation or a physician, could have a material adverse effect on FPA's business and financial condition.

     Possible Negative Effects of Prospective Health Care Reform. Various plans have been proposed and are being considered on federal, state and local levels to reduce costs in health care spending. Although FPA believes its management model responds to the concerns addressed by such plans, it is not possible to assess the likelihood any of these proposals will be enacted or to assess the impact any of these proposals may have on reimbursement to health care providers. Any plan to control health care costs, however, could result in lower rates of reimbursement. Lower rates of reimbursement may reduce the amount ultimately received by FPA and, accordingly, may have a material adverse effect on FPA's business and results of operations.

     In recent years, legislation has been proposed in Congress to implement an "any willing provider" law on a national level. These laws, which are in effect in some states, require managed care organizations, such as HMOs, to contract with any physician who is appropriately licensed and who meets any applicable membership criteria. Such laws could limit the flexibility of managed care organizations to achieve efficiency by controlling the size of their primary care provider networks and the number of specialty care providers to whom enrollees are referred. At present, no state in which FPA Network physicians practice has such a law although "any willing provider" laws have been proposed in states in which FPA operates. FPA cannot predict what effect such laws would have on its operations.

     Possible Negative Effects of Governmental Regulations. The health care industry is subject to extensive federal and state regulation. Changes in the regulations or reinterpretations of existing regulations may significantly affect the FPA Network. FPA and the Professional Corporations are subject to federal legislation that prohibits activities and arrangements that provide kickbacks or other economic inducements for the referral of business under the Medicare and Medicaid programs. Noncompliance with the federal anti-kickback legislation can result in exclusion from the Medicare and Medicaid programs and civil and criminal penalties. The federal government has promulgated "safe harbor" regulations that identify certain business and payment practices which are deemed not to violate the federal anti-kickback statute. In addition, federal legislation currently restricts the ability of physicians to refer Medicare or Medicaid patients to certain entities in which they have an ownership interest or compensation arrangement for health care services, including clinical laboratory services. With respect to the self-referral prohibitions, the entity and the referring physician are prohibited from receiving Medicare or Medicaid reimbursement for services rendered and civil penalties may be assessed. Many states, including states in which FPA does business, have similar anti-kickback and anti-referral laws. Penalties similar to those imposed by federal law are provided for violation of state anti-kickback and anti-referral laws. FPA believes that its operations comply with all applicable anti-kickback and anti-referral laws. In addition, health care reforms may expand existing anti-kickback and anti-referral laws to apply to all health care payors, not just Medicare and Medicaid. It is unclear how any reform legislation would affect health care provider networks or other types of managed care arrangements. There can be no assurance that FPA will be able to comply with any new laws.

     Further, a number of states prohibit sharing professional fees (or fee splitting) with anyone other than a member of the same profession. There can be no assurance that such laws will ultimately be interpreted in a manner consistent with the practices of FPA.

     Federal and state laws regulate insurance companies, HMOs and other managed care organizations. Many states also regulate the establishment and operation of networks of health care providers. Generally, these laws do not apply to the hiring and contracting of physicians by other health care providers. There can be no assurance that regulators of the states in which FPA operates would not apply these laws to require licensure of FPA's operations as an HMO, an insurer or a provider network. FPA believes that it is in compliance with these laws in the states in which it does business, but there can be no assurance that interpretations of these laws by the regulatory authorities in these states or in the states in which FPA may expand will not require licensure or a restructuring of some or all of FPA's operations. In the event that FPA is required to become licensed under these laws, the licensure process can be lengthy and time consuming and, unless the regulatory authority permits FPA to continue to operate while the licensure process is progressing, FPA could experience a material adverse change in its business while the licensure process is pending. In addition, many of the licensing requirements mandate strict financial and other requirements which FPA may not be able to meet. Further, once licensed, FPA would be subject to continuing oversight by and reporting to the respective regulatory agency.

     Although under the laws of most states the business of insurance generally is defined to include the acceptance of financial risk and has not extended to physician networks, the Knox-Keene Health Care Service Plan Act (the "Knox-Keene Act"), a California statute that applies to managed care health service plans, requires all health care service plans to be licensed by the California Department of Corporations (the "Department"). The Department has taken the position that entities such as FPA, which contract to provide health care services to enrollees for prepaid or periodic charges, fall under the definition of a health care service plan. In February 1996, following a dialogue with the Department regarding whether FPA's operations classify it as a health care service plan (i.e., an HMO) within the meaning of California law, FPA, on behalf of one of its subsidiaries, filed a restricted license application with the Department. The application was approved by the Department in December 1996. FPA's operations continued without restriction during the period of review by the Department. The loss or revocation of such license would have a material adverse effect on FPA.

     In addition, there can be no assurance that regulatory authorities in the other states in which FPA or its affiliates operate will not impose similar requirements or that future interpretations of insurance laws and health care network laws by the regulatory authorities in these states or other states will not require licensure or a restructuring of some or all of the operations of FPA.

     The National Association of Insurance Commissioners ("NAIC") recently adopted the Managed Care Plan Network Adequacy Model Act (the "Model Act") which is intended to establish standards for the creation and maintenance of networks by health carriers and establish requirements for written agreements between health carriers offering managed care plans, participating providers and intermediaries, like FPA, which negotiate provider contracts, regarding the standards, terms and provisions under which a participating provider will provide services to covered persons. An NAIC model insurance act does not carry the force of law unless it is adopted by applicable state legislatures. FPA does not know which states, if any, will adopt the Model Act. There can be no assurance that FPA will be able to comply with the Model Act if it is adopted in any state in which FPA does business.

     Antitrust Regulation. Because the affiliated provider entities within FPA remain separate legal entities, they may be deemed competitors subject to a range of antitrust laws that prohibit anti-competitive conduct, including price fixing, concerted refusals to deal, and division of market. If FPA provider entities are deemed by regulatory authorities or courts to be part of a single entity or system, they may be subject to antitrust laws that prohibit anti-competitive combinations or activities in excess of an immaterial size. FPA believes that it is in compliance with the antitrust laws, but there can be no assurance that FPA's interpretation is consistent with that of federal or state authorities or courts or that such circumstances will remain as FPA grows and matures and as further regulations and interpretations are promulgated.

     Competitive Market Forces. The managed care industry is highly competitive and is subject to continuing changes in how services are provided and how providers are selected and paid. Increased enrollment in prepaid health care plans because of health care reform or for other reasons, increased participation by physicians in group practices and other factors may attract entrants into the physician practice management services segment of the managed care industry and result in increased competition for FPA. In addition, local physician groups and hospitals are also trying to combine their services into integrated delivery networks. Certain of FPA's competitors are significantly larger and better capitalized, provide a wider variety of services, may have greater experience in providing physician practice management services and may have longer established relationships with Payors. Accordingly, FPA may not be able to continue to increase the number of providers in the FPA Network, negotiate contracts with new Payors on behalf of the Professional Corporations or renegotiate favorable contracts with current Payors. The inability of FPA to increase the number of providers in the FPA Network and negotiate favorable contracts with Payors could have a material adverse effect on FPA.

     In addition, as a result of consolidations among Payors, certain Payors are able to negotiate or are in the process of negotiating significant reductions in the capitation payments to providers. Further, certain payors have deleted shared risk arrangements from their contracts with providers thereby decreasing the amount of compensation such payors are paying providers. To date, none of the Payors has deleted shared risk arrangements from its contract with any Professional Corporations. If Payors negotiate cost reductions with the Professional Corporations or eliminate shared risk arrangements in which the Professional Corporations are currently participating, such actions could have a material adverse effect on the results of operations of FPA.

     Potential Liabilities. In recent years, physicians, hospitals and other participants in the managed health care industry have become subject to an increasing number of lawsuits alleging medical malpractice as well as claims based on the withholding of approval for or reimbursement of necessary medical services. Many of these lawsuits involve large claims and substantial defense costs. FPA is named in such lawsuits and claims and will likely be named as a party in similar suits and claims in the future. FPA maintains an errors and omissions policy relating to its utilization review activities and is included as a named or additional insured on the policies of the Professional Corporations. Insurance coverage for lawsuits brought or which may be brought against FPA may not be sufficient to cover FPA's expenses or losses. There can be no assurance that insurance coverage will be sufficient and, if insufficient, that such suits or claims will not have a material adverse effect on FPA. Further, FPA could be held liable for the negligence of a contracted health care professional if such health care professional were regarded as an employee or agent of FPA in the practice of medicine. In addition to any potential tort liability of FPA, FPA's emergency department contracts with hospitals generally contain provisions under which FPA agrees to indemnify the hospital for losses resulting from the malpractice of contracted physicians.

     An increasing number of health care providers and other entities are being faced with lawsuits alleging fraudulent billing practices under the federal Civil False Claims Act. The Civil False Claims Act permits a person (generally employees or former employees of the health care provider or other entity) to assert the rights of the government by initiating a qui tam action against a health care provider or other entity if such person has or purports to have information that the health care provider or other entity falsely and fraudulently submitted a claim to the government for payment. Upon filing, the government has the opportunity to intervene and assume control of the case. Penalties of up to $10,000 for each false or fraudulent claim presented to the government for payment may be awarded as well as treble damages. Defendants also may be excluded permanently or for a period of time from participation in the Medicare and Medicaid programs. Because of penalties and treble damages, many of these lawsuits involve large monetary claims and substantial defense costs. If a qui tam action is successfully prosecuted, no assurance can be made that such event would not have a material adverse effect on FPA and its operations.

     Fluctuations in Quarterly Results. FPA's financial statements (including interim financial statements) contain accruals which are calculated quarterly for estimates of amounts assigned by the Professional Corporations to FPA and paid by Payors based upon hospital utilization ("shared risk revenues"). Quarterly results have in the past and may in the future be affected by adjustments to such estimates for actual costs incurred. Historically, the Professional Corporations and Payors generally reconcile differences between actual and estimated amounts receivable or payable relating to Payor shared risk arrangements in the second or third quarter of each year. In the event that the Professional Corporations and Payors are unable to reconcile such differences, extensive negotiation, arbitration or litigation relating to the final settlement of these amounts may occur. To the extent that the FPA Network expands to include additional Payors, the timing of these adjustments may vary; this variation in timing may cause FPA's quarterly results not to be directly comparable to corresponding quarters in other years. FPA's financial statements also include estimates of costs for covered medical benefits incurred by enrollees, which costs have not yet been reported by the providers. While these estimates are based on information available to FPA at the time of calculation, actual costs may differ from FPA's estimates of such amounts. If the actual costs differ significantly from the amounts estimated by FPA, adjustments will be required and quarterly results may be affected. Quarterly results may also be affected by movements of Payor members from one Payor to another, particularly during periods of open enrollment for HMOs. Fluctuations in FPA's quarterly operating results could result in significant volatility in, and otherwise adversely affect, the market price of FPA Common Stock.

     Possible Volatility of Stock Price. Recently, there has been significant volatility in the market prices of securities of companies in the health care industry, including the price of FPA Common Stock. Many factors, including announcements of new legislative proposals or laws relating to health care reform, the performance of, and investor expectations for, FPA, analysts' comments, the trading volume in FPA Common Stock and general economic and market conditions, may influence the trading price of FPA Common Stock. Accordingly, there can be no assurance as to the price at which FPA Common Stock will trade in the future.

     Dependence Upon Key Personnel; Employment Contracts. FPA depends on the active participation of its executive officers and directors, particularly Dr. Sol Lizerbram, Chairman of the Board, Dr. Seth Flam, President and Chief Executive Officer and Dr. Stephen Dresnick, President of Sterling. The loss of the services of Drs. Lizerbram, Flam or Dresnick could have a material adverse effect upon FPA's future operations. FPA has an employment contract with each of Drs. Lizerbram, Flam and Dresnick. FPA has not purchased key-man life insurance on any of its key personnel.

     Dilution; Additional Capital Needs. Assuming the maximum number of shares is issued in connection with the Merger, and after giving effect to the acquisition of the Combined Foundation Companies and issuance of FPA Common Stock upon conversion of the Debentures, the current FPA stockholders' ownership of FPA will be reduced to 73%.

     FPA's expansion strategy includes acquisitions of, and affiliations with, individual and group physician practices as well as organizations that provide management services to such practices. Such acquisitions or affiliations may be consummated using newly issued shares of common stock, or securities convertible or exercisable into FPA Common Stock, as consideration. The issuance of additional shares of FPA Common Stock may have a dilutive effect on the net tangible book value or earnings per share following such issuance.

     FPA's expansion strategy also requires substantial capital investments. Capital is needed not only for the acquisition of the assets of physician practices, but also for their effective integration, operation and expansion and for the addition of medical equipment and technology. In the event that FPA Common Stock does not maintain sufficient valuation, or potential acquisition candidates are unwilling to accept FPA Common Stock as part of the consideration for the sale of the assets of their businesses, FPA may be required to utilize more of its cash resources. There can be no assurance that FPA will have sufficient cash resources or will be able to obtain additional financing or that, if available, such financing will be on terms acceptable to FPA. Further, an inability to obtain additional capital through subsequent debt or equity financings may negatively affect FPA's existing operations and its future growth.

     Shares Eligible for Future Sale. Sales of substantial amounts of FPA Common Stock in the public market, or the perception that such sales could occur, may adversely affect prevailing market prices of the FPA Common Stock. As of February 7, 1997, 24,824,224 shares of FPA Common Stock were issued and outstanding. In addition, FPA has granted options or warrants to purchase, or securities convertible into, approximately 9,300,000 shares of FPA Common Stock. In addition to the registration rights to be granted to certain stockholders of AHI in connection with the Merger and assuming the effectiveness of FPA's Registration Statement on Form S-3 to register for resale approximately 8,300,000 shares of FPA Common Stock (3,100,000 of which shares are issuable upon conversion of the Debentures), approximately 100,000 shares of outstanding FPA Common Stock are subject to registration rights agreements which obligate FPA to register such shares. The remaining shares are freely tradeable, without restriction under the Securities Act. In connection with the Acquisition transactions with Foundation, FPA issued to Foundation $75 million in FPA Common Stock and granted to Foundation warrants to purchase up to 250,000 shares of FPA Common Stock.

     Anti-Takeover Effect of Certain Charter Provisions. FPA's Certificate of Incorporation, as amended, and By-laws contain certain provisions that could have the effect of making it more difficult for a person to acquire, or of discouraging a third party from attempting to acquire, control of FPA. FPA's Certificate of Incorporation authorizes the FPA Board without the approval of the stockholders to issue preferred stock. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of discouraging a person from acquiring a majority of the outstanding Common Stock. There are no shares of preferred stock presently outstanding and FPA has no present plans to issue any shares of preferred stock.

     Under FPA's credit facility, a merger, consolidation or Acquisition (as defined therein) by FPA constitutes an event of default. These provisions of FPA's credit facility could serve to impede or prevent a change of control or have a depressive effect on the price of FPA Common Stock.

RISKS RELATING TO AHI

     Risk of Capitated Fee Revenue Reductions and Management of Medical
Costs. For each of the nine months ended September 30, 1996 and fiscal year 1995, approximately 97% of AHI's total operating revenue related to contracts under which AHI's physician networks received a prepaid monthly fee for each covered life and certain utilization-based incentive payments in exchange for assuming the responsibility for the provision of specified medical services to assigned enrollees. Payors are increasingly overseeing the provision of and the prices charged for medical services with the goal of reducing costs and lowering reimbursement. FPA's success with AHI therefore will depend in large part on the effective management of health care costs, including controlling utilization of specialty care physicians and other ancillary providers and purchasing services from third-party providers at competitive prices. Any adjustment downward in capitation payments caused by the increasing efforts by Payors to reduce costs could have a material adverse effect on AHI and on FPA following the Merger.

     Ability to Manage Growth. AHI's strategy involved growth through the development of networks of physicians in existing and new markets, as well as acquisitions and joint ventures in such markets. There can be no assurance that FPA will be able to successfully integrate AHI's acquisitions into the FPA Network. Certain of the acquired networks have not been financially successful to date and there can be no assurance that FPA will be able to improve the performance of such networks to an acceptable level or be able to maintain such performance at an acceptable level.

     Fluctuations in Quarterly Operating Results; Recent Operating
Losses. AHI's operating results have been subject to quarter-to-quarter fluctuations. AHI's quarterly results have been affected by development and acquisition costs, by adverse trends in risk share settlements and the cost of medical services, and by other operational or external factors. For example, AHI's cost of medical services increased 23.4% to $28.4 million for the third quarter of 1996 from $23.0 million for the third quarter of 1995. As a percentage of total operating revenue, AHI's cost of medical services increased 17.6% to 94.5% for the third quarter of 1996 from 76.9% for the third quarter of 1995. The increase in this percentage was principally due to the reduction in revenue relating to certain of AHI's risk share arrangements, as well as an increase in medical costs of approximately $3 million due to a revision of claims reserves reflecting recent experience in physician claims payment patterns. AHI and the managed care industry in general have recently experienced an increase in medical costs. In addition, for the above reasons, AHI reported a net loss for the third quarter of 1996 of $7.6 million and as of September 30, 1996 AHI reported a working capital deficit of approximately $2.0 million. Quarterly results have been and may also be affected by significant differences between actual and estimated amounts receivable or payable relating to Payor shared risk arrangements and provider "incurred but not reported" claims ("IBNR"), which are adjusted periodically as settlements are made in the case of shared risk arrangements or as actual claims adjustments occur in the case of IBNR. In addition, movements of enrollees from one Payor to another, particularly during periods of open enrollment for HMOs, could impact quarterly results. Because of these quarterly fluctuations, among other things, AHI's earnings over the last several quarters have been consistently and materially worse than management's expectations.

     Dependence on Certain Payors. AHI derives revenue from contracts between its physician networks and Payors, which contracts generally are for one to three year terms, may be terminated earlier upon notice and are subject to annual negotiation of capitation rates, covered benefits and other terms and conditions. Certain Payors represent a substantial percentage of these contracts, although such Payors generally enter into separate contracts (with various termination dates) with each physician network. For the years ended December 31, 1996, 1995 and 1994, FHP, Inc. accounted for approximately 17%, 22% and 35%, respectively, of AHI's total operating revenue and CareAmerica Southern California, Inc. accounted for approximately 6%, 11% and 22%, respectively, of AHI's total operating revenue. Upon completion of the acquisition of The Healthcare Partnership in February 1995, AHI's revenue from PacifiCare Health Systems, Inc. represented approximately 33% and 28%, respectively, of AHI's total operating revenue for the years ended December 31, 1996 and 1995. On a pro forma basis for fiscal years 1996 and 1995, after giving effect to the potential merger between FHP, Inc. and PacifiCare Health Systems, Inc., approximately 50% of AHI's total operating revenue would have been attributable to Payor agreements with the merged FHP/PacifiCare entity.

     Although AHI considers its relationships with Payors to be generally good, there can be no assurance that Payors will not exercise their early termination rights or elect not to renew their contracts with AHI's physician networks. In the past, one Payor terminated two of its contracts in Southern California (although that Payor still contracts with 11 of AHI's physician networks in Southern California and other markets), another Payor terminated one of its ten contracts in Southern California due to business issues that arose in one network and another Payor terminated its contracts with AHI's physician networks in the Dallas, Texas area after it was acquired by a company whose business model was inconsistent with AHI's network structure. Recently, a Payor terminated its contract with one of AHI's physician networks in Southern California because a joint venture arrangement between AHI and another entity failed to produce significant membership in such physician network. In addition, AHI and a Payor mutually agreed to the early termination, effective February 28, 1997, of a contract in Florida. In the event that additional Payors elect to terminate or fail to renew their contracts with AHI's physician networks, AHI will experience revenue reductions which, if significant, could affect AHI's results of operations and liquidity. In addition, the loss of one or more Payors in individual markets could impact AHI's ability to reach or maintain critical mass in the affected markets, further impacting AHI's results of operations. In addition, there can be no assurance that Payors will not attempt to renegotiate financial and other terms less advantageous to AHI, or that AHI's administrative costs will not rise without corresponding revenue increases as Payors delegate additional services to AHI or as the standards, such as those imposed by NCQA, governing the performance of services AHI already performs become more stringent.

     Legal Proceedings. AHI is a defendant in a class action securities lawsuit entitled In re AHI Healthcare Systems, Inc. Securities Litigation filed in the United States District Court for the Central District of California, Western Division. The suit was initially filed on December 20, 1995 against AHI, certain of its officers and directors, and all of the underwriters of AHI's common stock in AHI's initial public offering. The suit asserts that AHI artificially inflated the price of its stock by, among other things, misleading securities analysts and by failing to disclose in its initial public offering prospectus alleged difficulties with the acquisition of Lakewood Health Plan, Inc. and with two of AHI's payor contracts with FHP, Inc. The plaintiffs seek unspecified damages on behalf of the stockholders who purchased AHI's common stock between September 28, 1995 and December 19, 1995. On January 17, 1997 the district court
(a) granted AHI's motion for partial summary judgment and dismissed the class plaintiffs' claims concerning the alleged misrepresentations regarding AHI's intended use of initial public offering proceeds and AHI's relationship with FHP, Inc. but (b) denied summary judgment on the claims relating to the proposed acquisition of Lakewood Health Plan, Inc. As a result, only those claims relating to Lakewood Health Plan and AHI's alleged liability for the public statements of securities analysts following AHI remain in the suit. Since the court's ruling on AHI's motion for partial summary judgment, the plaintiffs have asked the court for leave to amend their complaint to add an additional claim alleging problems with AHI's medical group operations in Downey, California. AHI and its

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

directors are also named as defendants in a purported class action lawsuit filed by Joshua Chopp, a stockholder of AHI, in the Delaware Court of Chancery on November 12, 1996. The suit asserts, among other things, that the "intrinsic value" of AHI's stock is higher than that which AHI's stockholders will receive in the Merger, and that the directors of AHI breached their fiduciary duties by approving the Merger Agreement without undertaking steps to accurately ascertain AHI's market value. See "THE MERGER - Pending Litigation." The plaintiff seeks, on behalf of all AHI common stockholders, to enjoin the Merger as well as rescissory and compensatory damages. FPA is also named as a defendant in the lawsuit. AHI intends to vigorously defend both of these lawsuits and does not expect that the outcome of these lawsuits will have a material adverse effect.

     Competition. The managed care industry is highly competitive. See "RISK FACTORS -- Risks Relating to FPA -- Competitive Market Forces."

     Governmental Regulation. As a participant in the health care industry, AHI's operations and relationships are subject to extensive and increasing regulation by a number of governmental entities at the federal, state and local levels. AHI and its subsidiaries and affiliates also are subject to laws and regulations relating to business corporations in general. AHI believes that its operations are in material compliance with applicable laws as currently interpreted. Nevertheless, because of the structure of AHI, many aspects of AHI's business operations fall within the regulatory oversight of federal and state authorities, and there can be no assurance that a review of AHI's business by courts or regulatory authorities will not result in a determination that could adversely affect the operations of AHI and the operations of FPA following the Merger. There also can be no assurance that the regulatory environment in which AHI operates will not change significantly in the future, which change could restrict AHI's existing operations, expansion, financial condition or opportunities.

     Federal law prohibits the offer, payment, solicitation or receipt of any form of remuneration in return for, or in order to induce: (i) the referral of a person for services, (ii) the furnishing or arranging for the furnishing of items or services, or (iii) the purchase, lease or order or arranging, or recommending purchasing, leasing or ordering, of any item or service, in each case, reimbursable under Medicare or Medicaid. Pursuant to this anti-kickback law, the federal government has recently announced a policy of increased scrutiny of joint ventures and other transactions among health care providers in an effort to reduce potential fraud and abuse relating to Medicare costs. The applicability of these provisions to many kinds of business transactions in the health care industry has not yet been subject to judicial and regulatory interpretation. In addition, federal legislation currently restricts the ability of physicians to refer patients to certain entities in which they have an ownership or financial interest. Effective January 1, 1995, the federal anti-referral legislation extends to entities that provide certain other "designated health services." Many states, including those in which AHI presently does business, have similar anti-kickback and anti-referral laws. In addition, the health care reforms that were proposed by the Clinton Administration contemplated expanding existing federal anti-kickback and anti-referral laws so as to apply to all Payors, and not just Medicare or Medicaid. The federal government has promulgated "safe harbor" regulations that identify certain business and payment practices which are deemed not to violate the federal anti-kickback statute. Although AHI's business does not fall within certain of the current or proposed safe harbors, AHI believes that its operations materially comply with such statutes and regulations. AHI further believes its compensation arrangements with physicians fall within various exceptions to state and federal anti-referral laws, including exceptions for ownership or compensation arrangements with certain managed care organizations and for physician incentive plans that limit referrals. A determination of liability under any such law could have a material adverse effect on AHI's revenue or operating results and on FPA's revenue or operating results following the Merger. There can be no assurance that such extension of such laws will not be enacted by Congress or by regulation, and it is presently unclear how such changes would impact physician networks within AHI or other types of managed care arrangements. Such changes, however, could materially adversely affect AHI's operating results or FPA's operating results following the Merger.

     AHI's physician networks contract with physicians and other health care professionals as independent contractors and, in accordance with federal and state tax guidelines pertaining to independent contractors, do not withhold federal or state income taxes, make federal or state unemployment tax payments or provide workers' compensation insurance with respect to such independent contractors. However, a determination by taxing authorities to the contrary with respect to the classification of such physicians or other health care professionals as independent contractors could have a material adverse effect on AHI's operating results and on FPA's operating results following the Merger.

     State Laws Regarding Prohibition of Corporate Practice of Medicine. AHI currently manages or is developing physician networks in California, Texas, Florida, Kentucky, Arizona, Georgia, Tennessee, Louisiana and New York. Except for Arizona, Florida and Louisiana, each of the foregoing states prohibits the corporate practice of medicine except by professional medical corporations or associations. In such states, all health care services are provided by, and all contracts are held by, physician networks licensed as health care providers in such states and AHI performs only nonmedical management and administrative services, does not represent to the public or its clients that it offers medical services and does not exercise influence or control over the practice of medicine by the physicians with whom it contracts. As stated in Note 1 to its Consolidated Financial Statements, AHI believes that it has perpetual and unilateral control over the business enterprise of the physician networks. There can be no assurance that regulatory authorities will not take the position that such control conflicts with state laws regarding the corporate practice of medicine or other federal or state restrictions. The laws in most states regarding the corporate practice of medicine have been subjected to limited judicial and regulatory interpretation and, therefore, no assurance can be given that AHI's activities will be found to be in compliance, if challenged. In states that do not prohibit the corporate practice of medicine, AHI, through its subsidiaries, may employ physicians to practice medicine, may enter into contracts for medical services with HMOs and other Payors and may take such other actions as are necessary or appropriate to perform such agreements. In addition to prohibiting the corporate practice of medicine, the laws of many states prohibit entities like AHI from engaging in certain health care related activities, such as splitting fees with non-physicians. AHI believes its current and planned activities do not constitute fee-splitting as contemplated by these laws. There can be no assurance, however, that interpretations or enforcement of such laws will not require structural and organizational modifications of AHI's existing relationships with its affiliated entities, physicians or with third parties. Statutes or regulations in some states also could restrict expansion of AHI's operations into those jurisdictions.

     Health Care Reform. In addition to current regulation, the public and state and federal governments recently have focused significant attention on reforming the health care system in the United States. Within the past two years, a broad range of health care reform measures have been introduced in Congress and in certain state legislatures. Additional health care reform measures have been brought before the public in state voter initiatives. Among the proposals under consideration are or were cost controls on hospitals, insurance market reforms to increase the availability of group health insurance to small businesses, requirements that all businesses offer health insurance coverage to their employees and the creation of a single government health insurance plan at the state or federal level that would cover all citizens. Legislative interest recently has also focused on the role of HMOs in the provision of health care and the effect of managed care reimbursement mechanisms on health care service utilization and quality of service. It is not clear at this time what proposals, if any, will be adopted or, if adopted what effect, if any, such proposals would have on AHI's business or, following the Merger, on FPA's, business. There can be no assurance that any proposals adopted would be coordinated at the federal or state level, and therefore AHI, as a national participant in the health care industry, is subject to the existence of varying state regulatory environments. Certain proposals, such as cutbacks in the Medicare and Medicaid programs, containment of health care costs that could include a freeze on prices charged by physicians, hospitals or other health care providers, and greater state flexibility in the administration of Medicaid could adversely affect AHI and FPA following the Merger. There can be no assurance that currently proposed or future health care legislation or policies or other changes in the administration or interpretation of governmental health care programs, laws, regulations or policies will not have a material adverse effect on AHI's operating results or on FPA's operating results following the Merger.

     Goodwill. Goodwill totaling approximately $26.1 million at September 30, 1996 arose primarily as the result of AHI's acquisitions in 1994 and 1995. This amount represents the excess of the consideration paid and liabilities assumed over the fair value of the assets acquired. Goodwill has been recorded at cost and is being amortized on the straightline method over 20 years. The annual amortization expense related to goodwill is approximately $1.4 million per year. Such amortization is expected to significantly affect AHI's profitability in the near term. As required under generally accepted accounting principles, AHI reviews and, upon consummation of the Merger, FPA will continue to review the carrying value of goodwill at each reporting period to determine if facts or circumstances exist which suggest that goodwill may be impaired. If impairment is determined to have occurred, goodwill will be adjusted downward. Such adjustment, if required, could have a material adverse effect on the operating results of AHI in the period recorded.

     Potential Exposure to Professional Liability; Availability of
Insurance. In recent years, physicians, hospitals and other participants in the health care industry have become subject to an increasing number of lawsuits alleging medical malpractice and related legal theories. Many of these lawsuits involve large claims and substantial defense costs. AHI does not engage in the practice of medicine or provide medical services, nor does it control the practice of medicine by physicians within its physician networks or the compliance with regulatory requirements directly applicable to such physicians and the physician network entities with whom they contract. However, AHI is subject to, and from time to time is involved in, litigation related to certain of its nonmedical, administrative functions such as utilization review and physician credentialing. AHI maintains professional liability and general liability insurance in amounts deemed appropriate by management based on the nature and risks of AHI's business. In addition, each physician network entity is required to maintain professional liability insurance coverage on such entity and on each employee and agent of such entity, and AHI generally is indemnified under each of the management agreements by such entity for liabilities resulting from the performance of medical services by such entity, its employees and agents. Although AHI currently is not a party to any material litigation relating to the practice of medicine, there can be no assurance that AHI will not become involved in such litigation in the future, that any claim or claims arising from such litigation will not exceed AHI's insurance coverage or that such coverage will continue to be available.

     Termination of Management Agreements. AHI and its physician networks enter into management agreements pursuant to which AHI provides the physician network with all of its non-medical management and administrative services. These management agreements have an initial term of 20 years and renew automatically and perpetually for successive ten year terms thereafter. A physician network may only terminate its management agreement with AHI for a material breach of the agreement or a material violation of law which likely would result in material adverse harm to the physician network, unless, in each case, such event is cured within 180 days, or upon the dissolution or liquidation of AHI. There can be no assurance that any management agreement will not be terminated for cause by a physician network. The termination of certain of AHI's management agreements could have a material adverse effect on AHI's operating results and financial position.

     Dependence on Independent Contractors. AHI's business depends to a significant degree on its ability to recruit and retain on a contractual basis a sufficient number of qualified physicians. There can be no assurance that physicians presently contracted by AHI will not leave AHI, that AHI will be able to attract additional primary care physicians or that the amount of capitation or other payments to physicians will not have to be increased. To the extent that primary care physicians leave AHI or capitation or other payments to physicians are increased, AHI's results of operations and, following the Merger, FPA's results of operations, may be materially adversely affected.

     Control of Health Care Costs. The success of AHI will depend in large part on the effective management of health care costs. Changes in health care practices, inflation, new technologies, major epidemics, natural disasters and numerous other factors affecting the delivery and cost of health care are beyond the control of management and may adversely affect the operating results of AHI.

     Knox-Keene Act Compliance. Laws in all states regulate the business of insurance and the operation of HMOs. Generally, the business of insurance is defined to include the acceptance of financial risk and has not extended to physician networks. Under the Department's current interpretation of the Knox-Keene Act, the Department could seek a ruling that AHI's operations in California, as currently conducted, are subject to the provisions of the Knox-Keene Act. On July 2, 1996, pursuant to discussions with the Department, AHI, through a wholly owned subsidiary, filed an application for restricted licensure as a Knox-Keene health care service plan for its California operations. The restricted license, if granted, would allow for the receipt of capitation payments for both hospital and medical professional services, but would not allow AHI to market directly to employers and subscribers. The Department granted FPA a restricted license in December 1996 and has granted AHI's request to suspend the processing of AHI's license application pending the outcome of the Merger. There can be no assurance that AHI will be successful in obtaining a restricted license and AHI may be required to restructure its California business operations (which, if such license is not granted, could result in a reduction of revenue) and/or incur additional costs in the future to meet applicable regulatory requirements. In addition, there can be no assurance that regulatory authorities in the other states in which AHI or its affiliates operate will not impose similar requirements or that future interpretations of insurance laws and health care network laws by the regulatory authorities in these states or other states will not require licensure or a restructuring of some or all of the operations of AHI. Although AHI expects the licensure process to have no material impact on its operations, there can be no assurances the Department will not impose requirements adverse to AHI's business and, following the Merger, FPA's business.

RISKS RELATING TO THE MERGER

     Impact on FPA's Financial Statements. The Merger will result in a pro forma operating loss of $66,328,827 and a pro forma net loss of $50,447,112 for FPA for the nine months ended September 30, 1996. The Foundation Transaction and the Merger account for approximately $65,075,000 and $16,904,000 of such pro forma operating loss, respectively. See the Pro Forma Financial Statements included elsewhere in this Proxy Statement/Prospectus. In addition, FPA expects to incur non-recurring costs in connection with the Merger aggregating approximately $19 million relating primarily to executive severance payments, financial advisory fees, professional fees and restructuring costs.

     No Assurance of Successful Integration of Certain Operations. FPA and AHI have entered into the Merger Agreement with the expectation that the Merger will result in certain benefits for the combined company. Achieving the anticipated benefits of the Merger will depend in part upon whether the integration of the two companies' business is achieved in an efficient and effective manner, and there can be no assurance that this will occur. The combination of the two companies will require, among other things, coordination of the companies' sales and marketing efforts. There can be no assurance that integration will be accomplished on a timely basis, or at all. The difficulties of such integration may be increased by the necessity of consolidating geographically separated organizations in order to achieve economies of scale. The integration of certain operations following the Merger will require the dedication of management resources which may distract attention from the day-to-day business of the combined company. In particular, the management services provided by FPA to physicians, hospitals and Payors in the FPA network, which include management information systems, claims administration and billing services, utilization management of medical services, care, coordination and case management, quality and cost monitoring and physician recruitment, will have to be extended to new members of the FPA Network. Failure to effectively accomplish the integration of the two companies' operations could have a material adverse effect on FPA results of operations and financial condition.

     The Merger is expected to result in a reduction in general and administrative expenses of $14 million. In the event such cost reductions cannot be realized, operating losses attributable to AHI's operations will continue.

     Conversion Number May Not Fully Reflect Changes in Stock Prices. The relative stock prices of FPA Common Stock and AHI Common Stock at the Effective Time may vary significantly from the prices as of the date of execution of the Merger Agreement, the date hereof or the date on which stockholders vote on the Merger due to, among other factors, changes in the business, operations and prospects of FPA or AHI, market assessments of the likelihood that the Merger will be consummated and the timing thereof and general market and economic conditions.

     The Conversion Number is subject to adjustment based on changes in the market value of FPA Common Stock. However, the Conversion Number will not be adjusted to reflect changes in the value of AHI Common Stock. The FPA Value will be determined two days prior to the special meeting of AHI's stockholders and the Equivalent Value may range from a low of $6.09 to a high of $9.92 per share. Both the Equivalent Value and the Conversion Number may be adjusted if the FPA Value is equal to or greater than $22.38 or less than $14.38. If the FPA Value is less than $14.38, the Conversion Number will be .609 and the maximum number of shares will be issued to AHI stockholders. If the FPA Value is equal to or greater than $14.38 and less than $22.38, the Conversion Number will be adjusted such that the Equivalent Value will equal $8.75. If the FPA Value is equal to or greater than $22.38 and less than $25.38, the Conversion Number will be .391. If the FPA Value is equal to or greater than $25.38, the Conversion Number will be adjusted downward such that the Equivalent Value will equal $9.92. There is no minimum Conversion Number if the FPA Value exceeds $25.38. Since October 1, 1996 through February 7, 1997, the high and low bid prices, as reported on Nasdaq, for FPA Common Stock have been 25 5/8 and 19 1/4, respectively. On February 7, 1997 the closing price of FPA Common Stock was $24.25. Assuming an FPA Value equal to such price, the Equivalent Value would be $9.48 and the Conversion Number would be .391. Based upon the 14,523,041 shares of AHI Common Stock outstanding as of such date, AHI's stockholders would be issued approximately 5,678,509 shares of FPA Common Stock, representing approximately 18.6% of the total issued and outstanding shares of FPA Common Stock after the Merger. Since the actual number of shares of FPA Common Stock issuable to AHI stockholders in the Merger depends on the FPA Value, there is no guarantee as to the number of shares or value of the FPA Common Stock that AHI stockholders will receive. Each FPA and AHI stockholder is urged to obtain updated market information. See "THE MERGER -- Adjustments to Merger Consideration."

     Deterrent Effect of Termination and Non-Solicitation Provisions. If the AHI Board determines, in the exercise of its fiduciary duties, to terminate the Merger Agreement, then AHI will be required to pay a break-up fee equal to the 2% of the value of FPA Common Stock (determined based on the FPA Value) which would have been issued had the closing occurred on the day of such termination. Assuming a termination date of February 7, 1997, the break-up fee would be approximately $2.75 million based upon the closing price of the FPA Common Stock of $24.25 on such date. AHI has agreed not to initiate, solicit or encourage any proposal or offer by a third party concerning a merger, sale of assets or similar transaction, except that AHI may furnish information to and negotiate with an unsolicited third party consistent with the good faith exercise by the AHI Board of its fiduciary obligations. These provisions in the Merger Agreement may have the effect of discouraging an attempt by a third party to engage in certain acquisition transactions with AHI. See "THE MERGER AGREEMENT -- Certain Additional Agreements" and "-- Effect of Termination."

     Need for Additional Capital. Upon consummation of the Merger, FPA will be a larger company and will therefore require additional capital in order to continue to expand its operations. Failure to secure additional financing could have an adverse effect on FPA's operations. There can be no assurance that FPA will be able to obtain such additional financing, or if available it will be on terms acceptable to FPA.

     Possible Loss of Business. Despite the efforts of each of FPA, Sterling and AHI, current key independent contractor physicians, employees or clients of Sterling or AHI may not continue to contract with FPA subsequent to the Merger. The loss of a material number of independent contractor physicians, employees or clients could adversely affect the operations of Sterling or AHI.

     Interests of Certain Persons in the Merger; Possible Conflicts of
Interest. In considering the recommendations of the FPA Board and the AHI Board, the FPA stockholders and the AHI stockholders should be aware that certain directors and executive officers of AHI have certain interests in the Merger that are different from, or in addition to, the interests of stockholders of AHI generally, and certain of these directors and officers could receive significant compensation if the Merger is approved by the FPA and AHI stockholders. See "THE MERGER -- Interests of Certain Persons in the Merger." Eight senior executives of AHI will be given severance consideration as of the closing of the Merger including (i) the waiver of any applicable non-compete provisions set forth in the employment agreements; (ii) the termination of each of their employment agreements and (iii) the receipt of a lump-sum payment pursuant to each of their employment agreements upon a change of control. Pursuant to such change in control arrangements, Leonardo Berezovsky, M.D., Saul Honigstein, H.R. Brereton Barlow, Luis Artime, Stuart Bruck, Steven Posar, M.D., Robert Brice and Gary Sherlock, each of whom is an executive officer and/or a director of AHI, will receive approximately $1,640,000, $503,000, $724,000, $256,000, $388,000, $529,000, $495,000 and $495,000, respectively. In connection with the Merger, certain other officers and employees of AHI will receive severance payments not to exceed in the aggregate $750,000. See "THE MERGER AGREEMENT -- Certain Additional Agreements -- Employee Benefit Plan." FPA has agreed to enter into a registration rights agreement with certain executive officers and directors of AHI. Additionally, as of the record date, directors and executive officers of FPA and AHI and their affiliates may be deemed to beneficially own approximately 16.1% and 62.3% of the outstanding FPA Common Stock and AHI Common Stock, respectively. Certain directors and executive officers of FPA and AHI with the collective power to vote approximately 13.8% and 55.2%, respectively, of the outstanding FPA Common Stock or AHI Common Stock, as applicable, have entered into voting agreements and given their irrevocable proxies, providing that their shares shall be voted in favor of the Merger. See "THE MERGER
AGREEMENT -- Certain Additional Agreements -- Irrevocable Proxies." On February 7, 1997, the closing price of FPA Common Stock was $24.25. Assuming an FPA Value equal to such price, the Equivalent Value would be $9.48. Based upon the 14,523,041 shares of AHI Common Stock outstanding as of such date, AHI Stockholders would be issued approximately 5,678,509 shares of FPA Common Stock in the Merger. If the Merger were consummated, the directors and officers of AHI would receive 62.3% of the shares of FPA Common Stock issued to AHI stockholders in the Merger. AHI also agreed to purchase prior to the Effective Time, and FPA and AHI agreed to maintain, until September 28, 1999, directors' and officers' liability insurance with respect to claims arising from facts or events that occurred on or prior to the Effective Time. FPA also agreed to indemnify all directors, officers, employees, and stockholders who are officers or directors of AHI against any liability or losses any of them may incur because of any claim brought against them prior to or within five years from the Effective Time as officers, directors, employees, agents or stockholders of AHI. See "THE MERGER AGREEMENT -- Certain Additional Agreements -- Directors' and Officers' Indemnification and Insurance." Although AHI believes the members of the AHI Board have acted in accordance with their fiduciary duties, the terms of the Merger may provide the appearance of a possible conflict of interest. See "THE MERGER - Possible Conflicts of Interest."

     Inability to Consummate Merger. If AHI is unable to consummate its planned merger with FPA (see Note 9 to the AHI Consolidated Financial Statements) or is unable to decrease its operating losses, AHI may find it necessary to dispose of certain assets or undertake other actions to conserve its cash balances and remain viable as a going concern. There can be no assurance these efforts would be successful. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- AHI -- Liquidity and Capital Resources."

                                   THE MERGER

EFFECTS OF THE MERGER

     The Merger will be consummated promptly following approval by the respective holders of FPA Common Stock and AHI Common Stock and the satisfaction or waiver of all other conditions to consummation of the Merger. At the Effective Time, Merger Sub will be merged with and into AHI, with the result that AHI will be the surviving corporation in the Merger. After the Merger, AHI will operate as a wholly owned subsidiary of FPA. Stockholders of AHI will become stockholders of FPA and their rights will be governed by the Certificate of Incorporation and Bylaws of FPA.

     At the Effective Time, AHI Common Stock will cease trading on Nasdaq, and there will no longer be any public trading of AHI Common Stock. In addition, FPA intends to take action, promptly following the Effective Time, to terminate the registration of the AHI Common Stock under the Exchange Act. As a result, at prescribed dates thereafter, reports, proxy statements and other information required under the Exchange Act with respect to AHI will not be filed with the Commission, although FPA will continue to file reports, proxy statements and other information with respect to FPA for so long as FPA remains subject to Exchange Act requirements.

MERGER CONSIDERATION

     Pursuant to the Merger Agreement, at the Effective Time, Merger Sub will merge with and into AHI and each share of AHI Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of AHI Common Stock owned by AHI as treasury stock and shares of AHI Common Stock owned by FPA, Merger Sub or any wholly owned subsidiary of FPA or AHI to be cancelled in accordance with the Merger Agreement) shall be converted into a fraction of one share of FPA Common Stock, as determined based on the FPA Value. See
"-- Adjustments to Merger Consideration."

     On February 7, 1997 the closing price of FPA Common Stock was $24.25. Assuming an FPA Value equal to such price, the Equivalent Value would be $9.48 and the Conversion Number would be .391. Based upon the 14,523,041 shares of AHI Common Stock outstanding as of such date, AHI's stockholders would be issued approximately 5,678,509 shares of FPA Common Stock, representing approximately 18.6% of the total issued and outstanding shares of FPA after the Merger. The actual market price of the FPA Common Stock may vary, which will cause a change in the Conversion Number and the aggregate Merger Consideration and possibly a change in the Equivalent Value. Additionally, the Equivalent Value may differ from the actual market price of AHI Common Stock. Each FPA and AHI stockholder is urged to obtain updated market information.

ADJUSTMENTS TO MERGER CONSIDERATION

     The consideration to be issued to each AHI stockholder in the Merger will be that number of shares of FPA Common Stock which is determined by multiplying the Conversion Number by the number of shares of AHI Common Stock held by such AHI stockholder on the Closing Date (as hereinafter defined) (the "Merger Consideration"). The Conversion Number will be determined as follows:

     (a) if the FPA Value is less than $14.38, the Conversion Number shall be 0.609;

     (b) if the FPA Value is equal to or greater than $14.38 and less than $22.38, the Conversion Number shall be equal to the result obtained by dividing $8.75 by the FPA Value (and rounding the result to three decimal places);

     (c) if the FPA Value is equal to or greater than $22.38 and less than $25.38, the Conversion Number shall be 0.391; and

     (d) if the FPA Value is equal to or greater than $25.38, the Conversion Number shall be equal to the result obtained by dividing $9.92 by the FPA Value (and rounding the result to the three decimal places).

     The Merger Agreement may be terminated by AHI if the FPA value is less than $10.00.

     STOCKHOLDERS OF FPA AND AHI MAY OBTAIN THE CONVERSION NUMBER BEGINNING TWO DAYS PRIOR TO THE SPECIAL MEETINGS BY CALLING (800) 965-7026.

     The following table sets forth the Conversion Number to be applied in the Merger assuming various FPA Values as set out in Column 1, with the Equivalent Value to be received for each share of AHI Common Stock:

                                                          CONVERSION
                           FPA VALUE                        NUMBER           EQUIVALENT
                          (COL. 1) ($)                     (COL. 2)           VALUE ($)
        ------------------------------------------------  ----------     -------------------
        10.00...........................................     .609                6.09
        15.00...........................................     .583                8.75
        19.00...........................................     .461                8.75
        21.00...........................................     .417                8.75
        23.00...........................................     .391                8.99
        25.38...........................................     .391                9.92

     Since the actual number of shares of FPA Common Stock issuable to AHI stockholders in the Merger depends on the FPA Value, there is no guarantee as to the number of shares or value of the FPA Common Stock that AHI stockholders will receive. If the FPA Value is greater than $25.38, the Conversion Number will be adjusted such that the Equivalent Value to be received for each share of AHI Common Stock will equal $9.92. Accordingly, if the FPA Value is greater than $25.38, the Conversion Number would be reduced with the result that stockholders of AHI would be entitled to receive fewer shares of FPA Common Stock in the Merger. In addition, the FPA Value may differ from the actual market price of FPA Common Stock reported by Nasdaq on the date of the Special Meetings, the date of consummation of the Merger, or the date that AHI stockholders actually receive their shares of FPA Common Stock after the Merger is completed.

     In connection with the Merger, options to purchase up to approximately 143,000 shares of FPA Common Stock which may be exercised immediately prior to the Effective Time, other than certain options issuable to non-employee directors of AHI, will immediately vest and if not exercised, will be cancelled at the Effective Time.

CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES; FRACTIONAL SHARES

     The conversion of AHI Common Stock into FPA Common Stock will occur automatically at the Effective Time.

     As soon as practicable after the Effective Time, American Stock Transfer & Trust Company or another bank or trust company designated by FPA and reasonably acceptable to AHI, in its capacity as Exchange Agent (the "Exchange Agent"), will send a transmittal form to each AHI stockholder of record. The transmittal form will contain instructions with respect to the surrender of certificates representing AHI Common Stock to be exchanged for FPA Common Stock.

     AHI STOCKHOLDERS SHOULD NOT FORWARD AHI STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED TRANSMITTAL FORMS. AHI STOCKHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

     Until the certificates representing AHI Common Stock are surrendered for exchange after the consummation of the Merger, holders of such certificates will not be paid dividends on the FPA Common Stock into which such shares have been converted. When such certificates are surrendered, any unpaid dividends will be paid without interest. For all other purposes, however, each certificate which represents shares of AHI Common Stock at the Effective Time will be deemed to evidence ownership of the shares of FPA Common Stock into which those shares have been converted by virtue of the Merger.

     All shares of FPA Common Stock issued upon conversion of shares of AHI Common Stock shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of AHI Common Stock.

     No fractional shares of FPA Common Stock will be issued to any AHI stockholder upon consummation of the Merger. For each fractional share that would otherwise be issued, the Exchange Agent will pay by check an amount equal to such fraction multiplied by the Conversion Number.

RISK FACTORS

     Certain factors to be considered in connection with an investment in FPA Common Stock and approval of the Merger Agreement are set forth under "RISK FACTORS." Risks relating to FPA include no assurance of successful integration of acquisitions, expanded service offering; Foundation Transaction -- history of losses, impact on FPA's financial statements; growth strategy, difficulty in maintaining growth; risks related to intangible assets; difficulty in controlling health care costs, capitated nature of revenue; full risk capitation; fee-for-service contracts; dependence on government and other third party payors; reliance on certain payors; short-term nature and early terminability of payor contracts; dependence on primary care physicians and emergency medicine physicians; risks related to classification of physicians as independent contractors; state laws regarding prohibition of corporate practice of medicine; possible negative effects of prospective health care reform; possible negative effects of governmental regulations; antitrust regulation; competitive market forces; potential liabilities; fluctuations in quarterly results; possible volatility of stock price; dependence upon key personnel, employment contracts; risks of financial leverage; dilution, additional capital needs; shares eligible for future sale; and anti-takeover effect of certain charter provisions. Risks relating to AHI include risk of capitated fee revenue reductions and management of medical costs; ability to manage growth; fluctuations in quarterly operating results, recent operating losses; dependence on certain payors; legal proceedings; competition; governmental regulation; state laws regarding prohibition of corporate practice of medicine; health care reform; goodwill; potential exposure to professional liability, availability of insurance; termination of management agreements; dependence on independent contractors; control of health care costs; and Knox-Keene Act compliance. Risks relating to the Merger include impact on FPA's financial statements; no assurance of successful integration of certain operations; conversion number may not fully reflect changes in stock prices; deterrent effect of termination and non-solicitation provisions; need for additional capital; possible loss of business; interests of certain persons in the merger; and inability to consummate merger.

NASDAQ LISTING

     It is a condition to the Merger that the shares of FPA Common Stock to be issued in the Merger be authorized for listing on Nasdaq, subject to official notice of issuance.

BACKGROUND OF THE MERGER

     FPA's strategy for enhancing long-term value for its stockholders has been to increase the number of enrollees and primary care physicians in the FPA Network and to negotiate favorable contracts with Payors to provide physician and related health care services to enrollees who select FPA primary care physicians. The FPA Board believes that by doing so, FPA can enhance revenues and earnings. FPA has grown significantly as a result of the acquisitions of Sterling, Gonzaba Management Services Organization, Inc., PFI and the Combined Foundation Companies. Revenues and operating expenses have increased from approximately $18 million and $18 million, respectively, in the year ended December 31, 1994 to approximately $53 million and $51 million, respectively, in the year ended December 31, 1995. Revenues and operating expenses for the nine months ended September 30, 1996 were approximately $189 million and $179 million, respectively, as compared to revenues and operating expenses of the same period in 1995 of approximately $14 million and $14 million, respectively.

     The FPA Board periodically reviews various strategic opportunities to enhance profitability and increase stockholder value. In this regard, the FPA Board continually evaluates the acquisition of other entities and medical practices and has considered longer term acquisition opportunities and other strategic alternatives.

     AHI sold 3.6 million shares of its common stock in an initial public offering on September 29, 1995. AHI's shares were offered to the public at $14.00 per share, which resulted in net proceeds from the initial public offering of approximately $44.5 million.

     Principally as a result of the financial and operational challenges posed by AHI's expansion and increasing medical costs, AHI incurred larger than expected losses over the last several quarters. These results have had a negative impact on the market prices of the AHI Common Stock and significantly affected AHI's ability to fund its ongoing operations. In July 1996, AHI announced that it expected its losses for the six months ended June 30, 1996 to be greater than originally anticipated, and announced its intent to hire a strategic advisor. AHI's stock, which closed as high as $15.75 per share following the initial public offering, closed at between $7.00 and $4.25 per share in July 1996, and between $6.50 and $5.25 per share in August 1996.

     In July 1996, following AHI's announcement of its intention to hire a strategic advisor, Needham contacted FPA proposing to act as its financial advisor in connection with a transaction with AHI. In August 1996 Needham began acting as FPA's financial advisor for a potential transaction with AHI. FPA and Needham subsequently entered into a formal engagement letter on August 8, 1996.

     In a meeting on August 7, 1996, the AHI Board discussed AHI's operations, need for capital to fund its operations and expansion and languishing stock price. The AHI Board reviewed with members of management AHI's strategic alternatives and agreed to engage Smith Barney to assist AHI in evaluating the following options: (i) the sale of AHI to or the merger of AHI with another company in the physician practice management business, (ii) the sale of AHI to or the merger of AHI with a company in a related or complementary business (i.e., an insurance company or a hospital company), (iii) a financing transaction involving either debt or equity or a combination of both and (iv) a reorganization of AHI's business and operations. The AHI Board also directed management to prepare restructuring plans to reduce AHI's costs. The AHI Board and members of management discussed the difficulty of restructuring without losing the value of AHI's newly operational networks or the potential contained within its developing markets.

     In early September 1996, AHI's management presented its restructuring plan to an executive committee of the AHI Board. At that time, it was determined that AHI should place its restructuring plan on hold because management believed, based on the preliminary indications from the search for a strategic or financial investor, that a strategic or financial transaction would yield greater stockholder value than a restructuring. In this regard, management noted that a strategic or financing transaction should create greater opportunities to enhance stockholder value because a restructuring would involve significant non-recurring costs which would materially impact AHI's liquidity, thereby threatening AHI's ability to survive as an independent entity. Management also noted the risks involved in pursuing a strategy of remaining as an independent entity without the assurance of adequate financing at a time when the physician practice management business and the managed care industry in general are undergoing rapid consolidation.

     Following its engagement by AHI, Smith Barney, in conjunction with AHI's management, developed a list of possible strategic buyers (companies and other entities in the same or a related line of business for whom a transaction with AHI could be synergistic) and financial investors (companies or other entities who may be interested in the return an equity investment or other transaction with AHI could generate). In this regard, in selecting prospective strategic buyers and financial investors, Smith Barney and AHI management focused primarily on other companies in the managed care industry, other entities in related businesses, such as insurance companies and hospital companies, which might be interested in entering the managed care market, and other parties who were thought to be amenable to an investment in a company such as AHI.

     From early August 1996 through late September 1996, approximately 35 strategic buyers, including FPA, and approximately 24 financial investors were contacted to solicit indications of interest in a possible transaction involving AHI. Confidentiality agreements were executed with, and confidential information concerning AHI was furnished to, approximately 11 strategic buyers, including FPA, and approximately 14 financial investors, which had indicated an interest in such a transaction.

     AHI received preliminary proposals from two strategic buyers, including FPA, which submitted its proposal on September 27, 1996, and an oral expression of interest from a third strategic buyer. The other strategic buyer besides FPA that submitted a preliminary proposal was a company in the physician practice management business ("Buyer One") and the strategic buyer that submitted an oral expression of interest was a physician practice management affiliate of a not-for-profit healthcare services organization ("Buyer Two").

In addition to the proposals received from the strategic buyers, AHI also received preliminary proposals from three financial investors. Each of the financial investors were equity capital investment firms that were interested in the return that an equity investment with AHI could generate.

     Upon review of the two preliminary proposals and one oral expression of interest received from strategic buyers and the three preliminary proposals received from financial investors, AHI management determined that AHI's stockholders would receive greater value from a strategic buyer. FPA's proposal initially valued the AHI Common Stock at a substantial premium over market and Buyer One's proposal contained a valuation ranging from approximately the then current market price to a substantial premium over market. Buyer Two did not specify the value it would place on the AHI Common Stock. Each of the preliminary proposals from the financial investors, on the other hand, valued the AHI Common Stock below the then current market value of such shares.

     Because the strategic buyers clearly presented AHI's stockholders with a more attractive valuation than the financial investors, and because none of the financial investors were willing to purchase all or substantially all of the AHI Common Stock, which AHI management believed would result in greater stockholder value than the purchase of a minority interest, AHI management, upon consultation with the AHI Board and Smith Barney, determined to suspend further discussions with the financial investors pending further discussions with FPA, Buyer One and Buyer Two. Accordingly, AHI management instructed Smith Barney to invite FPA, Buyer One and Buyer Two to perform a more detailed due diligence review of AHI. From October 10, 1996 through November 5, 1996, management presentations were made to, and due diligence was conducted by, each such strategic buyer.

     From October 17, 1996 through November 6, 1996, several meetings were held between the senior management and certain other employees of FPA and AHI to discuss due diligence issues, as well as the potential benefits and synergies that could be derived from a business combination between FPA and AHI. At certain of these meetings the parties' outside legal, financial and accounting advisors were present. Buyer One attended a management presentation by AHI on October 10, 1996 at which AHI and such buyer discussed the potential benefits of a transaction with AHI. Buyer Two attended similar presentations on October 17, 1996 and October 29, 1996. Management communicated with the AHI Board regarding these activities on a regular basis. Following the management presentations to Buyer One and Buyer Two, each such party conducted an initial due diligence review of AHI. Buyer One requested and received supplementary due diligence materials following its initial due diligence review, but Buyer Two made no further information requests after its initial due diligence review. Neither Buyer One nor Buyer Two requested a meeting with AHI following their respective initial due diligence reviews.

     On October 31, 1996, FPA submitted its formal indication of interest to acquire AHI in a stock-for-stock merger. The terms of this indication of interest were substantially similar to the principal terms of the Merger as set forth in the Merger Agreement. See "THE MERGER AGREEMENT." On November 1, 1996, AHI received an oral expression of interest from Buyer One. The expression of interest from Buyer One proposed a stock-for-stock merger that valued the AHI Common Stock significantly lower than the exchange ratio proposed by FPA. Because AHI's stockholders would receive materially greater value from FPA, AHI's management, in consultation with the AHI Board, determined not to pursue discussions with Buyer One.

     Because the expressions of interest AHI had received from potential financial investors also indicated that AHI's stockholders would receive greater value from a strategic buyer, AHI management further determined not to pursue any financing alternatives until after management had explored further the FPA proposal. In communicating its determination to the AHI Board, management observed that the synergies a strategic buyer such as FPA could generate in a merger or other transaction with AHI enabled strategic buyers to value the AHI Common Stock more attractively than financial investors. Indeed, FPA's proposal valued the AHI Common Stock at a substantial premium over market, whereas all of the preliminary proposals from financial investors valued the AHI Common Stock at or below the then current market value of such shares. Furthermore, management noted that the benefits to the stockholders of a financing transaction were more speculative than those of a strategic transaction because to realize increased value through a financial transaction, AHI would have to overcome its adverse cost structure without the assistance of a strategic partner with whom immediate synergies could be achieved. With the concurrence of the AHI Board, management then advised Smith Barney that AHI would pursue discussions with FPA, although neither management nor the AHI Board precluded the possibility of entering into a transaction other than the Merger until AHI entered into the Merger Agreement.

     On November 2, 1996 and November 3, 1996, members of the management of FPA held discussions with members of the management of AHI and representatives of Smith Barney regarding a possible transaction. During these discussions, the parties discussed a collar mechanism with respect to the exchange ratio, the tax and accounting treatment of the proposed stock-for-stock merger and the principal conditions to consummation of the transaction. After extensive negotiations, the parties determined to proceed toward negotiation of a definitive merger agreement.

     On November 3, 1996, at a special telephonic meeting of the FPA Board, the FPA Board reviewed with the senior management of FPA certain matters relating to the proposed transaction, including the potential merits of a business combination involving FPA and AHI as well as the nature of discussions to date between the two companies. The FPA Board also reviewed certain financial matters relating to the proposed transaction. Following these discussions the FPA Board authorized management to negotiate a merger agreement between the two parties.

     From November 4, 1996 to November 8, 1996, certain members of AHI's management and AHI's independent auditors and counsel conducted financial and legal due diligence with respect to FPA. During the same period, senior management of each of FPA and AHI and their respective legal and financial advisors negotiated the definitive terms of the Merger Agreement.

     On November 8, 1996, the AHI Board met to consider approval of the Merger Agreement. At such meeting, Smith Barney delivered to the AHI Board its oral opinion (subsequently confirmed by delivery of a written opinion dated November 8, 1996) to the effect that, as of such date and based upon certain matters stated in such opinion, the Conversion Number was fair to the holders of AHI Common Stock from a financial point of view, and reviewed with the AHI Board certain financial analyses performed by Smith Barney in connection with such opinion. See "-- Opinion of AHI's Financial Advisor." AHI's outside legal advisors with respect to the Merger reviewed the terms of the Merger from a legal perspective and advised the AHI Board as to its legal obligations in considering whether to approve the proposed transaction. After a full discussion of all of the relevant issues and upon consideration of the factors described under "-- Reasons for the Merger; Recommendations of the Boards of Directors -- AHI," the AHI Board concluded that the Merger Agreement was fair to and in the best interests of AHI's stockholders and unanimously approved the Merger Agreement.

     On November 8, 1996, at a special telephonic meeting of the FPA Board, Needham rendered its oral opinion, subsequently confirmed in writing, to the effect that, as of such date and based upon and subject to certain assumptions and other matters described in its written opinion, the consideration to be paid to the AHI stockholders in the Merger was fair to the stockholders of FPA from a financial point of view. Following discussion with Needham and FPA's management, and upon consideration of the factors described under "-- Reasons for the Merger; Recommendations of the Boards of Directors -- FPA," the FPA Board concluded that the Merger was fair to and in the best interests of FPA's stockholders and approved the form, terms and conditions of the proposed Merger Agreement.

     On November 8, 1996, AHI and FPA executed the Merger Agreement, and on November 11, 1996, issued a joint press release regarding the Merger. On November 8, 1996, the business day preceding public announcement of the Merger, the closing prices per share on Nasdaq of FPA Common Stock and AHI Common Stock were $21.25 and $7.25, respectively. Based on the closing price of FPA Common Stock on that date, the Equivalent Value would have been $8.75 and the Conversion Number would have been .412. Based upon the 14,523,041 shares of AHI Common Stock outstanding as of such date, AHI's stockholders would be issued approximately 5,983,493 shares of FPA Common Stock, representing approximately $127.1 million.

     On November 25, 1996, at a special telephonic meeting of the AHI Board, the AHI Board approved an amendment to the Merger Agreement pursuant to which the Merger is intended to qualify as a tax-free reorganization under the Code. See "-- Certain Federal Income Tax Consequences." AHI and FPA executed such amendment effective as of February 5, 1997.

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS AND REASONS FOR THE MERGER

     FPA.

     For the reasons described below, the FPA Board has unanimously approved the Merger and recommends that FPA STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

     FPA continually analyzes potential acquisition candidates in the health care field. The FPA Board believes that the Merger is fair to and in the best interests of FPA and its stockholders for the reasons described below. Accordingly, the FPA Board has approved the Merger Agreement and the transactions contemplated thereby and has directed that the Merger Agreement and Merger be submitted to a vote of FPA's stockholders at the FPA Special Meeting.

     The FPA Board believes the negotiated terms to be the most favorable transaction terms available, considering an array of factors which included those both favorable and adverse to the Merger. In evaluating the Merger, the FPA Board consulted with FPA management, legal counsel, its independent accountants and Needham. It considered the following factors to be material to and in support of its final determination:

          (i) The Merger is expected to enable FPA to take advantage of AHI's existing relationships with Payors in order to expand the FPA Network in geographic areas in which FPA currently operates and to penetrate new markets. Such expansion of the FPA Network is expected to enhance FPA's ability to obtain new Payor contracts and to attract enrollees;

          (ii) The Merger is expected to result in significant financial and operational synergies including, but not limited to, those relating to executive salaries, investor relations, audit, legal and insurance fees and rent costs. The Merger is expected to result in a reduction in general and administrative expenses of $14 million for the combined companies, primarily by consolidating operations and eliminating corporate overhead. The Merger is expected to result in a lower overall cost of capital to FPA by strengthening its balance sheet and thereby enhancing FPA's ability to raise debt financing. In addition, the increased float and market capitalization of FPA Common Stock should improve investor awareness of FPA and its ability to access the equity markets; and

          (iii) The Merger is expected to substantially increase FPA's size financially which is expected to enhance FPA's national recognition, making it easier for FPA to attract and retain new physicians and obtain new Payor contracts.

     In addition to the foregoing items, the FPA Board generally considered those matters discussed under "RISK FACTORS," which included potentially adverse consequences to FPA posed by the Merger and, in particular, the assumption of AHI's liabilities, uncertainties with respect to the integration of the two entities, the need for additional capital for the combined company together with the potential unavailability of such financing, the potential loss of business and the fact that following the Merger, current FPA stockholders will own as little as 73.7% of the outstanding FPA Common Stock. The FPA Board reviewed these adverse factors in their totality, without focusing on any one individual factor. Moreover, the FPA Board considered the management of the combined entity to be capable of addressing and managing the integration of the two businesses. Without giving relative weights to the respective factors, favorable and adverse, and without drawing a correlation among the factors, the FPA Board determined that the factors adverse to the Merger were not sufficient to negate the incentives for pursuing, and potential benefits of, the Merger. The FPA Board believes that the Merger will have no material adverse effects on any FPA stockholders, including non-affiliated stockholders.

     Finally, the FPA Board's approval of the Merger was conditioned upon the subsequent receipt of an opinion from Needham confirming its oral opinion that as of such opinion's date and based upon and subject to certain assumptions and other matters, the consideration to be paid to the AHI stockholders in the Merger was fair to the stockholders of FPA from a financial point of view. Needham's opinion dated November 8, 1996 is attached as Appendix II to this Proxy Statement/Prospectus and should be read carefully in its entirety. See "THE MERGER -- Opinion of FPA's Financial Advisor." In arriving at its determination, the FPA Board took Needham's opinion into consideration. (Needham's opinion was only one of the many factors considered by the FPA Board in its evaluation of the Merger and should not be viewed as determinative of the views of the FPA Board with respect to the Conversion Number or the proposed Merger nor as a recommendation to any stockholder as to how such stockholder should vote at the FPA Special Meeting.)

     The FPA Board accordingly concluded in its subjective collective judgment that, in light of the foregoing, the terms of the Merger Agreement are fair to and, therefore, in the best interests of FPA and its stockholders notwithstanding the related risks. See "THE MERGER -- Background," "THE
MERGER -- Opinion of FPA's Financial Advisor," "RISK FACTORS" and
"SUMMARY -- COMPARATIVE MARKET DATA."

     In view of the wide variety of factors considered in connection with the evaluation of the Merger, the FPA Board did not attempt to quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination.

     AHI.

     On November 8, 1996, the AHI Board unanimously determined that the terms of the Merger Agreement and the transactions contemplated thereby are fair to, and in the best interest of, AHI and its stockholders. In reaching its decision to recommend and approve the Merger Agreement, the AHI Board consulted with management, as well as its financial, accounting and legal advisors, and considered the following factors to be material and favorable in its determination to unanimously approve the Merger Agreement and the transactions contemplated thereby:

          (i) the business and operations of AHI, including its financial losses, increasing medical costs, costs associated with its expanding network, negative cash flows and the uncertainty that AHI could survive as an independent going concern. In this respect, the AHI Board also considered the concerns expressed by AHI's management at the meeting that AHI's inability to meet its internal projections over the last several quarters raised doubts about achieving AHI's business plan and the assumptions underlying such plan;

          (ii) the increasing competitive pressures within the managed care sector of the health care industry, including the trend toward consolidation among both Payors and providers;

          (iii) the rapid consolidation among HMOs and the recent trends regarding the premiums received by HMOs and other payors, resulting in downward pressure on rates and/or smaller rate increases in light of rising medical costs;

          (iv) greater difficulty in passing rate reductions or increased costs through to its providers due to increasing consolidation among health care providers;

          (v) the belief that there were strategic benefits which could be attained by combining FPA's and AHI's operations including, but not limited to, forming one of the largest physician practice management companies in the nation enabling AHI to operate more effectively and profitably in this dynamic and increasingly competitive environment because of the size, geographic scope and expertise of the combined company;

          (vi) the belief that certain synergies could be attained by spreading the relatively high costs of AHI's infrastructure over a greater membership base and by combining AHI's and FPA's operations and development activities in overlapping markets, thereby reducing general and administrative expenses and contributing to the ability of the combined company to compete effectively in the future;

          (vii) the current and historical market prices and trading volume of the shares of AHI Common Stock and FPA Common Stock and the belief that the FPA proposal presented an opportunity for AHI's stockholders to realize future equity appreciation based on the AHI Board's perception of the more favorable prospects of the combined entity, which the AHI directors believed should be able to provide quality products with synergies, service and efficiency better than that which AHI is achieving at present;

          (viii) the process undertaken on behalf of AHI to solicit indications of interest in the acquisition of AHI, including the fact that approximately 59 parties were contacted and that while AHI received five preliminary proposals, no other written offer had been submitted to acquire AHI or recapitalize AHI upon terms as attractive as those offered by FPA (See "-- Background of the Merger");

          (ix) the opinion of Smith Barney rendered to the AHI Board on November 8, 1996 to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the Conversion Number was fair, from a financial point of view, to the holders of AHI Common Stock (See
     "-- Background of the Merger");

          (x) the terms and conditions of the Merger Agreement and related agreements and the likelihood that the conditions to the Merger would be satisfied;

          (xi) the willingness of management to support the Merger; and

          (xii) at the time the AHI Board voted to approve and recommend the Merger, it was aware of the advice from AHI's independent auditors that the proposed merger terms met the criteria for "pooling of interests" accounting treatment (although the Board did not attempt to decide at that time upon a course of conduct or recommendation in the event the Merger could not be accounted for as a "pooling of interests") (See "-- Accounting Treatment").

     In addition to the foregoing factors, the AHI Board consulted with management, as well as its financial, accounting and legal advisors, and considered the following factors to be material and adverse in its determination to unanimously approve the Merger Agreement and the transactions contemplated thereby:

          (i) the AHI Board generally considered the matters set forth under "RISK FACTORS;" including (A) the ability of FPA to integrate successfully AHI's operations following consummation of the Merger, particularly in light of FPA's recent acquisitions of PFI, Sterling and Foundation, (B) the impact on FPA's financial statements of the Merger and the Foundation Transaction which, taken together, will result in a pro forma operating loss of approximately $66.5 million and a pro forma net loss of approximately $50.5 million for FPA for the nine months ended September 30, 1996, (C) the ability of FPA to sustain its growth strategy and (D) the amount of FPA's indebtedness in relation to its stockholder equity (the AHI Board reviewed these adverse factors in their totality, without focusing on any one individual factor, and concluded that on balance, despite such factors, AHI would be better positioned to face those underlying risks as well as accomplish its business plan if it combined with FPA. In reaching this conclusion, the AHI Board determined that the operating efficiencies achieved through the Merger and in conjunction with FPA's other acquisitions could outweigh the pro forma losses. The AHI Board also believes that FPA is capable of addressing the issues raised by the integration of AHI's operations following consummation of the Merger); and

          (ii) the AHI Board reviewed the size of the termination fee payable in the event the Merger Agreement is terminated by AHI (See "THE MERGER AGREEMENT -- Effect of Termination"). The AHI Board reviewed the circumstances under which such fee would be payable by AHI, as well as restrictions on AHI's ability to solicit potential acquirors other than FPA prior to the closing of the Merger. The termination fee and the restrictions on solicitation of alternate acquirors may have the effect of decreasing the chances of AHI engaging in a business combination other than the Merger (See "THE MERGER AGREEMENT -- Certain Additional
     Agreements -- No Solicitations.").

     The AHI Board reviewed the severance arrangements of executive officers of AHI and other benefit provisions of the Merger Agreement, including the registration rights to be granted to certain executive officers in connection with the Merger, described under "-- Interests of Certain Persons in the Merger." The AHI Board was aware that such arrangements may give certain individuals interests in the Merger that are in

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

addition to the interests of stockholders generally. The AHI Board considered such severance arrangements to be a neutral factor in its determination to approve the Merger.

     The foregoing discussion of the information and factors considered is not intended to be exhaustive, but it does include the material factors, favorable, neutral and adverse, considered by the AHI Board in the evaluation of the Merger. The AHI Board reviewed the foregoing factors in their totality, without focusing on any one individual factor. Without giving relative weights to the respective factors, favorable, neutral and adverse, and without drawing a correlation among the factors, the AHI Board determined that the factors adverse to the Merger were not sufficient to negate the incentives for pursuing, and potential benefits of, the Merger. After taking into consideration all of the factors set forth above, the AHI Board determined that the Merger was fair to and in the best interests of the AHI stockholders and that AHI should proceed with the Merger.

     ACCORDINGLY, THE AHI BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF AHI VOTE "FOR" APPROVAL OF THE PROPOSAL TO ADOPT THE MERGER AGREEMENT. STOCKHOLDERS SHOULD BE AWARE THAT CERTAIN MEMBERS OF THE AHI BOARD AND MANAGEMENT HAVE CERTAIN INTERESTS IN THE MERGER THAT MAY CONFLICT WITH AND ARE IN ADDITION TO THOSE OF OTHER AHI STOCKHOLDERS. SEE "THE MERGER -- INTERESTS OF CERTAIN PERSONS IN THE MERGER."

OPINION OF FPA'S FINANCIAL ADVISOR

     FPA retained Needham to act as exclusive financial advisor to FPA in connection with the proposed transaction with AHI. In connection with this engagement, FPA requested Needham to render an opinion as to whether the consideration paid by FPA to AHI in the Merger was fair to the stockholders of FPA from a financial point of view. Needham was not requested to, and did not, make any recommendation to the FPA Board as to the specific value of AHI or the Conversion Number. The amount of consideration to be paid by FPA in the Merger was determined through negotiations between FPA management and AHI management.

     At a telephonic meeting of the FPA Board on November 8, 1996, Needham delivered its oral opinion (subsequently confirmed in writing) that, as of such date and based upon and subject to certain assumptions and other matters described in its written opinion, the consideration to be paid by FPA to AHI in the Merger is fair to the stockholders of FPA from a financial point of view. NEEDHAM'S OPINION IS DIRECTED ONLY TO THE FINANCIAL TERMS OF THE MERGER AGREEMENT AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER OF FPA AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE FPA SPECIAL MEETING.

     Needham is not expressing any opinion as to the prices at which FPA's Common Stock will trade at any time. The complete text of the November 8, 1996 opinion (the "Needham Opinion"), which sets forth the assumptions made, matters considered and limitations on and scope of the review undertaken by Needham, is attached to this Proxy Statement/ Prospectus as Appendix II, and the summary of the Needham Opinion set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the Needham Opinion. FPA STOCKHOLDERS ARE URGED TO READ THE NEEDHAM OPINION CAREFULLY AND IN ITS ENTIRETY FOR A DESCRIPTION OF THE PROCEDURES FOLLOWED, THE FACTORS CONSIDERED AND THE ASSUMPTIONS MADE BY NEEDHAM.

     In arriving at its opinion, Needham, among other things, (i) reviewed the most current draft of the Merger Agreement; (ii) reviewed certain other documents relating to the Merger; (iii) reviewed certain publicly available information concerning FPA and AHI and certain other relevant financial and operating data of FPA and AHI made available from the internal records of FPA and AHI; (iv) visited certain locations of AHI's facilities; (v) held discussions with members of senior management of FPA and AHI concerning their current and future business prospects; (vi) reviewed certain financial forecasts and projections prepared by the management of FPA and AHI; (vii) compared certain publicly available financial data of companies whose securities are publicly traded, which Needham deemed generally comparable to the business of AHI, to similar data for AHI; (viii) reviewed the financial terms of certain other business combinations that Needham deemed generally relevant; (ix) reviewed the premiums/discounts paid by acquirors in certain other business combinations that Needham deemed generally relevant; (x) performed an accretion/dilution analysis and reviewed the impact of the Merger on FPA's projected operating results; (xi) reviewed current and historical

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

market closing prices and trading data for AHI's and FPA's Common Stock; and
(xii) performed and/or considered such other studies, analyses, inquiries and investigations as Needham deemed appropriate. Needham assumed and relied upon, without independent verification, the accuracy and completeness of the information it reviewed for purposes of its opinion.

     In its analyses, Needham utilized 1996, 1997 and 1998 projections for FPA and AHI. The 1996, 1997 and 1998 projections for FPA are based upon publicly available research reports published by a variety of investment firms and research analysts. The 1996 projections for AHI were provided by AHI management. The 1997 projections for AHI were derived from AHI management estimates and were adjusted by FPA management. These adjustments included the impact of revenue growth, operating synergies and cost savings projected to be realized by the management of FPA with respect to AHI, consisting of an increase in enrollments, two scenarios for reductions in the medical loss ratio ("MLR") and a reduction in general and administrative expenses. The scenarios included assumed reductions in MLR from 81.5% to a range of 75.4% to 78.5% for 1997 and from 80.0% to a range of 75.4% to 77.7% for 1998. The 1998 projections for AHI are based on the 1997 estimates described above with various assumptions provided by FPA management for AHI, including enrollment growth, revenue growth, MLR assumptions and a reduction in general and administrative expenses. FPA management assumed that the Merger would result in a reduction in general and administrative expenses of $14 million for the combined companies primarily by consolidating operations and eliminating corporate overhead. While a level of synergy can be expected to be achieved in a strategic business combination such as the Merger as a result of rationalization (including savings realized through elimination of duplicate facilities and personnel) and cost reductions (including savings realized through economics of scale), there can be no assurance with respect to the amount or timing of any such synergies that may be realized as a result of the Merger, or whether these synergies would be obtained. The hypothetical amount of these synergies may bear no relation to the synergies, if any, that might be realized as a result of the Merger. With respect to AHI's financial forecasts provided to Needham by its management and FPA management, Needham assumed that such forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of such respective managements of FPA and AHI, at the time of preparation, of the future operating and financial performance of AHI. Needham did not assume any responsibility for or make or obtain any independent evaluation, appraisal or physical inspection of the assets or liabilities of AHI. Needham also assumed the accuracy of the advice and conclusions of FPA's accountants with respect to accounting matters as provided to Needham by FPA's management including, without limitation, the treatment of the Merger as a "pooling of interests" for financial reporting purposes. Needham's opinion states that it was based on economic, monetary and market conditions existing as of the date of such opinion.

     Based on this information, Needham performed a variety of financial analyses of the Merger and the consideration to be paid by FPA. The following paragraphs summarize the significant financial analyses performed by Needham in arriving at its opinion presented to the FPA Board.

     Contribution Analysis. Needham reviewed and analyzed the pro forma contribution of each of FPA and AHI to pro forma combined operational and financial information as of and for the twelve months ended June 30, 1996 ("LTM"), projected 1996 operating results, projected 1997 operating results and projected 1998 operating results. Needham reviewed, among other things, the pro forma contributions to revenues, net income, assets and stockholders' equity. Based on this analysis, AHI contributed 31.3% of the LTM pro forma combined revenues, 26.2% of the projected pro forma 1996 combined revenues, 16.6% to 16.9% of the projected pro forma 1997 combined revenues and 15.5% of the projected pro forma 1998 combined revenues. AHI also contributed 0.0% of the LTM pro forma combined operating income, 0.0% of the 1996 projected pro forma combined operating income, 9.5% to 26.9% of the 1997 projected pro forma combined operating income and 20.0% to 24.3% of the 1998 projected pro forma combined operating income. AHI also contributed 0.0% of the LTM pro forma combined net income, 0.0% of the 1996 projected pro forma combined net income, 12.8% to 31.5% of the 1997 projected pro forma combined net income and 23.1% to 27.9% of the 1998 projected pro forma net income. In addition, AHI contributed 13.6% of the pro forma combined assets as June 30, 1996, and 17.2% of the pro forma combined stockholders' equity as of June 30, 1996. Based on FPA's closing price of $21.25 on November 7, 1996 and the resulting Conversion Number calculated in accordance

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

with the Merger Agreement, AHI stockholders will own approximately 19% on a fully diluted basis of FPA after the Merger. The results of the contribution analysis are not necessarily indicative of the contributions that the respective businesses may have in the future. Needham noted that the portions of the analysis with respect to historical and projected 1996 income and the lower end of projected 1997 income did not reflect the expected synergies anticipated by FPA management to be achieved by the combined companies.

     Comparable Company Analysis. Needham compared selected historical and projected operating and financial ratios of AHI to the corresponding data and ratios of certain publicly traded physician practice management companies which it deemed generally comparable to AHI. These companies included two that focused their operations mainly on primary care practices, four that focused their operations on multi-specialty practices, ten that focused their operations on single-specialty practices and three other companies that focused their operations on a hospital based or other operating model. Such data and ratios included total market capitalization to historical and projected revenue, price per share to historical and projected earnings per share and market value to historical book value.

     Companies that were deemed to be generally comparable to AHI (the "Comparable Companies") included: American Oncology Resources, Inc.; Apogee, Inc.; Coastal Physician Group, Inc.; Curative Health Services Inc.; EmCare Holdings, Inc.; FPA; InPhyNet Medical Management, Inc.; MedCath Incorporated; MedPartners, Inc.; OccuSystems, Inc.; Orthodontic Centers of America, Inc.; Pediatrix Medical Group, Inc.; PHP Healthcare Corporation; PhyCor, Inc.; PhyMatrix Corp.; Physician Reliance Network, Inc.; Physician Resource Group, Inc.; Response Oncology Inc.; and Sheridan Healthcare, Inc.

     Needham also calculated multiples for AHI based on the closing price of FPA Common Stock of $21.25 per share on November 7, 1996 and the resulting equivalent purchase price of AHI Common Stock of $8.75 per share as calculated in accordance with the Merger Agreement. For the Comparable Companies, the multiples of total market capitalization to LTM revenues ranged from 9.5x to 0.3x with a mean of 2.7x and a median of 2.4x, as compared with a multiple for AHI of 0.9x. For the Comparable Companies, the multiple of total market capitalization to projected 1996 revenues ranged from 7.5x to 0.3x with a mean of 2.2x and a median of 1.7x, as compared with a multiple for AHI of 0.9x. For the Comparable Companies, the multiple of total market capitalization to projected 1997 revenues ranged from 4.8x to 0.2x with a mean of 1.5x and a median of 1.0x, as compared with a multiple for AHI of 0.7x. For the Comparable Companies, the LTM price-earnings multiples ranged from 225.0x to 12.5x with a mean of 49.9x and a median of 39.5x; the projected 1996 price-earnings multiples ranged from 81.0x to 10.6x with a mean of 32.0x and a median of 28.5x. Since AHI's LTM and 1996 projected net income were negative, their respective multiples were not meaningful. For the Comparable Companies, the projected 1997 price-earnings multiples ranged from 39.6x to 8.1x with a mean of 20.6x and a median of 18.6x, as compared with multiples for AHI ranging from 13.3x to 41.7x. For the Comparable Companies, the multiples of market value to historical book value ranged from 12.0x to 0.7x with a mean of 3.8x and a median of 3.1x, as compared with a multiple for AHI of 3.5x. Needham noted that the higher end of the range of projected 1997 price-earnings multiples for AHI was based upon AHI management's estimates and was unadjusted for any synergies that might result from the Merger.

     Comparable Transaction Analysis. Needham also analyzed publicly available financial information for twelve selected mergers and acquisitions of companies in the physician practice management industry. In examining these transactions, Needham analyzed certain income statement and balance sheet parameters of the acquired companies relative to the consideration offered, aggregate transaction value as multiple of LTM revenues, earnings before depreciation, interest and taxes ("EBITDA"), earnings before interest and taxes ("EBIT"), and multiples of market value to LTM net income and historical book value. In certain cases complete financial data was not publicly available for these transactions and only partial information was used in such instances.

     Completed physician practice management transactions (the "Comparable Transactions") analyzed by Needham included: FPA Medical Management, Inc. / Sterling Healthcare Group, Inc.; MedPartners/Mullikin / Caremark International, Inc.; MedPartners/Mullikin / Pacific Physician Services, Inc.; EquiMed / EquiVision / Colckitt Oncology Group; Physicians Resource Group, Inc. / EyeCorp, Inc.; MedPartners, Inc. / Mullikin Medical Enterprises; Pacific Physician Services, Inc. / Team Health Group,

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

Inc.; Sterling Healthcare Group / Medical Networks, Inc.; Caremark International Inc. / Friendly Hills Healthcare; Coastal Healthcare Group, Inc. / Health Enterprises Inc.; Frost Hanna Halpryn Capital Group / Sterling Healthcare Group/Sterling Healthcare Inc.; Pacific Physician Services, Inc. / Riverside Medical Clinic. Needham also calculated multiples based on the closing price of FPA Common Stock of $21.25 per share on November 7, 1996 and the resulting equivalent purchase price of AHI Common Stock of $8.75 per share as calculated in accordance with the Merger Agreement. For the Comparable Transactions, the multiples of enterprise value to LTM sales ranged from 6.9x to 0.6x with a mean of 1.8x and a median of 1.0x, as compared with a multiple for AHI of 0.9x. For the Comparable Transactions, the LTM EBITDA multiples ranged from 36.6x to 2.3x with a mean of 16.0x and a median of 13.5x; the LTM EBIT multiples ranged from 133.1x to 2.6x with a mean of 30.1x and a median of 16.7x; and the multiples of market value to LTM net income ranged from 248.0x to 3.5x with a mean of 71.1x and a median of 28.6x. Since AHI's LTM EBITDA, EBIT and net income were negative, their respective multiples were not meaningful. For the Comparable Transactions, the multiples of market value to book value ranged from 58.0x to 2.9x with a mean of 13.4x and a median of 8.1x, as compared with a multiple for AHI of 3.5x.

     No company or transaction used in any comparable analysis as a comparison is identical to AHI, FPA or the Merger. Accordingly, these analyses are not mathematical; rather, they involve complex considerations and judgments concerning differences in the financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies and transactions to which they are being compared.

     Premiums Paid Analysis. Needham also reviewed and analyzed publicly available information for fifteen selected proposed and completed mergers and acquisitions in the health care services industry with transaction values ranging from $50.0 million and $150.0 million. In examining these transactions, Needham analyzed the premiums / discounts paid in these transactions by the acquiror based on the target's stock price one day prior to the announcement of the transaction and four weeks prior to the announcement of the transaction. For these transactions, the premiums / discounts paid by the acquiror based on the target's stock price one day prior to the announcement ranged from 106.3% to -3.1% with a mean of 45.1% and a median of 40.5% and the premiums / discounts based on the target's stock price four weeks prior to the announcement ranged from 214.3% to 13.1% with a mean of 58.2% and a median of 49.3%. Based on the closing price of FPA Common Stock of $21.25 on November 7, 1996 and the resulting equivalent purchase price of AHI Common Stock of $8.75 per share as calculated in accordance with the Merger Agreement, the implied premium paid by FPA for AHI was 25.0% based on AHI's closing price on November 6, 1996 and 29.6% based on AHI's closing price on October 10, 1996.

     Proposed and completed health care services transactions analyzed by Needham included: Home Intensive Care, Inc. / W.R. Grace & Co.; Vari-Care Inc. / Living Centers of America, Inc.; Greenery Rehabilitation Group / Horizon Healthcare Corp.; Care Enterprises, Inc. / Regency Health Services, Inc.; Home Nutritional Services, Inc. / W.R. Grace & Co.; ReLife Inc. / HealthSouth Rehabilitation Corp.; Rehability Corp. / Living Centers of America, Inc.; PSICOR Inc. / Baxter Healthcare Corp.; Primedex Health Systems, Inc. / Diagnostic Imaging Services; Professional Sports Care Management / HealthSouth Corp. (f/k/a HealthSouth Rehabilitation Corp.); Sterling Healthcare Group, Inc. / FPA Medical Management, Inc.; ReadiCare, Inc. / OccuSystems, Inc.; Alliance Imaging, Inc. / U.S. Diagnostic Labs, Inc.; ReadiCare, Inc. / HealthSouth Corp.; Pacific Rehab & Sports Medicine / Horizon/CMS Healthcare Corp.

     Accretion/Dilution Analysis. Needham reviewed the impact of the Merger on FPA's financial projections for the years ended December 30, 1997 and 1998. Based upon these projections, Needham noted that the transaction would be accretive to the earnings per share of FPA in 1997 and 1998 in all circumstances with an FPA stock price in excess of $16.00 per share and the higher MLR scenario would be $0.01 to $0.02 dilutive to FPA earnings per share with an assumed FPA stock price of less than $16.00. Needham noted that the Merger would be dilutive only under the higher MLR scenario where the price of FPA Common Stock is below $16.00 per share, which is significantly below the $21.25 price on November 7, 1996 and below the recent average trading range for FPA Common Stock.

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

     FPA and AHI Stock Analysis. Needham reviewed current and historical market closing prices and trading data of AHI's and FPA's Common Stock since the initial public offering of AHI in September 1995 both separately and in relation to each other and the relationship between movements of AHI Common Stock and FPA Common Stock and movements in composite indices, such as the Nasdaq Composite Index and the Dow Jones Industrial Average. Needham noted that during the period since AHI's initial public offering to November 7, 1996, FPA's stock price significantly outperformed these indices while AHI's stock price significantly underperformed such indices. Needham also reviewed the theoretical historical effective premium paid to AHI stockholders if the transaction had occurred at any time since AHI's initial public offering. Based on the Conversion Number provisions as described in the Merger Agreement and historical stock prices of AHI and FPA, from September 29, 1995 though March 20, 1996, the effective premium paid would have been primarily 0.0% or less. From March 21, 1996 through November 7, 1996, the effective premium paid would have ranged from 1.0% to 105.9% with a mean of 43.6% and a median of 45.4%. Needham compared these theoretical historical premiums derived for the Merger with the range of premiums paid in the comparable transactions described above under "Premiums Paid Analysis."

     The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, Needham believes that its analyses must be considered as a whole and that considering any portions of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Needham made numerous assumptions with respect to industry performance, general business and economic and other matters, many of which are beyond the control of AHI or FPA. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable as set forth therein. Additionally, analyses relating to the values of businesses or assets do not purport to be appraisals or necessarily reflect the prices at which businesses or assets may actually be sold.

     Pursuant to the terms of the engagement letter between Needham and FPA, FPA has agreed to pay Needham advisory fees of $375,000 at the announcement of the Merger and a fee for rendering the Needham Opinion of $200,000. In addition, FPA has agreed to pay Needham $375,000 at the closing of the Merger. FPA has also agreed to reimburse Needham for certain of its reasonable out-of-pocket expenses and to indemnify it against certain liabilities relating to or arising out of services performed by Needham as financial advisor to FPA.

     Needham is a nationally recognized investment banking firm. As part of its investment banking services, Needham is frequently engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes. Needham was retained by the FPA Board to act as FPA's financial advisor in connection with the Merger based on Needham's experience as a financial advisor in mergers and acquisitions as well as Needham's familiarity with companies that are in the physician practice management industry. In the normal course of its business, Needham may actively trade the equity securities of FPA for its own account or for the account of its customers and, therefore, may at any time hold a long or short position in such securities.

OPINION OF AHI'S FINANCIAL ADVISOR

     Smith Barney was retained by AHI to act as its financial advisor in connection with the proposed Merger. In connection with such engagement, AHI requested that Smith Barney evaluate the fairness, from a financial point of view, to the holders of AHI Common Stock of the consideration to be received by such holders in the Merger. On November 8, 1996, at a meeting of the AHI Board held to evaluate the proposed Merger, Smith Barney delivered an oral opinion (subsequently confirmed by delivery of a written opinion dated November 8, 1996) to the AHI Board to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Conversion Number was fair, from a financial point of view, to the holders of AHI Common Stock.

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

     In arriving at its opinion, Smith Barney reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of AHI and certain senior officers and other representatives of FPA concerning the businesses, operations and prospects of AHI and FPA. Smith Barney examined certain publicly available business and financial information relating to AHI and FPA as well as certain financial forecasts and other information and data for AHI and FPA which were provided to or otherwise discussed with Smith Barney by the respective managements of AHI and FPA, including information relating to certain strategic implications and operational benefits anticipated to result from the Merger. Smith Barney reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of AHI Common Stock and FPA Common Stock; the respective companies' historical and projected earnings and other operating data; and the capitalization and financial condition of AHI and FPA. Smith Barney also considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which Smith Barney considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Smith Barney considered relevant in evaluating those of AHI and FPA. Smith Barney also evaluated the potential pro forma financial impact of the Merger on FPA. In addition to the foregoing, Smith Barney conducted such other analyses and examinations and considered such other financial, economic and market criteria as Smith Barney deemed appropriate in arriving at its opinion. Smith Barney noted that its opinion was necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Smith Barney as of the date of its opinion.

     In rendering its opinion, Smith Barney assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with Smith Barney. With respect to financial forecasts and other information and data furnished to or otherwise reviewed by or discussed with Smith Barney, the management of AHI and FPA advised Smith Barney that such forecasts and other information and data were prepared on bases reflecting reasonable estimates and judgments of the managements of AHI and FPA as to the future financial performance of AHI and FPA and the strategic implications and operational benefits anticipated to result from the Merger. Smith Barney assumed, with the consent of the AHI Board that the Merger will be treated as a "pooling of interests" in accordance with GAAP. Smith Barney's opinion, as set forth therein, relates to the relative values of AHI and FPA. Smith Barney did not express any opinion as to what the value of the FPA Common Stock actually will be when issued to AHI stockholders pursuant to the Merger or the price at which the FPA Common Stock will trade subsequent to the Merger. Smith Barney did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of AHI or FPA nor did Smith Barney make any physical inspection of the properties or assets of AHI or FPA. In connection with its engagement, Smith Barney was requested to approach, and held discussions with, third parties to solicit indications of interest in a possible acquisition of AHI. Although Smith Barney evaluated the Conversion Number from a financial point of view, Smith Barney was not asked to and did not recommend the specific consideration payable in the Merger, which was determined through negotiation between AHI and FPA. No other limitations were imposed by AHI on Smith Barney with respect to the investigations made or procedures followed by Smith Barney in rendering its opinion.

     THE FULL TEXT OF THE WRITTEN OPINION OF SMITH BARNEY DATED NOVEMBER 8, 1996, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON AND SCOPE OF THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS APPENDIX III AND IS INCORPORATED HEREIN BY REFERENCE. HOLDERS OF AHI COMMON STOCK ARE URGED TO READ THIS OPINION CAREFULLY IN ITS ENTIRETY. SMITH BARNEY'S OPINION IS DIRECTED TO THE AHI BOARD AND RELATES ONLY TO THE FAIRNESS OF THE CONVERSION NUMBER FROM A FINANCIAL POINT OF VIEW, DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER OR RELATED TRANSACTIONS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE AHI SPECIAL MEETING. THE SUMMARY OF THE OPINION OF SMITH BARNEY SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     In preparing its opinion, Smith Barney performed a variety of financial and comparative analyses, including those described below. The summary of such analyses does not purport to be a complete description

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

of the analyses underlying Smith Barney's opinion, but rather, sets forth the material analyses performed by Smith Barney in connection with its opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, Smith Barney believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and its opinion. In its analyses, Smith Barney made numerous assumptions with respect to AHI, FPA, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of AHI and FPA. The estimates contained in such analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Smith Barney's opinion and analyses were only one of many factors considered by the AHI Board in its evaluation of the Merger and should not be viewed as determinative of the views of the AHI Board or management with respect to the Conversion Number or the proposed Merger.

     Selected Company Analysis. Using publicly available information, Smith Barney analyzed, among other things, the market values and trading multiples of AHI and 18 selected publicly traded companies in the physician practice management industry, consisting of: (i) four contract/hospital based physician practice management companies: Coastal Physician Group, Inc., Emcare Holdings, Inc., InphyNet Medical Management, Inc., and Sheridan Healthcare, Inc. (the "Contract/Hospital-Based PPM Companies"), (ii) six multi-specialty/primary care physician practice management companies: Advance Health Corporation, FPA Medical Management, Inc., Med-Partners, Inc., PHP Healthcare Corporation, PhyCor, Inc., and PhyMatrix Corp. (the "Multi-Specialty PPM Companies"), and (iii) eight single-specialty physician practice management companies: American Oncology Resources, Inc., Apogee, Inc., EquiMed, Inc., OccuSystems, Inc., Orthodontic Centers of America, Inc., Pediatrix Medical Group, Inc., Physician Reliance Network, Inc., and Physicians Resource Group, Inc. (the "Single-Specialty PPM Companies" and, together with the Contract/ Hospital-Based PPM Companies and the Multi-Specialty PPM Companies, the "Selected Companies"). With respect to the Selected Companies, Smith Barney focused primarily on the Multi-Specialty PPM Companies, the operations of which Smith Barney considered to be the most comparable to AHI. Smith Barney compared market values as multiples of, among other things, estimated calendar 1996 and 1997 net income, and adjusted market values (equity market value, plus total debt and the book value of preferred stock, less cash and cash equivalents) as multiples of, among other things, latest 12 months revenue and earnings before interest, taxes, depreciation and amortization ("EBITDA"). Net income projections for the Selected Companies were based on estimates of selected investment banking firms as compiled by First Call, a data service which monitors and publishes a compilation of earnings estimates produced by selected research analysts on companies of interest to investors, and net income projections for AHI were based on internal estimates of the management of AHI. All multiples were based on closing stock prices as of November 8, 1996. Applying multiples for the Multi-Specialty Companies (excluding outliers) of estimated calendar 1996 and 1997 net income of 23.3x to 45.2x (with a mean of 32.0x) and 18.6x to 32.7x (with a mean of 25.1x), respectively, and latest 12 months revenue and EBITDA of 0.80x to 1.70x (with a mean of 1.3x) and 12.9x to 26.2x (with a mean of 20.1x), respectively, to corresponding financial data for AHI resulted in an equity reference range for AHI of approximately $3.88 to $6.82 per share, as compared to the equity value implied by the Conversion Number of approximately $8.75 per share based on the closing stock price of FPA Common Stock on November 8, 1996.

     No company or business used in the "Selected Company Analysis" as a comparison is identical to AHI or FPA. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the Selected Companies or the business segment, company or transaction to which they are being compared.

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     Discounted Cash Flow Analysis.  Smith Barney performed a discounted cash flow analysis of the projected free cash flow of AHI for the fiscal years 1997 through 1999, based on internal estimates of AHI's management for fiscal year 1997 and extrapolated for fiscal years 1998 and 1999 based on growth rate estimates for AHI of selected investment banking firms. The stand-alone discounted cash flow analysis of AHI was determined by (i) adding (x) the present value of projected free cash flows over the three-year period from 1997 to 1999 (approximately $4.6 million to $5.0 million) and (y) the present value of AHI's estimated terminal value in year 1999 (approximately $81.1 million to $107.0 million) and (ii) subtracting the current net debt of AHI. The range of terminal values for AHI at the end of the three-year period was calculated by applying terminal multiples ranging from 19.0x to 22.0x to AHI's projected 2000 unlevered net income, representing AHI's estimated value beyond the year 1999. The cash flows and estimated terminal values of AHI were discounted to present value using discount rates ranging from 12.5% to 17.5%, estimated based on, among other things, AHI's cost of capital, historical and current market conditions and AHI's historical financial performance. Based on such terminal value multiples and discount rates, this analysis resulted in an equity reference range for AHI of approximately $7.26 to $9.06 per share, as compared to the equity value implied by the Conversion Number of approximately $8.75 per share based on a closing stock price of FPA Common Stock on November 8, 1996.

     Contribution Analysis. Smith Barney analyzed the respective contributions of AHI and FPA to the estimated revenue, EBITDA and net income of the combined company for fiscal years 1996 and 1997, based on internal estimates of the managements of AHI and FPA. This analysis indicated that (i) in fiscal year 1996, AHI would contribute approximately 22.9% of revenue, (29.0%) of EBITDA and (298.6%) of net income, and FPA would contribute approximately 77.1% of revenue, 129.0% of EBITDA and 398.6% of net income of the combined company, and (ii) in fiscal year 1997, AHI would contribute approximately 16.5% of revenue, 11.1% of EBITDA and 13.1% of net income, and FPA would contribute approximately 83.5% of revenue, 88.9% of EBITDA and 86.9% of net income, of the combined company. Immediately following consummation of the Merger, stockholders of AHI and FPA would own approximately 19.9% and 80.1%, respectively, of the combined company.

     Pro Forma Merger Analysis. Smith Barney analyzed certain pro forma effects resulting from the Merger, including, among other things, the impact of the Merger on FPA's projected EPS for fiscal years 1997 and 1998, based on internal estimates of the managements of AHI and FPA for fiscal year 1997 and extrapolated for fiscal year 1998 based on growth rate estimates for AHI and FPA of selected investment banking firms. The results of the pro forma merger analysis suggested that the Merger could be accretive to FPA's EPS in fiscal years 1997 and 1998 by approximately 0.7% and 1.3%, respectively, assuming certain cost savings from the Merger of approximately $3.6 million were achieved. The actual results achieved by the combined company may vary from projected results and the variations may be material.

     Exchange Ratio Analysis. Smith Barney compared the historical ratio of the daily closing prices of AHI Common Stock and FPA Common Stock during the six-month and 12-month periods preceding the public announcement of the proposed Merger with the Conversion Number. The exchange ratios of the daily closing prices of one share of AHI Common Stock to one share of FPA Common Stock during the six-month and 12-month periods preceding the public announcement of the proposed Merger were 0.32 and 0.63, respectively, as compared to the Conversion Number of between 0.391 and 0.609.

     Selected Merger and Acquisition Transactions Analysis. Using publicly available information Smith Barney reviewed the purchase price and implied transaction multiples paid or proposed to be paid in the following eight selected transactions in the physician practice management industry (acquiror/target): FPA/Sterling Healthcare Group, Inc., MedPartners, Inc./Caremark International Inc.; Physicians Resource Group, Inc./EyeCorp., Inc.; MedPartners, Inc./Pacific Physician Services, Inc.; MedPartners, Inc./Mullikin Medical Enterprises, L.P.; Coastal Physician Group, Inc./Health Enterprises, Inc.; Caremark International Inc./Friendly Hills Healthcare Network; and Foundation Health Corporation/Thomas Davis Medical Centers, P.C. This analysis did not result in meaningful data and, thus, Smith Barney did not derive an equity reference range for AHI based on such analysis.

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

     Other Factors and Comparative Analyses. In rendering its opinion, Smith Barney considered certain other factors and conducted certain other comparative analyses, including, among other things, a review of (i) preliminary indications of interest received from third parties other than FPA; (ii) AHI's and FPA's historical and projected financial results; (iii) the history of trading prices and volume for AHI Common Stock and FPA Common Stock and the relationship between movements of such Common Stock, movements of the common stock of the Selected Companies and movements in the S&P 500 Index; (iv) selected published analysts' reports on FPA, including analysts' estimates as to the earnings growth potential of FPA; (iv) the premiums paid in selected transactions having a transaction value of $100 million to $500 million; and (v) the pro forma ownership of the combined company.

     Pursuant to the terms of Smith Barney's engagement, AHI has agreed to pay Smith Barney for its services in connection with the Merger an aggregate financial advisory fee equal to 1.35% of the total consideration payable in connection with the Merger. AHI has also agreed to reimburse Smith Barney for travel and other out-of-pocket expenses incurred by Smith Barney in performing its services, including the reasonable fees and expenses of its legal counsel, and to indemnify Smith Barney and related persons against certain liabilities, including liabilities under the federal securities laws, arising out of Smith Barney's engagement.

     Smith Barney has advised AHI that, in the ordinary course of business, Smith Barney and its affiliates may actively trade or hold the securities of AHI and FPA for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in such securities. Smith Barney has in the past provided certain investment banking services to AHI unrelated to the proposed Merger, including acting as lead underwriter for AHI's initial public offering of AHI Common Stock in 1995, for which services Smith Barney has received compensation, and also has provided services to FPA from time to time. In addition, Smith Barney and its affiliates (including Travelers Group Inc. and its affiliates) may maintain relationships with AHI and FPA.

     Smith Barney is a nationally recognized investment banking firm and was selected by AHI based on Smith Barney's experience, expertise and familiarity with AHI and its business. Smith Barney regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions; negotiated underwritings, competitive bids; secondary distributions of listed and unlisted securities; private placements and valuations for estate, corporate and other purposes.

EFFECTIVE TIME OF THE MERGER

     Upon the terms and conditions of the Merger Agreement, Sub will be merged with and into AHI at the Effective Time. The Merger will become effective immediately when the Certificate of Merger is filed with the Secretary of State of Delaware or at such time thereafter as is provided in the Certificate of Merger. The filing of the Certificate of Merger will be made as soon as practicable on or after the Closing.

     The Closing shall take place on the day of the approval of the Merger Agreement by the stockholders of FPA and AHI (the "Closing Date"), at the offices of Milbank, Tweed, Hadley & McCloy, 601 South Figueroa Street, Los Angeles, California 90017, unless another date or place is agreed to by the parties. See "THE MERGER AGREEMENT -- Conditions to the Merger."

INTERESTS OF CERTAIN PERSONS IN THE MERGER; POSSIBLE CONFLICTS OF INTEREST

     FPA

     Beneficial Ownership of FPA Common Stock by Directors and Officers of
FPA. As of the record date, directors and executive officers of FPA and their affiliates may be deemed to be beneficial owners of approximately 16.1% of the outstanding FPA Common Stock. Certain directors and officers of FPA with the collective power to vote approximately 13.8% of the outstanding FPA Common Stock have entered into voting agreements and given their irrevocable proxies, providing that their shares shall be voted in favor of the Merger Agreement. See "THE MERGER AGREEMENT -- Certain Additional Agreements -- Irrevocable Proxies."

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

     AHI

     In considering the recommendation of the AHI Board with respect to the Merger, AHI stockholders should be aware that members of the AHI Board have interests in the Merger, as described below. Although AHI believes the members of the AHI Board have acted in accordance with their fiduciary duties, the following initial terms may provide the appearance of a possible conflict of interest. See "RISK FACTORS -- Interests of Certain Persons in the Merger; Possible Conflicts of Interest."

     Beneficial Ownership of AHI Common Stock by Directors and Officers of
AHI. As of the record date, directors and executive officers of AHI and their affiliates may be deemed to be beneficial owners of approximately 62.3% of the outstanding AHI Common Stock. Certain directors and officers of AHI with the collective power to vote approximately 55.2% of the outstanding AHI Common Stock have entered into voting agreements and given their irrevocable proxies, providing that their shares shall be voted in favor of the Merger Agreement. See "The MERGER AGREEMENT -- Certain Additional Agreements -- Irrevocable Proxies." On February 7, 1997, the closing price of FPA Common Stock was $24.25. Assuming an FPA Value equal to such price, the Equivalent Value would be $9.48 and the Conversion Number would be .391. Based upon the 14,523,041 shares of AHI Common Stock outstanding as of such date, AHI Stockholders would be issued approximately 5,678,509 shares of FPA Common Stock in the Merger. If the Merger were consummated, the directors and executive officers of AHI would receive 62.3% of the shares of FPA Common Stock issued to AHI stockholders in the Merger.

     AHI Severance Payments. Pursuant to the terms of the Merger Agreement and each of their respective employment agreements, eight senior executives of AHI will be given severance consideration as of the closing of the Merger including
(i) the waiver of any applicable non-compete provisions set forth in their employment agreements; (ii) the termination of each of their employment agreements and (iii) the receipt of a lump-sum payment pursuant to each of their employment agreements upon a change of control. Pursuant to such change in control arrangements, Leonardo Berezovsky, M.D., Saul Honigstein, H.R. Brereton Barlow, Luis Artime, Stuart Bruck, Steven Posar, M.D., Robert Brice and Gary Sherlock, each of whom is an executive officer and/or a director of AHI, will receive approximately $1,640,000, $503,000, $724,000, $256,000, $388,000,
$529,000, $495,000 and $495,000, respectively. In connection with the Merger, certain other officers and employees of AHI will receive severance payments not to exceed in the aggregate $750,000. The "MERGER AGREEMENT -- Certain Additional Agreements -- Employee Benefit Plans."

     Directors' and Officers' Insurance and Indemnification. AHI agreed to purchase prior to the Effective Time, and FPA and AHI agreed to maintain, until September 28, 1999, directors' and officers' liability insurance with respect to claims arising from facts or events that occurred on or prior to the Effective Time. FPA also agreed to indemnify all directors, officers, employees, and stockholders who are officers or directors of AHI against any liability or losses any of them may incur because of any claim brought against them prior to or within five years from the Effective Time as officers, directors, employees, agents or stockholders of AHI. See "THE MERGER AGREEMENT -- Certain Additional Agreements -- Directors' and Officers' Indemnification and Insurance."

     AHI Option Plans. AHI shall provide for immediate vesting of, and cancellation at the Effective Time, of all outstanding options to the extent permitted under the terms of AHI's 1995 Non-Employee Directors Stock Option Program, 1994 Long-Term Incentive Plan, 1995 Long-Term Incentive Plan and the stock option agreements executed pursuant thereto. See "THE MERGER
AGREEMENT -- AHI Option Plans." Pursuant to such vesting arrangements and upon conversion into FPA Common Stock at an assumed Equivalent Value of $9.48 per share, Saul Honigstein, Steven Posar, M.D., Stuart Bruck, Luis Artime and certain non-employee directors shall receive in a cashless exercise at the Effective Time, FPA Common Stock worth approximately $1,050,000, $598,000, $919,000, $46,000 and $4,100, respectively. Additionally, certain non-employee directors hold approximately 15,000 "out of the money" options to purchase AHI Common Stock. In the event of a Voluntary Termination from the AHI Board (resignation from or refusal to stand for election to the AHI Board), such non-employee directors' options shall automatically expire on the effective date of such termination. In the event of an Involuntary Termination from the AHI Board (any termination event other than a Voluntary Termination), such non-employee directors' options shall be converted into

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

options to purchase FPA Common Stock. Such non-employee directors' options shall vest immediately on the Effective Time and the non-employee directors shall have two years from the Effective Time to exercise such options.

     Registration Rights Agreement. FPA has agreed to enter into a registration rights agreement with each of Leonardo Berezovsky, M.D., Jose Spiwak, M.D. and Kaushal Tamboli, M.D. See "THE MERGER AGREEMENT -- Certain Additional
Agreements -- Registration Rights Agreement."

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The following summary describes the material federal income tax consequences of the Merger to AHI, Merger Sub, and FPA and to AHI stockholders who are citizens of or residents in the United States. This summary does not discuss all the tax consequences that may be relevant to AHI stockholders because of their particular tax situation (e.g., insurance companies, financial institutions, dealers in securities, tax-exempt organizations or non-U.S. persons) or to AHI stockholders who acquired their shares of AHI Common Stock pursuant to the exercise of employee stock options or warrants, or otherwise as compensation. This summary also does not discuss the tax consequences to holders of outstanding AHI options.

     Neither AHI, Merger Sub nor FPA has requested a ruling from the IRS with regard to any of the federal income tax consequences of the Merger. However, Milbank, Tweed, Hadley & McCloy, counsel to AHI, has delivered to AHI a legal opinion letter relating to certain federal income tax consequences of the Merger. The opinions expressed in such letter are based on federal income tax law as it exists and is interpreted at the time such opinion letter is delivered and on the assumptions that (i) each AHI stockholder's shares of AHI Common Stock are capital assets in that stockholder's hands at the time the opinion is delivered, (ii) representations made as of the time the opinion letter is delivered by AHI, Merger Sub, FPA and certain significant AHI stockholders are accurate, (iii) the Merger will qualify as a merger under applicable state law,
(iv) the Merger and related transactions will occur as described in the Merger Agreement, and (v) all parties to the Merger Agreement will comply with their covenants contained in the Merger Agreement. Any change in federal income tax law after the date the opinion letter is delivered or any change in those assumptions could vary the tax consequences of the Merger described below.

     Based upon the foregoing, the opinion letter of Milbank, Tweed, Hadley & McCloy delivered to AHI states, among other things, that the Merger will qualify as a tax-free "reorganization" within the meaning of Code Sections 368(a)(1)(B) and 368(a)(1)(A) and (a)(2)(E). As a result, (i) AHI, FPA and Merger Sub will recognize no gain or loss upon the receipt by FPA of all the shares of AHI Common Stock in the Merger in exchange for newly-issued shares of FPA Common Stock; (ii) FPA's basis in the shares of AHI Common Stock received in the Merger will be the same as the aggregate basis of the AHI Common Stock in the hands of the AHI stockholders immediately prior to the Merger, or instead, if FPA so elects, FPA's basis in the shares of AHI Common Stock will equal AHI's net basis in AHI's assets; (iii) FPA's holding period in the shares of AHI Common Stock received in the Merger will include the period during which the shares of AHI Common Stock were held by AHI stockholders; (iv) an AHI stockholder who converts shares of AHI Common Stock in the Merger solely for shares of FPA Common Stock will recognize no gain or loss; (v) an AHI stockholder will have the same basis in the shares of FPA Common Stock received in the Merger as the basis that stockholder had in the shares of AHI Common Stock converted therefor, reduced by the basis allocable to any fractional share interest in FPA Common Stock with respect to which cash is received; (vi) an AHI stockholder's holding period for the shares of FPA Common Stock received in the Merger includes that stockholder's holding period for the shares of AHI Common Stock converted therefor in the Merger; and (vii) an AHI stockholder will recognize capital gain or loss equal to the difference between the cash received and the basis of the share or shares of AHI Common Stock allocated to any FPA fractional share interest that, for tax purposes, will be treated as issued to the AHI stockholder in the Merger and then immediately redeemed from that AHI stockholder for cash by FPA. The foregoing description of the material federal income tax consequences of the Merger to the stockholders of AHI is qualified in its entirety by reference to the opinion letter of Milbank, Tweed, Hadley & McCloy attached as an exhibit to the registration statement.

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

     THE ABOVE SUMMARY DISCUSSION IS INTENDED ONLY AS A GENERAL SUMMARY OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT PURPORT TO BE AN ANALYSIS OR DISCUSSION OF ANY CONSEQUENCES ARISING UNDER THE TAX LAWS OF ANY STATE, LOCALITY OR FOREIGN JURISDICTION. AHI STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF MERGER TO THEM.

ACCOUNTING TREATMENT

     The Merger will be accounted for using the "pooling of interests" method of accounting pursuant to Accounting Principles Board Opinion No. 16 ("APB No. 16"). The "pooling of interests" method of accounting assumes that the combining companies have been merged from inception, and the historical financial statements for periods prior to consummation of the Merger are restated as though the companies had been combined from inception. The restated financial statements are adjusted to conform the accounting policies of the separate companies. See "Pro Forma Financial Information."

     FPA, Merger Sub and AHI have agreed that during the period from the date of the Merger Agreement through the Effective Time, neither FPA nor AHI or any of their respective subsidiaries shall knowingly take or fail to take any action which action or failure to act would jeopardize the treatment of the Merger as a "pooling of interests" for accounting purposes. See "THE MERGER
AGREEMENT -- Certain Additional Agreements."

     It is a condition to the Merger that FPA and AHI each receive letters from their respective independent auditors stating that the Merger will qualify as a "pooling of interests" for accounting and financial reporting purposes. FPA and AHI may extend the time for performance of or waive compliance with this obligation. To the extent the condition is waived, FPA and AHI will amend this Proxy Statement/Prospectus and resolicit stockholder votes to the extent required by applicable law. See "THE MERGER AGREEMENT -- Conditions to the Merger."

RESALE OF FPA COMMON STOCK BY AFFILIATES

     FPA Common Stock to be issued to stockholders of AHI in connection with the Merger has been registered under the Securities Act. FPA Common Stock received by the stockholders of AHI upon consummation of the Merger will be freely transferable under the Securities Act, except for shares issued to any person who may be deemed an "Affiliate" (as defined below) of AHI or FPA within the meaning of Rule 145 under the Securities Act ("Rule 145"). Affiliates are generally defined as persons who control, are controlled by, or are under common control with AHI or FPA at the time of the Special Meetings (generally, directors, certain executive officers and major stockholders). Affiliates of AHI or FPA may not sell their shares of FPA Common Stock acquired in connection with the Merger, except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act. In general, under Rule 145, for two years following the Effective Time, an Affiliate (together with certain related persons) would be entitled to sell shares of FPA Common Stock acquired in connection with the Merger only through unsolicited "broker transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 144 under the Securities Act ("Rule 144"). Additionally, the number of shares to be sold by an Affiliate (together with certain related persons and certain persons acting in concert) during such two-year period within any three-month period for purposes of Rule 145 may not exceed the greater of 1% of the outstanding shares of FPA Common Stock or the average weekly trading volume of such stock during the four calendar weeks preceding such sale. Rule 145 would remain available to Affiliates only if FPA remained current with its information filings with the Commission under the Exchange Act. Two years after the Effective Time, an Affiliate would be able to sell such FPA Common Stock without such manner of sale or volume limitations, provided that FPA was current with its Exchange Act information filings and such Affiliate was not then an Affiliate of FPA. Three years after the Effective Time, an Affiliate would be able to sell such shares of FPA Common Stock without any restrictions provided such Affiliate has not been an Affiliate of FPA for at least three months prior thereto. In addition, under rules relating to "pooling of interests" accounting, shares of

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

FPA Common Stock issued to affiliates of AHI may not be resold by them until combined results of operations of FPA and AHI covering at least thirty days of operations are published. In connection with the Merger, FPA has agreed to enter into a registration rights agreement with certain stockholders of AHI. See "THE MERGER AGREEMENT -- Certain Additional Agreements -- Registration Rights Agreement."

CERTAIN REGULATORY MATTERS

     FPA and AHI believe that the Merger does not violate the federal antitrust laws and intend to resist vigorously any assertion to the contrary by the FTC, the DOJ or others. Any such resistance could delay consummation of the Merger, perhaps for a considerable period. FPA and AHI made their respective filings with the FTC and the DOJ with respect to the Merger on December 4, 1996 and November 29, 1996, respectively. FPA and AHI have received written notification dated December 27, 1996, that early termination of the waiting period of their respective HSR filings has been granted. Notwithstanding the termination of the waiting period of the HSR filings, the FTC, DOJ or others could take action under the antitrust laws, including after the Effective Time, seeking the divestiture by FPA of all or any part of the assets of AHI acquired in the Merger. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

     Certain persons, such as state's attorneys general and private parties, could challenge the Merger as violative of the federal antitrust laws and seek to enjoin the consummation of the Merger and, in the case of private persons, also seek to obtain treble damages. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, that it will not be successful. Neither FPA nor AHI intends to seek any further stockholder approval or authorization of the Merger Agreement as a result of any action that it may take to resist or resolve any FTC, DOJ or other objections, unless required to do so by applicable law.

PENDING LITIGATION

     On November 12, 1996, FPA, AHI and AHI's directors were named as defendants in a class action lawsuit filed in Delaware Chancery Court by Joshua Chopp, a stockholder of AHI. The suit asserts, among other things, that the "intrinsic value" of AHI's stock is higher than that which AHI's stockholders will receive in the Merger, and that the directors of AHI breached their fiduciary duties by approving the Merger without undertaking steps to accurately ascertain AHI's market value. The stockholder further alleges that FPA knowingly aided and abetted a breach of fiduciary duty by the individual defendants. The stockholder is seeking equitable relief including an injunction of the Merger. AHI is a defendant in a class action securities lawsuit entitled In re AHI Healthcare Systems, Inc. Securities Litigation filed in the United States District Court for the Central District of California, Western Division. The suit was initially filed on December 20, 1995 against AHI, certain of its officers and directors, and all of the underwriters of AHI's common stock in AHI's initial public offering. The suit asserts that AHI artificially inflated the price of its stock by, among other things, misleading securities analysts and by failing to disclose in its initial public offering prospectus alleged difficulties with the acquisition of Lakewood Health Plan, Inc. and with two of AHI's payor contracts with FHP, Inc. The plaintiffs seek unspecified damages on behalf of the stockholders who purchased AHI's common stock between September 28, 1995 and December 19, 1995. On January 17, 1997 the district court (a) granted AHI's motion for partial summary judgment and dismissed the class plaintiffs' claims concerning the alleged misrepresentations regarding AHI's intended use of initial public offering proceeds and AHI's relationship with FHP, Inc. but (b) denied summary judgment on the claims relating to the proposed acquisition of Lakewood Health Plan, Inc. As a result, only those claims relating to Lakewood Health Plan and AHI's alleged liability for the public statements of securities analysts following AHI remain in the suit. Since the court's ruling on AHI's motion for partial summary judgment, the plaintiffs have asked the court for leave to amend their complaint to add an additional claim alleging problems with AHI's medical group operations in Downey, California.

RIGHTS OF DISSENTING STOCKHOLDERS

     So long as the shares of FPA Common Stock and AHI Common Stock remain quoted on Nasdaq on the date of the AHI Special Meeting, holders of AHI Common Stock shall have no appraisal or dissenters' rights in connection with the Merger.

                                  THE MEETINGS

FPA SPECIAL MEETING

     The FPA Special Meeting will be held at FPA's offices, 3636 Nobel Drive, San Diego, California 92122, on Monday, March 17, 1997, at 10:00 a.m., local time, and at any adjournment or postponement thereof.

     At the FPA Special Meeting, the stockholders of FPA will be asked to consider and vote upon the adoption and approval of the Merger Agreement under which, among other things, Merger Sub would be merged into AHI with AHI surviving the Merger as a wholly owned subsidiary of FPA. Pursuant to the Merger, each outstanding share of AHI Common Stock will be converted into a fraction of one share of FPA Common Stock equal to the Conversion Number. The Conversion Number will vary based on the FPA Value. Based upon the 14,523,041 shares of AHI Common Stock outstanding on February 7, 1997, and assuming an FPA Value equal to $24.25, which was the closing price of FPA Common Stock on that date, as of such date, AHI's stockholders would be issued approximately 5,678,509 shares of FPA Common Stock in connection with the Merger. See "THE MERGER -- Adjustments to the Merger Consideration."

     The FPA Board has unanimously approved the Merger Agreement and recommends a vote FOR approval of the Merger Agreement.

     At the FPA Special Meeting, stockholders will also be asked to approve an amendment to the FPA Plan which would, upon becoming effective, increase the total number of shares of FPA Common Stock issuable upon exercise of options granted under such plan from 5,000,000 to 6,500,000.

     The FPA Board of Directors has unanimously approved the amendment to the FPA Plan and recommends a vote FOR approval of the amendment to the FPA Plan.

AHI SPECIAL MEETING

     The AHI Special Meeting will be held at the Renaissance Long Beach Hotel, 111 East Ocean Boulevard, Long Beach, California, on Monday, March 17, 1997, at 10:00 a.m., local time, and at any adjournment or postponement thereof.

     At the AHI Special Meeting, the stockholders of AHI will be asked to consider and vote upon the adoption and approval of the Merger Agreement under which, among other things, Merger Sub would be merged into AHI with AHI surviving the Merger as a wholly owned subsidiary of FPA. Pursuant to the merger, each outstanding share of AHI Common Stock will be converted into a fraction of one share of FPA Common Stock equal to the Conversion Number. The Conversion Number will vary based on the FPA Value. Based upon the 14,523,041 shares of AHI Common Stock outstanding on February 7, 1997, and assuming an FPA Value equal to $24.25, which was the closing price of FPA Common Stock on that date, as of such date, AHI's stockholders would be issued approximately 5,678,509 shares of FPA Common Stock in connection with the Merger. See "THE MERGER -- Adjustments to the Merger Consideration."

     The AHI Board has unanimously approved the Merger Agreement and recommends a vote FOR approval of the Merger Agreement.

QUORUM

     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of FPA Common Stock at the FPA Special Meeting is necessary to constitute a quorum at the FPA Special Meeting. Abstentions and broker non-votes will be included in determining the presence of a quorum.

     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of AHI Common Stock at the AHI Special Meeting is necessary to constitute a quorum at the AHI Special Meeting. Abstentions and broker non-votes will be included in determining the presence of a quorum.

VOTE REQUIRED

     The affirmative vote of the holders of a majority of shares of FPA Common Stock present, either in person or by proxy, at the FPA Special Meeting is required to adopt the Merger Agreement, to approve the amendment to the FPA Plan, and to approve the possible adjournment or postponement of the FPA Special Meeting.

     The affirmative vote of the holders of a majority of the outstanding shares of AHI Common Stock, either in person or by proxy, at the AHI Special Meeting is required to approve the Merger Agreement. The affirmative vote of the holders of a majority of shares of AHI Common Stock present, either in person or by proxy, at the AHI Special Meeting is required to approve the possible adjournment or postponement of the AHI Special Meeting.

RECORD DATE; STOCK ENTITLED TO VOTE

     The FPA Board has established February 13, 1997 as the date to determine those record holders of FPA Common Stock entitled to notice of and to vote at the FPA Special Meeting. On that date, there were approximately 24,824,224 shares of FPA Common Stock outstanding, with each share entitled to one vote with respect to the Merger Agreement and the amendment to the FPA Plan.

     The AHI Board has established February 7, 1997 as the date to determine those record holders of AHI Common Stock entitled to notice of and to vote at the AHI Special Meeting. On that date, there were 14,523,041 shares of AHI Common Stock outstanding, with each share entitled to one vote with respect to the Merger Agreement.

     In the event the Merger is not approved and adopted by the stockholders of FPA and AHI, the Merger Agreement may be terminated in accordance with its terms. See "THE MERGER AGREEMENT -- Termination."

VOTING OF PROXIES

     Shares represented by all properly executed proxies received in time for the Special Meetings will be voted at such meetings in the manner specified by the holders thereof. Proxies that do not contain voting instructions will be voted FOR approval of the Merger Agreement and the amendment to the FPA Plan at the FPA Special Meeting and for approval of the Merger Agreement at the AHI Special Meeting. It is not expected that any matter other than those referred to herein will be brought before either of the Special Meetings.

     If a holder of FPA Common Stock or AHI Common Stock does not return a signed proxy card, his or her shares will not be voted. Shares not voted will have no effect on the voting with respect to the proposals at the FPA Special Meeting. Shares not voted will have the effect of a vote against the Merger Agreement at the AHI Special Meeting.

     Because abstentions are treated as shares present and entitled to vote at the FPA Special Meeting, they will have the effect of a vote against adoption of the Merger Agreement, against approval of the amendment to the FPA Plan, and against approval of the possible adjournment or postponement of the FPA Special Meeting. Broker non-votes are not allowed to vote at the FPA Special Meeting and will have no effect on the outcome of the vote on such proposals.

     At the AHI Special Meeting, abstentions and broker non-votes will have the effect of a vote against adoption of the Merger Agreement. Because abstentions are treated as shares present and entitled to vote at the AHI Special Meeting, they will have the effect of a vote against approval of the possible adjournment or postponement of the AHI Special Meeting. Broker non-votes are not allowed to vote at the AHI Special

Meeting and will have no effect on the outcome of a proposal to approve the possible adjournment or postponement of the AHI Special Meeting.

     To facilitate the voting process for the Special Meetings, stockholders of FPA and AHI may vote their shares by facsimile at the following telephone numbers: FPA -- (619) 453-1941 and AHI -- (310) 803-4695.

REVOCATION OF PROXIES

     Except for those who have executed irrevocable proxies, any holder of FPA Common Stock has the unconditional right to revoke his or her proxy at any time prior to the voting thereof at the FPA Special Meeting by (i) filing a written revocation with the Secretary of FPA prior to the voting of such proxy, (ii) giving a duly executed proxy bearing a later date, or (iii) attending the FPA Special Meeting and voting in person. Attendance by a stockholder at the FPA Special Meeting will not itself revoke his or her proxy.

     Except for those who have executed irrevocable proxies, any holder of AHI Common Stock has the unconditional right to revoke his or her proxy at any time prior to the voting thereof at the AHI Special Meeting by (i) filing a written revocation with the Secretary of AHI prior to the voting of such proxy, (ii) giving a duly executed proxy bearing a later date, or (iii) attending the AHI Special Meeting and voting in person. Attendance by a stockholder at the AHI Special Meeting will not itself revoke his or her proxy.

     To facilitate the voting process for the Special Meetings, stockholders of FPA and AHI may revoke votes for their shares by facsimile at the following telephone numbers: FPA -- (619) 453-1941 and AHI -- (310) 803-4695.

SOLICITATION OF PROXIES

     Solicitation of proxies for use at the FPA Special Meeting may be made in person or by mail, telephone, telecopy or telegram. FPA will bear the cost of the solicitation of proxies from its stockholders. In addition to solicitation by mail, the directors, officers and employees of FPA may solicit proxies from FPA stockholders by telephone or telegram or in person. Such directors, officers and employees will not be compensated for such solicitation. FPA has requested that banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries forward solicitation materials to the beneficial owners of FPA Common Stock held of record by such entities, and FPA will, upon the request of such record holders, reimburse reasonable forwarding expenses. FPA has also engaged Georgeson & Co., Inc. to assist it in the solicitation of proxies for the FPA Special Meeting. The costs of solicitation, which are not expected to exceed $10,000, will be borne by FPA. FPA does not anticipate that it will incur any fees in connection with the solicitation of proxies, except as set forth in this paragraph.

     Solicitation of proxies for use at the AHI Special Meeting may be made in person or by mail, telephone, telecopy or telegram. AHI will conduct the solicitation of proxies for the AHI Special Meeting and will bear the cost of the solicitation of such proxies from its stockholders. In addition to solicitation by mail, the directors, officers and employees of AHI may solicit proxies from AHI stockholders by telephone or telegram or in person. Such directors, officers and employees will not be compensated for such solicitation. AHI has requested that banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries forward solicitation materials to the beneficial owners of AHI Common Stock held of record by such entities, and AHI will, upon the request of such record holders, reimburse reasonable forwarding expenses. AHI does not anticipate that it will incur any fees in connection with the solicitation of proxies, except as set forth in this paragraph.

     To facilitate the voting process for the Special Meetings, stockholders of FPA and AHI may revoke votes for their shares by facsimile at the following telephone numbers: FPA -- (619) 453-1941 and AHI -- (310) 803-4695.

  AHI STOCKHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS.

                      BOARD OF DIRECTORS AND MANAGEMENT OF
                            FPA FOLLOWING THE MERGER

BOARD OF DIRECTORS OF FPA FOLLOWING THE MERGER

     Upon consummation of the Merger, Sheldon Derezin and Harvey Wilson, and Drs. Stephen J. Dresnick, Kevin Ellis, Michael Feinstein, Seth Flam, Howard Hassman, Sol Lizerbram and Herbert A. Wertheim, each of whom is currently a director of FPA, will continue to serve as directors of FPA.

EXECUTIVE OFFICERS OF FPA FOLLOWING THE MERGER

     The following table sets forth certain information, including age and positions, of each person who will serve as an executive officer of FPA upon consummation of the Merger:

             NAME               AGE                            POSITION
------------------------------  ---     ------------------------------------------------------
Dr. Sol Lizerbram.............  48      Chairman of the Board of Directors
Dr. Seth Flam.................  38      President, Chief Executive Officer and Director
Dr. Stephen J. Dresnick.......  45      Vice Chairman of the Board of Directors and President,
                                          Sterling Healthcare Group, Inc.
Steven M. Lash................  42      Executive Vice President, Chief Financial Officer and
                                          Treasurer
James A. Lebovitz.............  39      Senior Vice President, General Counsel and Secretary
Cheryl A. Moore...............  30      Vice President-Finance and Chief Accounting Officer

EXECUTIVE COMPENSATION

CASH COMPENSATION
     The following table sets forth certain information regarding compensation from FPA which was awarded to, earned by, or paid to FPA's Chief Executive Officer and the four other most highly compensated executive officers in 1996.

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG TERM
                                                                                 COMPENSATION
                                            ANNUAL COMPENSATION                     AWARDS
                                --------------------------------------------  -------------------
   NAME AND PRINCIPAL                                        OTHER ANNUAL     SHARES UNDERWRITTEN      ALL OTHER
        POSITION          YEAR  SALARY($)(1)   BONUS($)   COMPENSATION($)(2)    OPTIONS/SARS(#)    COMPENSATION($)(3)
------------------------  ----- ------------  ----------  ------------------  -------------------  ------------------
Seth Flam...............  1994    $172,500                     $  4,953              50,000             $750,000
  President, Chief        1995     201,000                       18,226              60,000                3,606
  Executive Officer       1996     296,048    $  800,000         14,727             671,000                1,204
  and Director(4)
Sol Lizerbram...........  1994     150,000                        7,010              50,000              757,030
  Chairman of the Board   1995     189,750                       16,214              60,000               16,397
  of Directors(5)         1996     296,048       800,000         22,091             671,000               19,404
Stephen J. Dresnick.....  1994     262,000       205,635(6)                         300,000
  Vice Chairman of the    1995     325,000       303,349(7)                         252,000
  Board and President;    1996     330,208     1,592,859                            722,502(8)           481,250
  Sterling Healthcare
  Group, Inc.
Steven M. Lash(9).......  1994      68,974                        3,676             269,274                  773
  Executive Vice          1995     205,000        50,000         11,645              20,000                7,246
  President and Chief     1996     257,583       800,000          8,431             437,250              113,125
  Financial Officer
Howard Hassman..........  1994     150,000                        7,368              50,000              754,941
  Executive Vice          1995     174,750                       16,815              60,000                6,566
  President -- Corporate  1996     232,465       800,000         22,150             303,000                7,026
  Development and
  Director

---------------
(1) Includes compensation accrued for the benefit of Drs. Flam, Lizerbram, Dresnick and Hassman of $68,546, $68,546, $42,706 and $32,965, respectively, and $47,583 for the benefit of Mr. Lash as of December 31, 1996, that will be paid in March 1997.

(2) Includes payment by FPA of auto expenses.

(3) Includes a stock dividend received by Drs. Flam, Lizerbram and Hassman, which stock was subsequently redeemed for $750,000. Includes stock received by Mr. Lash in 1996 valued at $106,500 and taxable income resulting from the exercise of non-qualified stock options received by Dr. Dresnick in 1996 in the amount of $481,250. Also includes life and disability insurance premiums paid on behalf of each such officer.

(4) Dr. Flam was elected President effective November 1, 1996.

(5) Dr. Lizerbram served as President until November 1, 1996.

(6) $80,635 of such amount was accrued for Dr. Dresnick's benefit as of December 31, 1994 and paid to Dr. Dresnick in February 1995.

(7) 68,807 of which was accrued for Dr. Dresnick's benefit as of December 31, 1995 and paid to Dr. Dresnick in April 1996.

(8) Includes 572,502 options granted by FPA after completion of the Sterling Acquisition to replace options previously granted to Dr. Dresnick by Sterling.

(9) Mr. Lash commenced employment with FPA on September 1, 1994.

STOCK OPTION GRANTS IN 1996

     The following table sets forth information concerning stock options granted to the named executive officers in 1996.

                           OPTION GRANTS DURING 1996

                                                          INDIVIDUAL GRANTS
                           -------------------------------------------------------------------------------
                                                                                   POTENTIAL REALIZABLE
                             SHARES       % OF TOTAL                              VALUE AT ASSUMED ANNUAL
                           UNDERLYING      OPTIONS/                                RATES OF STOCK PRICE
                            OPTIONS/         SARS       EXERCISE                  APPRECIATION FOR OPTION
                              SARS        GRANTED TO     OR BASE                          TERM(3)
                            GRANTED        EMPLOYEES      PRICE     EXPIRATION   -------------------------
NAME                         (#)(1)       DURING YEAR   ($/SH)(2)      DATE         5%($)        10%($)
-------------------------  ----------     -----------   ---------   ----------   -----------  ------------
Seth Flam................    100,000(A)       2.26      $ 10.8125    3/12/2006   $   679,992  $  1,723,234
                              51,000(B)       1.15        13.7500    7/10/2006       440,859     1,117,137
                             120,000(C)       2.72        17.0000    7/26/2006     1,282,945     3,251,234
                             400,000(D)       9.05        19.0625   11/29/2006     4,795,322    12,152,286
Sol Lizerbram............    100,000(A)       2.26        10.8125    3/12/2006       679,992     1,723,234
                              51,000(B)       1.15        13.7500    7/10/2006       440,860     1,117,137
                             120,000(C)       2.72        17.0000    7/26/2006     1,282,945     3,251,235
                             400,000(D)       9.05        19.0625   11/29/2006     4,785,322    12,152,286
Stephen J. Dresnick......     95,100(E)       2.15        21.2300    9/08/2001       308,522       898,266
                              95,100(F)       2.15        14.4600    5/06/2007     1,692,236     3,626,956
                               1,902(G)       0.04        13.1400    6/01/2000        18,764        26,708
                              95,100(G)       2.15        11.4400    4/03/2000     1,082,683     1,457,566
                             285,300(G)       6.46        12.6200   10/31/2006     5,374,489    10,690,662
                             150,000(D)       3.39        19.0625   11/29/2006     1,796,246     4,557,107
Steven M. Lash...........     80,000(A)       1.81        10.8125    3/12/2006       543,994     1,376,587
                              47,250(B)       1.07        13.7500    7/10/2006       408,444     1,034,995
                              60,000(C)       1.36        17.0000    7/26/2006       641,473     1,625,617
                             250,000(D)       5.66        19.0625   11/29/2006     2,997,076     7,595,179
Howard Haasman...........     60,000(A)       1.36        10.8125    3/12/2006       407,996     1,033,940
                              45,000(B)       1.02        13.7500    7/10/2006       388,993       985,709
                              48,000(C)       1.09        17.0000    7/26/2006       513,178     1,300,494
                             150,000(D)       3.39        19.0625   11/20/2006     1,798,246     4,557,107

---------------
(1) A. One-fourth of these options vest on each of March 12, 1998, 1999, 2000 and 2001.
     B. One-third of these options vest on each of August 1, 1997, 1998 and 1999.
     C. One-third of these options vest on each of July 26, 1999, 2000 and 2001.
     D. One-tenth of these options vest on each of the first through tenth anniversaries of the date of grant, November 29, 1996, upon achievement of earnings per share targets.
     E. One-half of these options have vested and the balance will vest on September 9, 1997.
     F. One-third of these options have vested, one-third will vest upon the earlier of May 6, 2005 or the date FPA obtains net earnings per share of $.53 for the trailing four quarters, and one-third will vest upon the earlier of May 6, 2005 or the date FPA obtains net earnings per share of $.73 for the trailing four quarters.
     G.  These options have vested.

(2) The option exercise price may be paid in shares of FPA's Common Stock, in cash, or in any other form of valid consideration or a combination of any of the foregoing, as determined by the Compensation Committee of the FPA's Board in its discretion.

(3) The potential realizable value portion of the foregoing table illustrates value that might be realized should the granted options be exercised immediately prior to their expiration date and assumes that the respective rates of appreciation on FPA Common Stock compound annually until such exercise. These figures make no allowance for any reduction of potential value which may be caused because of the termination of the options following termination of employment, nontransferability or vesting over periods of up to five years.

AGGREGATED STOCK OPTION EXERCISES IN 1996 AND STOCK OPTION VALUES AT DECEMBER 31, 1996

     The following tables set forth information concerning the number of stock options granted during 1996 and the value of unexercised options to purchase FPA Common Stock held by the named executive officers at December 31, 1996. None of the named executive officers exercised any stock options during 1996.

            OPTION EXERCISES DURING 1996 AND YEAR-END OPTION VALUES

                                                         NUMBERS OF SHARES          VALUE OF UNEXERCISED
                                                       UNDERLYING UNEXERCISED    IN-THE-MONEY OPTIONS/SARS
                                                          OPTIONS/SARS AT
                                                            YEAR END (#)             AT YEAR END ($)(1)
                                                     --------------------------  --------------------------
                        NAME                         EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
---------------------------------------------------- -----------  -------------  -----------  -------------
Seth Flam...........................................    37,000       744,000     $   597,063   $ 4,614,000
Sol Lizerbram.......................................    37,000       744,000         597,063     4,614,000
Stephen J. Dresnick.................................   461,552       260,950       4,117,088     1,036,821
Steven M. Lash......................................   131,456       595,068       2,261,332     5,130,052
Howard Hassman......................................    37,000       376,000         597,063     2,907,625

---------------
(1) The closing price for the Common Stock as reported on the Nasdaq National Market on December 31, 1996 was $22.375. Value is calculated on the basis of the difference, if any, between the option exercise price and $22.375, multiplied by the number of shares of FPA Common Stock issuable upon exercise of the option.

EMPLOYMENT AGREEMENTS

     FPA entered into employment agreements with Drs. Flam, Lizerbram, Hassman and Dresnick, and Mr. Lash, as President and Chief Executive Officer; Chairman; Executive Vice President -- Corporate Development; Vice Chairman and President, Sterling Healthcare Group, Inc.; and Executive Vice President and Chief Financial Officer, respectively, each effective as of October 1, 1996 and terminating on December 31, 2002, subject to two automatic one-year extensions unless notice by either party is given. Pursuant to these agreements as amended, Drs. Flam, Lizerbram, Hassman and Dresnick, and Mr. Lash receive annual base salaries, commencing October 1, 1996, of $425,000, $425,000, $250,000, $325,000
and $325,000, respectively. Such salaries will be subject to annual increases after 1997 as determined subjectively by the Compensation Committee of the FPA Board based on individual performance and FPA's results of operations. In addition, each physician executive officer will be entitled to a bonus calculated as a percentage of base salary based on pre-established performance targets for each year.

     The employment agreements generally provide that if the employee is terminated other than for cause, the employee is entitled to full salary and benefits through December 31, 2002. The employment agreements also provide each of the above officers with a car allowance, professional fees, term life insurance, vacation, medical insurance, disability insurance and liability insurance. In addition, each of the employment agreements contains a covenant not to compete during employment and for five years thereafter.

                     COMPARISON OF RIGHTS OF HOLDERS OF AHI
                              AND FPA COMMON STOCK

     Both FPA and AHI are Delaware corporations and the rights of their respective stockholders are governed by the Delaware Act and their Certificates of Incorporation and Bylaws. If the Merger is consummated, AHI stockholders will become stockholders of FPA, and their rights will be governed by the Certificate of Incorporation and Bylaws of FPA. The following is a brief summary of certain differences between the rights of AHI stockholders and FPA stockholders and is qualified in its entirety by reference to the relevant provisions of the Delaware Act, FPA's Certificate of Incorporation and Bylaws and AHI's Certificate of Incorporation and Bylaws.

PREFERRED STOCK

     The Boards of Directors of FPA and AHI are authorized to provide for the issuance of shares of preferred stock, in one or more series, and to fix for each such series such voting powers, designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions, as are stated in the resolution adopted by the Board of Directors providing for the issuance of such series and as permitted by the Delaware Act. FPA currently has authorized 2,000,000 shares of preferred stock, $.001 par value; AHI currently has authorized 25,000,000 shares of preferred stock, $.01 par value. Neither FPA nor AHI has authorized or issued any shares of preferred stock.

BOARD OF DIRECTORS

     FPA's Certificate of Incorporation provides that the FPA Board shall have not less than three nor more than twelve members, as determined from time to time by resolution of the board. AHI's Certificate of Incorporation provides that the number of directors on the AHI Board shall be specified in AHI's Bylaws and may be increased or decreased from time to time by the affirmative vote of the holders of not less than two-thirds of the outstanding shares of capital stock of AHI entitled to vote thereon.

     FPA's Bylaws provide that any or all of FPA's directors may be removed with or without cause, by the holders of a majority of shares then entitled to vote at an election of directors. AHI's Certificate of Incorporation provides that any or all of AHI's directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds of the outstanding shares of capital stock of AHI entitled to vote generally in the election of directors, voting together as a single class.

     AHI's Certificate of Incorporation states that election of directors shall be by written ballot unless AHI's Bylaws provide otherwise, while FPA's Certificate of Incorporation states that election of directors need not be by written ballot.

     AHI's Bylaws provide that only persons who are nominated in accordance with certain provisions of such Bylaws shall be eligible for election to the AHI Board. FPA's Bylaws do not contain a similar provision.

     AHI's Articles of Incorporation and Bylaws provide that a vacancy on the AHI Board may be filled by a majority vote of the directors then in office, even if less than a quorum, or by a sole remaining director, and AHI's Bylaws also provide that a vacancy created by the resignation of a director may be filled by a vote of the holders of not less than two-thirds of the outstanding shares of capital stock of AHI entitled to vote thereon. FPA's Certificate of Incorporation provides that a vacancy on the FPA Board shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum, or by a sole remaining director.

BYLAWS

     FPA's Certificate of Incorporation authorizes the FPA Board to repeal, alter, amend and rescind FPA's Bylaws. AHI's Certificate of Incorporation provides that the AHI Board may adopt, repeal, alter, amend or rescind AHI's Bylaws; provided, however, that the authorized number of directors set forth in AHI's Bylaws is not subject to alteration, modification or repeal by the AHI Board. In addition, AHI's Bylaws may be adopted, repealed, altered, amended or rescinded by the affirmative vote of the holders of not less than two-thirds of the

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

outstanding shares of capital stock of AHI entitled to vote thereon. FPA's Bylaws provide that such Bylaws may be altered, amended or repealed or new bylaws may be adopted by the stockholders of FPA.

STOCKHOLDER MEETINGS

     AHI's Bylaws provide that special meetings of stockholders may be called by the Chairman of the Board, the AHI Board, or a committee of the AHI Board which has been duly authorized by the AHI Board to call such meetings and shall be called by the Chairman of the Board at the written request of persons holding, directly or indirectly, not less than ten percent of outstanding shares of capital stock of AHI entitled to vote thereon. FPA's Bylaws provide that special meetings of stockholders may be called by the President and shall be called by the President or Secretary at the request in writing of a majority of the FPA Board or stockholders owning a majority in amount of the entire capital stock of FPA issued and outstanding and entitled to vote.

INDEMNIFICATION

     Under the Delaware Act, a corporation may generally indemnify its officers, directors, employees and agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement of any proceedings (other than derivative actions), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in derivative actions, except that indemnification may be made only for (1) expenses (including attorneys' fees) and certain amounts paid in settlement and
(2) in the event the person seeking indemnification has been adjudicated liable, amounts deemed proper, fair and reasonable by the appropriate court upon application thereto. The Delaware Act provides that to the extent that such persons have been successful in defense of any proceeding, they must be indemnified by the corporation against expenses actually and reasonably incurred in connection therewith.

     FPA's Certificate of Incorporation requires indemnification for directors and officers, their legal representatives, and persons serving at the request of FPA as a director, officer, employee or agent of another corporation, partnership, or other entity ("FPA Indemnitees") for actions undertaken in an official capacity or any other capacity. AHI's Bylaws require indemnification solely for directors and officers ("AHI Indemnitees"), and only for actions taken in an official capacity.

     FPA's Certificate of Incorporation provides for the continuation of indemnification for FPA Indemnitees no longer employed by FPA (where the conduct at issue occurred while the FPA Indemnitee was employed by FPA). FPA's Certificate of Incorporation also provides for the benefits of indemnification to inure to the heirs, executors and administrators of the FPA Indemnitee. Further, FPA's Certificate of Incorporation requires, as a prerequisite to indemnification in connection with a suit initiated by the FPA Indemnitee, that the FPA Indemnitee receive authorization from the FPA Board prior to initiating the suit. Neither AHI's Bylaws nor its Certificate of Incorporation contains comparable provisions to the FPA provisions described in this paragraph.

     FPA's Certificate of Incorporation grants FPA Indemnitees the right to receive an advance of funds from FPA to pay for anticipated legal costs in defending a lawsuit for which indemnification is sought. However, to the extent required by the Delaware Act, an FPA Indemnitee may be required to deliver an undertaking to FPA to repay all amounts advanced should the FPA Indemnitee ultimately be determined not to be entitled to indemnification. Neither AHI's Bylaws nor its Certificate of Incorporation contains similar provisions.

     FPA's Certificate of Incorporation provides that if an FPA Indemnitee is not advanced funds for anticipated costs in defending a lawsuit within thirty days of FPA receiving a written request for such funds, the FPA Indemnitee may sue FPA for the unpaid amount. If the FPA Indemnitee has delivered to FPA an undertaking to repay such advance, FPA may not offer as a defense to such claim for indemnity that the claimant has not met the standard of conduct for indemnification under the Delaware Act. However, if no such undertaking has been delivered to FPA, FPA may offer this as a defense. FPA may not offer as a defense to the advancement of funds that it has not yet determined whether the FPA Indemnitee has met the appropriate standard of conduct. Neither AHI's Bylaws nor its Certificate of Incorporation contains comparable provisions.

STOCKHOLDER VOTING REQUIREMENTS

     Under the Delaware Act, unless otherwise provided by the Delaware Act or a Delaware corporation's certificate of incorporation or bylaws, if a quorum exists, action on a matter is approved by the affirmative vote of a majority of the shares represented at a meeting and entitled to vote on the matter.

     Neither FPA's Certificate of Incorporation nor its Bylaws contains a provision requiring a greater vote on any matter than required by the Delaware Act.

     AHI's Certificate of Incorporation contains provisions requiring the affirmative vote of the holders of at least two-thirds of AHI's outstanding shares to increase or decrease the size of the board of directors, to remove directors from office for cause or to amend AHI's Bylaws. Additionally, the substantive provisions of AHI's Certificate of Incorporation, including those authorizing AHI's directors to designate series of preferred stock, providing for a classified board of directors, requiring that directors be elected only by written ballot, prohibiting stockholder action by written consent, and limiting director liability for breach of fiduciary duties, may not be amended without the approval of at least two-thirds of AHI's outstanding shares.

ACTION BY CONSENT

     The Delaware Act provides that, unless otherwise provided in the Certificate of Incorporation, any action required or permitted to be taken at any annual or special meeting of stockholder may be taken without a meeting, without prior notice and without a vote, by written consent of the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting. FPA's Bylaws permit action by written consent. AHI's Certificate of Incorporation prohibits stockholders from taking action by written consent.

                              THE MERGER AGREEMENT

     The following is a summary of the material provisions of the Merger Agreement not summarized elsewhere in this Proxy Statement/Prospectus. A copy of the Merger Agreement is attached as Appendix I to this Proxy
Statement/Prospectus and is incorporated herein by reference. The following summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement.

AHI OPTION PLANS

     AHI shall provide for immediate vesting of, and cancellation at the Effective Time of, all outstanding options to the extent permitted under the terms of AHI's 1995 Non-Employee Directors Stock Option Program, 1994 Long-Term Incentive Plan, 1995 Long-Term Incentive Plan and the stock option agreements executed pursuant thereto.

EXCHANGE OF CERTIFICATES

     Exchange Agent. On the Closing Date, FPA shall make available to the Surviving Corporation for deposit with the Exchange Agent, certificates representing the number of duly authorized whole shares of FPA Common Stock issuable in connection with the Merger plus an amount of cash equal to the aggregate amount payable in lieu of fractional shares in accordance with the Merger Agreement, to be held for the benefit of and distributed to such holders in accordance with the Merger Agreement. The Exchange Agent shall agree to hold such shares of FPA Common Stock and funds (such shares of FPA Common Stock and funds, together with earnings thereon, being referred to herein as the "Exchange Fund") for delivery as contemplated by the Merger Agreement and upon such additional terms as may be agreed upon by the Exchange Agent, AHI and FPA before the Effective Time. If for any reason (including losses) the amount of cash in the Exchange Fund is inadequate to pay the cash amounts to which holders of shares of AHI Common Stock shall be entitled pursuant to the Merger Agreement, FPA shall make available to the Surviving Corporation additional funds for the payment thereof.

     Exchange Procedures. As soon as reasonably practicable after the Effective Time, FPA shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of AHI Common Stock (the "Certificates") whose shares are converted pursuant to the Merger Agreement into the right to receive shares of FPA Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as FPA may reasonably specify) and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of FPA Common Stock and cash in lieu of fractional shares. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal duly executed and completed in accordance with its terms, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of FPA Common Stock, plus the cash amount payable in lieu of fractional shares in accordance with the Merger Agreement, which such holder has the right to receive pursuant to the provisions of the Merger Agreement, and the Certificate so surrendered shall forthwith be canceled. In no event shall the holder of any Certificate be entitled to receive interest on any funds to be received in the Merger. In the event of a transfer of ownership of AHI Common Stock which is not registered in the transfer records of AHI, a certificate representing that number of whole shares of FPA Common Stock, plus the cash amount payable in lieu of fractional shares, may be issued to a transferee if the Certificate representing such AHI Common Stock is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated pursuant to the Merger Agreement, each Certificate shall be deemed at any time after the Effective Time for all corporate purposes of FPA, except as limited by the Merger Agreement, to represent ownership of the number of shares of FPA Common Stock into which the number of shares of AHI Common Stock shown thereon have been converted as contemplated by the Merger Agreement. See "THE MERGER -- Procedures for Exchange of Certificates."

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

     Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to FPA Common Stock with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of FPA Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder until the holder of record of such Certificate shall surrender such Certificate in accordance with the Merger Agreement. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of FPA Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions, if any, with a record date on or after the Effective Time which theretofore became payable, but which were not paid by reason of the immediately preceding sentence, with respect to such whole shares of FPA Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date on or after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of FPA Common Stock.

     No Further Ownership Rights in AHI Common Stock. All shares of FPA Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of the Merger Agreement shall be deemed to have been issued at the Effective Time in full satisfaction of all rights pertaining to the shares of AHI Common Stock represented thereby. From and after the Effective Time, the stock transfer books of AHI shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of AHI Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in the Merger Agreement.

     Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the stockholders of AHI for twelve months after the Effective Time shall be delivered to FPA, upon demand, and any stockholders of AHI who have not theretofore complied with the Merger Agreement shall thereafter look only to FPA (subject to abandoned property, escheat and other similar laws) as general creditors for payment of their claim for FPA Common Stock, any cash in lieu of fractional shares of FPA Common Stock and any dividends or distributions with respect to FPA Common Stock. Neither FPA nor the Surviving Corporation shall be liable to any holder of shares of AHI Common Stock for shares of FPA Common Stock (or dividends or distributions with respect thereto) or cash payable in respect of fractional share interests delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     STOCKHOLDERS OF AHI SHOULD NOT FORWARD THEIR STOCK CERTIFICATES TO THE EXCHANGE AGENT WITHOUT A LETTER OF TRANSMITTAL AND SHOULD NOT RETURN THEIR STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD.

CERTAIN REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various customary representations and warranties of each of FPA, Merger Sub and AHI (which are subject, in certain cases, to specified exceptions, and all of which terminate at the Effective
Time) relating to, among other things: (i) organization and qualification to do business; (ii) capitalization; (iii) the authorization, execution, delivery and enforceability of the Merger Agreement and the transactions contemplated thereunder; (iv) the absence of any conflict, breach or default of any corporate charter documents or applicable law in connection with entering into the Merger Agreement; (v) the absence of any governmental or regulatory consent or approval required to enter into the Merger Agreement and to consummate the transactions contemplated thereby; (vi) the accuracy of certain documents and reports filed by each party with the Commission and the accuracy of the financial information contained therein; (vii) the absence of certain changes or events; (viii) the absence of undisclosed liabilities; (ix) the absence of pending or threatened legal proceedings; (x) the accuracy of the information each party has supplied with respect to the filings required with the Commission in order to consummate the Merger and the transactions contemplated by the Merger Agreement; (xi) certain tax matters; (xii) matters concerning employee benefit plans and ERISA;
(xiii) stockholders' vote to approve the Merger; (xiv) accounting matters relating to "pooling of interests;" (xv) the inapplicability of state antitakeover laws; (xvi) title to assets and (xvii) permits.

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

CONDUCT OF BUSINESS PENDING THE MERGER

     At all times from and after the date of the Merger Agreement until the Effective Time, each of FPA and AHI covenants and agrees as to itself and its subsidiaries (unless expressly provided for in the Merger Agreement, or to the extent that the other party shall otherwise consent in writing), to: (i) conduct their respective businesses only in the ordinary course consistent with past practice; (ii) use all commercially reasonable efforts to preserve intact in all material respects their present business organizations and reputation; (iii) keep available the services of their key officers and employees; (iv) maintain their assets and properties in good working order and condition (ordinary wear and tear excepted); (v) maintain insurance on their tangible assets and businesses in such amounts and against such risks and losses as in effect on the date of the Merger Agreement; (vi) preserve their relationships with customers and suppliers and others having significant business dealings with them; and
(vii) comply in all material respects with all laws and orders of all applicable governmental or regulatory authorities.

     At all times from and after the date of the Merger Agreement until the Effective Time, each of FPA and AHI has further agreed that it will not, and will not permit any of its subsidiaries (unless expressly provided for in the Merger Agreement, or to the extent that the other party shall otherwise consent in writing), to: (i) amend or propose to amend its certificate or articles of incorporation or bylaws (or other comparable corporate charter); (ii) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock; (iii) split, combine, reclassify or take similar action with respect to any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (iv) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization; (v) directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or any options with respect thereto;
(vi) issue, deliver, sell or exchange, or authorize or propose the issuance, delivery, sale or exchange of, any shares of its capital stock or any options with respect thereto, other than (A) the issuance of options by FPA pursuant to its option plans, in accordance with their present terms, (B) the issuance of shares of AHI Common Stock and FPA Common Stock, as the case may be, upon exercise of previously granted options pursuant to AHI's option plans and FPA's option plans, in each case in accordance with their present terms or the outstanding warrants to purchase FPA's Common Stock, (C) the issuance by a wholly owned subsidiary of its capital stock to its parent corporation or (D) modify or amend any right of any holder of outstanding shares of capital stock or options with respect thereto; (vii) other than acquisitions by FPA in accordance with its ongoing acquisition program, acquire (by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to such party and its subsidiaries taken as a whole; (viii) other than dispositions of assets which are not, individually or in the aggregate, material to such party and its subsidiaries taken as a whole, sell, lease, grant any security interest in or otherwise dispose of or encumber any of its assets or properties; (ix) except to the extent required by applicable law, (A) permit any material change in (y) any pricing, marketing, purchasing, investment, accounting, financial reporting, inventory, credit, allowance or tax practice or policy or (z) any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or tax purposes or (B) make any material tax election or settle or compromise any material income tax liability with any governmental or regulatory authority; (x) incur (which shall not be deemed to include entering into credit agreement, lines of credit or similar arrangements until borrowings are made under such arrangements) any indebtedness for borrowed money or guarantee any such indebtedness other than in the ordinary course of its business consistent with past practice in an aggregate principal amount exceeding $5,000,000 with respect to AHI and its subsidiaries and $250,000,000 with respect to FPA and its subsidiaries (in each case net of any amounts of any such indebtedness discharged during such period); (xi) voluntarily purchase, cancel, prepay or otherwise provide for a complete or partial discharge in advance of a scheduled repayment date with respect to, or waive any right under, any indebtedness for borrowed money other than in the ordinary course of its business consistent with past practice in an aggregate principal amount exceeding $5,000,000 with respect to AHI and its subsidiaries and $250,000,000 with respect to FPA and its subsidiaries; (xii) enter into, adopt, amend in any material respect (except as may be required by applicable law) or terminate any AHI employee

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

benefit plan or FPA employee benefit plan, as the case may be, or other agreement, arrangement, plan or policy between such party or one of its subsidiaries and one or more of its directors, officers or employees, or, except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to such party and its subsidiaries taken as a whole, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement in effect as of the date of the Merger Agreement; (xiii) enter into any contract or amend or modify any existing contract, or engage in any new transaction outside the ordinary course of business consistent with past practice or not on an arms' length basis, with any affiliate of such party or any of its subsidiaries; (xiv) make any capital expenditures or commitments for additions to plant, property or equipment constituting capital assets except in the ordinary course of business consistent with past practice in an aggregate amount exceeding $5,000,000 with respect to AHI and its subsidiaries and $15,000,000 with respect to FPA and its subsidiaries; (xv) make any change in the lines of business in which it participates or is engaged; or (xvi) enter into any contract, commitment or arrangement to do or engage in any of the foregoing.

     At all times from and after the date of the Merger Agreement until the Effective Time, each of FPA and AHI has further agreed that prior to the Effective Time as to itself and its subsidiaries that (unless expressly provided for in the Merger Agreement, or to the extent that the other party shall otherwise consent in writing) each party shall confer on a regular and frequent basis with the other with respect to its business and operations and other matters relevant to the Merger, and shall promptly advise the other, orally and in writing, of any change or event, including, without limitation, any complaint, investigation or hearing by any governmental or regulatory authority (or communication indicating the same may be contemplated) or the institution or threat of litigation, having, or which, insofar as can be reasonably foreseen, could have, a material adverse effect on AHI or FPA, as the case may be, and its subsidiaries taken as a whole or on the ability of AHI or FPA, as the case may be, to consummate the transactions contemplated by the Merger Agreement.

CERTAIN ADDITIONAL AGREEMENTS

     Pursuant to the Merger Agreement, FPA and AHI have made the following additional agreements.

     Access to Information. Each of FPA and AHI shall, and shall cause each of its subsidiaries to, throughout the period from the date of the Merger Agreement to the Effective Time, (i) provide the other party and its directors, officers, employees, legal, investment, banking and financial advisors, accountants and any other agents and representatives (collectively, "Representatives") with full access, upon reasonable prior notice and during normal business hours, to all officers, employees, agents and accountants of FPA and AHI, as the case may be, and its subsidiaries and their respective assets, properties, books and records, but only to the extent that such access does not unreasonably interfere with the business and operations of FPA and AHI, as the case may be, and its subsidiaries, and (ii) furnish promptly to such persons (x) a copy of each report, statement, schedule and other document filed or received by FPA or AHI, as the case may be, or any of its subsidiaries pursuant to the requirements of federal or state securities laws or filed with any other governmental or regulatory authority, and (y) all other information and data concerning the business and operations of FPA or AHI, as the case may be, and its subsidiaries as the other party or any of such other persons reasonably may request.

     In the event that the Merger Agreement is terminated without the transactions contemplated thereby having been consummated, upon the request of FPA or AHI, as the case may be, the other party will, and will cause its Representatives to, promptly (and in no event later than five (5) days after such request) redeliver or cause to be redelivered all copies of documents and information furnished by FPA or AHI, as the case may be, or its Representatives to such party and its Representatives in connection with the Merger Agreement or the transactions contemplated thereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by FPA or AHI, as the case may be, or its Representatives.

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

     Inclusion of Shares on Nasdaq. FPA agreed to use its best efforts to cause the shares of FPA Common Stock to be issued in the Merger in accordance with the Merger Agreement to be approved for inclusion on Nasdaq, subject to official notice of issuance, prior to the Closing Date.

     Regulatory and Other Approvals. Subject to the terms and conditions of the Merger Agreement, each of AHI and FPA agreed to proceed diligently and in good faith and to use all commercially reasonable efforts to do, or cause to be done, all things necessary, proper or advisable to, as promptly as practicable, (a) obtain all consents, approvals or actions of, make all filings with and give all notices to governmental or regulatory authorities or any other public or private third parties required of FPA, AHI or any of their subsidiaries to consummate the Merger and the other matters contemplated hereby, and (b) provide such other information and communications to such governmental or regulatory authorities or other public or private third parties as the other party or such governmental or regulatory authorities or other public or private third parties may reasonably request in connection therewith. In addition to and not in limitation of the foregoing, each of the parties agreed to (x) take promptly all actions necessary to make the filings required of FPA and AHI or their affiliates under the HSR Act, (y) comply at the earliest practicable date with any request for additional information received by such party or its affiliates from the FTC or the DOJ pursuant to the HSR Act, and (z) cooperate with the other party in connection with such party's filings under the HSR Act and in connection with resolving any investigation or other inquiry concerning the Merger or the other matters contemplated by the Merger Agreement commenced by either the FTC or the DOJ or state attorneys general.

     Employee Benefit Plans. FPA agreed to allow retained employees of AHI and its subsidiaries to participate, effective as of the Closing Date, under the terms of FPA's employee benefit plans, including without limitation its health, medical, disability, life or other insurance, retirement, 401(k) or severance plans, as employees of similar salary and position at FPA or its subsidiaries as if such employees had been employees of FPA or its subsidiaries during their employment by AHI and its subsidiaries. Nothing in the Merger Agreement shall
(i) obligate FPA to offer employment to or to continue to employ any person employed by AHI prior to the Effective Time or (ii) prevent FPA from reducing or discontinuing any benefit for all of its employees, including those employed by AHI prior to the Effective Time. Any employee of AHI or its subsidiaries retained by FPA shall be an "at will" employee, unless otherwise provided by agreement between FPA and such employee.

     FPA agreed to, and agreed to cause the Surviving Corporation to, honor without modification all employee severance plans (or policies) and employment and severance agreements of AHI or any of its subsidiaries in existence on the date of the Merger Agreement as such agreements shall be in effect in accordance with the terms of the Merger Agreement at the Effective Time. FPA notifies and agrees with AHI that upon the Effective Time, the employees designated in the AHI Disclosure Letter (as defined in the Merger Agreement) are terminated and entitled to severance for termination upon a change of control as set forth in their employment agreements with AHI, are not subject to any noncompetition agreement, and their severance shall be paid by AHI in one lump sum at the Closing, or such other payment arrangement as may be agreed upon by FPA and such terminated employee. See " -- Certain Additional Agreements -- Employee Benefit Plans."

     Directors' and Officers' Indemnification and Insurance. AHI agreed to purchase prior to the Effective Time, and FPA and AHI agreed to maintain, until September 28, 1999, the policies of directors' and officers' liability insurance maintained by AHI with respect to claims arising from facts or events that occurred on or prior to the Effective Time. Except to the extent required by law, until the fifth anniversary of the Effective Time, FPA agreed not to take any action so as to amend, modify or repeal the provisions for indemnification of directors, officers, stockholders, employees or agents contained in the certificates or articles of incorporation or bylaws (or other comparable charter documents) of the Surviving Corporation and its subsidiaries (which as of the Effective Time shall be no less favorable to such individuals than those maintained by AHI and its subsidiaries on the date of the Merger Agreement) in such a manner as would materially and adversely affect the rights of any individual who shall have served as a director, officer, stockholder, employee or agent of AHI or any of its subsidiaries prior to the Effective Time (each an "Indemnified Party") to be indemnified by such corporations in respect of their serving in such capacities prior to the Effective Time. FPA agreed to indemnify all directors, officers, employees, and stockholders who are officers or directors of AHI against any liability or

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

losses (including attorney's fees for counsel who are reasonably acceptable to FPA) any of them may incur because of any claim brought against them prior to or within five years from the Effective Time as officers, directors, employees, agents or stockholders of AHI, and in connection therewith, agreed to advance attorney's fees to them to defend any such claim; provided that FPA shall be entitled to cooperate in the defense of any such matter; and provided, further, that FPA shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and provided, further, that FPA shall not be obligated pursuant to the Merger Agreement to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single action, except to the extent that, in the opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such action. FPA may obtain directors' and officers' liability insurance covering its obligations under this Section.

     Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such cost or expense, except (i) that expenses incurred in connection with printing and mailing this Proxy Statement/Prospectus and the Registration Statement, as well as any filing fees relating thereto, shall be shared equally by FPA and AHI and (ii) the termination fee, if applicable, as set forth in the Merger Agreement shall be paid by AHI. See " -- Effect of Termination."

     Pooling of Interests. FPA and AHI agreed that from and after the date of the Merger Agreement and until the Effective Time, neither FPA nor AHI nor any of their respective subsidiaries or other affiliates shall knowingly take any action, or knowingly fail to take any action, that would jeopardize the treatment of FPA's acquisition of AHI as a "pooling of interests" for accounting purposes. Following the Effective Time, FPA shall use its best efforts to conduct the business of the Surviving Corporation, and shall cause the Surviving Corporation to use its best efforts to conduct its business, in a manner that would not jeopardize the characterization of the Merger as a "pooling of interests" for accounting purposes. FPA agreed that on or prior to the later of February 28, 1997 or sixty (60) days after the Effective Time, FPA shall cause publication of the combined results of operations of FPA, Merger Sub and AHI for a period of the first 30 days of combined operations of AHI and the FPA (the "Combined Results"). For purposes of this paragraph, the term, "publication" shall have the meaning provided in SEC Accounting Series Release No. 135.

     Brokers or Finders. Each of FPA and AHI represented, as to itself and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by the Merger Agreement, except Smith Barney, whose fees and expenses will be paid by AHI in accordance with AHI's agreement with such firm, and Needham, whose fees and expenses will be paid by FPA in accordance with FPA's agreement with such firm, and each of FPA and AHI agreed to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other such fee or commission or expenses related thereto asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliate.

     Standstill. Each of FPA and AHI agreed that until the expiration of three years from the date of termination of the Merger Agreement, without the prior written consent of the other, it will not (a) in any manner acquire, agree to acquire or make any proposal to acquire, directly or indirectly (i) a substantial portion of the assets of the other and its subsidiaries taken as a whole or (ii) any of the issued and outstanding shares of stock of the other (b) make or in any way participate, directly or indirectly, in any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Commission) to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of the other or any of its subsidiaries or (c) form, join or in any way participate in a "group" (within the meaning of Section 13(d) of the Exchange Act) with respect to any voting securities of the other or any of its subsidiaries.

     Notice and Cure. Each of FPA and AHI agreed to notify the other in writing of, and contemporaneously to provide the other with true and complete copies of any and all information or documents relating to, and will use best efforts to cure before the Closing, any event, transaction or circumstance, as soon as practical after it becomes known to such party, occurring after the date of the Merger Agreement that causes or will cause any covenant or agreement of FPA or AHI, as the case may be, under the Merger Agreement to be breached or that renders or will render untrue any representation or warranty of FPA or AHI, as the case may be, contained in the Merger Agreement as if the same were made on or as of the date of such event, transaction or circumstance. Each of FPA and AHI also agreed to notify the other in writing of, and to use best efforts to cure, before the Closing, any violation or breach, as soon as practical after it becomes known to such party, of any representation, warranty, covenant or agreement made by FPA or AHI, as the case may be, in the Merger Agreement, whether occurring or arising prior to, on or after the date of the Merger Agreement.

     Fulfillment of Conditions. Subject to the terms and conditions of the Merger Agreement, each of FPA and AHI agreed to take or cause to be taken all steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the other's obligations contained in the Merger Agreement and to consummate and make effective the transactions contemplated by the Merger Agreement, and further agreed that neither FPA nor AHI will, nor will it permit any of its subsidiaries to, take or fail to take any action that could be reasonably expected to result in the nonfulfillment of any such condition.

     No Solicitations. Prior to the Effective Time, AHI agreed (a) that neither it nor any of its subsidiaries shall, and it shall use its best efforts to cause their respective Representatives not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, consolidation or other business combination including AHI or any of its subsidiaries or any acquisition or similar transaction (including, without limitation, a tender or exchange offer) involving the purchase of (i) all or any significant portion of the assets of AHI and its subsidiaries taken as a whole, (ii) 20% or more of the outstanding shares of AHI Common Stock or (iii) 20% or more of the outstanding shares of the capital stock of any subsidiary of AHI (any such proposal or offer being hereinafter referred to as an "Alternative Proposal"), or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person or group relating to an Alternative Proposal (excluding the transactions contemplated by the Merger Agreement), or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal; (b) that it will notify FPA immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it or any such person or group; and (c) that it will, prior to accepting any Alternative Proposal, (i) receive a determination from an independent financial advisor that such Alternative Proposal is more favorable (from a financial point of view) to AHI's stockholders than the Merger, (ii) determine in the exercise of its fiduciary obligations under applicable law as advised by independent counsel that such Alternative Proposal is more favorable to AHI's stockholders than the Merger, and (iii) deliver to FPA a definitive agreement of such Alternative Proposal or a description of the material terms thereof and, except as would violate a fiduciary or contractual obligation, a copy of any information provided by such person or group, including the identity of such person or group, and give FPA at least three (3) days to offer a counterproposal prior to executing such definitive agreement; provided, however, that nothing contained in the Merger Agreement shall prohibit the AHI Board from (1) furnishing information to or entering into discussions or negotiations with any person or group that makes an unsolicited bona fide Alternative Proposal, if, and only to the extent that, (A) the AHI Board based upon the written opinion of outside counsel (a copy of which shall be provided promptly to FPA), determines in good faith that such action is required or appropriate for the AHI Board to comply with its fiduciary duties to stockholders imposed by law, (B) the AHI Board has reasonably concluded in good faith that the person or group making such Alternative Proposal will have adequate sources of financing to consummate such Alternative Proposal and that such Alternative Proposal is more favorable to AHI's stockholders than the Merger and (C) prior to furnishing such information to, or entering into discussions or negotiations with, such person or group, AHI provides written notice to FPA to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or group; and (2) to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Alternative Proposal.

     Irrevocable Proxies. Each of FPA and AHI agreed to use its best efforts to cause its officers and employee directors to execute and deliver to the other party to the Merger Agreement irrevocable proxies in a form reasonably acceptable to the parties thereto authorizing the other party to vote all shares of AHI Common Stock and FPA Common Stock, as the case may be, which such executive officers and directors are entitled to vote in favor of the Merger. Such proxies shall be revocable in the event that the Merger Agreement is terminated.

     AHI Affiliates. AHI has agreed that within at least thirty days after the date of the Merger Agreement, (i) it will deliver a letter to FPA identifying all persons who may be deemed affiliates of AHI under Rule 145, including, without limitation, all directors and executive officers of AHI, and (ii) it shall advise the persons identified in such letter of the resale restrictions imposed by applicable securities laws, including ASR 135. Each of FPA and AHI agreed to use its reasonable best efforts to obtain as soon as practicable after the date of the Merger Agreement from affiliates of FPA and AHI an agreement that such persons will comply with the provisions of ASR 135.

     Registration Rights Agreement. FPA agreed to enter into a registration rights agreement with the Selling Stockholders (as defined below) providing that if, during the three month period following the date on which the Combined Results are published, any of Leonardo Berezovsky, M.D., Jose Spiwak, M.D. and Kaushal Tamboli, M.D. (the "Selling Stockholders") was or would have been unable to sell at least 850,000 shares of the FPA Common Stock received in the Merger in accordance with the provisions of Rule 144, FPA will use its best efforts to file a registration statement with the Commission to register on behalf of any such Selling Stockholder a number of shares of FPA Common Stock received in the Merger equal to three (3) times the amount by which 850,000 exceeds the number of shares such Selling Stockholder sold, or would have been able to sell under Rule 144 during such three-month period. Additionally, the registration rights agreement will provide that, in the event no registration statement was filed at the end of the initial three-month period for any such Selling Stockholder and, during the six-month period following the date on which the Combined Results are published, any such Selling Stockholder was or would have been unable to sell at least 1,700,000 shares of FPA Common Stock received in the Merger in accordance with Rule 144, FPA will use its best efforts to file a registration statement with the Commission to register on behalf of any such Selling Stockholder a number of shares of FPA Common Stock equal to two (2) times the amount by which 1,700,000 exceeds the number of shares such Selling Stockholder sold, or would have been able to sell under Rule 144 during such six-month period. Notwithstanding anything in the Merger Agreement to the contrary, any registration rights granted in the registration rights agreement are subordinate to and shall not contravene any registration rights granted by FPA prior to the date of the Merger Agreement. Such registration rights agreement shall contain such other terms as are customary and reasonably acceptable to FPA and the Selling Stockholders. The foregoing provisions for any such stockholder shall also apply to any trust or other entity established by such stockholder. In no event shall FPA be obligated to file more than one registration statement pursuant to the terms of the registration rights agreement.

CONDITIONS TO CONSUMMATION OF THE MERGER

     In addition to the approval and adoption of the Merger Agreement and the terms of the Merger by the stockholders of AHI and FPA, the obligation of each party to effect the Merger is subject to the fulfillment, at or prior to the Closing, or where legally permissible, the waiver of, various conditions, including: (i) the effectiveness of the Registration Statement and the absence of any stop order suspending each such effectiveness or any proceedings for that purpose being pending or threatened; (ii) the receipt of all state securities or "Blue Sky" permits and other authorizations necessary to issue the FPA Common Stock; (iii) the shares of FPA Common Stock issuable to AHI's stockholders in the Merger in accordance with the Merger Agreement shall have been approved for inclusion on Nasdaq; (iv) the expiration or termination of any waiting period (and any extension thereof) under the HSR Act; (v) no court of competent jurisdiction or other competent governmental or regulatory authority having enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) which is in effect and has the effect of making illegal or otherwise restricting, preventing or prohibiting consummation of the Merger or the other transactions contemplated by the Merger Agreement;
(vi) the receipt of letters from Deloitte & Touche LLP and Ernst & Young LLP, each dated the date of the Proxy Statement/Prospectus and confirmed in writing at the Effective Time and addressed to FPA and AHI, respectively, stating that the Merger will qualify as a "pooling of interests" transaction under APB No. 16; (vii) the delivery by AHI to FPA within thirty days after the date of the Merger Agreement a letter identifying all persons who may be deemed affiliates of AHI under

Rule 145, including, without limitation, all directors and executive officers of AHI; (viii) the delivery by AHI to each of the persons identified in the letter referred to in subsection (vii) above, a notice of the resale restrictions imposed by applicable securities laws, including Accounting Series Release No. 135 ("ASR 135"); and (ix) the receipt of all material consents, approvals and notices from governmental or regulatory authorities or any other public or private third parties required to consummate the Merger.

     The obligation of FPA and Merger Sub to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by FPA or Merger Sub in their sole discretion): (i) AHI shall have performed each agreement, covenant and obligation required by the Merger Agreement to be performed or complied with by it on or prior to the Closing Date and the representations and warranties of AHI in the Merger Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date and AHI shall have delivered to FPA a certificate, dated the Closing Date and executed on behalf of AHI by its Chairman of the Board, President or any Senior Vice President, to such effect; (ii) there shall not have been issued, enacted, promulgated or deemed applicable to AHI, the Surviving Corporation, any of their respective subsidiaries or the transactions contemplated by the Merger Agreement any order or law of any governmental or regulatory authority which is then in effect and which could be reasonably expected to result in a material diminution of the benefits of the Merger to FPA; (iii) AHI and its subsidiaries shall have received all consents (or in lieu thereof waivers) from parties to each contract disclosed in the AHI Disclosure Letter; (iv) all proceedings to be taken on the part of AHI in connection with the transactions contemplated by the Merger Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to FPA, and FPA shall have received copies of all such documents and other evidences as FPA may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith; (v) FPA shall have received the opinion of counsel to AHI dated the Closing Date; and (vi) FPA subsidiaries shall have received all consents (or in lieu thereof waivers) from parties to each contract disclosed in the FPA Disclosure Letter.

     The obligation of AHI to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by AHI in its sole discretion): (i) FPA and Merger Sub shall have performed each agreement, covenant and obligation required by the Merger Agreement to be performed or complied with by them on or prior to the Closing Date and the representations and warranties of FPA and Merger Sub in the Merger Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date and each of FPA and Merger Sub shall have delivered to AHI certificates, dated the Closing Date and executed on behalf of FPA and Merger Sub, as the case may be, by its Chairman of the Board, President or any Executive or Senior Vice President, to such effect; (ii) there shall not have been issued, enacted, promulgated or deemed applicable to FPA or any of its respective subsidiaries or the transactions contemplated by the Merger Agreement any order or law of any governmental or regulatory authority which is then in effect and which could be reasonably expected to result in a material diminution of the benefits of the Merger to AHI; (iii) FPA shall have delivered a registration rights agreement to the Selling Stockholders; (iv) the FPA Value shall not be below $10.00; (v) all proceedings to be taken on the part of FPA in connection with the transactions contemplated by the Merger Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to AHI, and AHI shall have received copies of all such documents and other evidences as AHI may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith; and (vi) AHI shall have received the opinion of counsel to FPA dated the Closing Date.

TERMINATION

     The Merger Agreement may be terminated and the transactions contemplated thereby may be abandoned whether prior to or after the approval of the stockholders of either FPA or AHI: (i) by mutual written agreement of each of FPA and AHI duly authorized by action taken by or on behalf of their Boards of

Directors; (ii) by either FPA or AHI upon written notice to non-terminating party by the terminating party (A) at any time after April 30, 1997, if the Merger has not been consummated on or prior to such date and such failure to consummate the Merger was not caused by a breach of the Merger Agreement by the terminating party, (B) if the AHI stockholders' approval or the FPA stockholders' approval of the Merger Agreement has not been obtained, (C) if any governmental or regulatory authority, the taking of action by which is a condition to the obligations of either AHI or FPA to consummate the transactions contemplated by the Merger Agreement, shall have determined not to take such action and all appeals of such determination shall have been taken and have been unsuccessful, (D) if there has been a material breach of any representation, warranty, covenant or agreement on the part of the non-terminating party set forth in the Merger Agreement, which breach has not been cured within five (5) business days following receipt by the non-terminating party of notice of such breach from the terminating party or assurance of such cure reasonably satisfactory to the terminating party shall not have been given by or on behalf of the non-terminating party within such five (5) business day period, or (E) if any court of competent jurisdiction or other competent governmental or regulatory authority has issued an order, judgment or decree making illegal or otherwise restraining, preventing or prohibiting the Merger and such order, judgment or decree shall have become final and nonappealable and such terminating party has used all reasonable efforts to remove such order, judgement or decree; and (iii) AHI may terminate the Merger Agreement if the AHI Board concludes in good faith on the basis of advice from independent counsel that such action is necessary or appropriate in order for the AHI Board to act in a manner which is consistent with its fiduciary obligations under applicable law.

EFFECT OF TERMINATION

     If the Merger Agreement is validly terminated by either AHI or FPA pursuant to the Merger Agreement, the Merger Agreement will forthwith become null and void and there will be no liability or obligation on the part of either AHI or FPA (or any of their respective Representatives or affiliates), except (i) that certain provisions of the Merger Agreement will continue to apply following any such termination and (ii) that nothing contained therein shall relieve any party thereto from liability for wilful breach of its representations, warranties, covenants or agreements contained in the Merger Agreement. AHI has agreed that upon a termination by AHI pursuant to clause (iii) of the foregoing paragraph, it will pay FPA liquidated damages in the amount of 2% of the value of FPA Common Stock (based on the FPA Value) which would have been issued had the Closing Date occurred on such date of termination.

AMENDMENT

     The Merger Agreement may be amended, supplemented or modified by action taken by or on behalf of the respective Boards of Directors of the parties thereto at any time prior to the Effective Time, whether prior to or after adoption of the Merger Agreement at the AHI Special Meeting or at the FPA Special Meeting, but after such adoption and approval only to the extent permitted by applicable law. No such amendment, supplement or modification shall be effective unless set forth in a written instrument duly executed by or on behalf of each party thereto.

WAIVER

     At any time prior to the Effective Time any party to the Merger Agreement, by action taken by or on behalf of its Board of Directors, may to the extent permitted by applicable law (i) extend the time for the performance of any of the obligations or other acts of the other parties thereto, (ii) waive any inaccuracies in the representations and warranties of the other parties hereto contained therein or in any document delivered pursuant thereto or (iii) waive compliance with any of the covenants, agreements or conditions of the other parties thereto contained therein. No such extension or waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party extending the time of performance or waiving any such inaccuracy or non-compliance. No waiver by any party of any term or condition of the Merger Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of the Merger Agreement on any future occasion.

                           THE FOUNDATION TRANSACTION

     Effective November 29, 1996, FPA acquired from Foundation all of the outstanding stock of FHMS and the Holding Company. FHMS provides facilities management and professional services to the Holding Company and its subsidiaries, Foundation Health Medical Group, Inc. and Thomas-Davis Medical Centers, P.C. (together with FHMS, the "Combined Foundation Companies"). The Combined Foundation Companies provide services to approximately 242,000 enrollees in California and Arizona through approximately 188 primary care physicians, and 2,300 specialty care physicians.

FHMS ACQUISITION

     Pursuant to the Stock and Note Purchase Agreement dated June 28, 1996 (the "Foundation Agreement"), effective November 29, 1996, FPA Medical Management of California ("FPA California"), a wholly owned subsidiary of FPA, acquired from Foundation all of the issued and outstanding capital stock of FHMS for aggregate consideration valued at $197,000,000, consisting of (i) cash in the amount of $2 million, (ii) 4,076,087 shares of FPA Common Stock, (iii) promissory notes in the principal amount of $34 million and (iv) the assumption of the indebtedness of FHMS to Foundation and certain non-affiliated third parties in the aggregate principal amount of approximately $86 million. The repayment of this indebtedness is guaranteed by FPA.

HOLDING COMPANY ACQUISITION

     Pursuant to the Foundation Agreement, Foundation assigned to a designee of FPA's indirect subsidiary, FPA Independent Practice Association ("FPA IPA"), its option (the "Option") to purchase all of the issued and outstanding stock of Holding Company from Jonathan Scheff, M.D. ("Scheff"). Upon the exercise of the Option, FPA IPA's designee transferred all of the issued and outstanding stock of Holding Company to FPA IPA. In consideration of the Option, FPA IPA paid to Foundation the sum of $15,000 and FPA California purchased the indebtedness of Holding Company to Foundation as described above.

     In connection with the Foundation Transaction, Foundation Health Medical Group, Inc. and Thomas-Davis Medical Centers, P.C., the subsidiaries of the Holding Company, and the Florida and Arizona IPAs previously acquired by FPA (collectively, the "Medical Groups"), have entered into 30-year payor agreements with Foundation. These Payor agreements include an obligation on the part of the Medical Groups to guarantee, to the extent specified in the agreements, that the enrollees of Foundation benefit plans have access to the providers and facilities of the Medical Groups. These agreements commit the Medical Groups, among other things, to contract with Foundation for all benefit programs and to maintain sufficient medical personnel to provide reasonable and adequate access to professional services for all benefit programs offered by Foundation, to keep care centers open given specified levels of patients and to agree to certain pricing and contracting parameters with Foundation. In consideration of such services, Foundation has agreed to pay in the aggregate $55.0 million to the Medical Groups.

             APPROVAL OF AMENDMENT TO FPA MEDICAL MANAGEMENT, INC.
                           OMNIBUS STOCK OPTION PLAN

     At the FPA Special Meeting, stockholders of FPA will be asked to approve an amendment to the FPA Medical Management, Inc. Omnibus Stock Option Plan (the "FPA Plan") which would, upon becoming effective, increase the total number of shares of FPA Common Stock issuable upon exercise of options granted under such plan from 5,000,000 to 6,500,000. The FPA Plan was approved by the FPA stockholders in October 1994 and amendments to the FPA Plan were approved by the FPA stockholders in July 1995, June 1996 and October 1996.

     The proposal to approve the amendment to the FPA Plan will become effective if it receives the affirmative vote of the holders of a majority of the shares of FPA Common Stock present in person or by proxy at the FPA Special Meeting. In the event the amendment is not approved by FPA stockholders, the amendment will not become effective and the FPA Plan will remain in full force and effect in its current form.

     The FPA Plan currently provides for the issuance of up to 5,000,000 shares of FPA Common Stock. As of December 31, 1996, options to purchase 5,000,000 shares of FPA Common Stock have been granted and are currently outstanding under the FPA Plan and options to purchase an additional 718,895 shares of FPA Common Stock have been granted subject to stockholder approval of an amendment to increase the number of shares available for issuance under the FPA Plan. The Board of Directors of FPA believes that it is advisable and in the best interest of FPA to make additional shares available for the granting of options in the future to officers and other key employees of FPA because options provide a valuable incentive for such persons to remain with FPA and motivate them to exert their best efforts on behalf of FPA. Accordingly, FPA's Board of Directors recommends that the total number of shares issuable pursuant to the FPA Plan be increased by 1,500,000.

     FPA's Board of Directors recommends that you vote FOR the proposal to amend the FPA Plan.

     Set forth below is a summary of the FPA Plan, as proposed to be amended.

     The purpose of the FPA Plan is to enable FPA to attract, retain and reward employees and directors of, and consultants to, FPA and to strengthen the mutuality of interests between such persons and FPA's stockholders. The FPA Plan is administered by the Compensation Committee of the Board of Directors (the "FPA Compensation Committee").

     Under the FPA Plan, options to purchase shares of FPA Common Stock may be granted to employees of, and consultants to, FPA and certain of its subsidiaries. The FPA Plan provides for the grant of both incentive stock options (options that satisfy the requirements of Section 422 of Internal Revenue Code) and nonqualified options. Under the terms of the FPA Plan, the option exercise price for incentive stock options may not be less than the fair market value of the underlying stock at the time the option is granted. Both incentive stock options and nonqualified options granted under the FPA Plan expire upon the earlier of one month after the employee's termination, an expiration date fixed by the FPA Compensation Committee and set forth in each individual option agreement, or ten years from the date of grant. Options granted pursuant to the FPA Plan will be exercisable at such times as the FPA Compensation Committee shall determine. On December 31, 1996, the closing price of FPA Common Stock on Nasdaq was $22.375. On December 31, 1996, FPA had approximately 3,900 employees, 3,200 of whom were eligible to receive options under the FPA Plan. After consummation of the Merger, FPA is expected to have approximately 3,285 employees, all of whom will be eligible to receive options under the FPA Plan.

     The Plan has a provision which limits the number of shares of FPA Common Stock for which options may be granted to any individual during any year. With this provision, options granted under the FPA Plan qualify as performance-based compensation for purposes of Section 162(m) of the Code and the regulations thereunder, and FPA will be entitled to deduct the compensation paid to certain executives pursuant to the FPA Plan, notwithstanding the deduction limit contained in Section 162(m).

     Under the FPA Plan, the price payable upon exercise of options may be paid in cash or check acceptable to FPA, or by any other consideration that the FPA Compensation Committee deems acceptable. The exercise price may also be paid in shares of FPA Common Stock duly owned by the optionee having a fair market value equal to the option price on the date of exercise.

     As of December 31, 1996, options to purchase 5,718,895 shares of FPA Common Stock under the FPA Plan were outstanding. The individuals who receive options and the number of shares of FPA Common Stock included in each grant are within the discretion of the FPA Compensation Committee. The grants that were made under the FPA Plan since the inception of the FPA Plan are shown below.

                                                                         SECURITIES UNDERLYING
                                                                            OPTIONS GRANTED
    NAME OR GROUP                                                           SINCE INCEPTION
    -------------------------------------------------------------------  ---------------------
    Seth Flam..........................................................          781,000
    Sol Lizerbram......................................................          781,000
    Stephen J. Dresnick................................................          722,502
    Steven M. Lash.....................................................          726,524
    Howard Hassman.....................................................          413,000
    Executive Officer Group............................................        4,043,526
    Non-Executive Officer Director Group...............................                0
    Associates of Directors, Executive Officers or Nominees............                0
    Persons Who Received or Are to Receive 5% of Options...............        4,154,626
    Non-Executive Officer and Employee Group...........................        1,675,369

FEDERAL INCOME TAX CONSEQUENCES

     Incentive Stock Options. It is intended that certain options granted under the FPA Plan will qualify as "incentive stock options" to the degree possible under the Code. This means that the optionee will not realize taxable income upon the grant or exercise of the option. However, any excess of the fair market value of the option stock on the date of exercise over the option price will constitute an item of tax preference for purposes of the alternative minimum tax and may cause the optionee to incur a liability for such tax in the year of exercise.

     If the optionee holds the stock purchased on exercise of the option until at least (a) one year after it is purchased and (b) two years after the option is granted, any profit or loss recognized on disposition of the stock will be treated as a long-term capital gain or loss. If, however, the optionee disposes of the stock within either the one or two-year period, the optionee generally will be required to include in ordinary taxable income upon disposition of the stock an amount equal to the lesser of (a) the amount, if any, by which the fair market value of such stock on the date the option was exercised exceeded the option price, or (b) the amount, if any, by which the amount realized from such disposition exceeds the option price; any additional gain would be long-term or short-term capital gain, depending upon how long the stock was held. But, for certain dispositions of stock made within either the one- or two-year period by way of gift or by way of sale to a person or entity related to the optionee, the optionee may be required to include in ordinary taxable income the full amount described in (a), regardless of the amount realized from such disposition.

     The one- and two-year requirements do not apply to the disposition of stock after an optionee's death by (a) the optionee's estate or (b) a person who acquires the right to exercise the option by reason of the optionee's death. In such cases, the stock may be disposed of any time after receipt and receive preferential tax treatment subject to the general holding period rules for capital gains.

     Options granted under the FPA Plan may be exercised by the transfer to FPA of shares of FPA Common Stock with a fair market value equal to the option's exercise price. If the optionee transfers incentive stock option shares to FPA before both the one- and two-year holding periods have expired, the transfer will be treated as a disposition of such shares with the tax consequences described above. If the shares so transferred are not incentive stock option shares or, if they are such shares and both the one- and two-year periods have expired, such transfer to FPA will not be a taxable event.

     Generally, FPA will not be entitled to any tax deduction in connection with the grant or exercise of an incentive stock option. If, however, the optionee disposes of stock acquired upon exercise of an option before the one and two-year periods have expired, FPA will be entitled to deduct, when the optionee disposes of the stock, any amount the optionee is required to include in ordinary taxable income.

     Non-Qualified Stock Options. The grant by FPA of nonqualified stock options is not a taxable event to the optionee. Generally, an optionee recognizes ordinary income on the date option shares are issued to him or her pursuant to the exercise of the option in an amount equal to the "spread" or the excess of the fair market value of the shares on that date over the exercise price. Any further gain or loss on disposition of the shares will be capital gain or loss if the shares are held by the optionee for investment.

     FPA will be entitled to deduct for federal income tax purposes any amount the optionee is required to include in ordinary income at the time such amount is so includable, provided that such amount is not deemed to be an "excess parachute payment" (i.e., payment payable upon a change of control of FPA that is in excess of reasonable compensation).

                SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

                        PRO FORMA CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS (UNAUDITED) OF
                 FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

     The following pro forma condensed consolidated balance sheet as of September 30, 1996 and the pro forma condensed consolidated statements of operations for the three years in the period ended December 31, 1995 and the nine months ended September 30, 1996 give effect to the following consummated and probable transactions.

  Consummated Transactions

     (1) The acquisitions of Gonzaba Management Organization (effective November 1, 1995), Arizona Managed Care Services and Affiliates (effective July 1, 1995), and Grossmont Medical Clinic (effective May 18, 1995) (collectively referred to as the "1995 FPA Acquisitions").

     (2) The acquisition of Foundation Health IPA ("FHIPA") (effective January 31, 1996).

     (3) The acquisition of Physicians First, Inc. ("PFI") (effective June 1,
1996).

     (4) The acquisition of Foundation Health Medical Services and Affiliates ("FHMS") (effective November 29, 1996).

     (5) The merger between FPA Medical Management, Inc. ("FPA") and Sterling Healthcare Group, Inc. ("Sterling") (effective October 31, 1996) (referred to as the "Sterling Merger.")

     (6) Sterling's acquisitions of Medical Networks, Inc. (effective January 31, 1995) and Professional Emergency Physicians, P.A. (effective September 30,
1995) (collectively referred to as the "1995 Sterling Acquisitions").

  Probable Transactions

     (1) The proposed merger between FPA and AHI Healthcare Systems, Inc. ("AHI"). This merger is referred to as the AHI Merger.

     The AHI merger, the FHMS acquisitions, and the Sterling Merger are reflected as of September 30, 1996 for the pro forma condensed consolidated balance sheet. The Consummated Transactions, except the Sterling Merger, are reflected as of January 1, 1995 in the condensed consolidated statements of operations. The Sterling Merger and the AHI Merger are reflected as of January 1, 1993 in the condensed consolidated statements of operations. The pro forma information is based on the respective historical financial statements of the Consummated Transactions and the Probable Transactions giving effect to the Sterling Merger and the AHI Merger under the pooling of interests method of accounting and all other acquisitions under the purchase method of accounting, and the assumptions and adjustments described in the accompanying notes to the pro forma condensed consolidated financial statements.

     The pro forma condensed consolidated financial statements have been prepared by the management of FPA based upon the unaudited financial statements of FPA, Sterling, FHMS and AHI as of September 30, 1996 and for the nine months then ended, the audited financial statements of FPA, FHMS, the 1996 FPA Acquisitions, Sterling and AHI as of December 31, 1995 and for each of the three years in the period then ended, and the unaudited results of operations for PFI, 1995 FPA Acquisitions and 1995 Sterling Acquisitions up to their respective acquisition dates. Management of FPA cannot be sure that the estimated fair values related to FHMS represent fair values that will ultimately be determined upon completion of their valuation analysis. Consequently, such estimates are subject to revision. Additionally, the Management of FPA believes that the AHI Merger is probable.

     Management of FPA does not believe that the pro forma condensed consolidated financial statements are indicative of the results that actually would have occurred if the combinations had been in effect on the dates indicated or which may be obtained in the future. The pro forma condensed consolidated financial statements should be read in conjunction with the financial statements and notes of FPA, 1995 FPA Acquisitions, FHIPA, PFI, FHMS, Sterling, 1995 Sterling Acquisitions, and AHI.

                 FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)

                               SEPTEMBER 30, 1996

                                                                                                                         FOUNDATION
                                                                                                      FPA MEDICAL          HEALTH
                                                                                                    MANAGEMENT, INC.      MEDICAL
                                                                                                    AND CONSUMMATED      SERVICES,
                                                                       STERLING                       TRANSACTIONS          INC.
                                                    FPA MEDICAL       HEALTHCARE      PRO FORMA        PRO FORMA            AND
                                                  MANAGEMENT, INC.    GROUP, INC.    ADJUSTMENTS      CONSOLIDATED       AFFILIATES
                                                  ----------------    -----------    -----------    ----------------    ------------
ASSETS
Current assets:
Cash and cash equivalents.......................    $  2,526,679                                      $  2,526,679
Marketable securities...........................       1,555,463                                         1,555,463
Accounts receivable -- net......................      49,734,560      $40,799,245                       90,533,805      $  4,665,000
Current portion of notes receivable.............         650,953                                           650,953
Prepaid expenses and other assets...............       2,732,051        5,133,229                        7,865,280         5,105,000
Deferred income tax asset.......................       1,011,018        3,097,318                        4,108,336
                                                    ------------      -----------    ------------     ------------      ------------
Total current assets............................      58,210,724       49,029,792                      107,240,516         9,770,000
Property and equipment -- net...................      17,004,108        2,846,092                       19,850,200        91,055,000
Restricted cash and deposits....................       7,804,728                                         7,804,728
Goodwill and intangibles -- net.................      95,428,971       38,221,561                      133,650,532        12,115,000
Investments in GLHP.............................       4,994,900                                         4,994,900
Deposits and other assets.......................       1,816,136          562,541                        2,378,677         5,408,000
                                                    ------------      -----------    ------------     ------------      ------------
Total...........................................    $185,259,567      $90,659,986    $                $275,919,553      $118,348,000
                                                    ============      ===========    ============     ============      ============


                                                                        FPA MEDICAL
                                                                     MANAGEMENT, INC.
                                                                      AND CONSUMMATED        AHI
                                                                       TRANSACTIONS       HEALTHCARE    POOLING OF
                                                   PRO FORMA             PRO FORMA         SYSTEMS,      INTERESTS
                                                  ADJUSTMENTS         CONSOLIDATED[S]        INC.       ADJUSTMENTS
                                                  ------------       -----------------   ------------   -----------
ASSETS
Current assets:
Cash and cash equivalents.......................  $ (2,000,000)[A]     $       526,679   $ 17,176,000
Marketable securities...........................                             1,555,463
Accounts receivable -- net......................                            95,198,805     13,956,000
Current portion of notes receivable.............                               650,953
Prepaid expenses and other assets...............                            12,970,280        558,000
Deferred income tax asset.......................                             4,108,336      2,294,000
                                                  ------------            ------------    -----------   -----------
Total current assets............................    (2,000,000)            115,010,516     33,984,000
Property and equipment -- net...................   (72,182,000)[O]          38,723,200      5,553,000
Restricted cash and deposits....................                             7,804,728
Goodwill and intangibles -- net.................   209,672,000[B]          351,212,532     26,079,000
                                                    (4,225,000)[O]
Investments in GLHP.............................                             4,994,900
Deposits and other assets.......................    (1,687,000)[O]           6,099,677        339,000
                                                  ------------            ------------    -----------   -----------
Total...........................................  $129,578,000         $   523,845,553   $ 65,955,000
                                                  ============            ============    ===========   ===========


                                                    FPA MEDICAL
                                                  MANAGEMENT, INC.
                                                     PRO FORMA
                                                    CONSOLIDATED
                                                  ----------------
ASSETS
Current assets:
Cash and cash equivalents.......................    $ 17,702,679
Marketable securities...........................       1,555,463
Accounts receivable -- net......................     109,154,805
Current portion of notes receivable.............         650,953
Prepaid expenses and other assets...............      13,528,280
Deferred income tax asset.......................       6,402,336
                                                    ------------
Total current assets............................     148,994,516
Property and equipment -- net...................      44,276,200
Restricted cash and deposits....................       7,804,728
Goodwill and intangibles -- net.................     377,291,532

Investments in GLHP.............................       4,994,900
Deposits and other assets.......................       6,438,677
                                                    ------------
Total...........................................    $589,800,553
                                                    ============

                 FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

                               SEPTEMBER 30, 1996

                                                                                                                    FOUNDATION
                                                                                                  FPA MEDICAL         HEALTH
                                                                                                MANAGEMENT, INC.      MEDICAL
                                                                                                AND CONSUMMATED      SERVICES,
                                                                 STERLING                         TRANSACTIONS         INC.
                                              FPA MEDICAL       HEALTHCARE      PRO FORMA          PRO FORMA            AND
                                            MANAGEMENT, INC.    GROUP, INC.    ADJUSTMENTS        CONSOLIDATED      AFFILIATES
                                            ----------------    -----------    ------------     ----------------   -------------
LIABILITIES AND STOCKHOLDERS' EQUITY
 (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses......   $ 12,010,855      $10,283,937    $ 13,000,000[D]    $ 35,294,792     $  19,570,000
Claims payable, including incurred but not
 reported claims...........................     47,474,955                                          47,474,955        12,990,000
Income taxes payable.......................      2,273,591                                           2,273,591
Long-term debt -- current portion..........     48,439,279        3,833,747                         52,273,026       156,818,000
Other liabilities..........................                         650,000                            650,000         9,422,000
                                              ------------      -----------    ------------       ------------      ------------
 Total current liabilities.................    110,198,680       14,767,684      13,000,000        137,966,364       198,800,000
                                              ------------      -----------    ------------       ------------      ------------
Long-term debt -- net of current portion...     12,761,989       10,801,342                         23,563,331
Deferred income tax liability..............      1,746,461          498,521                          2,244,982
Other long-term liabilities................      1,001,784        3,450,710                          4,452,494        18,220,000
Stockholders' equity (deficit):
 Common stock..............................         25,084              852          15,344[C]          41,280            20,000
 Additional paid in capital................     53,683,603       53,710,737         (15,344)[C]    107,378,996         4,722,000
 Stock payable.............................        493,100                                             493,100
 Accumulated earnings (deficit)............      5,348,866        7,674,570     (13,000,000)[D]         23,436      (103,414,000)
 Less: deferred compensation -- stock
   options.................................                        (244,430)                          (244,430)
 Less: Due from stockholders...............
                                              ------------      -----------    ------------       ------------      ------------
Total stockholders' equity (deficit).......     59,550,653       61,141,729     (13,000,000)       107,692,382       (98,672,000)
                                              ------------      -----------    ------------       ------------      ------------
Total......................................   $185,259,567      $90,659,986                       $275,919,553     $ 118,348,000
                                              ============      ===========    ============       ============      ============


                                                                  FPA MEDICAL
                                                                MANAGEMENT, INC.
                                                                AND CONSUMMATED        AHI                           FPA MEDICAL
                                                                  TRANSACTIONS      HEALTHCARE     POOLING OF      MANAGEMENT, INC.
                                               PRO FORMA           PRO FORMA         SYSTEMS,      INTERESTS          PRO FORMA
                                              ADJUSTMENTS       CONSOLIDATED[S]        INC.       ADJUSTMENTS        CONSOLIDATED
                                             -------------      ----------------   ------------   ------------     ----------------
                                            <
LIABILITIES AND STOCKHOLDERS' EQUITY
 (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses......  $  (2,903,000)[O]    $ 51,961,792     $ 14,051,000     11,500,000[D]    $ 77,512,792
Claims payable, including incurred but not
 reported claims...........................                         60,464,955       19,455,000                        79,919,955
Income taxes payable.......................                          2,273,591                                          2,273,591
Long-term debt -- current portion..........  $ (75,191,000)[O]      62,273,026        2,496,000                        64,769,026
                                               (71,627,000)[P]
Other liabilities..........................                         10,072,000                                         10,072,000
                                             -------------        ------------     ------------    -----------       ------------
 Total current liabilities.................   (149,721,000)        187,045,364       36,002,000     11,500,000        234,547,364
                                             -------------        ------------     ------------    -----------       ------------
Long-term debt -- net of current portion...     34,000,000[A]      129,190,331        1,094,000                       130,284,331
                                                71,627,000[P]
Deferred income tax liability..............                          2,244,982                                          2,244,982
Other long-term liabilities................                         22,672,494                                         22,672,494
Stockholders' equity (deficit):
 Common stock..............................        (20,000)             49,532          145,000       (130,880)[M]         63,552
                                                     8,152[A]
 Additional paid in capital................     (4,722,000)        182,370,844       47,753,000        130,880[M]     230,254,724
                                                74,991,848[A]
 Stock payable.............................                            493,100                                            493,100
 Accumulated earnings (deficit)............    103,414,000              23,436      (18,574,000)   (11,500,000)[D]    (30,050,564)
 Less: deferred compensation -- stock
   options.................................                           (244,430)         (50,000)                         (294,430)
 Less: Due from stockholders...............                                            (415,000)                         (415,000)
                                             -------------        ------------     ------------    -----------       ------------
Total stockholders' equity (deficit).......    173,672,000         182,692,382       28,859,000    (11,500,000)[O]    200,051,382
                                             -------------        ------------     ------------    -----------       ------------
Total......................................  $ 129,578,000        $523,845,553     $ 65,955,000             --       $589,800,553
                                             =============        ============     ============    ===========       ============


                 FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                  (UNAUDITED)
                      NINE MONTHS ENDED SEPTEMBER 30, 1996

                                                                                                    FPA MEDICAL
                                                                                                  MANAGEMENT, INC.     FOUNDATION
                                                                                                  AND CONSUMMATED        HEALTH
                                                       STERLING     PHYSICIANS                      TRANSACTIONS        MEDICAL
                                    FPA MEDICAL       HEALTHCARE      FIRST,       PRO FORMA         PRO FORMA       SERVICES, INC.
                                  MANAGEMENT, INC.   GROUP, INC.      INC.(E)     ADJUSTMENTS       CONSOLIDATED     AND AFFILIATES
                                  ----------------   ------------   -----------   -----------     ----------------   --------------
Managed care revenue.............   $171,500,742                    $14,870,833                     $186,371,575      $  99,056,000
Fee-for-service
  revenue........................     17,020,463     $100,749,819     4,176,018                      121,946,300         15,732,000
                                    ------------     ------------   -----------    ---------        ------------        -----------
  Total operating revenue........    188,521,205      100,749,819    19,046,851                      308,317,875        114,788,000
                                    ------------     ------------   -----------    ---------        ------------        -----------
Expenses:
  Medical services...............    140,110,800       64,686,222    16,128,269                      220,925,291        137,663,000
  General and administrative.....     39,015,517       29,754,056     2,811,904    $ 160,134[F]       71,741,611         36,474,000
                                    ------------     ------------   -----------    ---------        ------------        -----------
  Total expenses.................    179,126,317       94,440,278    18,940,173      160,134         292,666,902        174,137,000
                                    ------------     ------------   -----------    ---------        ------------        -----------
Income (loss) from operations....      9,394,888        6,309,541       106,678     (160,134)         15,650,973        (59,349,000)
Other income (expense)
  Interest and other income......        343,881           99,190        83,940                          527,011          5,672,000
  Interest expense...............     (2,032,358)        (749,107)      (15,382)    (500,000)[G]      (3,296,847)        (6,855,000)
  Other expense..................                                                                                        (2,757,000)
                                    ------------     ------------   -----------    ---------        ------------        -----------
  Total other income (expense)...     (1,688,477)        (649,917)       68,558     (500,000)         (2,769,836)        (3,940,000)
                                    ------------     ------------   -----------    ---------        ------------        -----------
Income (loss) before income
  taxes..........................      7,706,411        5,659,624       175,236     (660,134)         12,881,137        (63,289,000)
Income tax (expense) benefit.....     (3,378,492)      (2,218,081)      (73,922)     264,054[I]       (5,406,441)        16,800,000
                                    ------------     ------------   -----------    ---------        ------------        -----------
Net income (loss)................   $  4,327,919     $  3,441,543   $   101,314    $(396,080)       $  7,474,696      $ (46,489,000)
                                    ============     ============   ===========    =========        ============        ===========
Pro forma net income (loss) per
  share..........................   $       0.34                                                    $       0.36
Weighted average shares..........     12,613,385                                                      21,017,416

                                                     FPA MEDICAL
                                                     MANAGEMENT,
                                                        INC.
                                                   AND CONSUMMATED                       FPA MEDICAL
                                                    TRANSACTIONS                       MANAGEMENT, INC.
                                    PRO FORMA         PRO FORMA      AHI HEALTHCARE       PRO FORMA
                                   ADJUSTMENTS     CONSOLIDATED[S]   SYSTEMS, INC.       CONSOLIDATED
                                   ------------    ---------------   --------------    ----------------
                                  <
Managed care revenue.............                   $ 285,427,575     $ 89,202,000       $374,629,575
Fee-for-service
  revenue........................                     137,678,300                         137,678,300
                                    -----------      ------------     ------------       ------------
  Total operating revenue........                     423,105,875       89,202,000        512,307,875
                                    -----------      ------------     ------------       ------------
Expenses:
  Medical services...............                     358,588,291       77,388,000        435,976,291
  General and administrative.....  $  5,726,000[F]    113,942,411       28,718,000        142,660,411
                                    -----------      ------------     ------------       ------------
  Total expenses.................     5,726,000       472,530,702      106,106,000        578,636,702
                                    -----------      ------------     ------------       ------------
Income (loss) from operations....    (5,726,000)      (49,424,827)     (16,904,000)       (66,328,827)
Other income (expense)
  Interest and other income......                       6,199,011          955,000          7,154,011
  Interest expense...............    (1,562,214)[G]    (11,714,061)       (123,000)       (11,837,061)
  Other expense..................                      (2,757,000)                         (2,757,000)
                                    -----------      ------------     ------------       ------------
  Total other income (expense)...    (1,562,214)       (8,272,050)         832,000         (7,440,050)
                                    -----------      ------------     ------------       ------------
Income (loss) before income
  taxes..........................    (7,289,014)      (57,696,877)     (16,072,000)       (73,768,877)
Income tax (expense) benefit.....    11,431,206[I]     22,824,765          497,000         23,321,765
                                    -----------      ------------     ------------       ------------
Net income (loss)................  $  4,142,192     $ (34,872,112)    $(15,575,000)      $(50,447,112)
                                    ===========      ============     ============       ============
Pro forma net income (loss) per
  share..........................                   $       (1.39)                       $      (1.57)
Weighted average shares..........                      25,093,503                          32,153,315

      FPA MEDICAL MANAGEMENT INC. AND SUBSIDIARIES AND ACQUIRED BUSINESSES
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                  (UNAUDITED)
                          YEAR ENDED DECEMBER 31, 1995

                            FPA MEDICAL     STERLING                        1995
                            MANAGEMENT,    HEALTHCARE      1995 FPA       STERLING     FOUNDATION      PHYSICIANS      PRO FORMA
                               INC.        GROUP, INC    ACQUISITIONS   ACQUISITIONS   HEALTH IPA    FIRST, INC.[E]   ADJUSTMENTS
                            -----------   ------------   ------------   ------------   -----------   --------------  ------------
Managed care revenue....... $49,880,875                  $25,090,938                   $ 9,275,866    $ 34,313,695   $   627,179[H]
Fee-for-service revenue....  2,811,080    $115,659,527     1,289,937     $9,629,087         18,789       7,347,642
                            -----------   ------------   ------------   ------------   -----------   --------------  -----------
Total operating revenue.... 52,691,955     115,659,527    26,380,875      9,629,087      9,294,655      41,661,337       627,179
                            -----------   ------------   ------------   ------------   -----------   --------------  -----------
Expenses:
 Medical services.......... 37,757,244      69,734,593    20,826,529      7,296,001     10,831,198      37,252,931
 General and
   administrative.......... 13,310,386      39,423,328     6,581,161      2,589,077        871,015       3,873,015       994,745[F]
                                                                                                                        (641,004)[L]
                            -----------   ------------   ------------   ------------   -----------   --------------  -----------
   Total expenses.......... 51,067,630     109,157,921    27,407,690      9,885,078     11,702,213      41,125,946       353,741
                            -----------   ------------   ------------   ------------   -----------   --------------  -----------
Income (loss) from
 operations................  1,624,325       6,501,606    (1,026,815)      (255,991)    (2,407,558)        535,391       273,438
Other income (expense)
 Interest and other
   income..................    543,973          65,324        41,125         13,980         28,893         119,166
 Interest expense..........   (354,248)     (1,823,695)     (414,655)                                      (21,649)   (1,724,394)[G]
                                                                                                                        (245,416)[L]
                            -----------   ------------   ------------   ------------   -----------   --------------  -----------
   Total other income
     (expense).............    189,725      (1,758,371)     (373,530)        13,980         28,893          97,517    (1,969,810)
                            -----------   ------------   ------------   ------------   -----------   --------------  -----------
Income (loss) before income
 taxes.....................  1,814,050       4,743,235    (1,400,345)      (242,011)    (2,378,665)        632,908    (1,696,372)
Income tax (expense)
 benefit...................   (811,588)     (1,911,732)      (62,503)                      927,680        (267,562)      775,353[I]
                            -----------   ------------   ------------   ------------   -----------   --------------  -----------
Net income (loss).......... $1,002,462    $  2,831,503   $(1,462,848)    $ (242,011)   $(1,450,985)   $    365,346   $  (921,019)
                            ============== ============= ============   ============   ============  ==============  ===========
Pro forma net income (loss)
 per share................. $     0.13
Weighted average shares....  7,676,402

                             FPA MEDICAL                                       FPA MEDICAL
                             MANAGEMENT,      FOUNDATION                       MANAGEMENT,                          FPA
                               INC. AND         HEALTH                          INC. AND                          MEDICAL
                             CONSUMMATED       MEDICAL                         CONSUMMATED                      MANAGEMENT,
                             TRANSACTIONS   SERVICES, INC.                    TRANSACTIONS         AHI              INC.
                              PRO FORMA          AND          PRO FORMA         PRO FORMA      HEALTHCARE        PRO FORMA
                             CONSOLIDATED   AFFILIATES[Q]    ADJUSTMENTS      CONSOLIDATED[S] SYSTEMS, INC.     CONSOLIDATED
                             ------------   --------------   ------------     -------------   -------------     ------------
                            <
Managed care revenue.......  $119,188,553    $105,174,000                     $224,362,553    $114,284,000      $338,646,553
Fee-for-service revenue....  136,756,062       41,374,000                      178,130,062                      178,130,062
                             ------------   --------------   ------------     -------------   -------------     ------------
Total operating revenue....  255,944,615      146,548,000              --      402,492,615     114,284,000      516,776,615
                             ------------   --------------   ------------     -------------   -------------     ------------
Expenses:
 Medical services..........  183,698,496      104,723,000                      288,421,496      88,997,000      377,418,496
 General and
   administrative..........   67,001,723      101,907,000    $  7,635,733[F]   176,544,456      29,597,000      206,141,456
                             ------------   --------------   ------------     -------------   -------------     ------------
   Total expenses..........  250,700,219      206,630,000       7,635,733      464,965,952     118,594,000      583,559,952
                             ------------   --------------   ------------     -------------   -------------     ------------
Income (loss) from
 operations................    5,244,396      (60,082,000)     (7,635,733)     (62,473,337)     (4,310,000)     (66,783,337)
Other income (expense)
 Interest and other
   income..................      812,461                                           812,461         520,000        1,332,461
 Interest expense..........   (4,584,057)     (11,210,000)     (2,110,873)[G]  (17,904,930)       (530,000)     (18,434,930)
                             ------------   --------------   ------------     -------------   -------------     ------------
   Total other income
     (expense).............   (3,771,596)     (11,210,000)     (2,110,873)     (17,092,469)        (10,000)     (17,102,469)
                             ------------   --------------   ------------     -------------   -------------     ------------
Income (loss) before income
 taxes.....................    1,472,800      (71,292,000)     (9,746,606)     (79,565,806)     (4,320,000)     (83,885,806)
Income tax (expense)
 benefit...................   (1,350,352)      31,368,000       3,898,642[I]    33,916,291       1,219,000       35,135,291
                             ------------   --------------   ------------     -------------   -------------     ------------
Net income (loss)..........  $   122,448     $(39,924,000)   $ (5,847,964)    $(45,649,515)   $ (3,101,000)     $(48,750,515)
                             =============  =============    =============    =============== =============     =============
Pro forma net income (loss)
 per share.................  $      0.01                                      $      (2.22)                     $     (1.77)
Weighted average shares....   16,470,286                                        20,546,373                       27,606,185

                 FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                  (UNAUDITED)

                          YEAR ENDED DECEMBER 31, 1994

                                                                                           FPA MEDICAL
                                                                                         MANAGEMENT, INC.
                                                                                         AND CONSUMMATED
                                                             STERLING                      TRANSACTIONS          AHI
                                           FPA MEDICAL      HEALTHCARE     PRO FORMA        PRO FORMA         HEALTHCARE
                                         MANAGEMENT, INC.   GROUP, INC.   ADJUSTMENTS      CONSOLIDATED     SYSTEMS, INC.
                                         ----------------   -----------   -----------    ----------------   --------------
Managed care revenue....................   $ 18,193,286                                    $ 18,193,286      $ 60,746,000
Fee-for-service revenue.................        242,591     $39,255,573                      39,498,164
                                            -----------     -----------    ---------        -----------       -----------
Total operating revenue.................     18,435,877      39,255,573                      57,691,450        60,746,000
                                            -----------     -----------    ---------        -----------       -----------
Expenses:
  Medical services......................     13,628,430      26,353,093                      39,981,523        43,464,000
  General and administrative............      4,423,842      10,553,813                      14,977,655        15,243,000
                                            -----------     -----------    ---------        -----------       -----------
    Total expenses......................     18,052,272      36,906,906                      54,959,178        58,707,000
                                            -----------     -----------    ---------        -----------       -----------
Income from operations..................        383,605       2,348,667                       2,732,272         2,039,000
Other income (expense)
  Interest and other income.............        115,191          71,764                         186,955           447,000
  Interest expense......................        (35,299)       (152,065)                       (187,364)         (210,000)
                                            -----------     -----------    ---------        -----------       -----------
    Total other income (expense)........         79,892         (80,301)                           (409)          237,000
                                            -----------     -----------    ---------        -----------       -----------
Income before income taxes..............        463,497       2,268,366                       2,731,863         2,276,000
Income tax expense......................        (75,184)       (866,841)   $(150,720)[J]     (1,092,745)         (725,000)
                                            -----------     -----------    ---------        -----------       -----------
Net income..............................   $    388,313     $ 1,401,525    $(150,720)      $  1,639,118      $  1,551,000
                                            ===========     ===========    =========        ===========       ===========
Pro forma net income per share..........   $       0.07                                    $       0.19
Weighted average shares
  outstanding[R]........................      3,981,613                                       8,705,319
                                            ===========                                     ===========

                                                            FPA MEDICAL
                                                          MANAGEMENT, INC.
                                                          AND CONSUMMATED/
                                                              PROBABLE
                                                            TRANSACTIONS
                                           PRO FORMA         PRO FORMA
                                          ADJUSTMENTS       CONSOLIDATED
                                          -----------     ----------------
                                         <
Managed care revenue....................                    $ 78,939,286
Fee-for-service revenue.................                      39,498,164
                                           ---------        ------------
Total operating revenue.................                     118,437,450
                                           ---------        ------------
Expenses:
  Medical services......................                      83,445,523
  General and administrative............                      30,220,655
                                           ---------        ------------
    Total expenses......................                     113,666,178
                                           ---------        ------------
Income from operations..................                       4,771,272
Other income (expense)
  Interest and other income.............                         633,955
  Interest expense......................                        (397,364)
                                           ---------        ------------
    Total other income (expense)........                         236,591
                                           ---------        ------------
Income before income taxes..............                       5,007,863
Income tax expense......................   $(185,400)[J]      (2,003,145)
                                           ---------        ------------
Net income..............................   $(185,400)          3,004,718
                                           =========        ============
Pro forma net income per share..........                    $       0.19
Weighted average shares
  outstanding[R]........................                      15,765,130
                                                            ============

                  FPA MEDICAL MANAGEMENT INC. AND SUBSIDIARIES

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                  (UNAUDITED)

                          YEAR ENDED DECEMBER 31, 1993

                                                                                                FPA MEDICAL
                                                                                             MANAGEMENT, INC.
                                                                                             AND CONSUMMATED/
                                          FPA MEDICAL          AHI                         PROBABLE TRANSACTIONS
                                          MANAGEMENT,       HEALTHCARE      PRO FORMA            PRO FORMA
                                             INC.         SYSTEMS, INC.    ADJUSTMENTS         CONSOLIDATED
                                        ---------------   --------------   -----------     ---------------------
Managed care revenues.................    $13,987,914      $ 44,865,000                         $58,852,914
Fee-for-service revenue...............             --                --                                  --
                                          -----------       -----------    -----------          -----------
          Total operating revenue.....     13,987,914        44,865,000                          58,852,914
                                          -----------       -----------    -----------          -----------
Expenses:
  Medical services....................     10,347,804        30,998,000                          41,345,804
  General and administrative..........      3,471,056        10,935,000                          14,406,056
                                          -----------       -----------    -----------          -----------
          Total expenses..............     13,818,860        41,933,000             --           55,751,860
                                          -----------       -----------    -----------          -----------
Income from operations................        169,054         2,932,000             --            3,101,054
Other income (expense)
  Interest and other income...........         12,325           143,000                             155,325
  Interest expense....................         (3,058)          (17,000)                            (20,058)
                                          -----------       -----------    -----------          -----------
          Total other income
            (expense).................          9,267           126,000             --              135,267
                                          -----------       -----------    -----------          -----------
Income before income taxes............        178,321         3,058,000             --            3,236,321
Income tax expense....................             --           (84,000)   $(1,139,200)[J]       (1,223,200)
                                          -----------       -----------    -----------          -----------
Net income (loss).....................    $   178,321      $  2,974,000    $(1,139,200)         $ 2,013,121
                                          ===========       ===========    ===========          ===========
Pro forma net income per share........    $      0.27                                           $      0.20
Weighted average shares outstanding
  [R].................................      3,163,000                                            10,222,812

                 FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

 NOTES TO THE PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

     FPA Medical Management, Inc. and Subsidiaries ("FPA") has consummated the following transactions: purchased the business of Grossmont Medical Clinic ("Grossmont") effective May 18, 1995 for $2,385,000 in cash and debt; purchased Arizona Managed Care Services and Affiliates ("AMCS") effective July 1, 1995 for $1,850,000 in cash, FPA common stock and debt; purchased Gonzaba Management Organization ("Gonzaba") effective November 1, 1995 for $21,512,824 in cash, FPA common stock, and debt; purchased Foundation Health IPA effective January 31, 1996 for $10,063,654 in cash and debt; purchased Physicians First, Inc. effective June 1, 1996 for $21,591,541 in cash, FPA common stock and debt; merged with Sterling Healthcare Group, Inc. ("Sterling") in exchange for 8,097,781 shares of FPA common stock effective October 31, 1996 accounted for as a pooling of interests, purchased Foundation Health Medical Services and Affiliates ("FHMS") for $111,000,000 in cash, FPA common stock and debt:
(Grossmont, AMCS and Gonzaba are collectively referred to as the "1995 FPA Acquisitions"). Also, during 1995, Sterling acquired Medical Networks, Inc. and Professional Emergency Physicians, P.A. (collectively, the "1995 Sterling Acquisitions"). These completed acquisitions by FPA and Sterling were accounted for under the purchase method. Additionally, FPA proposes to merge with AHI by issuing FPA common stock in exchange for substantially all of the outstanding common stock of AHI. It is contemplated that the AHI Merger will be accounted for as a pooling of interests. The following adjustments are necessary to reflect the pro forma effects of the executed and proposed transactions.

     Certain of the entities included in the pro forma financial statements are professional corporations which FPA is unable to own a majority interest in states which prohibit the corporate practice of medicine. Such entities are included in the pro forma financial statements due to the fact FPA consolidates, or will consolidate upon acquisition, these professional corporations in the consolidated financial statements of FPA. These professional corporations are, or will be, consolidated by FPA because FPA has, or will have, direct or indirect unilateral and perpetual control over the assets and operations of the professional corporations, other than by means of owning the majority of the voting stock of the professional corporations. Also, FPA believes it will have unilateral and perpetual control over the FHMS entities upon acquisition. The shareholder/director of these professional corporations will enter into a succession agreement which requires such shareholder/director to sell to a designee of FPA such shareholder/director's shares of stock if such shareholder director is terminated from FPA. This ensures unilateral and perpetual control over these professional corporations by FPA. As such, due to the parent-subsidiary relationship under generally accepted accounting principles, FPA will consolidate the financial statements of these professional corporations. FPA believes that consolidation of the financial statements of the professional corporations is necessary to present fairly the financial position and results of operations of the Company.

[A] Reflects the estimated $111,000,000 in FPA common stock, debt and cash to be issued by FPA in connection with the acquisition of FHMS.

[B] Under purchase accounting, the assets and liabilities of the acquired entity are required to be adjusted to their estimated fair values. For the purposes of determining the pro forma effects of the FHMS acquisition on the balance sheet of FPA, the estimated fair values of the assets and liabilities of this acquisition have been preliminarily determined by the management of FPA to be equal to the historically recorded amounts. A valuation analysis will be performed by independent consultants and consequently, such estimates are subject to revision. However, the management of FPA does not expect the final classification and amortization to materially differ from these estimates. Accordingly, the estimated excess purchase price paid by FPA over the net assets of FHMS acquired in the amount of $209,672,000 has been reflected as a pro forma adjustment to goodwill and intangibles. The management of FPA has preliminarily determined that substantially all of the excess purchase price in this transaction will be allocated to the value of the managed care contract acquired which has a term of 30 years.

                 FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

 NOTES TO THE PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                                 -- (CONTINUED)

[C] Reflects the exchange of each share of Sterling common stock for .951 shares of FPA common stock based on FPA's average closing price of $24.1958 during the measurement period as defined in the Merger Agreement. Based on Sterling's 8,515,017 shares outstanding at October 31, 1996 (the effective date of the Sterling Merger), the total FPA common stock issued was 8,097,781 shares.

[D] Nonrecurring costs estimated to be $13,000,000 will be recorded in connection with the Sterling Merger and $11,500,000 will be recorded in connection with the AHI Merger. These costs consist primarily of professional fees and certain employee termination costs. Because such costs are nonrecurring, they have not been recorded in the accompanying unaudited pro forma condensed consolidated statements of operations. However, such costs will be charged to income in the first period following the consummation of the Mergers.

[E] As a result of FPA's acquisition, PFI will receive fully delegated capitation revenue from Physicians Corporation of America, the seller, based on the acquisition agreement with FPA, rather than primary care capitation only as is reflected in the historical income statements of PFI. The incremental revenue which PFI would have received under this fully delegated contract was approximately $31 million for the five months ended May 31, 1996 (up to acquisition) and approximately $67 million for the year ended December 31, 1995. Additionally, there would have been a corresponding increase in medical services expense and general and administrative expense for the provision of hospital and specialty care services under this fully delegated contract.

[F] For the purpose of determining the pro forma effects of the acquisitions of the 1995 FPA Acquisitions, FHIPA, PFI and FHMS on FPA's statement of operations, the following adjustments to increase (decrease) income have been made:

                                                   YEAR ENDED DECEMBER 31, 1995
                                  ---------------------------------------------------------------
                                  1995 FPA
                                  ACQUISITIONS   FHIPA         PFI          FHMS         TOTAL
                                  ---------    ---------    ---------    ----------    ----------
  Amortization over 4-15 years
    of intangible
    assets(1)(2)...............   $(120,555)                $(241,005)   $ (820,000)   $(1,181,560)
  Amortization over 25 to 30
    years of cost in excess of
    net assets acquired
    (goodwill)(2)(3)...........    (728,123)   $(402,546)    (427,097)   (6,815,733)   (8,373,499)
  Depreciation of additional
    purchase cost assigned to
    property and equipment.....    (127,530)                  283,780                     156,250
  Compensation under employment
    agreements.................     768,331                                               768,331
                                  ---------    ---------    ---------    -----------   -----------
                                  $(207,877)   $(402,546)   $(384,322)   $(7,635,733)  $(8,630,478)
                                  =========    =========    =========    ===========   ===========

                                                         NINE MONTHS ENDED SEPTEMBER 30, 1996
                                                         -------------------------------------
                                                            PFI          FHMS         TOTAL
                                                         ---------    ----------    ----------
  Amortization over 30 years of costs in excess of net
    assets acquired (goodwill)(2)(3)..................   $(177,957)   $(5,111,800)  $(5,289,757)
  Amortization over 4-10 years of intangible
    assets(1)(2)......................................    (100,419)     (615,000)     (715,419)
  Depreciation of purchase cost assigned to property
    and equipment.....................................     118,242                     118,242
                                                         ---------    -----------   -----------
                                                         $(160,134)   $(5,726,800)  $(5,886,934)
                                                         =========    ===========   ===========

---------------

     (1) The amortization period of the identifiable intangible assets is based on the period of estimated future economic benefit as determined by FPA in conjunction with independent valuation analysis.

                 FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

 NOTES TO THE PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                                 -- (CONTINUED)

     (2) The total balance of the goodwill and intangibles would have been approximately $250,432,371 and $8,364,019, respectively, related to the 1995 FPA Acquisitions, FHIPA, PFI and FHMS at January 1, 1995. The total balance of the goodwill and intangibles would have been approximately $242,058,872 and $7,182,459, respectively, related to PFI and FHMS at January 1, 1996.

     (3) It is expected that substantially all of the excess purchase price over the net assets acquired in connection with the acquisition of the FHMS entities will be allocated to the managed care contract which has a life of 30 years. As the value of the managed care contract will be amortized over 30 years, the same amortization period as goodwill, and there would be no difference in the amortization expense, no amount has been allocated between the goodwill and the managed care contract for the purposes of the pro forma financial statements.

[G] Reflects the increase in interest expense as a result of the notes issued in connection with the FPA acquisitions. The debt in the amount of approximately $116,000,000 that would have been issued or assumed in connection with the FHMS acquisition bears interest at LIBOR plus .45%. A one-eighth percent change in the interest rate would have an impact to interest expense of approximately $109,000 and $145,000 for the nine months ended September 30, 1996 and the year ended December 31, 1995, respectively.

[H] Reflects the increase in revenues for FHIPA as a result of the new provider agreement with Foundation, the seller, based on the acquisition agreement.

[I] Reflects the estimated income tax effects of the pro forma adjustments.
    Additionally, for the year ended December 31, 1995, reflects income taxes as if the 1995 FPA Acquisitions and the 1995 Sterling acquisitions were C Corporations and had accounted for taxes in accordance with the provisions of SFAS No. 109. No valuation allowance has been recognized related to the pro forma tax benefits based on FPA Management's belief that it is more likely than not, based on the assessment of future taxable income and available tax planning strategies, that such benefit would be realized in future periods. If FPA had incurred the losses before income taxes of $73,768,877 and $83,885,806 for the nine months ended September 30, 1996 and the year ended December 31, 1995, respectively, included in the pro forma income statements, FPA would need to generate a comparable amount of future taxable income over the next 15 years (net operating loss carryforward period) in order to fully realize the benefit of these net operating losses.

[J] Reflects income taxes as if FPA and Sterling had been a C Corporation for the periods presented.

[K] Not used.

[L] Reflects the reduction in stockholder compensation, bonuses and other benefits that will not be paid in the future as a result of the 1995 Sterling Acquisitions and the employment contracts that Sterling entered into, in conjunction with the 1995 Sterling Acquisitions. Additionally, reflects the amortization of the excess of cost over net assets of businesses acquired of $216,723, and the incremental interest of $245,416 in conjunction with the 1995 Sterling Acquisitions. Interest is calculated based on Sterling's 1995 effective borrowing rate of 8.0%. The excess of the purchase price over the cost of the net assets of the 1995 Sterling Acquisitions is being amortized on a straight-line basis over periods ranging from 25 to 40 years. The 1995 Sterling Acquisitions resulted in additional borrowings on Sterling's bank line of credit in the amount of $15,100,000 during 1995.

[M] Reflects the issuance of 7,059,812 shares of FPA common stock in exchange for 100% of the shares of outstanding AHI common stock based on the AHI shares outstanding multiplied by $8.75 divided by the market value per share of FPA common stock (assumed to be $18.00 per share).

                 FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

 NOTES TO THE PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                                 -- (CONTINUED)

[N] Not used.

[O] Reflects an adjustment for certain assets and liabilities, as defined in the Stock and Note Purchase Agreement between Foundation and FPA (the "Purchase Agreement"), to be distributed from FHMS to Foundation, the seller, prior to the acquisition of FHMS by FPA. Such assets consist primarily of property and equipment which FPA is not acquiring in the transaction and is being transferred to Foundation with a corresponding decrease in the debt due to Foundation.

[P] Reflects the reclassification of debt owed to Foundation to long-term as defined in the Stock Purchase Agreement. The debt due to Foundation in connection with this acquisition would have consisted of a note for approximately $96,000,000 bearing interest at LIBOR plus .45%, as may be adjusted from time to time pursuant to the note, with interest payable monthly commencing on January 1, 1997 and principal payable in 59 monthly installments commencing on February 1, 1999 and a final installment of the remaining principal on December 31, 2003. Such principal payments are based on a 13 year amortization schedule with a balloon payment at the end of seven years. In the event FPA issues any debt or equity securities after December 31, 1998, FPA must prepay the outstanding principal of such note from the proceeds of such issuance in an amount equal to the lesser of (i) 25% of the amount of the net proceeds of such issuance and (ii) the principal amount then outstanding under the note. In addition, there will be a $22 million note issued due to Foundation bearing interest at LIBOR plus .45% for approximately the first seven months and LIBOR plus 3.45% thereafter maturing 25 months from the closing date, which will be paid down with the proceeds from the issuance of the convertible subordinated debentures issued in a private placement on December 18, 1996.

[Q] The FHMS amounts included in the pro forma condensed consolidated statement of operations for the year ended December 31, 1995 represent the unaudited results of operations of FHMS for the year ended March 31, 1996. Accordingly, the FHMS income statement amounts for the three months ended March 31, 1996 are included in the pro forma condensed consolidated income statements for the year ended December 31, 1995 and the nine months ended September 30, 1996.

[R] The weighted average shares outstanding was calculated based on the historical weighted average shares outstanding of FPA giving effect to the shares of FPA Common Stock issued in connection with the Sterling Merger (at an exchange ratio of .951) and the estimated 7,059,812 shares of FPA common stock to be issued in connection with the AHI Merger. In addition, for the nine months ended September 30, 1996 and the year ended December 31, 1995, the weighted average shares outstanding give effect to the estimated 4,076,087 shares of FPA Common Stock to be issued in connection with the FHMS Acquisition, 525,000 shares of FPA Common Stock issued in connection with the PFI Acquisition, and 225,475 shares of FPA Common Stock issued in connection with the 1995 FPA Acquisitions.

[S] The FHMS Acquisition was consummated effective November 29, 1996.

                    SELECTED PRO FORMA FINANCIAL DATA -- FPA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following are unaudited pro forma combined statements of operations data and combined balance sheet data of FPA and Sterling, which give effect to the Sterling Merger as a pooling of interests and should be read in conjunction with such pro forma condensed consolidated financial statements (unaudited) and the notes thereto included elsewhere herein. For purposes of the pro forma operating data, FPA's consolidated financial statements for the five fiscal years ended December 31, 1995, 1994, 1993, 1992 and 1991, and for the nine months ended September 30, 1996 and 1995, have been combined with Sterling's consolidated financial statements since June 1, 1994. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Sterling Merger had been consummated at the beginning of the periods indicated, nor is it necessarily indicative of future operating results or financial position.

                                                                                                          NINE MONTHS ENDED
                                                              YEAR ENDED DECEMBER 31,                       SEPTEMBER 30,
                                                ----------------------------------------------------   -----------------------
                                                 1991     1992      1993        1994         1995         1995         1996
                                                ------   ------   ---------   ---------   ----------   ----------   ----------
COMBINED STATEMENTS OF
  OPERATIONS:
Operating revenue.............................  $1,321   $8,275   $  13,988   $  57,691   $  168,352   $  111,591   $  289,271
Medical services expense......................     995    6,423      10,348      39,981      107,492       70,891      204,797
                                                ------   ------   ----------  ----------  ----------   ----------   ----------
                                                   326    1,852       3,640      17,710       60,860       40,700       84,474
General and administrative expense............     862    1,893       3,471      14,978       52,734       34,113       68,770
                                                ------   ------   ----------  ----------  ----------   ----------   ----------
Income (loss) from operations.................    (536)     (41)        169       2,732        8,126        6,587       15,704
Other income/(expense), net...................      --       10           9          --       (1,569)      (1,261)      (2,338)
                                                ------   ------   ----------  ----------  ----------   ----------   ----------
Income (loss) before income taxes.............    (536)     (31)        178       2,732        6,557        5,326       13,366
Income tax (expense) benefit..................      --       --          --        (942)      (2,723)      (2,169)      (5,597)
                                                ------   ------   ----------  ----------  ----------   ----------   ----------
Net income (loss).............................  $ (536)  $  (31)  $     178   $   1,790   $    3,834   $    3,157   $    7,769
                                                ======   ======   ==========  ==========  ==========   ==========   ==========

PRO FORMA PER SHARE DATA:
Net income per share..........................                    $    0.27   $    0.21   $     0.24   $     0.21   $     0.38
Weighted average shares outstanding...........                    3,163,000   8,705,319   15,774,183   15,229,191   20,711,166

                                                                              DECEMBER 31,
                                                              --------------------------------------------   SEPTEMBER 30,
                                                              1991     1992     1993     1994       1995         1996
                                                              -----   ------   ------   -------   --------   -------------
COMBINED BALANCE SHEET DATA:
Cash and marketable securities..............................     --   $  423   $  610   $12,217   $ 11,401     $   4,082
Working capital surplus (deficit)...........................  $(535)    (634)    (600)   22,164     25,974       (17,726)
Total assets................................................    107    1,026    1,632    45,052    152,407       275,920
Long-term liabilities.......................................     --       --       21     9,553     22,841        30,261
Stockholders' equity........................................   (515)    (546)    (358)   24,326     93,227       120,693

                         SELECTED FINANCIAL DATA -- AHI

     The selected consolidated financial data set forth below as of and for each of the five years in the period ended December 31, 1995 have been derived from AHI's consolidated financial statements, which have been audited by Ernst & Young LLP, independent auditors. The selected consolidated financial data as of and for the nine months ended September 30, 1995 and 1996 have been derived from the unaudited consolidated financial statements of AHI which, in the opinion of management, include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the information set forth herein. The results of operations for the nine months ended September 30, 1996 are not necessarily indicative of the results for the full year.

                                                                                                          NINE MONTHS ENDED
                                                                   YEAR ENDED DECEMBER 31,                  SEPTEMBER 30,
                                                       ------------------------------------------------   ------------------
                                                        1991      1992      1993      1994       1995      1995       1996
                                                       -------   -------   -------   -------   --------   -------   --------
                                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
Statements of Operations Data:
Total operating revenue..............................  $18,875   $31,684   $44,865   $60,746   $114,284   $84,307   $ 89,202
Cost of medical services.............................   12,400    22,054    30,998    43,464     88,997    66,158     77,388
Gross margin.........................................    6,475     9,630    13,867    17,282     25,287    18,149     11,814
Operating Expenses:
  Medical network....................................      741       883     1,250     2,883      6,717     4,736      7,111
  General and administrative.........................    2,761     3,810     4,294     7,377     11,586     8,122     16,389
  Depreciation and amortization......................      325       451       448       760      2,167     1,552      1,959
  Network development................................        0         0       713     4,223      9,127     6,460      3,259
  Stockholder compensation...........................    2,862     5,345     4,230         0          0         0          0
                                                       -------   -------   -------   -------    -------   -------   --------
                                                         6,689    10,489    10,935    15,243     29,597    20,870     28,718
                                                       -------   -------   -------   -------    -------   -------   --------
Operating income (loss)..............................     (214)     (859)    2,932     2,039     (4,310)   (2,721)   (16,904)
  Interest expense...................................      (23)      (40)      (17)     (210)      (530)     (434)      (123)
  Interest income....................................      118       102       143       115        520        50        955
                                                       -------   -------   -------   -------    -------   -------   --------
Net interest (expense) income........................       95        62       126       (95)       (10)     (384)       832
                                                       -------   -------   -------   -------    -------   -------   --------
Income (loss) before income taxes and minority
  interest...........................................     (119)     (797)    3,058     1,944     (4,320)   (3,105)   (16,072)
Minority interest....................................        0       125         0       332          0         0          0
                                                       -------   -------   -------   -------    -------   -------   --------
Income (loss) before income taxes....................     (119)     (672)    3,058     2,276     (4,320)   (3,105)   (16,072)
Income tax (expense) benefit.........................        0       (10)      (84)     (725)     1,219     1,219        497
                                                       -------   -------   -------   -------    -------   -------   --------
Net income (loss)....................................  $  (119)  $  (682)  $ 2,974   $ 1,551   $ (3,101)  $(1,886)  $(15,575)
                                                       =======   =======   =======   =======    =======   =======   ========
Net income (loss) per share..........................  $ (0.01)  $ (0.05)  $  0.21   $  0.13   $  (0.26)  $ (0.17)  $  (1.07)
                                                       =======   =======   =======   =======    =======   =======   ========
Pro forma net income (loss)(1).......................  $  (129)  $  (682)  $ 1,934   $ 1,551   $ (3,363)  $(2,148)  $(15,575)
                                                       =======   =======   =======   =======    =======   =======   ========
Pro forma net income (loss) per share(1).............  $ (0.01)  $ (0.05)  $  0.14   $  0.13   $  (0.29)  $ (0.20)  $  (1.07)
                                                       =======   =======   =======   =======    =======   =======   ========
Weighted average number of common and common
  equivalent shares outstanding:.....................   13,038    13,146    13,911    11,998     11,800    10,909     14,523

                                                                           DECEMBER 31,                     SEPTEMBER 30,
                                                           --------------------------------------------   ------------------
                                                            1991     1992     1993     1994      1995       1995      1996
                                                           ------   ------   ------   -------   -------   --------   -------
Balance Sheet Data:
Cash and cash equivalents................................  $  822   $3,119   $3,427   $   655   $31,608   $    755   $17,176
Working capital (deficit)................................    (186)    (339)     519    (4,875)   16,547    (25,756)   (2,018)
Total assets.............................................   4,870    6,684    9,910    20,704    76,256     44,316    65,955
Long-term debt, less current portion.....................     250      112      350     3,120     1,203      2,095     1,094
Stockholders' equity.....................................     792      671    1,359     2,910    44,388      1,036    28,859

---------------

(1) Pro Forma net income (loss) and net income (loss) per share have been determined assuming AHI and its affiliated physician networks had been taxed as a C-corporation for all periods presented.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
            OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- AHI

OVERVIEW

     AHI's physician networks contract directly with Payors to deliver covered medical benefits and to coordinate all inpatient and outpatient care for enrollees. Generally, the physician network receives a capitation payment from the Payor for each enrollee who selects a primary care physician contracting with the physician network as the enrollee's primary care provider. In addition, such contracts typically provide for shared risk pools, which are incentive payments to be paid by the Payor to the physician network to encourage the efficient utilization of hospital and other medical services. All such medical revenue is in turn assigned to AHI pursuant to an administrative, nonmedical management services agreement between the physician network and AHI, but excludes amounts that may not be assigned under applicable law.

     For each of the nine months ended September 30, 1996 and fiscal year 1995, approximately 97% of AHI's total operating revenue related to contracts under which AHI's physician networks received a capitation payment for each covered life in exchange for the responsibility for the provision of specific medical services to assigned enrollees and bonuses under shared risk pools. Payors are increasingly overseeing the provision of and the prices charged for medical services with the goal of reducing costs and lowering reimbursement. AHI's success therefore depends in large part on the effective management of health care costs, including controlling utilization of specialty care physicians, other ancillary providers, inpatient services and services from third-party providers at competitive prices. Any adjustment downward in capitation payments or shared risk pools caused by the increasing efforts by Payors to reduce their costs could have a material adverse effect on AHI's operating results.

     The physician networks contract with health care providers to deliver medical services. The cost of medical services provided by the physician network comprises payments to affiliated primary care, specialty care and ancillary providers. Compensation for such health care providers varies typically according to the type of provider. Primary care physicians are generally compensated on a capitated basis, receiving a fixed monthly fee for each enrollee selecting such physician, or discounted fee-for-service when enrollment is small. Specialist and ancillary providers are typically compensated on a discounted fee-for-service basis. Two of AHI's affiliated networks include medical groups and the associated medical and non-medical costs of operating these clinics are also included in the cost of medical services.

     Medical network operating expenses consist primarily of salary related expenses for the provision of medical management services to the physician networks. The majority of costs associated with medical management services fluctuate commensurate with enrollment and the number of contracted providers. These costs consist primarily of claims administration, eligibility management, quality and utilization management, credentialing and other costs related to AHI's national service center.

     Network development expenses include direct and indirect costs associated with the strategic planning, corporate organization, provider and Payor contracting and relationship building activities that are required to develop and market a locally integrated managed health care system. Direct costs include incremental costs of AHI personnel physically located in new markets prior to commencement of operations and certain incremental administrative costs such as legal, travel and facility expenses. Indirect costs consist of an allocation of expenses associated with existing executive and corporate development staff engaged early in the network development process to conduct market research and assess the operational and strategic opportunities available in the market. AHI defines a network as being "in development" once direct, incremental network development costs have been incurred. Networks are considered operational once network physicians begin accepting enrollees into the network.

     AHI has also entered into new markets by acquiring existing physician networks. In such acquisitions, AHI or an affiliate has principally purchased the physician and Payor contracts that the network holds; it generally does not purchase the assets or the practices of the independent physicians who contract with the network. These contracts represent significantly all of the assets of the physician network and, accordingly, result in the recording of goodwill on AHI's balance sheet. See "RISK FACTORS -- Risks Relating to

AHI -- Goodwill." In addition to the consideration paid in the acquisition, all direct costs associated with these acquisitions are capitalized. In August 1994, AHI acquired Camino Real Medical Group, Inc. ("CRMG") (which has been renamed Health Service Alliance of Northern California) in Northern California (which had approximately 28,000 prepaid covered lives at the date of acquisition) and in February 1995, AHI acquired The Healthcare Partnership ("THP") in Houston, Texas (which had approximately 40,600 prepaid covered lives at the date of acquisition). In March 1996, AHI acquired Private Physician Group at Stanford in Northern California (which had approximately 2,900 prepaid covered lives at the date of acquisition). Although AHI continues to pursue acquisitions and other opportunities, there can be no assurance that AHI will be able to capitalize successfully on such opportunities or that such opportunities will be available to AHI in the future.

     AHI's acquisition and development strategy has had, and will continue to have, significant revenue and cost implications. This is due to a number of factors, including market conditions outside of AHI's base Southern California market requiring more administrative costs, costs of building infrastructure and the inherently delayed timing of revenue increases and cost decreases after developing networks or acquiring networks with higher medical costs.

     AHI's operating results are subject to quarter-to-quarter fluctuations. Quarterly results may be affected by the timing and amount of costs associated with AHI's development and acquisition of physician networks (as discussed above), by adverse trends in professional and hospital-based medical costs, and by other operational or external factors, including the movement of enrollees, particularly during periods of open enrollment for HMOs. Quarterly results may be affected by significant differences between actual and estimated amounts receivable or payable related to Payor shared risk pool arrangements and provider "incurred but not reported" claims ("IBNR"), which are adjusted periodically as settlements are made in the case of shared risk pools or as actual claims are paid in the case of IBNR. AHI has noted a recent industry trend of increasing health care costs, particularly in fee-for-service arrangements and hospital-based medical costs. AHI has also made acquisitions of underperforming companies with significantly higher costs of medical services as a percentage of revenue, and there can be no assurance that AHI's acquisitions, including any future acquisitions, will not adversely affect AHI's results of operations or cause significant quarterly fluctuations and/or adjustments.

     Quarterly results have in the past been subject to fluctuations and, as a result, the operating results for any quarter are not necessarily indicative of results for any future period. See "RISK FACTORS -- Risks Relating to AHI -- Fluctuations in Quarterly Operating Results." AHI expects to report a net loss through at least the first quarter of 1997. See "RISK FACTORS -- Risks Relating to AHI -- Recent Operating Losses."

     On July 2, 1996, pursuant to discussions with the Department, the regulatory body for managed care plans in the State of California, AHI, through a wholly owned subsidiary, filed an application for restricted licensure as a Knox-Keene health care service plan for its California operations. The restricted license, if granted, would allow for the direct receipt of capitation payments for hospital and medical professional services, but would not allow AHI or its licensed subsidiary to market a health care service plan to employers and subscribers. The Department granted FPA a restricted license in December 1996 and has granted AHI's request to suspend AHI's application pending the outcome of the Merger. AHI may be required to restructure its California business operations (which, if such license is not granted, could result in a significant reduction of revenue) and/or incur additional administrative costs in the future to meet applicable regulatory requirements, including the tangible net equity requirements pursuant to Department regulations, which could restrict AHI's ability to transfer funds and pay dividends. There can be no assurance that the Department will not impose additional requirements adverse to AHI's business.

RESULTS OF OPERATIONS

     The following table sets forth consolidated statements of operations data expressed as a percentage of total operating revenue for the nine months ended September 30, 1996 and 1995 and the years ending December 31, 1995, 1994 and 1993.

                                                                                     NINE MONTHS
                                                                                        ENDED
                                                      YEAR ENDED DECEMBER 31,       SEPTEMBER 30,
                                                     -------------------------     ---------------
                                                     1993      1994      1995      1995      1996
                                                     -----     -----     -----     -----     -----
                                                            (% OF TOTAL OPERATING REVENUE)
Total operating revenue............................  100.0     100.0     100.0     100.0     100.0
Cost of medical services...........................   69.1      71.6      77.9      78.5      86.8
                                                     -----     -----     -----     -----     -----
Gross margin.......................................   30.9      28.4      22.1      21.5      13.2
Operating expenses:
  Medical network..................................    2.8       4.7       5.9       5.6       8.0
  General and administrative.......................    9.6      12.1      10.1       9.6      18.4
  Depreciation and amortization....................    1.0       1.3       1.9       1.8       2.2
  Network development..............................    1.6       7.0       8.0       7.7       3.6
  Stockholder compensation.........................    9.4       0.0       0.0       0.0       0.0
                                                     -----     -----     -----     -----     -----
                                                      24.4      25.1      25.9      24.7      32.2
                                                     -----     -----     -----     -----     -----
Operating income (loss)............................    6.5       3.3      (3.8)     (3.2)    (19.0)
Interest income....................................    0.3       0.2       0.0       0.0       1.1
Interest expense...................................    0.0      (0.3)      0.0      (0.5)     (0.1)
                                                     -----     -----     -----     -----     -----
Net interest income (expense)......................    0.3      (0.1)      0.0      (0.5)      1.0
                                                     -----     -----     -----     -----     -----
Income (loss) before income taxes and minority
  interest.........................................    6.8       3.2      (3.8)     (3.7)    (18.0)
Minority Interest..................................    0.0       0.5       0.0       0.0       0.0
                                                     -----     -----     -----     -----     -----
Income (loss) before income taxes..................    6.8       3.7      (3.8)     (3.7)    (18.0)
Historical and pro forma income tax (expense)
  benefit..........................................   (2.5)     (1.1)      0.8       1.2        .5
                                                     -----     -----     -----     -----     -----
Pro forma net income (loss)(1).....................    4.3       2.6      (3.0)     (2.5)    (17.5)
                                                     =====     =====     =====     =====     =====

---------------
(1) Pro forma net income (loss) has been determined assuming AHI and its affiliated physician networks had been taxed as C-corporations for all periods presented.

NINE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED TO THE NINE MONTHS ENDED SEPTEMBER 30, 1995

     Total operating revenue increased 5.8% to $89.2 million for the first nine months of 1996 from $84.3 million for the first nine months of 1995. The increase in total operating revenue was primarily due to an increase in capitation revenue. Average covered lives increased 24,625, or 15.2%, to 186,545 in the first nine months of 1996 compared to 161,920 in the corresponding period of 1995. Of this increase, 17,828 average covered lives, or 11.0%, were a result of increased enrollment in existing networks and acquired networks since acquisition, and 6,797 average covered lives, or 4.2%, were in acquired networks at the dates of acquisition. This increase in capitation revenue was offset by a reduction in risk share revenue of approximately $2 million due to higher than expected hospital-based costs under certain of AHI's Payor contracts. Because of AHI's recent experience with higher than expected hospital-based costs under certain Payor contracts, AHI recorded less risk share revenue in the first nine months of 1996 compared to the corresponding period of 1995 and may record less revenue under shared risk arrangements in the future.

     Cost of medical services increased 17.0% to $77.4 million for the first nine months of 1996 from $66.2 million for the first nine months of 1995. As a percentage of total operating revenue, cost of medical services increased 8.3% to 86.8% for the first nine months of 1996 from 78.5% for the corresponding period of 1995. The increase in this percentage was principally due to the aforementioned reduction in revenue relating to certain of AHI's risk share arrangements, as well as an increase in medical costs of $3 million due to revisions of claims reserves reflecting recent experience in physician claims payment patterns. AHI and the managed care industry, in general, recently have experienced an increase in medical costs. There can be no assurance that this recent trend in increasing medical costs will not continue, and if it does, such trend could have a material adverse effect on AHI's operating results in the future.

     Medical network operating expenses increased 50.1% to $7.1 million for the nine months ended September 30, 1996 from $4.7 million for the corresponding period of 1995. As a percentage of total operating revenue, medical network operating expenses increased 2.4% to 8.0% in the first nine months of 1996 from 5.6% in the corresponding period of 1995. AHI is experiencing higher claims administration and medical management costs as it expands outside of its base Southern California market. This is primarily related to different billing patterns of physicians in other regions of the country due to a higher percentage of primary care and specialty physicians being reimbursed on a fee-for-service versus capitated basis prior to achieving critical mass. Affiliated primary care and specialty physicians totaled 8,256 and 4,720 at September 30, 1996 and 1995, respectively. In addition, AHI is continuing the process of implementing new technologies in the areas of utilization management and claims administration with the goal of making these processes more efficient. In the near term, however, these new technologies have caused additional costs to be incurred while these new technologies are phased into AHI's operations. There can be no assurance that AHI's investment in new technologies will result in future operating efficiencies.

     General and administrative expenses increased 102% to $16.4 million for the first nine months of 1996 from $8.1 million in the first nine months of 1995. As a percentage of total operating revenue, general and administrative expenses increased 8.8% to 18.4% for the nine months ended September 30, 1996 from 9.6% for the corresponding period of 1995. The increase in these expenses as a percentage of total operating revenue reflects higher costs relating to newly operational markets before economies of scale are achieved and additional investments in infrastructure in anticipation of AHI's future growth. Operational networks totaled 50 at September 30, 1996 compared to 24 at September 30, 1995. Until and if critical mass is achieved in these newly operational markets, such increases will result in an increase in overall general and administrative expenses as a percentage of revenue. In addition, general and administrative expenses also increased due to regulatory compliance and other costs associated with being a public company.

     Depreciation and amortization increased 26.2% to $2.0 million for the nine months of 1996 from $1.6 million for the same period of 1995. The increase in these expenses was primarily due to additional depreciation related to recent equipment purchases.

     Network development expenses decreased 49.6% to $3.3 million for the first nine months of 1996 from $6.5 million for the corresponding period of 1995. The decrease in these expenses reflects AHI's emphasis on bringing previously developmental networks into operation. Networks in development decreased to 44 at September 30, 1996 compared to 68 at September 30, 1995.

     Net interest income was $832,000 for the first nine months of 1996 compared with net interest expense of $384,000 for the corresponding period of 1995. AHI realized net interest income in the first nine months of 1996 primarily due to interest earned on the remaining net proceeds from its initial public offering.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

     Total operating revenue increased 88.1% to $114.3 million for the year ended December 31, 1995, from $60.7 million for the year ended December 31, 1994. AHI operated and managed 18 additional physician networks and contracted with approximately 2,900 additional physicians at December 31, 1995 compared to December 31, 1994. As a result, average covered lives for the year increased 75.5% or 71,350 covered lives, to 165,905 during 1995 from 94,555 during 1994.
Of this increase, 56.0%, or 52,967 average covered lives were in acquired networks at the date of acquisition, and 19.5%, or 18,383 average covered lives, were the result of increased enrollment in existing networks and acquired networks since acquisition. Year end covered lives at December 31, 1995 increased 51.7% to 179,558 from 118,328 at December 31, 1994. AHI's average capitation revenue per covered life under commercial plans for the year ended December 31, 1995 increased compared with 1994 due to higher premiums in new markets, in spite of relatively stable premium rates in California. AHI experienced an overall decrease in average capitation revenue per covered life under Medicare plans during 1995 compared with 1994 due to a lower Medicare reimbursement rate in Texas, which was partially offset by an increase in Medicare rates in California. AHI also experienced a favorable product mix change which resulted in higher average capitation revenue per covered life due to an increase in the percentage of senior covered lives as a percentage of total covered lives in 1995 compared with 1994. AHI receives substantially higher rates for senior covered lives compared with commercial and Medicaid covered lives. Revenue derived from shared risk pools and other bonus pools designed to encourage the efficient utilization of hospital and other specialty care services as a percentage of total operating revenue decreased in 1995 compared with 1994. This percentage decrease was primarily a result of higher inpatient utilization in the newly acquired THP operation. However, during the eleven months since acquisition, AHI reduced THP's Medicare bed days to 1,285 days per thousand for the eleven months from approximately 1,800 days per thousand at acquisition.

     Cost of medical services increased 105% to $89.0 million for the year ended December 31, 1995 from $43.5 million for the year ended December 31, 1994. As a percentage of total operating revenue, cost of medical services increased 6.3%, to 77.9% for the year ended December 31, 1995 from 71.6% for the prior year period. This increase primarily results from the newly acquired THP and CRMG operations. Prior to acquisition, both THP and CRMG operated at significantly lower gross margins than the gross margins for AHI's existing networks in Southern California. For example, prior to its acquisition, THP's operations incurred a cost of medical services that had historically been higher than total operating revenue (approximately 121% in 1994). In the eleven months ended December 31, 1995, AHI had reduced THP's cost of medical services as a percentage of total operating revenue to approximately 86%. This reduction was a result of AHI's ability to implement both inpatient and outpatient utilization management systems into a network that was previously operating with minimal medical management procedures. Immediate actions included the renegotiation of contracts with certain affiliated THP physicians, implementation of systems and procedures for managing inpatient and outpatient professional activity, and the provision of training and education to affiliated physicians. Excluding THP's and CRMG's operations and a non-recurring charge related to a change in estimates of $910,000 at June 30, 1995 (See Note 10 to Notes to Consolidated Financial Statements), cost of medical services as a percentage of total operating revenue were the same in each of the two years ended December 31, 1995 and 1994.

     Medical network operating expenses increased 133% to $6.7 million for the year ended December 31, 1995 from $2.9 million for the year ended December 31, 1994. As a percentage of total operating revenue, medical network operating expenses increased 1.2% to 5.9% for the year ended December 31, 1995, compared to 4.7% for the year ended December 31, 1994, due to higher costs as a percentage of revenue in newly operational markets prior to economies of scale through critical mass being achieved in those markets. In addition, claims administration costs in markets outside of Southern California are significantly higher than those in Southern California due to different billing patterns of the physicians in these markets and a higher proportion of primary care physicians paid on a discounted fee-for-service basis versus capitation.

     General and administrative expenses increased 57.1% to $11.6 million for the year ended December 31, 1995 from $ 7.4 million for the year ended December 31, 1994. As a percentage of total operating revenue, general and administrative expenses decreased 2.0% to 10.1% for the year ended December 31, 1995 from 12.1% for the year ended December 31, 1994. In 1994, AHI recorded a $1.3 million charge for an employment-related settlement. Excluding this charge, general and administrative expenses as a percentage of revenue would have remained constant. During the second half of 1995, AHI experienced an increase in the percentage of general and administrative expenses compared with the first half of 1995, primarily related to additional investment in infrastructure to support current and future growth and costs associated with newly operational markets. As markets become operational, there are additional general and administrative expenses incurred to prepare for the new membership. Until critical mass is achieved in these newly operational markets, such increases will result in an increase in overall general and administrative expenses as a percentage of revenue.

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS 123"), which provides an alternative to APB Opinion No. 25, Accounting for Stock Issued to Employees, in accounting for stock-based compensation issued to employees. The Statement allows for a fair value based method of accounting for employee stock options and similar equity instruments awarded after December 31, 1995. Companies will be allowed to elect to continue following the measurement criteria under APB Opinion No. 25, or switch to the measurement criteria under SFAS 123. For companies that continue to account for stock-based compensation arrangements under Opinion No. 25, SFAS 123 requires disclosure of the pro forma effect on net income and earnings per share of its fair value based accounting for those arrangements. These disclosure requirements are effective for fiscal years beginning after December 15, 1995. AHI is in the process of evaluating the provisions of SFAS 123 and has not determined whether it will adopt the recognition and measurement provisions of that Statement. If it does, AHI expects it would result in increased compensation expense in future periods.

     Network development expenses increased 116% to $9.1 million in the year ended December 31, 1995 from $4.2 million in the year ended December 31, 1994. This increase was primarily due to the additional 33 physician networks AHI was developing in 1995 over the prior year period. Physician networks in development totaled 65 at December 31, 1995 and 32 at December 31, 1994.

     The costs in excess of net tangible book value of acquisitions are generally amortized over 20 years. Depreciation and amortization increased 185% to $2.2 million for the year ended December 31, 1995 from $760,000 for the year ended December 31, 1994. This increase is primarily due to additional amortization from the acquisitions made by AHI in the last half of 1994 and in the first quarter of 1995.

     Net interest expense decreased to $10,000 for the year ended December 31, 1995, from $95,000 for the year ended December 31, 1994 due to the repayment of outstanding borrowings under AHI's Bank Facility in September 1995 from the proceeds of AHI's public offering and the interest earned on the net invested proceeds from the public offering. See "-- Liquidity and Capital Resources." Minority interest represents the portion of subsidiary earnings not attributable to the consolidated entity. Minority interest was eliminated for the year ended December 31, 1995 due to AHI's March 1, 1995 acquisition of the minority interest in one physician network.

YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

     Total operating revenue increased 35.4% to $60.7 million in 1994 from $44.9 million in 1993. AHI operated and managed three additional physician networks and contracted with 2,348 additional physicians at December 31, 1994 compared to December 31, 1993. As a result, average covered lives for the year increased 38.2%, or 26,160 average covered lives to 94,555 at December 31, 1994 from 68,395 on December 31, 1993. Of this increase, 16.4%, or 11,250 average covered lives, resulted from the acquisition of CRMG and 21.8%, or 14,910 average covered lives, were the result of increased enrollment in existing markets and increased enrollment in CRMG since acquisition. AHI's average capitation revenue per covered life under commercial plans increased 6.0% in 1994 over the prior year period while the average capitation revenue per covered life under Medicare plans remained constant.

     Cost of medical services increased 40.2% to $43.5 million for the year ended December 31, 1994 from $31.0 million for the year ended December 31, 1993. As a percentage of total operating revenue, cost of medical services increased 2.5% to 71.6% for the year ended December 31, 1994 from 69.1% for the prior year. The increase in 1994 was primarily due to the formation of a new medical group in September, 1993. Generally, the first year of operations following such formation typically results in a higher cost of medical services than AHI's average as AHI moves to implement its utilization management and administrative systems in the new medical group.

     Medical network operating expenses increased 131% to $2.9 million for the year ended December 31, 1994 from $1.3 million for the year ended December 31, 1993. As a percentage of total operating revenue, medical network operating expenses increased 1.9% to 4.7% for the year ended December 31, 1994 from 2.8% for the prior year. The increase in 1994 was due to the expansion of AHI's service center to enhance the quality and scope of management services provided.

     General and administrative expenses increased 71.8% to $7.4 million for the year ended December 31, 1994 from $4.3 million for the year ended December 31, 1993. As a percentage of total operating revenue, general and administrative expenses increased 2.5% to 12.1% for the period ended December 31, 1994 from

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9.6% for the prior year period. The increase was primarily attributable to AHI's expansion of its executive team and information systems management to accommodate AHI's rapid growth during the period. In addition, the acquisition of CRMG resulted in increased general and administrative costs as a percentage of revenue due to the costs associated with operating its facilities and support personnel in the new market. In addition, AHI made an employment related settlement for $1.3 million during 1994. Excluding this cost, and on a "same-store" basis, general and administrative expenses would have decreased as a percentage of total operating revenue.

     Depreciation and amortization increased 69.6% to $760,000 for the year ended December 31, 1994 from $448,000 for the year ended December 31, 1993. This increase was primarily due to additional amortization from the acquisition of CRMG in August 1994.

     Network development expense increased 492% to $4.2 million for the year ended December 31, 1994 from $713,000 for the year ended December 31, 1993. This increase was primarily due to the additional 28 physician networks AHI had under development at December 31, 1994 versus the prior year. Physician networks under development totaled 32 at December 31, 1994 and four at December 31, 1993.

     Net interest expense for 1994 was $95,000 as compared to the net interest income for 1993 of $126,000. This change resulted primarily from the acquisition of CRMG which was partially financed and partially paid for in cash.

LIQUIDITY AND CAPITAL RESOURCES

     AHI requires capital primarily to develop and acquire physician networks and to fund working capital. Capitation arrangements positively impact AHI's cash flow due to the fact that the physician networks receive capitation revenue prior to incurring costs associated with services provided under Payor agreements. Partially offsetting this, AHI's shared risk pool arrangements negatively impact cash flow due to the fact that settlements in connection with these arrangements are typically not collected until at least 150 days following the end of the period in which they were accrued. Since inception through the date AHI entered into the Bank Facility, AHI financed its operations primarily through internally generated funds.

     For the nine months ended September 30, 1996, AHI used $9.9 million in its operating activities. The use of cash in operating activities resulted primarily from (i) a net loss of $15.6 million, offset by $2.0 million of depreciation and amortization, (ii) a $1.1 million increase in accounts receivable and (iii) a $386,000 increase in recoverable and deferred income taxes, offset by (iv) a $3.2 million increase in accrued medical claims, (v) a $1.6 million increase in accounts payable and accrued expenses, and (vi) a $423,000 decrease in prepaid expenses and other assets. For the first nine months of 1996, AHI's investing activities included $3.0 million of cash used for equipment purchases and technology implementation costs and its financing activities included $1.6 million of cash used for principal payments of notes payable.

     For the year ended December 31, 1995, AHI used $6.6 million in its operating activities. The use of cash in operating activities resulted primarily from (i) a net loss of $3.1 million (including $9.1 million spent in network development activities), offset by $2.2 million of depreciation and amortization, (ii) a $4.3 million increase in accounts receivable primarily from AHI's shared-risk arrangements, (iii) a $2.4 million decrease in accrued medical claims resulting from a significant effort by AHI's Service Center to reduce the payment period for all claims, (iv) a net increase of $2.2 million in income tax balances, (v) a $596,000 increase in prepaid expenses and (vi) a $3.8 increase in accounts payable and accrued expenses. For the year ended December 31, 1995, AHI's investing activities included expenditures of approximately $2.5 million for the acquisitions of THP and Primary Care Medical Group at Little Company of Mary Hospital ("PCMG") and $2.1 million for equipment purchases.

     AHI has a two-year revolving line of credit bank facility (the "Bank Facility"), with a maximum borrowing limit of $15.0 million. As of September 30, 1996, AHI had $13.0 million available under the Bank Facility (represented by the total Bank Facility less a $2.0 million letter of credit securing a promissory note issued in connection with an acquisition). Interest is payable on borrowings under the Bank Facility at the bank's prime rate plus 0.25% per annum or, at AHI's option, LIBOR plus 2.50%. Borrowings under the Bank

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Facility are secured by AHI's accounts receivable and certain equipment and, effective June 1996, are secured by an amount of qualifying investments equal to the borrowing limit plus interest. The Bank Facility contains certain restrictions on AHI's ability to engage in certain actions.

     At September 30, 1995 and October 31, 1995 through December 31, 1995, AHI was in default on its cash flow coverage ratio and obtained waivers from the Bank Facility lenders on August 21, 1995 and February 20, 1996, respectively, extending to all periods through March 30, 1996. Effective March 31, 1996, the Bank Facility was amended to revise the definitions of cash flow and debt in the computation of the cash flow coverage and debt coverage ratios. Effective June 30, 1996, the Bank Facility was again amended, deleting all financial covenants, namely the cash flow coverage and debt coverage ratio covenants. AHI has been in compliance with all remaining covenants since such time. As of December 31, 1996, AHI had no borrowings under the Bank Facility.

     On July 2, 1996, pursuant to discussions with the Department, AHI, through a wholly owned subsidiary, filed an application for restricted licensure as a Knox-Keene health care service plan for its California operations. The Department granted FPA a restricted license in December 1996 and has granted AHI's request to suspend AHI's application pending the outcome of the Merger with FPA. Pursuant to tangible net equity requirements under regulations governing AHI's license application, AHI will be required, upon license, to maintain cash reserves, initially expected to be at least $6 million.

     Because of the Knox-Keene license cash reserve requirements (if such license is granted), continued cash flow used in its operating activities and future capital equipment requirements and technology implementation costs, AHI believes that existing cash balances and amounts available under the Bank Facility will not be sufficient to finance its operations through the next twelve months. If AHI is unable to consummate its planned merger with FPA or is unable to decrease its operating losses, AHI may find it necessary to dispose of certain assets or undertake other actions to conserve its cash balances and remain viable as a going concern. There can be no assurance these efforts would be successful. See "RISK FACTORS -- Risks Relating to the Merger -- Inability to Consummate Merger."

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                                BUSINESS OF AHI

OVERVIEW

     AHI is a physician practice management company that develops integrated health care delivery networks in selected geographic areas and provides managed care infrastructure services. As of December 31, 1996, AHI had approximately 2,500 primary care and 6,500 specialty care affiliated physicians in its 51 operational networks and 40 networks in development. In total, these 51 operational networks managed 206,489 covered lives under approximately 250 payor contracts as of December 31, 1996. AHI designs its networks to provide the affiliated physicians with access to managed care contracts, to establish a "one stop shop" for HMOs and other Payors to contract with complete, actively managed physician networks with multiple access points, and to offer patients a comprehensive range of medical care in convenient locations.

OPERATIONS

     AHI's networks generally include primary and specialty care physicians and other ancillary providers. While a primary care physician's affiliation and compensation arrangements with the physician network may take one of several forms, generally the primary care physician is an independent private practitioner who enters into an independent contractor relationship with the physician network to provide certain medical services on a capitated payment or discounted fee-for-service basis to the networks' enrollees who are within the physician's patient base. Primary care physicians who provide medical services covered by an enrollee's benefits but which are outside the scope of the capitated arrangements are reimbursed on a contractually discounted fee-for-service basis. Specialty care providers contract with AHI's physician networks to provide medical services to enrollees and generally are compensated on a discounted fee-for-service, per diem, per case or capitated basis. Hospital and affiliated medical facilities generally contract directly with the Payors to provide both inpatient and outpatient services to enrollees on a fee-for-service, per diem, per case or capitated basis.

     AHI's physician networks contract to provide medical services to a wide variety of HMOs and other Payors. The Payor contracts customarily obligate the contracting physician network to deliver covered medical benefits and to coordinate all inpatient and outpatient covered medical care for enrollees. Generally, the physician network receives a capitation payment for each enrollee who selects an affiliated primary care physician. Additionally, the Payor contracts typically provide for bonuses to be paid to the physician network derived from shared risk pools and other financial incentives ("shared risk pools") to encourage the efficient utilization of hospital and other specialty care services provided to enrollees. The physician networks assign all such revenue to AHI pursuant to a management services agreement, except for amounts that may not be assigned to AHI under applicable law, such as certain Medicare payments. In exchange, AHI provides to the physician networks management functions such as management information systems, utilization and quality management systems, referral procedures, risk management programs, and assistance in credentialing and contracting with Payors, as well as other nonmedical management and administrative functions necessary or appropriate for the physician network. AHI also provides certain other practice management functions for its physician networks, such as administrative, accounting and financial services.

NETWORK DEVELOPMENT AND MARKET EXPANSION

     AHI's growth strategy is based on actively developing managed health care delivery networks in both existing and new markets, and making selective acquisitions and forming joint ventures in such markets. AHI develops existing markets by: (i) adding new physicians to existing networks, (ii) capturing additional revenues from existing practices as patients migrate from traditional fee-for-service plans to capitated managed care programs, (iii) contracting with additional Payors to expand the number of capitated lives within existing physician networks and (iv) developing additional physician networks within the market to provide Payors with additional access to actively managed physicians. In addition, AHI seeks new markets to develop. In evaluating opportunities to develop new markets, AHI primarily looks for evidence of a market's growth potential, including markets undergoing commencement or strong growth of managed care penetration, significant Payors seeking to enter or increase local market share, and hospitals or other local health care

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providers intending to enhance their managed care business. Generally, AHI seeks markets with a minimum population base ranging from 400,000 to 500,000 potential enrollees, and a large percentage of Medicare beneficiaries. Other desirable market characteristics are an adequate supply of primary care physicians and an adequate presence of other health care facilities, including acute inpatient and outpatient programs and services, non-acute inpatient facilities and community-based resources and ancillary services.

     Finally, AHI grows through the implementation of selected acquisitions and joint ventures. In such acquisitions, AHI is principally acquiring a physician network and the network's contracts with HMOs and other Payors and the medical service contracts which the network holds with independent physicians and other providers of care. AHI typically does not acquire the practices or assets of physician providers who contract with the physician network. Physicians maintain ownership of their practices and existing patient base, and are associated with the network only when providing services to the network's members.

     As of December 31, 1996, AHI had approximately 9,000 affiliated physicians in its 51 operational networks and 40 networks in development. The operational networks consist of 13 physician networks in California (ten in Southern California and three in Northern California), 24 physician networks located in Texas, eight physician networks located in Georgia and six physician networks in South Florida. In total, these 51 operating networks represent contracts covering 206,489 covered lives as of December 31, 1996, of which approximately 27,000 lives were acquired through the acquisition of CRMG in Northern California, in August 1994, and approximately 40,600 lives were acquired through the acquisition of THP in Houston, Texas, in February 1995. In March 1996, AHI acquired Private Physician Group at Stanford in Northern California (which had approximately 2,900 prepaid covered lives at the date of acquisition). Although AHI continues to pursue acquisitions and other opportunities, there can be no assurance that AHI will be able to capitalize successfully on such opportunities or that such opportunities will be available to AHI in the future. In October 1996, AHI entered into a joint venture with a national hospital company to jointly develop managed care networks in the Atlanta, Georgia metropolitan area. In addition, AHI has entered into fee-based network development management projects in Louisiana and New York.

     AHI's strategy involves growth through the development of networks of physicians in existing and new markets, as well as acquisitions and joint ventures in such markets. There can be no assurance that AHI will be able to grow in existing or new markets or successfully identify, complete or integrate any acquisition. See "RISK FACTORS -- Risks Relating to AHI -- Ability to Manage Growth." Certain of the acquired networks have not been financially successful under prior management and there can be no assurance that AHI will be able to improve the performance of such networks to an acceptable level or be able to maintain such performance at an acceptable level. In addition, AHI's financial results can be negatively affected as the costs associated with developing networks do not immediately translate into revenues. Further, the infrastructure required for expansion will continue to increase general and administrative costs as a percentage of revenue until critical mass is achieved, and there can be no assurance that AHI will be able to maintain and develop an adequate infrastructure to support future growth or continue existing business relationships, or that such critical mass will be achieved.

COMPETITION

     The health care industry is highly competitive and is subject to continuing changes in how services are provided and how providers are selected and paid. Generally, AHI competes with any entity that contracts with Payors for the provision of prepaid health services (including, but not limited to, medical groups, independent physician associations, independent private practice physicians and physician-hospital organizations) and with hospitals and Payors who own or operate health care delivery systems. See "RISK FACTORS -- Risks Relating to AHI -- Competition." AHI also competes with other companies such as management service organizations which provide management services to health care providers. Such competitors may include local, regional and national entities. A number of these companies provide traditional management services to primary care, multi-specialty and specialty physician groups, while other companies provide claims processing, utilization review and other more focused management services. Certain competitors are significantly larger and better capitalized than AHI and may have access to greater resources, provide a wider variety of services, have greater experience in providing health care management services and have

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longer established relationships with buyers of such services than does AHI. To the extent that health care reform measures or any other factors make the provision of prepaid managed medical care an attractive market to other potential participants, AHI may encounter increased competition. Additionally, since AHI is founded in part on the availability of primary care physicians to contract with AHI's physician networks, the acquisition of physician practices or practice assets currently being undertaken by a wide range of entities (including hospitals, HMOs, management services organizations and medical groups) could lead to significant competition for primary care physician resources and could endanger the success or operating feasibility of AHI in one or more markets or require AHI to orient its strategy toward acquiring primary care physicians in selected markets.

CONTRACTUAL RELATIONSHIPS

     The physician network provider contracts between the physicians and the physician networks generally have terms of approximately one year, are automatically renewable and are generally terminable upon between 30 and 90 days' notice by either party. Such contracts typically obligate a primary care physician to provide certain services on a capitated payment or discounted fee-for-services basis to network enrollees who are within the physician's patient base. Specialist physicians are generally paid on a discounted fee-for-service or per case basis. The compensation structures for physicians are set to be competitive within the geographic area in which each physician is located. AHI from time to time reviews physician compensation patterns and programs and may adjust them upon renewal or during the term of the agreements by mutual consent.

     The physician network Payor contracts between the Payors and the physician networks generally have terms of approximately one to three years, are automatically renewable and are terminable upon between 30 and 180 days' notice by either party. Such contracts generally obligate the contracting physician network to provide on behalf of the Payor specified medical services and to coordinate all specified inpatient and outpatient medical care for enrollees. To encourage efficient utilization of hospital and related services, the Payor contracts typically establish shared risk pools, which consist of a yearly hospital budget fund against which all payments for hospitalization services are credited. At the end of the period, the physician network is entitled to receive a portion of any excess amounts in the fund which result from a lower level of hospital expenditures. A significant percentage of the Payor contracts obligate AHI's physician networks to bear a portion of any deficit in this fund. Typically, such deficits are carried forward and offset against future surpluses or reduction of future capitation payments. Additionally, some Payor contracts contain similar arrangements with respect to other specialty care services.

     In entering into or renewing Payor contracts, AHI considers a number of specific factors which affect capitated rates, the shared risk pool and breadth of covered benefits. These factors include, but are not limited to, the demographic risk profile of the enrollee pool, prior financial experience, availability of stop loss protection and an understanding of the fee-for-service equivalent charges. In undertaking this process, AHI analyzes pertinent data in order to assess the providers' contractual and economic opportunity and exposure, and then conducts the negotiations on behalf of the physician networks.

     For the years ended December 31, 1996, 1995 and 1994, FHP, Inc. represented approximately 17%, 22% and 35%, respectively, of AHI's total operating revenue, and CareAmerica Southern California, Inc. represented approximately 6%, 11% and 22%, respectively, of AHI's total operating revenue. Upon completion of the THP acquisition in February 1995, AHI's revenue from PacifiCare Health Systems, Inc. represented approximately 33% and 28%, respectively, of AHI's total operating revenue for the years ended December 31, 1996 and 1995. See "RISK
FACTORS -- Risks Relating to AHI -- Dependance on Certain Payors." On a pro forma basis for each of fiscal years 1996 and 1995, after giving effect to the potential merger between FHP, Inc. and PacifiCare Health Systems, Inc., approximately 50% of AHI's total operating revenue would have been attributable to Payor agreements with the merged FHP/PacifiCare entity.

     The physician network management agreements have terms of twenty years, with automatic and perpetual renewals thereafter of ten years each, and may be terminated by the physician network only for cause upon prior notice of 180 days. AHI may terminate the agreement without cause upon prior notice of 30 days. For purposes of the management agreements, "cause" is defined generally as
(i) a material breach of

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any provision of the management agreement and failure to cure such breach within
180 days after receipt of written notice, (ii) a violation of a federal, state, or local statute or regulation which does or likely would result in material adverse harm to either party and failure to cure such violation within 180 days after receipt of written notice or (iii) dissolution or liquidation of a party. As compensation for its services, AHI retains that portion of each physician network's assigned revenue which equals (i) a reimbursement of all of its direct and indirect costs, including an allocated portion of AHI's overhead expense,
(ii) a fixed monthly marketing fee, (iii) a percentage of the assigned gross revenues and (iv) any and all profits earned in risk sharing pools between the physician network, HMOs and hospitals. In addition, through its control over the board of directors of the physician network, AHI has the right and ability to cause the physician network to declare and pay a discretionary bonus to AHI.
This bonus is based in part on the cost savings AHI has generated, but is not based on any predetermined formula. Consequently, this contractual arrangement results in all profits of the physician network inuring to the benefit of AHI and thus AHI has all of the interest in any residual profits of the physician network. All other funds remaining after such compensation to AHI are remitted to the physician network, from which the physician network is obligated to pay the cost of all medical care services. Should such amount remitted not be sufficient to pay the obligations of the physician network, AHI has the right but not the obligation to loan funds to the physician network based upon terms and conditions agreeable to both parties. Each physician network has agreed to indemnify AHI for breaches of the agreement and for claims relating to the performance of medical services.

     Notwithstanding the services provided by AHI, the physician networks are solely and exclusively in control of and responsible for all aspects of the practice of medicine and the delivery of medical services, including but not limited to diagnosis, treatment, referrals, quality assurance, utilization management, surgery and therapy. AHI receives a limited power of attorney from its physician networks for ease of administration in Payor and provider contracting, but the physician network retains full authority of approval over all provider and Payor contracts and credentialing.

     In Florida, where general business corporations are permitted to own medical practices, AHI's physician networks are owned by subsidiaries. Approximately 1% of AHI's total medical revenues are derived from physician networks located in such states. In states, such as California, Georgia and Texas, that prohibit the corporate practice of medicine, physician networks are owned by one or more physicians qualified under the laws of such states to hold an ownership interest therein (a "Qualified Physician"). Of AHI's 47 physician networks located in California, Georgia and Texas, all of the stock of 44 physician networks (representing approximately 94% of AHI's total medical revenues) is owned solely by Qualified Physicians who are employees or consultants of AHI. Of the three remaining physician networks located in California (representing approximately 5% of AHI's total medical revenues) a majority of the stock is owned by Qualified Physicians who are employees of AHI, and other Qualified Physicians own minority interests. These minority interests have no rights or ability to make decisions or prevent AHI from exercising its unilateral control over the physician networks. Effective January 31, 1997, all such minority interests have been acquired by AHI for consideration consisting of approximately $200,000 of AHI Common Stock. Each of the Qualified Physicians has entered into a succession agreement which requires such Qualified Physician to sell to a designee of AHI all of such shareholder's stock for a nominal amount upon the occurrence of specified events, including without limitation, if such shareholder's employment or consulting relationship with AHI is terminated, or otherwise in the sole discretion of AHI. These agreements thus ensure unilateral and perpetual control over the physician networks by AHI.

     Although AHI does not own the physician networks in the states which prohibit the corporate practice of medicine, AHI has consolidated the financial statements of these networks because of a parent-subsidiary relationship recognized under generally accepted accounting principles resulting from its unilateral and perpetual control over the physician networks for all periods presented herein. See Note 1 of AHI Notes to Consolidated Financial Statements.

GOVERNMENTAL REGULATION

     As a participant in the health care industry, AHI's operations and relationships are subject to extensive and increasing regulation by a number of governmental entities at the federal, state and local levels. AHI and

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its subsidiaries and affiliates also are subject to laws and regulations relating to business corporations in general. AHI believes its operations are in material compliance with applicable laws as currently interpreted. Nevertheless, because of the structure of AHI, many aspects of AHI's business operations fall within the regulatory oversight of federal and state authorities, and there can be no assurance that a review of AHI's business by courts or regulatory authorities will not result in a determination that could adversely affect the operations of AHI. There also can be no assurance that the regulatory environment in which AHI operates will not change significantly in the future, which change could restrict AHI's existing operations, expansion, financial condition or opportunities for success. See "RISK FACTORS -- Risks Relating to AHI -- Governmental Regulation."

     In addition to current regulation, the public and state and federal governments recently have focused significant attention on reforming the health care system in the United States. Within the past two years, a broad range of health care reform measures have been introduced in Congress and in certain state legislatures. Additional health care reform measures have been brought before the public in state voter initiatives. Among the proposals under consideration are or were cost controls on hospitals, insurance market reforms to increase the availability of group health insurance to small businesses, requirements that all businesses offer health insurance coverage to their employees and the creation of a single government health insurance plan at the state or federal level that would cover all citizens. Legislative interest recently has also focused on the role of HMOs in the provision of health care and the effect of managed care reimbursement mechanisms on health care service utilization and quality of service. It is not clear at this time what proposals, if any, will be adopted or, if adopted what effect, if any, such proposals would have on AHI's business. There can be no assurance that any proposals adopted would be coordinated at the federal or state level, and therefore AHI, as a national participant in the health care industry, is subject to varying state regulatory environments. See "RISK FACTORS -- Risks Relating to AHI -- State Laws Regarding Prohibition of Corporate Practice of Medicine." Certain proposals, such as cutbacks in the Medicare and Medicaid programs, containment of health care costs that could include a freeze on prices charged by physicians, hospitals or other health care providers, and greater state flexibility in the administration of Medicaid, could adversely affect AHI. There can be no assurance that currently proposed or future health care legislation or policies or other changes in the administration or interpretation of governmental health care programs, laws, regulations or policies will not have a material adverse effect on AHI's operating results. See "RISK FACTORS -- Risks Relating to AHI -- State Laws Regarding Prohibition of Corporate Practice of Medicine."

     Continuing budgetary constraints at both the federal and state level and the increasing costs of health care and reimbursement programs have led, and may continue to lead, to relatively significant reductions in government and other third party reimbursements for certain medical charges. The entities affiliated with AHI which provide health care services are subject to the right of governmental authorities to periodically audit their operations to determine the adequacy of coding procedures and the reasonableness of charges, among other items. All Medicare and Medicaid providers are subject to claims review, audits and retroactive adjustments, recoupment, civil monetary penalties, criminal fines and penalties, and/or suspension or exclusion from payment programs for improper billing practices. Federal regulations also provide for withholding payments to recoup amounts due to the programs.

     Federal law prohibits the offer, payment, solicitation or receipt of any form of remuneration in return for, or in order to induce: (i) the referral of a person for services, (ii) the furnishing or arranging for the furnishing of items or services, or (iii) the purchase, lease or order or arranging, or recommending purchasing, leasing or ordering, of any item or service, in each case, reimbursable under Medicare or Medicaid. Pursuant to this anti-kickback law, the federal government has recently announced a policy of increased scrutiny of joint ventures and other transactions among health care providers in an effort to reduce potential fraud and abuse relating to Medicare costs. The applicability of these provisions to many kinds of business transactions in the health care industry has not yet been subject to judicial and regulatory interpretation. In addition, federal legislation currently restricts the ability of physicians to refer patients to certain entities in which they have an ownership or financial interest. Effective January 1, 1995, the federal anti-referral legislation extends to entities that provide certain other "designated health services." Many states, including those in which AHI presently does business, have similar anti-kickback and anti-referral laws. In addition, the health care reforms that were

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proposed by the Clinton Administration contemplated expanding existing federal anti-kickback and anti-referral laws so as to apply to all health care Payors, and not just Medicare or Medicaid. The federal government has promulgated "safe harbor" regulations that identify certain business and payment practices which are deemed not to violate the federal anti-kickback statute. Although AHI's business does not fall within certain of the current or proposed safe harbors, AHI believes that its operations materially comply with such statutes and regulations. AHI further believes its compensation arrangements with physicians fall within various exceptions to state and federal anti-referral laws, including exceptions for ownership or compensation arrangements with certain managed care organizations and for physician incentive plans that limit referrals. A determination of liability under any such law could have a material adverse effect on AHI's revenue or operating results. There can be no assurance that such extension of such laws will not be enacted by Congress or by regulation, and it is presently unclear how such changes would impact physician networks within AHI or other types of managed care arrangements. Such changes, however, could materially and adversely affect AHI's operating results.

     AHI currently manages or is developing physician networks in California, Texas, Florida, Kentucky, Arizona, Georgia, Tennessee, Louisiana and New York. Except for Arizona, Florida and Louisiana, each of the foregoing states prohibits the corporate practice of medicine except by professional medical corporations or associations. In such states, all health care services are provided by, and all contracts are held by, physician networks licensed as health care providers in such states and AHI performs only nonmedical management and administrative services, does not represent to the public or its clients that it offers medical services and does not exercise influence or control over the practice of medicine by the physicians with whom it contracts. Accordingly, AHI believes that it is not in violation of applicable state laws relating to the corporate practice of medicine. The laws in most states regarding the corporate practice of medicine have been subjected to limited judicial and regulatory interpretation and, therefore, no assurance can be given that AHI's activities will be found to be in compliance, if challenged. In states that do not prohibit the corporate practice of medicine, AHI, through its subsidiaries, may employ physicians to practice medicine, may enter into contracts for medical services with HMOs and other Payors and may take such other actions as are necessary or appropriate to perform such agreements. In addition to prohibiting the corporate practice of medicine, the laws of many states prohibit entities like AHI from engaging in certain health care related activities, such as splitting fees with non-physicians. AHI believes its current and planned activities do not constitute fee-splitting as contemplated by these laws. There can be no assurance, however, that interpretations or enforcement of such laws will not require structural and organizational modifications of AHI's existing relationships with its affiliated entities, physicians or with third parties. Statutes or regulations in some states also could restrict expansion of AHI's operations into those jurisdictions. See "RISK FACTORS -- Risks Relating to
AHI -- State Laws Regarding Prohibition of Corporate Practice of Medicine."

     Every state imposes licensing requirements on individual physicians and on facilities and services operated by physicians. In addition, federal and state laws regulate HMOs and other managed care organizations with which AHI may have contracts. Many states require regulatory approval, including certificates of need, before establishing or expanding certain types of health care facilities, offering certain services or making expenditures in excess of statutory thresholds for health care equipment, facilities or programs. Some states also require licensing of third party administrators and utilization review agents. In connection with its existing operations and its expansion into new markets, AHI believes it is in compliance with all such laws and regulations and current interpretations thereof, but there can be no assurance that such laws, regulations or interpretations will not change in the future or that additional laws and regulations will not be enacted. The ability of AHI to operate profitably will depend, in part, upon AHI and its affiliates, obtaining and maintaining all necessary licenses, certificates of need and other approvals and operating in compliance with applicable health care regulations.

     Laws in all states regulate the business of insurance and the operation of HMOs. Generally, the business of insurance is defined to include the acceptance of financial risk and has not extended to physician networks. The Knox-Keene Act, a California statute that applies to managed care health service plans, requires all health care service plans to be licensed by the Department. Under the Department's current interpretation of the Knox-Keene Act, the Department could seek a ruling that AHI's operations in California, as currently conducted, are subject to the provisions of the Knox-Keene Act. After discussions with the Department, AHI voluntarily commenced the process of preparing an application, through a wholly owned subsidiary, for a restricted Knox-Keene license that would allow AHI to maintain its California operations. The restricted license, if granted, would allow for the receipt of capitation payments for both hospital and medical professional services, but would not allow AHI or its Subsidiary to market a health care service plan directly to employers and subscribers. The Department granted FPA a restricted license in December 1996 and has granted AHI's request to suspend the processing of AHI's license application pending the outcome of the Merger. AHI may be required to restructure its California business operations (which, if such license is not granted, could result in a significant reduction of revenue) and/or incur additional costs in the future to meet applicable regulatory requirements, including the tangible net equity requirements pursuant to Department regulations, which could restrict AHI's ability to transfer funds and pay dividends. There can be no assurances the Department will not impose requirements adverse to AHI's business. See "RISK FACTORS -- Risks Relating to AHI -- Knox-Keene Act Compliance." In addition, there can be no assurance that regulatory authorities in other states would not require AHI or its affiliates to license their operations as an insurer, in an HMO or as a provider network. There can be no assurance that future interpretations of insurance laws and healthcare network laws by the regulatory authorities in these states or the states into which AHI may expand will not require licensure or a restructuring of some or all of the operations of AHI.

     Because the affiliated provider entities within AHI remain separate legal entities, they may be deemed competitors subject to a range of antitrust laws that prohibit anti-competitive conduct, including price fixing, concerted refusals to deal and division of market. If AHI provider entities are deemed by regulatory authorities or courts to be part of a single entity or system, they may be subject to antitrust laws that prohibit anti-competitive combinations or activities in excess of an immaterial size. Recent guidelines promulgated by the United States Department of Justice suggest that enforcement activity will not be taken against exclusive joint venture health care entities with less than twenty percent market share in a defined local geographic market or against nonexclusive joint venture health care entities with less than thirty percent market share in a defined local geographic market. AHI believes that it is structured so as to fall within the nonexclusive joint venture definition and that AHI's market share in each of its current markets falls below such enforcement guideline thresholds, but there can be no assurance that AHI's interpretation is consistent with that of federal or state authorities or courts or that such circumstances will remain as AHI grows and matures and as further regulation and interpretations are promulgated.

     The physician networks contract with physicians and other health care professionals to provide health care services to the contracting entity on an independent contractor basis. Since AHI regards these professionals as independent contractors, each such contracting entity within AHI does not withhold federal or state income taxes, make federal or state unemployment tax payments or provide workers' compensation insurance with respect to such independent contractors. AHI believes that the classification by the physician networks of these health care professionals is proper for federal and state tax purposes. A contrary determination by taxing authorities or a change in existing law could have a material adverse effect on AHI's operating results.

RISK MANAGEMENT PROGRAM

     AHI's management services include the provision of professional liability insurance coverage for its affiliates. AHI currently provides this coverage to its managed physician networks through a professional liability policy in the amount of $5,000,000 per claim. AHI maintains professional liability insurance on a modified-occurrence basis in amounts deemed appropriate by management, based upon historical claims and the nature and risks of its business. However, there can be no assurance that a future claim or claims will not exceed the limits of available insurance coverage, that any insurer will remain solvent and able to meet its obligations to provide coverage for any claim or claims or that coverage will continue to be available or available with sufficient limits on a commercially reasonable basis to adequately insure the operations of AHI in the future. See "RISK FACTORS -- Risks Relating to AHI -- Potential Exposure to Professional Liability; Availability of Insurance." AHI has renewed its policy through October 1, 1997. Since 1987, substantially all claims have been made within twelve months of occurrence, and no settlements have exceeded policy limits.

     AHI generally requires physicians by contract to carry certain minimum amounts of professional liability insurance coverage. These amounts generally correspond to statutory or customary minimums in the physician's practice area. AHI is not obligated to provide professional liability insurance coverage to independent contractor physicians, but does provide such coverage to the limited number of physicians employed by the physician network.

     In recent years, participants in the health care industry have become subject to an increasing number of lawsuits alleging medical malpractice and related legal theories, including the withholding of approval for necessary medical services. Often, such lawsuits seek large damage awards, forcing health care professionals and other defendants to incur substantial defense costs. AHI has significant operations in California, which recently was the jurisdiction for a very large jury award against another company on a claim alleging negligent or fraudulent withholding of approval for necessary medical services. AHI monitors such cases in each jurisdiction and considers such litigation possibilities in the review and implementation of its risk management programs.

     Due to the nature of its business, AHI and its officers or directors from time to time become involved as defendants in medical malpractice lawsuits, some of which are currently ongoing, and are subject to the attendant risk of substantial damage awards. A significant source of potential liability in this regard is the negligence of health care professionals employed or contracted by AHI and its affiliates.

EMPLOYEES

     As of December 31, 1996, AHI had approximately 450 full-time employees. None of AHI's employees are subject to a collective bargaining agreement. Management believes that its employee relations are good.

PROPERTIES

     AHI leases approximately 28,000 square feet in Downey, California for its corporate headquarters and approximately 40,000 square feet in Long Beach, California for its national service center. Monthly rental payments are approximately $29,000 for the Downey Facility and $40,000 for the Long Beach Facility, and the terms of the leases continue until January 31, 1999 and February 28, 2001, respectively. Three medical group facilities are leased in Southern California, with the leased space ranging from approximately 9,000 square feet to approximately 28,000 square feet. Monthly rental payments for such clinics range from approximately $19,000 to $59,000. The expiration dates of the medical office leases range from March 12, 1997 to October 1, 2004. AHI also leases local and regional administrative offices in each state in which it conducts business. Such leases generally are for approximately 1,000 to 4,500 square feet. The leases generally are short-term, ranging from less than approximately one year to six years, and have monthly rents ranging from approximately $1,000 to $7,000. AHI anticipates should it continue to grow, expanded facilities may be required. AHI does not anticipate significant difficulties in obtaining additional facilities.

LEGAL PROCEEDINGS

     AHI and its affiliates are subject to certain legal actions arising in the ordinary course of business, generally related to professional liability, employment-related issues and other business related claims. In the opinion of management, such actions are either adequately insured or will not have a material adverse effect on AHI's financial position, operating results, or working capital. See "RISK FACTORS -- Risks Relating to AHI -- Legal Proceedings."

     AHI is a defendant in a purported class action securities lawsuit entitled In re AHI Healthcare Systems, Inc. Securities Litigation filed in the United States District Court for the Central District of California, Western Division. The suit was initially filed against AHI, certain of its officers and directors, and its Underwriters on December 20, 1995. The suit asserts that AHI artificially inflated the price of its stock by, among other things, misleading securities analysts and by failing to disclose in its initial public offering prospectus alleged difficulties with the acquisition of Lakewood Health Plan, Inc. and with two of AHI's payor contracts with FHP, Inc. The plaintiffs seek unspecified damages on behalf of the stockholders who purchased AHI's common stock between September 28, 1995 and December 19, 1995. On January 17, 1997 the district court (a) granted AHI's motion for partial summary judgment and dismissed the class plaintiffs' claims concerning the alleged misrepresentations regarding AHI's intended use of initial public offering proceeds and AHI's relationship with FHP, Inc. but (b) denied summary judgment on the claims relating to the proposed acquisition of Lakewood Health Plan, Inc. As a result, only those claims relating to Lakewood Health Plan and AHI's alleged liability for the public statements of securities analysts following AHI remain in the suit. Since the court's ruling on AHI's motion for partial summary judgment, the plaintiffs have asked the court for leave to amend their complaint to add an additional claim alleging problems with AHI's medical group operations in Downey, California. Additionally, on November 12, 1996, FPA, AHI and AHI's directors were named as defendants in a class action lawsuit filed in Delaware Chancery Court by Joshua Chopp, a stockholder of AHI. The suit asserts, among other things, that the "intrinsic value" of AHI's stock is higher than that which AHI's stockholders will receive in the Merger, and that the directors of AHI breached their fiduciary duties by approving the Merger without undertaking steps to accurately ascertain AHI's market value. The stockholder further alleges that FPA knowingly aided and abetted a breach of fiduciary duty by the individual defendants. The stockholder is seeking equitable relief including an injunction of the Merger. AHI intends to vigorously defend both of these lawsuits and does not expect that the outcome of these lawsuits will have a material adverse effect on the financial condition or results of operations of AHI. See "RISK FACTORS -- Risks Relating to AHI -- Legal Proceedings."

MARKET FOR AHI'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

  (a) Market Information

     AHI's Common Stock is listed for trading on the Nasdaq National Market under the symbol "AHIS". AHI's Common Stock began trading on the Nasdaq National Market on September 29, 1995. The following table sets forth for the periods indicated the high and low bid prices per share of the Common Stock as reported on the Nasdaq National Market:

                                                                       HIGH       LOW
                                                                       ----       ---
        Fiscal Year Ended December 31, 1995
          Third Quarter..............................................   15 1/2    15
          Fourth Quarter.............................................   15 1/2     5  1/2
        Fiscal Year Ended December 31, 1996
          First Quarter..............................................    8         5  3/4
          Second Quarter.............................................    6 3/4     5  3/4
          Third Quarter..............................................    6 3/4     4  1/4
          Fourth Quarter.............................................    8 5/8     5  3/4
        Fiscal Year Ended December 31, 1997
          First Quarter (through February 7, 1997)...................    9         8  5/8

  (b) Holders of Common Stock

     As of February 7, 1997, there were approximately 35 record holders of AHI's Common Stock

  (c) Dividends

     AHI did not declare or pay any dividends on its Common Stock during the years ended December 31, 1995 and 1996. Restrictions imposed by AHI's revolving line of credit bank facility prohibit the payment of dividends by AHI. In addition, the declaration and payment of dividends by AHI are subject to the discretion of the AHI Board. It is the current policy of AHI to retain earnings, if any, to finance the operations and expansion of AHI's business. Any determination as to the payment of dividends in the future will depend upon, among other things, general business conditions, AHI's earnings, financial condition, capital needs and other factors deemed pertinent by AHI's Board, including the limitations, if any, on the payment of dividends under state law and under any existing AHI credit facility. See "AHI Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources".

     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT -- AHI

     The following table sets forth certain information regarding beneficial ownership as of December 31, 1996 (unless otherwise indicated) by (i) all of AHI's directors and its Chief Executive Officer and four other most highly compensated executive officers, (ii) each person known by AHI to be the beneficial owner of more than 5% of the AHI Common Stock, and (iii) all directors and executive officers of AHI as a group. Except as otherwise indicated, the beneficial owners listed below have sole voting and investment power with respect to all shares owned by them, except to the extent such power is shared by a spouse under applicable law. The information presented is based upon filings with the Commission and information furnished to AHI by certain of its beneficial owners.

                                                     BENEFICIAL OWNERSHIP      PRO FORMA BENEFICIAL
                                                      OF AHI COMMON STOCK        OWNERSHIP OF FPA
                                                      AS OF DECEMBER 31,        COMMON STOCK AFTER
                                                            1996(1)              THE MERGER(1)(13)
                NAME AND ADDRESS OF                  ---------------------     ---------------------
                BENEFICIAL OWNER(1)                   NUMBER       PERCENT      NUMBER       PERCENT
---------------------------------------------------  ---------     -------     ---------     -------
Leonardo Berezovsky, M.D.(2).......................  4,219,746       29.1%     1,649,920        5.4%
Jose Spiwak, M.D.(3)...............................  2,907,496       20.0      1,136,830        3.7%
Kawips Trust(4)....................................    801,581        5.5        313,418        1.0%
Kaushal Tamboli, M.D.(5)...........................    885,002        6.1        346,035        1.1%
Saul A. Honigstein(6)..............................    320,061        2.2         43,290          *
Charles H. Klieman, M.D.(7)........................    198,436        1.4         67,577          *
Roy A. Wilkens(8)..................................      8,875       *             5,793          *
Edward F. Thompson(8)..............................      6,875       *             5,011          *
Luis M. Artime(9)..................................     12,357       *             2,269          *
Steven L. Posar, M.D.(10)..........................    276,108        1.9         75,567          *
Gary V. Sherlock(11)...............................    413,235        2.8         37,543          *
Executive Officers and Directors as a Group (13
  persons)(12).....................................  9,919,475       62.3      3,446,039       11.3%

---------------

    * Less than one percent
 (1) Includes shares of Common Stock subject to options which may be exercised within 60 days of December 31, 1996. Such shares are deemed to be outstanding for the purposes of computing the percentage ownership of the individual holding such shares, but are not deemed outstanding for purposes of computing the percentage of any other person shown in the table. The address of each of the stockholders named in this table, other than the Kawips Trust, is: c/o AHI Healthcare Systems, Inc., 12620 Erickson Avenue, Suite A, Downey, California 90241.
 (2) Includes shares of AHI Common Stock held by Leonardo Berezovsky, M.D., as Trustee of The Leonardo Berezovsky Irrevocable Trust Number Two, The Leonardo Berezovsky, M.D. Charitable Trust and the Karen and Sonia Berezovsky Charitable Trust.
 (3) Includes shares are held by Dr. Jose and Sara Spiwak as Trustees of the Spiwak Family Trust and the Jose and Sara Spiwak Charitable Remainder Unitrust. This amount does not include 801,581 shares of AHI Common Stock held by Peter Montgomery as Trustee of the Kawips Trust. See Note 4. Includes 597,055 shares of Common Stock as to which Dr. Spiwak's brother, Boris Spiwak, has an option to purchase pursuant to a stock option agreement between Dr. Spiwak and Boris Spiwak dated March 4, 1988.
 (4) These shares are held by Peter Montgomery as Trustee of the Kawips Trust, an irrevocable trust created by a trust agreement dated August 2, 1993 by Jose and Sara Spiwak for the benefit of their children. The address of the Kawips Trust is 5951 Variel Avenue, Woodland Hills, California 91367. Does not include 500,000 shares held by Peter Montgomery as Trustee of the Kawips Charitable Remainder Unitrust, an irrevocable trust created by a trust agreement dated November 8, 1996 by Jose and Sara Spiwak for the benefit of their children. Dr. and Mrs. Spiwak disclaim beneficial ownership of all such shares.
 (5) Includes 115,000 shares held by Kaushal and Mona Tamboli as Trustees of the VIKA Charitable Trust. Excludes 248,546 shares of Common Stock held by Mr.
     T. Pooran as Trustee of the Tamboli Children's Trust, as to which shares Dr. Tamboli disclaims beneficial ownership. The Tamboli Children's Trust is an irrevocable trust which was created by a trust agreement dated July 1, 1994 by Dr. Kaushal and Mona Tamboli for the benefit of their children.
 (6) Consists of 320,061 shares of AHI Common Stock subject to options currently exercisable.
 (7) Includes 25,603 shares of AHI Common Stock subject to options currently exercisable.
 (8) Includes 1,875 shares of AHI Common Stock subject to options currently exercisable.
 (9) Includes 11,357 shares of AHI Common Stock subject to options currently exercisable.
(10) Includes 145,948 shares of AHI Common Stock subject to options currently exercisable.
(11) Includes 317,217 shares of AHI Common Stock subject to options currently exercisable.
(12) Includes 1,397,202 shares of AHI Common Stock subject to options currently exercisable.
(13) Pro forma amounts are based on an assumed FPA Value equal to $24.25, which was the closing price of FPA Common Stock on February 7, 1997. At such price, the Equivalent Value would be $9.48 and the Conversion Number would be .391. Assumes conversion of qualified AHI options immediately prior to the Effective Time and qualified options granted pursuant to AHI Non-Employee Director Stock Option Plan. See "THE MERGER -- Merger Consideration; Adjustments to Merger Consideration."

              SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following are unaudited pro forma combined statements of operations data and combined balance sheet data of FPA (giving effect to the Sterling Merger) and AHI, which give effect to the AHI Merger as a pooling of interests and should be read in conjunction with such pro forma condensed consolidated financial statements (unaudited) and the notes thereto included elsewhere herein. The pro forma combined financial data was derived from the historical financial statements of FPA, Sterling and AHI. For purposes of the pro forma operating data, FPA's consolidated financial statements for the five fiscal years ended December 31, 1995, 1994, 1993, 1992 and 1991, and for the nine months ended September 30, 1996 and 1995, have been combined with AHI's consolidated financial statements. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the AHI Merger had been consummated at the beginning of the periods indicated, nor is it necessarily indicative of future operating results or financial position.

                                                                                                 NINE MONTHS ENDED
                                            YEAR ENDED DECEMBER 31,                                SEPTEMBER 30,
                        ----------------------------------------------------------------     -------------------------
                         1991        1992          1993           1994           1995           1995           1996
                        -------     -------     ----------     ----------     ----------     ----------     ----------
COMBINED STATEMENTS OF
  OPERATIONS:
Total operating
  revenue.............  $20,196     $39,959     $   58,853     $  118,437     $  282,636     $  195,898     $  378,473
Medical services
  expense.............   13,395      28,477         41,346         83,445        196,489        137,049        282,185
                        -------     -------        -------       --------       --------       --------       --------
                          6,801      11,482         17,507         34,992         86,147         38,849         96,288
General and
  administrative
  expense.............    7,551      12,257         14,406         30,221         82,331         53,764         97,488
                        -------     -------        -------       --------       --------       --------       --------
Income (loss) from
  operations..........     (730)       (775)         3,101          4,771          3,816          5,085         (1,200)
Other income
  (expense), net......       95          72            135           (237)        (1,579)        (1,645)        (1,506)
                        -------     -------        -------       --------       --------       --------       --------
Income (loss) before
  income taxes........     (655)       (703)         3,236          5,008          2,237          3,440         (2,706)
Income tax expense....       --         (10)           (84)        (1,667)        (1,504)        (2,169)        (5,100)
                        -------     -------        -------       --------       --------       --------       --------
Net income (loss).....  $  (655)    $  (713)    $    3,152     $    3,341     $      733     $    1,271     $   (7,806)
                        =======     =======        =======       ========       ========       ========       ========

PRO FORMA PER SHARE
  DATA:
Net income per
  share...............                          $     0.31     $     0.21     $     0.03     $     0.06     $    (0.28)
Weighted average
  shares
  outstanding.........                          10,222,812     15,765,130     22,833,995     22,288,983     27,770,978

                                                            YEAR ENDED DECEMBER 31,
                                             ------------------------------------------------------     SEPTEMBER 30,
                                              1991       1992       1993        1994         1995           1996
                                             ------     ------     -------     -------     --------     -------------
COMBINED BALANCE SHEET DATA:
Cash and marketable securities.............  $  822     $3,542     $ 4,037     $12,872     $ 43,009       $  21,258
Working capital surplus (deficit)..........    (721)      (973)        (81)     17,289       42,521         (19,744)
Total assets...............................   4,977      7,710      11,542      65,756      228,663         341,875
Long term liabilities......................     250        112         371      12,673       24,044          31,355
Stockholders' equity.......................     277        125       1,001      27,236      137,615         149,551

           APPROVAL OF ADJOURNMENT OR POSTPONEMENT OF SPECIAL MEETING

     At the FPA Special Meeting, FPA stockholders will be asked to approve the adjournment or postponement of the FPA Special Meeting in the event that such adjournment or postponement is necessary in order to solicit additional votes for the adoption of the Merger Agreement or approval of the amendment to the FPA Plan.

     The FPA Board recommends that you vote FOR this proposal.

     At the AHI Special Meeting, AHI stockholders will be asked to approve the adjournment or postponement of the AHI Special Meeting in the event that such adjournment or postponement is necessary in order to solicit additional votes for adoption of the Merger Agreement.

     The AHI Board recommends that you vote FOR this proposal.

                                 LEGAL MATTERS

     The validity of the FPA Common Stock offered hereby will be passed upon for FPA by Ballard Spahr Andrews & Ingersoll, Philadelphia, Pennsylvania. Certain federal tax consequences of the Merger and certain legal matters in connection with the Merger will be passed upon for AHI by Milbank, Tweed, Hadley & McCloy, Los Angeles, California.

                             ADDITIONAL INFORMATION

     Neither the FPA Board nor the AHI Board is aware of any business to be acted upon at the Special Meetings other than as described herein. If, however, other matters are properly brought before either of the Special Meetings, or any adjournments or postponements thereof, the persons appointed as proxies will have discretion to vote or act thereon according to their best judgment and applicable rules of the Commission.

                                    EXPERTS

     The consolidated financial statements of FPA as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995 appearing in the Form 10-K, as amended by Form 10-K/A, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing therein, and have been incorporated herein by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated balance sheets as of December 31, 1995 and 1994 and the consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 1995 and the period June 1, 1994 to December 31, 1994 of Sterling, have been audited by Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The Supplemental Consolidated Financial Statements of FPA as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995 appearing herein have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The Consolidated Financial Statements of AHI Healthcare Systems, Inc. for the years ended at December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995, appearing in this Joint Proxy Statement/Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The combined financial statements of Foundation Health Medical Services (a wholly owned subsidiary of Foundation) and affiliates as of June 30, 1995 and 1996 and for each of the three years in the period ended June 30, 1996, appearing herein have been audited by Deloitte & Touche LLP (except for the December 31,

1993 financial statements of Thomas-Davis Medical Centers, P.C.) as stated in their report appearing herein (such report expresses an unqualified opinion and includes an explanatory paragraph referring to significant related party transactions). The financial statements of Thomas-Davis Medical Centers, P.C. for the year ended December 31, 1993 (combined with those of Foundation Health Medical Services (a wholly owned subsidiary of Foundation) and affiliates) have been audited by Stevenson, Jones, Imig, Holmaas & Kleinhans, P.C., as stated in their report appearing herein.

     The financial statements of Foundation Health IPA as of December 31, 1995 and 1994 and for the year ended December 31, 1995 and for the period from June 7, 1994 (date of inception) to December 31, 1994, incorporated herein by reference have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report incorporated herein by reference (such report expresses an unqualified opinion and includes an explanatory paragraph referring to significant related party transactions and a subsequent event.)

                         INDEX TO FINANCIAL STATEMENTS

                 SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
FPA Medical Management Inc. and Subsidiaries
  Independent Auditors' Report........................................................   F-2
  Report of Independent Accountants...................................................   F-3
  Supplemental Consolidated Balance Sheets............................................   F-4
  Supplemental Consolidated Statements of Operations..................................   F-5
  Supplemental Consolidated Statements of Stockholders' Equity........................   F-6
  Supplemental Consolidated Statements of Cash Flows..................................   F-7
  Notes to Supplemental Consolidated Financial Statements.............................   F-9

Combined Financial Statements
Foundation Health Medical Services and Affiliates
  Independent Auditors' Report........................................................  F-29
  Combined Balance Sheets.............................................................  F-30
  Combined Statements of Operations...................................................  F-31
  Combined Statements of Shareholder's Deficit........................................  F-32
  Combined Statements of Cash Flows...................................................  F-33
  Notes to Combined Financial Statements..............................................  F-35

Interim Financial Statements
  Combined Balance Sheets.............................................................  F-44
  Combined Statement of Operations....................................................  F-45
  Combined Statements of Shareholder's Deficit........................................  F-46
  Combined Statements of Cash Flows...................................................  F-47
  Notes to Combined Financial Statements..............................................  F-48

Consolidated Financial Statements
AHI Healthcare Systems, Inc.
  Independent Auditors' Report........................................................  F-50
  Consolidated Balance Sheets.........................................................  F-51
  Consolidated Statements of Operations...............................................  F-52
  Consolidated Statements of Stockholders' Equity.....................................  F-53
  Consolidated Statements of Cash Flows...............................................  F-54
  Notes to Consolidated Financial Statements..........................................  F-56

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders of FPA Medical Management, Inc.:

     We have audited the supplemental consolidated balance sheets of FPA Medical Management, Inc. and subsidiaries as of December 31, 1994 and 1995 and the related supplemental consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1995. These supplemental consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The supplemental consolidated financial statements give retroactive effect to the merger with Sterling Healthcare Group, Inc., which has been accounted for as a pooling of interests as described in Note 1 to the supplemental consolidated financial statements. We did not audit the consolidated balance sheets of Sterling Healthcare Group, Inc. as of December 31, 1994 and 1995 or the related consolidated statements of operations, changes in stockholders' equity and cash flows of Sterling Healthcare Group, Inc. for each of the two years in the period ended December 31, 1995, which statements reflect total assets of $26,742,105 and $78,608,252 as of December 31, 1994 and December 31, 1995, respectively, and total revenues of $39,255,573 and $115,659,527 for the seven-month period ended December 31, 1994 and the year ended December 31, 1995, respectively. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Sterling Healthcare Group, Inc. for 1994 and 1995 is based solely on the report of such other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the report of the other auditors, such supplemental consolidated financial statements present fairly, in all material respects, the financial position of FPA Medical Management, Inc. and subsidiaries as of December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

March 8, 1996 (Except for the pooling of interests with Sterling Healthcare Group, Inc.
as described in notes 1 and 22 for which the date is October 31, 1996)
San Diego, California

                       REPORT OF INDEPENDENT ACCOUNTANTS

Board of Directors
Sterling Healthcare Group, Inc.
Coral Gables, Florida

     We have audited the consolidated balance sheets of Sterling Healthcare Group, Inc. as of December 31, 1995 and 1994, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for year ended December 31, 1995 and the seven month period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sterling Healthcare Group, Inc. as of December 31, 1994 and 1995, and the results of their operations and their cash flows for the year ended December 31, 1995 and the seven month period ended December 31, 1994, in conformity with generally accepted accounting principles.

COOPERS & LYBRAND L.L.P.

Miami, Florida
March 15, 1996

                 FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS
         DECEMBER 31, 1995 AND 1994 AND SEPTEMBER 30, 1996 (UNAUDITED)

                                                                       DECEMBER 31,     DECEMBER 31,   SEPTEMBER 30,
                                                                           1994             1995           1996
                                                                       ------------     ------------   -------------
                                                                                                        (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents..........................................  $ 2,136,870      $ 2,071,173      $  2,526,679
  Marketable securities..............................................   10,079,811        9,329,840         1,555,463
  Accounts receivable -- net.........................................   16,890,026       40,229,995        76,292,294
  Accounts receivable -- other.......................................    2,199,046        4,636,973        14,241,511
  Current portion of note receivable from FPASD......................       18,601          300,086           650,953
  Prepaid expenses...................................................      371,977          656,003         6,894,980
  Income tax receivable..............................................      163,560        1,227,949           970,300
  Deferred income tax asset..........................................    1,370,885        2,861,898         4,108,336
                                                                       -----------      ------------     ------------
        Total current assets.........................................   33,230,776       61,313,917       107,240,316
PROPERTY AND EQUIPMENT -- net........................................    3,141,343        9,591,799        19,850,200
RESTRICTED CASH AND DEPOSITS.........................................                     3,285,000         7,804,728
GOODWILL -- net of accumulated amortization of $112,818 and
  $1,724,606 in 1994 and 1995, respectively..........................    7,672,401       69,498,404       127,029,623
INTANGIBLE ASSETS -- net of accumulated amortization of $11,976 and
  $249,682 in 1994 and 1995, respectively............................      282,840        5,988,579         6,620,909
NOTE RECEIVABLE FROM FPASD -- net of current portion.................       66,939
INVESTMENT IN GLHP...................................................                     1,994,900         4,994,900
OTHER ASSETS.........................................................      657,207          733,937         2,378,677
                                                                       -----------      ------------     ------------
        Total assets.................................................  $45,051,506      $152,406,536     $275,919,553
                                                                       ===========      ============     ============
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable and accrued expenses..............................  $ 6,894,855      $14,851,559      $ 19,091,901
  Claims payable, including incurred but not reported claims.........    1,284,806       10,247,476        47,474,955
  Accrued payroll and related liabilities............................      207,686        1,363,304         3,202,891
  Borrowings on line of credit.......................................                       788,325
  Current portion of accrued liability for professional liability
    claims...........................................................      475,100          610,000           650,000
  Current portion of long-term debt..................................      976,258        7,042,635        52,273,026
  Income taxes payable...............................................    1,228,488          436,775         2,273,591
                                                                       -----------      ------------     ------------
        Total current liabilities....................................   11,067,193       35,340,074       124,966,364
BANK LINE OF CREDIT..................................................    2,662,242       10,000,000        10,000,000
LONG-TERM DEBT -- net of current portion.............................    2,987,348        9,012,552        13,563,331
ACCRUED LIABILITY FOR PROFESSIONAL LIABILITY CLAIM, net of current
  portion............................................................    2,013,400        2,440,000         2,475,000
DEFERRED INCOME TAX LIABILITY........................................    1,894,903        1,989,770         1,746,461
OTHER LONG TERM PAYABLES.............................................      100,000          392,275         2,476,015
MINORITY INTEREST....................................................                         4,900
STOCKHOLDERS' EQUITY:
  Preferred stock, $.001 par value per share, 2,000,000 shares authorized, no shares outstanding................................
  Common stock, $.002 par value, 18,000,000 shares authorized,
    14,723,351 and 19,198,825 shares issued and outstanding at
    December 31, 1994 and 1995, respectively.........................       29,447           38,398            41,280
  Additional paid-in capital.........................................   23,237,532       87,650,858       107,378,995
  Stock subscriptions receivable.....................................      (14,227)
  Stock payable......................................................                       567,000           493,100
  Accumulated earnings...............................................    1,420,010        5,253,975        13,023,437
  Less: Deferred Compensation -- stock options.......................     (346,342)        (283,266)         (244,430)
                                                                       -----------      ------------     ------------
        Total stockholders' equity...................................   24,326,420       93,226,965       120,692,382
                                                                       -----------      ------------     ------------
        Total........................................................  $45,051,506      $152,406,536     $275,919,553
                                                                       ===========      ============     ============

                       See notes to financial statements.

                 FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
       AND THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996 (UNAUDITED)

                                                                                        NINE MONTHS ENDED
                                                YEAR ENDED DECEMBER 31,                   SEPTEMBER 31,
                                        ----------------------------------------   ---------------------------
                                           1993          1994           1995           1995           1996
                                        -----------   -----------   ------------   ------------   ------------
                                                                                           (UNAUDITED)
Managed care revenue..................  $13,987,914   $18,193,286   $ 49,880,875   $ 28,878,594   $171,500,742
Fee-for-service revenue, net of
  contractual allowances..............                 39,498,164    118,470,607     82,712,463    117,770,282
                                        -----------   -----------   ------------   ------------   ------------
Operating revenue.....................   13,987,914    57,691,450    168,351,482    111,591,057    289,271,024
Medical services -- Professional
  Corporations........................    3,748,153     4,173,204      7,234,374      4,120,715     15,971,210
Medical services -- others............    6,599,651    35,808,319    100,257,463     66,770,586    188,825,812
                                        -----------   -----------   ------------   ------------   ------------
                                          3,640,110    17,709,927     60,859,645     40,699,756     84,474,002
General and administrative expense....    3,471,056    14,977,655     52,733,714     34,111,833     68,769,573
                                        -----------   -----------   ------------   ------------   ------------
Income from operations................      169,054     2,732,272      8,125,931      6,587,923     15,704,429
OTHER INCOME (EXPENSE):
  Interest and other income...........       12,325       186,955        609,297        389,490        443,071
  Interest expense....................       (3,058)     (187,364)    (2,177,943)    (1,650,854)    (2,781,465)
                                        -----------   -----------   ------------   ------------   ------------
          Total other income
            (expense).................        9,267          (409)    (1,568,646)    (1,261,364)    (2,338,394)
                                        -----------   -----------   ------------   ------------   ------------
INCOME BEFORE INCOME TAXES............      178,321     2,731,863      6,557,285      5,326,559     13,366,035
PROVISION FOR INCOME TAXES............                    942,025      2,723,320      2,169,433      5,596,573
                                        -----------   -----------   ------------   ------------   ------------
NET INCOME............................  $   178,321   $ 1,789,838   $  3,833,965      3,157,126      7,769,462
                                        ===========   ===========   ============   ============   ============
NET INCOME PER SHARE..................                                      $.24           $.21           $.38
                                                                    ============   ============   ============
PRO FORMA (Note 1):
  Adjustment for employment
     agreements.......................  $ 1,228,004
  Adjustment to income tax expense....     (562,530)  $  (110,235)
                                        -----------   -----------
  Net income..........................      843,795     1,679,603
                                        ===========   ===========
  Net income per common share.........         $.27          $.19
                                        ===========   ===========

                       See notes to financial statements.

                 FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

          SUPPLEMENTAL CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
            AND THE NINE MONTHS ENDED SEPTEMBER 30, 1996 (UNAUDITED)

                                                                            STOCK                       DEFERRED
                                                          ADDITIONAL    SUBSCRIPTIONS   ACCUMULATED   COMPENSATION
                                                COMMON      PAID-IN     (RECEIVABLE)     EARNINGS        STOCK
                                                 STOCK      CAPITAL        PAYABLE       (DEFICIT)      OPTIONS         TOTAL
                                                -------   -----------   -------------   -----------   ------------   ------------
BALANCES, JANUARY 1, 1993.....................  $2,188    $     9,812     $ (10,000)    $ (548,149)                  $   (546,149)
  Receipt of payment for stock
    subscription..............................                               10,000                                        10,000
  Net income for the year ended December 31,
    1993......................................                                             178,321                        178,321
                                                -------   -----------   -------------   -----------                  ------------
BALANCES, DECEMBER 31, 1993...................   2,188          9,812                     (369,828)                      (357,828)
  Pooling of interests combination with
    Sterling Healthcare Group, Inc. effective
    October 31, 1996..........................  16,195      8,552,074                                  $ (369,000)      8,199,269
  Common stock issued through private
    placement for cash, net of costs..........   1,294      4,571,625                                                   4,572,919
  Preferred stock issued and redeemed.........             (3,750,000)                                                 (3,750,000)
  Common stock issued to former director for
    services rendered.........................      30        239,970                                                     240,000
  Common stock subscribed.....................       6         49,994       (50,000)
  Receipt of payment for stock
    subscriptions.............................                               35,773                                        35,773
  Common stock issued through initial public
    offering
    for cash, net of costs (including tax
    benefit of $160,924)......................   2,795     11,574,068                                                  11,576,863
  Common stock issued in connection with
    PrimeCare, Inc. acquisition...............     313      1,953,250                                                   1,953,563
  Stock warrants issued for cash..............                 43,365                                                      43,365
  Amortization of deferred compensation.......                                                             22,658          22,658
  Net income for the year ended December 31,
    1994......................................                                           1,789,838                      1,789,838
  One-for-one stock dividend, effective March
    1, 1995...................................   6,626         (6,626)
                                                -------   -----------   -------------   -----------   ------------   ------------
BALANCES, DECEMBER 31, 1994...................  29,447     23,237,532       (14,227)     1,420,010       (346,342)     24,326,420
  Common stock issued through public offering
    for cash, net of costs....................   8,501     50,392,907                                                  50,401,408
  Common stock issued in connection with
    acquisitions..............................     450     13,889,419                                                  13,889,869
  Stock options and warrants exercised........                156,000                                                     156,000
  Receipt of payments for stock
    subscriptions.............................                               14,227                                        14,227
  Common stock payable........................                              567,000                                       567,000
  Amortization and termination of deferred
    compensation options......................                (25,000)                                     63,076          38,676
  Net income for the year ended December 31,
    1995......................................                                           3,833,965                      3,883,965
                                                -------   -----------   -------------   -----------   ------------   ------------
BALANCES, DECEMBER 31, 1995...................  $38,398   $87,650,858     $ 567,000     $5,253,975     $ (283,266)   $ 93,226,965
  Stock options and warrants exercised
    (unaudited)...............................     515      9,059,920                                                   9,060,435
  Shares issued in connection with
    acquisitions (unaudited)..................     231        657,023                                                     657,254
  Shares issued in connection with the
    conversion of debt (unaudited)............   1,086      3,498,914                                                   3,500,000
  Shares issued in connection with PFI
    acquisition (unaudited)...................   1,050      6,524,280                                                   6,525,330
  Termination of deferred compensation options
    (unaudited)...............................                (12,000)                                                    (12,000)
  Amortization of deferred compensation
    (unaudited)...............................                                                             38,836          38,836
  Issuance of shares for stock payable
    (unaudited)...............................                              (73,900)                                      (73,900)
  Net income for the nine month period ended
    September 30, 1996 (unaudited)............      --             --            --      7,769,462             --       7,769,462
                                                -------   -----------   -------------   -----------   ------------   ------------
BALANCES, SEPTEMBER 30, 1996 (unaudited)......  41,280    107,378,995       493,100     13,023,437       (244,430)    120,692,382
                                                ========   ==========   ============    ===========   ============    ===========

                       See notes to financial statements.

                 FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
         AND NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996 (UNAUDITED)

                                                                                                         NINE MONTHS ENDED
                                                                 YEAR ENDED DECEMBER 31,                    SEPTEMBER 30,
                                                        -----------------------------------------    ----------------------------
                                                          1993           1994            1995            1995            1996
                                                        ---------    ------------    ------------    ------------    ------------
                                                                                                             (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.........................................   $ 178,321    $  1,789,838    $  3,833,965    $  3,157,126    $  7,769,462
                                                        ----------   ------------    ------------    ------------    ------------
  Adjustments to reconcile net income to net cash
    provided by (used by) operating activities:
    Depreciation and amortization....................      50,943         570,733       3,419,060       2,102,874       6,240,009
    Imputed interest on notes payable................                                     132,489                          98,023
    Loss on disposal of business.....................                                     772,875
    Deferred compensation stock options..............                      22,658          38,076          29,132          26,835
    Impairment of goodwill...........................                                     434,602
    Changes in assets and liabilities, net of effects
      of acquisitions:
      Accounts receivable............................    (259,784)     (4,448,976)    (17,983,548)    (11,085,533)    (43,535,978)
      Income tax receivable..........................                    (163,560)     (1,064,389)     (1,087,850)      3,525,022
      Deferred income taxes..........................      40,000        (205,580)        591,545        (234,875)        633,085
      Accounts payable and accrued expenses..........      42,653         850,558         469,485        (825,630)     (1,639,891)
      Claims payable, including IBNR.................     153,522        (315,194)      5,348,274       3,499,051      37,227,479
      Accrued liability for professional claims
        liabilities..................................                    (124,216)       (738,500)       (188,500)       (375,000)
      Accrued payroll and related liabilities........     196,638          (7,157)        336,625         109,901       1,839,587
      Prepaid expenses and other assets..............     (27,453)       (129,057)       (507,908)       (360,858)     (6,278,445)
                                                        ----------   ------------    ------------    ------------    ------------
        Total adjustments............................     196,519      (3,949,791)     (8,751,314)     (8,042,288)     (2,239,274)
                                                        ----------   ------------    ------------    ------------    ------------
        Net cash provided (used) by operating
          activities.................................     374,840      (2,159,953)     (4,917,349)     (4,855,162)      5,530,188
                                                        ----------   ------------    ------------    ------------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment.................     (40,011)       (971,053)     (4,808,619)     (2,035,181)     (3,894,872)
  Payments for intangible assets.....................                    (270,621)     (1,703,570)       (858,930)     (2,323,849)
  Net payment (to) from FPASD........................    (129,912)         44,372        (214,546)         12,257        (350,867)
  Investment in GLHP.................................                                  (1,994,900)     (1,994,900)     (3,000,000)
  Net sale (purchase) of marketable securities.......                 (10,079,811)        749,971       7,209,053       7,774,377
  Acquisitions, net of cash acquired.................                  (3,713,133)    (38,529,816)    (22,713,070)    (13,276,035)
  Payments escrowed for acquisition..................                                  (3,285,000)      1,143,526      (4,519,728)
  Proceeds from sale of businesses...................                                   1,600,000
  Other..............................................                                     (46,212)
                                                        ----------   ------------    ------------    ------------    ------------
        Net cash used by investing activities........    (169,923)    (14,990,246)    (48,232,692)    (21,524,297)    (19,590,975)
                                                        ----------   ------------    ------------    ------------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from merger, net..........................     109,117       5,699,870
  Net proceeds from issuance of common stock.........                  11,441,604      50,401,408
  Net proceeds from private placement of stock.......                   4,812,919
  Redemption of preferred stock......................                  (3,750,000)
  Issuance of convertible subordinated notes
    payable..........................................                   1,000,000
  Proceeds from issuance of stock warrants...........                      43,365
  Proceeds from exercise of stock options and
    warrants.........................................                                     156,000         156,000       8,057,854
  Issuance of notes payable..........................                                                                  47,802,427
  Net borrowings under bank line of credit...........                     207,242       7,814,781      29,644,059         469,116
  Receipt of payment for stock subscriptions.........      10,000          35,773          14,227          12,782
  Payments on long-term debt.........................      (2,724)       (922,779)     (5,302,072)     (4,192,641)    (41,813,105)
  Deferred public offering costs.....................     (25,665)                                       (420,454)
                                                        ----------   ------------    ------------    ------------    ------------
        Net cash provided by financing activities....      90,728      18,567,994      53,084,344      25,199,746      14,516,292
                                                        ----------   ------------    ------------    ------------    ------------
NET INCREASE (DECREASE) IN CASH......................     295,645       1,417,795         (65,697)     (1,209,713)        455,505
CASH, AND CASH EQUIVALENTS BEGINNING OF PERIOD.......     423,430         719,075       2,136,870       2,136,870       2,071,174
                                                        ----------   ------------    ------------    ------------    ------------
CASH, END OF PERIOD..................................   $ 719,075    $  2,136,870    $  2,071,173    $    927,157    $  2,526,679
                                                        ==========   ============    ============    ============    ============

                       See notes to financial statements.

                                                                                                          NINE MONTHS ENDED
                                                                 YEAR ENDED DECEMBER 31,                    SEPTEMBER 30,
                                                        -----------------------------------------    ----------------------------
                                                          1993           1994            1995            1995            1996
                                                        ---------    ------------    ------------    ------------    ------------
                                                                                                             (UNAUDITED)
Supplemental cash flow information:
  Cash paid for interest.............................   $   3,502    $    117,400    $  1,957,194    $     47,090    $  1,819,130
  Cash paid for income taxes.........................   $     800    $  1,840,296    $  4,781,045    $      9,350    $    870,382
  Equipment acquired under capital leases............   $  27,702    $    155,361    $    438,643    $    270,776    $  1,137,712
  Common stock issued in connection with
    acquisitions.....................................   $      --    $  4,741,976    $ 13,889,870    $  8,535,359    $  8,941,657
  Common stock to former director for services
    rendered.........................................   $      --    $    240,000    $         --    $         --    $         --

                       See notes to financial statements.

                 FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

                   NOTES TO SUPPLEMENTAL FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
       AND THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996 (UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF PRESENTATION -- The merger of FPA Medical Management, Inc. and Subsidiaries ("FPA") and Sterling Healthcare Group, Inc. ("Sterling") has been accounted for as a pooling of interests and, accordingly, the accompanying supplemental consolidated financial statements have been prepared on a basis that includes the accounts of FPA and Sterling (Sterling amounts are included from June 1, 1994, the date of inception). Information concerning common stock and per share data has been restated on an equivalent share basis. There were no material adjustments to the accounts of Sterling as a result of adopting the same Accounting Principles of the Company.

     GENERAL -- FPA Medical Management, Inc., a Delaware corporation incorporated in 1994, is a national health care management service organization which, through its network of primary care physicians and affiliated professional corporations ("Professional Corporations"), contracts with health maintenance organizations ("HMOs") and other prepaid health insurance plans (collectively, "Payors") to provide and manage physician and related health care services to their enrollees who select FPA network primary care physicians. In March 1994, two predecessor entities of FPA, Family Practice Medical Management Corp., a California corporation incorporated in 1986, and FPA Medical Management, Inc., a California corporation incorporated in 1992, were merged into FPA. The accompanying supplemental financial statements present the financial position and results of operations of FPA and the predecessor entities, including the accounts of the FPA subsidiaries, certain Professional Corporations, and Sterling (collectively, the "Company").

     FPA and its subsidiaries currently manage the provision of prepaid health care services for networks of primary care physicians in California, Arizona, Texas, Florida, Delaware, Michigan, and New Jersey. The "FPA Network" consists of Professional Corporations and various independent practitioners.

     The Professional Corporations contract with Payors to provide for the delivery of health care services on a capitation basis (i.e., a fixed payment per enrollee per month). Through administrative services agreements (see Note
2), the Professional Corporations assign payments from Payors to the Company in return for management services, specialty medical care claims administration and payment, and other services.

     The Company through Sterling provides physician contract management for hospital emergency and anesthesia departments in 20 states at December 31, 1995. The Company also operates six primary care medical facilities at December 31, 1995 in three states. The Company also has a physician recruiting and medical management consulting division and publishes a monthly magazine. Contractual arrangements with hospitals are primarily fee-for-service whereby hospitals agree to authorize the Company and its contracted health care professionals to contract directly with the patients. Therefore, the Company bills and collects directly from the patient or third party payor for the professional component of the charges for medical services rendered by the Company's contracted health care professionals. The Company contracts, on an independent contractor basis, directly with the physicians who provide such medical services. The physicians are compensated based on an hourly rate in accordance with independent contractor agreements.

     FPA has direct or indirect unilateral and perpetual control over the assets and operations of the Professional Corporations for all periods presented, other than by means of owning the majority of the voting stock of the Professional Corporation. FPA and its subsidiaries are unable to own a majority interest in the Professional Corporations formed in states which prohibit the corporate practice of medicine. The Professional Corporations have as shareholders and directors certain physicians who are employees of FPA or one of its subsidiaries. Each shareholder/director has entered into a succession agreement which requires such shareholder/director to sell to a designee of FPA such shareholder/director's shares of stock for a nominal amount if such shareholder/director is terminated from employment with FPA. This ensures unilateral and perpetual control over the Professional Corporations by FPA. However, due to a parent-subsidiary relationship

                 FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
       AND THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996 (UNAUDITED)

under generally accepted accounting principles as described above, FPA has consolidated the financial statements of the following Professional Corporations. FPA believes that consolidation of the financial statements of these Professional Corporations is necessary to present fairly the financial position and results of operations of the Company. All significant inter-entity transactions have been eliminated in consolidation. The consolidated financial statements include the operations of all of the following subsidiaries and Professional Corporations since they were acquired, were incorporated, or entered into an administrative services agreement with FPA or one of its subsidiaries.

     - Arizona Managed Care Services, Inc.

     - Arizona Managed Care Physicians, IPA, Inc.

     - Family and Senior Care, Inc.

     - FPA Medical Management of Michigan, Inc.

     - FPA Medical Management of South Carolina, Inc.

     - FPA Gonzaba Management Services Organization, Inc.

     - OPSU, Inc.

     - PrimeCare, Inc.

     - Family Practice Associates of San Diego, Inc., an Osteopathic corporation

     - FPA Medical Group of California, an Osteopathic corporation

     - FPA Medical Group of New Jersey, a professional corporation

     - FPA Medical Group of Pennsylvania, a medical corporation

     - Arizona Managed Care Providers Ltd.

     - William Gonzaba, M.D., a professional, d/b/a Gonzaba Medical Group

     - FPA Independent Practice Association, an Osteopathic corporation

     - FPA Medical Group of South Carolina, P.C.

     - VIP IPA

     - Foundation Health IPA

     - Century Family Medical Group, Inc.

     - Physicians First, Inc.

     - Family First Medical Centers, Inc.

     - Physicians Medical Group of Florida, Inc.

     - FPA Family Pharmacy, Inc.

     - FPA Acquisition Corporation

     - FPA Medical Management of California, Inc.

     - FPA Medical Group of Delaware, P.A.

     - Family Practice Associates of Southern California, an Osteopathic Medical Corporation

                 FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
       AND THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996 (UNAUDITED)

     - FPA Medical Group of Texas, a Texas Professional Association

     - FHC IPA, Inc.

     - Sterling Healthcare Group, Inc.

     - Sterling Mednet Administrative Services, Inc.

     - Sterling Sub Texas, Inc.

     - Sterling Medical Group, Inc.

     - Sterling Physicians Services of America, Inc.

     - Sterling Miami, Inc.

     - Sterling Anesthesia, Inc.

     - Sterling Regional Emergency Services, Inc.

     - Sterling Mednet Emergency Services, Inc.

     - Sterling Billing Services Corp.

     - Sterling Physicians Group of Texas, Inc.

     - Sterling Medical Group of Michigan, Inc.

     - Sterling Real Property Melbourne, Inc.

     - Sterling Medical Group of Florida, Inc.

     - Sterling Professional Emergency Physicians, LLC

     - Sterling Healthcare of Texas, a Texas professional association

     - FPA Acquisition Corp.

     REVENUES AND ACCOUNTS RECEIVABLE -- Capitation payments from Payors are paid monthly and are recognized as revenue during the period in which enrollees are entitled to receive services. Contracts with Payors generally provide for terms of one to three years, with automatic renewal periods, terminable on prior notice (generally between 30 and 180 days).

     The Company has two types of Payor contracts: contracts for both inpatient and outpatient services ("global capitation" contracts) and those limited to outpatient services ("outpatient capitation" contracts). Additionally, under global capitation contracts, the Company receives a fixed monthly amount per enrollee after which the Company is financially responsible to provide the enrollees with all necessary inpatient and outpatient care. Under outpatient capitation contracts, the Company receives a fixed monthly amount per enrollee after which the Company is financially responsible to provide the enrollees with all necessary outpatient care. Additionally, under these outpatient capitation contracts, the Company is a party to shared risk arrangements with Payors which generally reward the Company for the efficient utilization of inpatient services. Under these shared risk arrangements, the Company shares any surplus or, in some cases, deficit, of amounts pre-established by the Payor in excess of inpatient cost.

     As a result of physician acquisitions, FPA has historically also generated fee-for-service revenues through the Professional Corporations. These revenues are presented net of contractual deductions.

                 FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
       AND THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996 (UNAUDITED)

     Fee for service revenue from patient services, primarily Sterling's, is reported on the accrual basis, net of Estimated third-party contractual adjustments. Further adjustments are recorded to reflect amounts estimated to be uncollectible based upon individual contract experience. The allowance considered necessary to cover contractual adjustments and uncollectibles is based on an analysis of current and past due accounts, collection experience in relation to amounts billed and other relevant information. Accounts receivable represents amounts due from third-party payors including Medicare and Medicaid, patients and others for services rendered. The Company has arrangements to supplement patient revenues not achieving specified levels or to cover front-end staffing and insurance costs.

     The concentration of credit risk relating to accounts and subsidy receivables is limited by the number and geographic dispersion of hospital emergency departments managed by the Company, as well as by the large number of patients and payors, including various governmental agencies in the states in which the Company operates. The Company does not require collateral relating to accounts or subsidy receivables. Sterling's revenues received directly from governmental agencies made up approximately 26.8% and 30.2% of net operating revenue for the years ended December 31, 1994 and 1995.

     MEDICAL SERVICES EXPENSE -- Through the Professional Corporations, the Company contracts with various healthcare providers to provide medical services to covered enrollees. Primary care physicians are compensated by the Company under compensation arrangements with the Professional Corporations on either a salary or capitation basis. The costs of referrals to specialty care physicians are paid on either a discounted fee-for-service or capitation basis. The majority of medical services expense paid for on a capitation basis (for certain primary care and specialty care services) or fixed salary basis (for primary care only), respectively, with the remainder of medical services expense (for primary care, specialty care, ancillary services, inpatient and outpatient services, lab charges, etc.) paid for on a discounted fee-for-service or per diem basis.

     FPA purchases stoploss insurance protection which provides thresholds or "attachment points," generally $100,000 for inpatient services and $25,000 for outpatient services, both policies on a per member per year basis, at which point substantially all financial exposure for an enrollee beyond such thresholds is contractually shifted to the insurer up to a specified level, at which point the risk for loss returns to the Company.

     CASH AND CASH EQUIVALENTS -- Cash equivalents are defined as highly liquid financial instruments with maturities of 90 days or less from the date of purchase and so near maturity that there is insignificant risk of changes in value because of interest changes. The Company maintains its cash and cash equivalents with high quality financial institutions. At times, such balances may be in excess of the federally insured limit of $100,000. A substantial portion of FPA's cash is deposited in four financial institutions. The Company monitors financial conditions of each financial institution and does not believe that the deposits are subject to a significant degree of risk.

     MARKETABLE SECURITIES -- Marketable securities represent the invested proceeds of the FPA's public offerings of Common Stock and consist of U.S. Treasury and government agency obligations, corporate debt securities, and money market funds. Such securities have been classified by management of FPA as available for sale in accordance with the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The estimated fair value of the Company's marketable securities is based on quoted market prices, which approximate cost, and therefore no unrealized gains or losses have been reported.

     PROPERTY AND EQUIPMENT -- Property and equipment are recorded at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed on a straight-line basis over estimated useful lives of the assets, generally three to thirty years. Equipment under capital leases is amortized using the straight-line method over the shorter period of the lease term or the estimated useful life of the equipment. Maintenance and repairs are charged to expense as incurred. Significant renewals or betterments are

                 FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
       AND THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996 (UNAUDITED)

capitalized. When property and equipment are retired, or otherwise disposed of, the cost and related accumulated depreciation are removed from their respective accounts and any relating gain or loss is reflected in earnings.

     RESTRICTED CASH AND DEPOSITS -- The Company records as restricted cash funds escrowed for payment of claims, for future acquisitions, and other funds contractually required to be segregated from the Company's operating cash. At December 31, 1995, $3,000,000 of this balance relates to a pending acquisition (see Note 20).

     GOODWILL -- The Company has classified as goodwill the excess of the purchase price over the fair value of the assets of entities acquired. Goodwill is being amortized on a straight-line basis over the estimated periods of future benefit of 15 to 40 years. At each balance sheet date, the Company evaluates the recoverability of goodwill and based upon such evaluation, management believes that no material impairment of goodwill has occurred. In December 1995, the Company sold and closed a total of eight primary care clinics. In connection with the sale and closing, the Company recorded a charge for impairment of goodwill in the amount of $434,000. The Company does not believe there currently are any indicators that would require an additional adjustment to the carrying value of the goodwill or its remaining useful life at December 31, 1995.

     INTANGIBLE ASSETS -- Intangible assets consist primarily of capitalized costs of geographic expansion related to the Company's operations in new regions and non-compete agreements associated with acquisitions. Intangible assets are being amortized on a straight-line basis over the expected period of future benefit, ranging from five to fifteen years. Intangible assets also consist of unamortized loan costs, which are comprised of costs incurred on obtaining financing, and are amortized over the term of the related debt.

     INCOME TAXES -- The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", which requires the use of the liability method for deferred income taxes (see Note 11).

     PROFESSIONAL LIABILITY COVERAGE -- The Company maintains professional liability coverage for the Company and its employee and independent contractor physicians on a claims made basis. The Company records an estimate, based on an actuarial valuation, of its liabilities for claims incurred but not reported. Such liabilities are not discounted.

     PRO FORMA INFORMATION -- The pro forma net income and net income per share information in the accompanying consolidated statements of operations reflect the effects on historical results as if (i) compensation to certain of FPA's officers had been consistent with the employment agreements entered into as of January 1, 1994 and (ii) FPA had been a C Corporation rather than an S Corporation for income tax purposes, and no tax benefit arose as a result of the change in tax status.

     NET INCOME PER COMMON SHARE -- Net income per common share is computed based on the weighted average number of shares outstanding, giving retroactive effect to all stock splits, including a one-for-one stock dividend effective March 1, 1995. Common equivalent shares consist of the dilutive effect of outstanding options and warrants calculated using the treasury stock method.

     STOCK OPTIONS -- The Company follows the practice of recording amounts received upon the exercise of options by crediting common stock and additional paid-in capital. To the extent that the Company realizes an income tax benefit from the exercise or early disposition of certain stock options, this benefit results in a decrease in current income taxes payable and an increase in additional paid-in capital.

     NEW ACCOUNTING STANDARDS -- In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" which was effective for the Company beginning

                 FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
       AND THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996 (UNAUDITED)

January 1, 1996. SFAS No. 121 requires that long-lived and certain intangible assets held and used by the Company be reviewed for impairment. In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," which will be effective for the Company beginning January 1, 1996. SFAS No. 123 requires expanded disclosures of stock-based compensation arrangements with employees and encourages (but does not require) compensation cost to be measured based on the fair value of the equity instrument awarded. Corporations are permitted, however, to continue to apply Accounting Principles Board ("APB") Opinion No. 25, which recognizes compensation cost based on the intrinsic value of the equity instrument awarded. The Company will continue to apply APB Opinion No. 25 to its stock-based compensation awards to employees and will disclose the required pro forma effect on net income and earnings per share.

     RECLASSIFICATIONS -- Certain reclassifications have been made to prior years' financial statements to conform to current year classifications.

     ACCOUNTING ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

     UNAUDITED FINANCIAL INFORMATION -- The consolidated financial information for the nine months ended September 30, 1996 and 1995 included in the supplemental consolidated financial statements and notes thereto are unaudited. In the opinion of management, such information contains all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of such information. Information for the nine months ended September 30, 1996 is not necessarily indicative of the results to be expected for the entire year.

2. ADMINISTRATIVE SERVICES AGREEMENTS

     Under administrative services agreements with the Professional Corporations, FPA and its subsidiaries provide administrative and operational services such as contract management, marketing, financial reporting, utilization review, case management, claims processing and payment, and quality assurance. Pursuant to the agreements, the Professional Corporations assign to FPA and its subsidiaries as agent all capitation revenues and substantially all shared risk pool revenues they are entitled to receive under contracts with Payors for prepaid medical services. In their capacities as agents for the Professional Corporations, FPA and its subsidiaries remit a portion of the capitation payments to the primary care physicians in the FPA Network based on the number of enrollees each physician covers and disburses funds required to discharge obligations arising from the Payor agreements. As compensation for services rendered under the agreement, FPA and its subsidiaries generally retain all revenue in excess of its costs, as defined in the agreement.

     The administrative services agreements, except for the agreement with FPASD, also provide for the assignment of all fee-for-service revenues in exchange for expanded management services, including the provision of facilities, non-medical staff and medical supplies for the Professional Corporation's medical offices, billing for services performed on a fee-for-service basis, and other services. Because the administrative services agreement with FPASD does not assign all of its revenues to FPA and does not obligate FPA to provide FPASD the expanded management services described above, unilateral and perpetual control does not exist. The operations of FPASD have not been consolidated into these financial statements.

     For the years ended December 31, 1993, 1994 and 1995, total revenues assigned to FPA and its subsidiaries under these agreements were $13,987,914, $18,435,877 and $52,691,955, respectively, and

                 FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
       AND THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996 (UNAUDITED)

medical services expenses to the Professional Corporations totaled $3,748,153, $4,173,204, and $7,234,374, respectively. Additionally, prior to January 1, 1994, FPA paid FPASD fixed monthly fees for certain other medical services provided for the Company.

     The administrative services agreements between FPA or its subsidiaries and the Professional Corporations generally expire in 2003, 2004 or 2005, subject to renewal for an additional ten years at the option of FPA or its subsidiaries. Thereafter, the agreements renew for successive ten-year periods unless notice of intent to let the agreements expire is given by either party.

3. MARKETABLE SECURITIES

     Marketable securities at December 31 include the following (at cost which approximates fair value):

                                                                1994            1995
                                                             -----------     ----------
        U.S. Treasury and government agency obligations....  $ 4,989,820
        Corporate debt securities..........................    4,694,270     $8,228,788
        Money market funds.................................      395,721      1,101,052
                                                             -----------     ----------
                  Total....................................  $10,079,811     $9,329,840
                                                             ===========     ==========

     The marketable securities held by the Company at December 31, 1995 have contractual maturities through March 1998.

4. RELATED PARTY TRANSACTIONS

     During 1995, FPA entered into a loan agreement with FPASD under which FPASD was permitted to borrow a maximum of $650,000 for working capital purposes. This loan replaces a previous loan with a maximum balance of $155,000. At December 31, 1994 and 1995, the balance was $85,540 and $300,086, respectively. The entire outstanding balance, including accrued interest at 7%, is due on demand.

     In connection with a note between FPASD and a hospital ("Hospital"), FPA agreed that it will delay receipt of its shared risk pool revenue payments related to two Payor agreements until FPASD pays off the note, which is due September 30, 1996. FPA will earn interest at prime plus 1% on the earned shared risk pool revenue until it is received. Further, until the note payment is made, the Company has agreed not to enter into capitated agreements with other hospitals in San Diego, unless Hospital first elects not to participate in any such agreement. FPA and FPASD have agreed that FPA will receive certain additional shared risk pool funds until the note is paid in full.

     GMSO leases from an officer of GMSO its main facility, certain leasehold improvements, and certain medical and office equipment pursuant to a noncancelable operating lease agreement expiring November 8, 2005. The agreement provides for monthly payments of $58,654, subject to certain increases based on the consumer price index. The lease also contains certain provisions that may, at the option of the officer, require FPA to acquire the facility at its fair market value.

                 FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
       AND THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996 (UNAUDITED)

5. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following at December 31:

                                                                     1994           1995
                                                                  ----------     ----------
    Land........................................................  $   25,000     $   25,000
    Building....................................................     139,825        139,825
    Computer hardware and software..............................     317,885      1,730,733
    Furniture, fixtures and equipment, including medical
      equipment.................................................   3,760,154      7,519,444
    Leasehold improvements......................................     101,457      1,479,653
                                                                  ----------     ----------
                                                                   4,344,321     10,894,655
    Accumulated depreciation and amortization...................  (1,231,698)    (2,576,385)
                                                                  ----------     ----------
                                                                   3,112,623      8,318,270
    Capitalized software development costs......................      28,720      1,273,529
                                                                  ----------     ----------
    Property and equipment, net.................................  $3,141,343     $9,591,799
                                                                  ==========     ==========

6. DEBT

     CONVERTIBLE SUBORDINATED NOTES PAYABLE -- On October 5, 1994, FPA sold $1,000,000 of convertible subordinated notes to representatives of the underwriters of FPA's initial public offering. The notes bear interest at 6%, payable semiannually, with principal due October 1999. The notes are convertible into Common Stock of FPA at the option of the holders at any time prior to maturity at a conversion price of $5.00 per share, subject to certain antidilution provisions. These notes were converted during 1996.

     CONVERTIBLE PROMISSORY NOTE -- In connection with the acquisition of GMSO on November 1, 1995 FPA issued a 36-month, $2,500,000 9% convertible promissory note with payments of interest only due for the first 24 months and principal and interest monthly thereafter. These notes were paid off during 1996.

     LINES OF CREDIT -- At December 31, 1995, GMSO maintained agreements with a financial institution providing lines of credit totaling $1,400,000. Interest and amounts borrowed under these lines are payable monthly at the prime rate (8.5% at December 31, 1995). Borrowings under the lines of credit at December 31, 1995 were $788,325. In January 1996, the balance was repaid in full.

     On December 31, 1994, Sterling had a $25,000,000 revolving credit facility with an outstanding balance of $2,662,242 which was replaced on August 31, 1995 with a $50,000,000 revolving credit facility. At December 31, 1995, borrowings under the line of credit were $10,000,000. On October 31, 1996, this facility was repaid and terminated.

     Sterling total outstanding borrowings on October 1, 1997 will convert to a term loan payable in 20 equal quarterly installments of principal plus accrued interest. The extent of the credit facility is available at the Sterling's option, provided that total outstanding borrowings under the facility plus other permitted senior indebtedness shall not exceed a multiple of 3 times (2.75 times as of July 31, 1996 and 2.5 times as of July 31, 1997) the Company's consolidated annual cashflow, as defined. At December 1, 1995, $17,000,000 in additional borrowings was available under the revolving credit facility. The line is collateralized by (i) the capital stock of all existing and future subsidiaries, (ii) intercompany notes executed by all subsidiaries, and (iii) all personal property of Sterling. The revolving credit facility contains covenants that among other things, require Sterling to maintain certain financial ratios and impose certain limitations with respect to additional indebtedness, mergers and acquisitions, liens and encumbrances, disposition of assets, transactions with related parties, investments and the payment of dividends. Sterling was in compliance with the terms of the revolving credit facility at December 31, 1995.

                 FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
       AND THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996 (UNAUDITED)

     The interest rate is determined based on Sterling's ratio of senior debt to annualized cash flow, as defined, and accrues at the bank's prime rate plus .25% to .75%, payable quarterly, or the LIBOR rate plus 1.50% to 2.25%, payable at the end of each interest period, at Sterling's option. As of December 31, 1994 and 1995, the interest rate was 8.75% and 8.125%, respectively. The weighted average interest rate on short term borrowings was 6.8% and 8.4% for the years ended December 31, 1994 and 1995, respectively.

     Based upon the amount outstanding at December 31, 1995 under the revolving credit facility, maturities for each of the next five years and thereafter would be as follows, assuming conversion to a note payable on October 1, 1997:

                            YEAR ENDING DECEMBER 31,
        ----------------------------------------------------------------
        1997............................................................  $   500,000
        1998............................................................    2,000,000
        1999............................................................    2,000,000
        2000............................................................    2,000,000
        Thereafter......................................................    3,500,000
                                                                          -----------
                                                                          $10,000,000
                                                                          ===========

     CAPITAL LEASES -- The Company leases equipment under capital leases which expire at various dates through the year 2000.

     NOTES PAYABLE -- In connection with certain acquisitions, the Company has entered into various additional notes payable.

     The following is a summary of long-term debt:

                                                                         1994           1995
                                                                      ----------     ----------
Notes payable, interest ranging from 7% to 8.5% and principal due
  through January 1, 2002...........................................  $  259,565     $5,270,421
Note payable, interest at 9% and principal due November 9, 1997.....                  2,500,000
Convertible note payable, interest at 9% and principal due
  November 9, 1998..................................................                  2,500,000
Notes payable to former shareholders of Sterling Health Care, Inc.
  interest at rates ranging from 5% to 5.54%, payable in 60 monthly
  installments to maturity, January 1998............................   2,056,464      1,372,895
Notes payable to former shareholder of Emergency Physicians Group, interest at prime, payable in two equal installments in December
  1996 and 1997.....................................................                  1,200,000
6% convertible subordinated notes, interest payable April 5th and
  October 5th through 1999, principal due October 5, 1999...........   1,000,000      1,000,000
Notes payable to a financial institution, interest ranging from 7%
  to 8.5%, paid in full in January 1996.............................                    714,858
Notes payable to former shareholder of MedNet, payable in January
  1996..............................................................                    266,761
Other...............................................................     647,577      1,230,252
                                                                      ----------     ----------
          Total.....................................................   3,963,606     16,055,187
Less current portion................................................     976,258      7,042,635
                                                                      ----------     ----------
Long-term debt, net of current portion..............................  $2,987,348     $9,012,552
                                                                      ==========     ==========

                 FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
       AND THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996 (UNAUDITED)

     At December 31, 1995, future payments on long-term debt are as follows:

                                                                NOTES PAYABLE       CAPITAL
                                                                  AND OTHER         LEASES
                                                                -------------     -----------
    1996......................................................   $  6,638,759     $   500,895
    1997......................................................      4,298,023         328,896
    1998......................................................      2,900,966         139,596
    1999......................................................      1,130,518          29,241
    2000......................................................        134,027           3,458
    Thereafter................................................        111,419
                                                                  -----------     -----------
                                                                 $ 15,213,712       1,002,086
                                                                  ===========
    Less amount representing minimum interest due on capital
      leases..................................................                       (160,611)
                                                                                  -----------
    Present value of net minimum capital lease payments.......                        841,475
    Notes payable and other...................................                     15,213,712
                                                                                  -----------
    Total long-term debt......................................                    $16,055,187
                                                                                  ===========

     The fair market value of the Company's debt approximates its reported carrying value.

7. MAJOR CUSTOMERS

     In 1993, FPA had four Payors which accounted for 38%, 12%, 11% and 10%, respectively, of FPA's operating revenue, assigned from Professional Corporations. In 1994, FPA had two Payors which accounted for 33% and 10%, respectively, of FPA's operating revenue, assigned from Professional Corporations. In 1995, FPA had two Payors which accounted for 26% and 15%, respectively, of FPA's operating revenue, assigned from Professional Corporations. The foregoing percentages exclude the effects of the Sterling Merger.

8. COMMITMENTS AND CONTINGENCIES

     LEGAL -- The Company is party to certain legal actions arising in the ordinary course of business. In the opinion of the Company's management, liability, if any, under these claims is adequately covered by insurance and will not have a material effect on the Company's financial position or results of operations. The Company maintains professional liability insurance.

     On September 21, 1991, FPASD and five founding directors of FPA were named as defendants in a civil suit in the United States District Court of California brought under the provisions of the Federal Civil False Claims Act. The complaint sets forth numerous allegations of improper conduct by the defendants concerning unsubstantiated billing, improper record keeping and other related infractions. The Department of Justice conducted an investigation and, at present, has declined to intervene in the case. FPASD and the five founding directors of the Company believe the case to be without merit and intend to defend the action vigorously. In December 1995, FPA was named as an additional defendant in the suit and in February 1996 was dismissed from the suit.

                 FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
       AND THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996 (UNAUDITED)

     The Company is a party to certain facilities leases which terminate at various dates through October 2009. Future minimum lease payments required under all operating leases are as follows:

                                                                                   RENTS
                                                                                 RECEIVABLE
                                                                  OPERATING        UNDER
                                                                   LEASES        SUBLEASES
                                                                 -----------     ----------
    1996.......................................................  $ 4,572,567     $  283,776
    1997.......................................................    4,206,795        264,288
    1998.......................................................    3,825,767        254,400
    1999.......................................................    3,117,026        254,400
    2000.......................................................    2,434,131        256,944
    Thereafter.................................................    8,562,389        674,150
                                                                 -----------     ----------
              Total............................................  $26,718,675     $1,987,958
                                                                 ===========     ==========

     For 1993, 1994 and 1995, total expense under these non-cancelable operating leases was $504,503, $844,094 and $2,966,964, respectively.

9. STOCKHOLDERS' EQUITY

     STOCK SPLITS AND DIVIDENDS -- The accompanying consolidated financial statements and notes retroactively reflect all stock splits, and a one-for-one Common Stock dividend distributed April 3, 1995 to stockholders of record on March 1, 1995. All share, per share and stock option data have been restated to reflect the stock splits and dividend.

     PREFERRED STOCK -- During 1994, FPA issued a stock dividend consisting of one share of Series A Redeemable Preferred Stock (the "Preferred Stock") for each 437,600 shares of FPA's Common Stock. Accordingly, five shares of Preferred Stock were issued through the stock dividend, one to each of the Company's five founding directors. The Preferred Stock was subsequently redeemed by FPA at the redemption price of $750,000 per share of Preferred Stock (aggregate $3,750,000) in connection with the 1994 private placement of Common Stock.

     OMNIBUS STOCK OPTION PLAN -- During 1994, FPA adopted the Omnibus Stock Option Plan under which an aggregate of 1,000,000 shares of Common Stock of FPA may be issued through incentive stock options or nonqualified stock options. On July 13, 1995, the stockholders authorized an increase in the total number of shares which may be granted under the plan to 1,500,000. The option price per share may not be less than 100% of the fair market value of the Common Stock on the date of grant, as defined in the stock option plan document. Options granted under the plan generally vest over three to five years.

     1994 PHYSICIAN STOCK OPTION PLAN -- During 1994, FPA adopted the 1994 Physician Stock Option Plan under which an aggregate of 1,000,000 shares of Common Stock of FPA may be issued through nonqualified stock options. The option price per share may not be less than 100% of the fair market value of the Common Stock on the date of grant, as defined in the stock option plan document. Options granted under the plan generally vest over two to five years.

     1995 NON-EMPLOYEE DIRECTORS' NON-QUALIFIED STOCK OPTION PLAN -- On July 13, 1995, the stockholders approved the 1995 Non-Employee Non-Qualified Stock Option Plan under which options to purchase up to 200,000 shares of Common Stock may be granted to non-employee directors. Options granted under the plan generally vest over one year.

                 FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
       AND THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996 (UNAUDITED)

     Stock option transactions and prices are summarized as follows:

                                                                                         1995
                                                                                     NON-EMPLOYEE
                                                                        1994          DIRECTORS'
                                                                     PHYSICIAN       NON-QUALIFIED
                                                  OMNIBUS STOCK     STOCK OPTION     STOCK OPTION
                                                   OPTION PLAN          PLAN             PLAN
                                                  -------------     ------------     ------------
    Shares under option:
    Outstanding at January 1, 1994
      Granted...................................      858,254
      Exercised.................................
      Canceled..................................       (3,000)
                                                    ---------
    Outstanding at December 31, 1994............      855,254
      Granted...................................      709,072          477,460          17,500
      Exercised.................................
      Canceled..................................      (13,692)             (25)
                                                    ---------          -------          ------
    Outstanding at December 31, 1995............    1,550,634          477,435          17,500
                                                    =========          =======          ======
    Average option price per share:
      At December 31, 1994......................    $    5.11              N/A             N/A
      At December 31, 1995......................    $    7.72         $   7.05          $ 8.40
    Options exercisable:
      At December 31, 1994......................      100,000
      At December 31, 1995......................      213,832           31,500

     WARRANTS -- In connection with FPA's initial public offering, FPA sold for $43,290 to the representatives of the underwriters warrants to purchase up to 260,000 shares of Common Stock. The warrants are exercisable through October 20, 1999 at $6.00 per share, subject to certain anti-dilution provisions. Additionally, FPA granted to one of the representatives of the underwriters warrants to purchase an additional 15,000 shares of FPA's Common Stock in exchange for certain advisory services and $75. The warrants are exercisable through November 22, 1999 at $6.00 per share, subject to certain anti-dilution provisions.

10. COMPENSATION AGREEMENTS

     The Company has employment agreements with its executive officers, which expire at various dates through 2001. Such agreements, which have been revised from time to time, provide for minimum salary levels, adjusted annually for cost-of-living changes and merit increases, as well as for incentive bonuses which are payable if specified management goals are attained. The aggregate commitment for future salaries at December 31, 1995, excluding bonuses, exceeds $10,000,000.

11. INCOME TAXES

     Upon the inception of FPA in October 1992, FPA elected S Corporation status under the Internal Revenue Code which provides that taxable income or loss is attributable to the stockholders. Effective January 1, 1994, FPA revoked its election to be treated as an S Corporation and became subject to income taxes. In accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," the Company recognized a deferred tax benefit at the date it became a taxable enterprise.

                 FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
       AND THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996 (UNAUDITED)

     The components of the income tax expense as of December 31 are as follows:

                                                                    1994           1995
                                                                  ---------     ----------
    Federal expense:
      Current...................................................  $ 974,870     $2,190,978
      Deferred..................................................   (181,312)       204,808
                                                                  ---------     ----------
    State expense:
      Current...................................................    171,936        348,882
      Deferred..................................................    (23,469)       (21,348)
                                                                  ---------     ----------
                                                                  $ 942,025     $2,723,320
                                                                  =========     ==========

     The Company's income tax expense differs from the amount that would have resulted from applying the Federal statutory rate to pretax income because the effect of the following items:

                                                                             1994     1995
                                                                             ----     ----
    Tax expense at U.S. statutory rate.....................................    34%      34%
    Revocation of FPA S Corporation status.................................  (4.9)
    State taxes, net of Federal income tax benefit.........................   3.2      3.7
    Goodwill amortization..................................................            1.7
    Other..................................................................   2.2      2.1
                                                                             ----     ----
              Total income tax expense.....................................  34.5%    41.5%
                                                                             ====     ====

     Deferred income taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for reporting and the amounts used for income tax purposes. The tax effects of items comprising the Company's net deferred tax assets liability at December 31 are as follows:

                                                                        1994           1995
                                                                     ----------     -----------
Deferred tax assets:
  Allowance for uncollectible accounts.............................  $1,123,154     $ 2,307,580
  Accrued liability for professional liability claims..............     362,308         321,256
  Net operating losses.............................................     173,667         296,511
  Other............................................................      28,534          50,392
                                                                     ----------     -----------
          Total deferred tax assets................................   1,687,663       2,975,739
Deferred tax liabilities:
  Geographic expansion costs.......................................    (101,068)       (179,893)
  Acquisition costs currently deductible...........................                    (231,498)
  Fixed assets.....................................................                    (351,833)
  Deferred compensation............................................                     (57,565)
  Depreciation and amortization....................................    (106,458)       (656,625)
                                                                     ----------     -----------
          Total deferred tax liabilities...........................    (207,526)     (1,477,414)
Net deferred tax assets (liability)................................  $1,480,137     $ 1,498,325
                                                                     ==========     ===========

     No valuation allowance was deemed necessary as a result of management's evaluation of the likelihood that all of the deferred tax assets will be realized.

                 FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
       AND THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996 (UNAUDITED)

12. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practical to estimate that value:

     - The carrying amount of cash and cash equivalents approximates fair value because of the short maturities of those instruments.

     - The carrying amount of debt outstanding under the revolving credit facility approximates fair market value because the interest rate is variable, based upon prime or LIBOR.

     - The carrying amount of notes payable in the aggregate at December 31, 1995 approximates fair value.

13. NEW JERSEY ACQUISITION

     On November 7, 1994, the Company acquired substantially all of the outstanding capital stock of PrimeCare, Inc. ("PrimeCare"), an independent practice association of physicians operating in southern New Jersey, for 312,570 shares of FPA's Common Stock, valued at $1,953,563. Additionally, the Company capitalized $307,133 in costs related to the acquisition. The acquisition was accounted for under the purchase method. Goodwill recorded as a result of the acquisition of PrimeCare is being amortized over 15 years on a straight-line basis.

     Under the terms of the PrimeCare acquisition, each former PrimeCare shareholder has agreed, for a period of 18 months following the PrimeCare closing (if PrimeCare has not entered into contracts with Payors in the southern New Jersey region for the provision of all outpatient medical services covering at least 25,000 members (the "Enrollment Date") during the 18 months following the PrimeCare closing) or four years following the PrimeCare closing (if Enrollment Date has occurred during the 18 months following the PrimeCare closing), not to join or affiliate with, or offer any medical services through any management services organization or similar organization that contracts with Payors with which the Company or its affiliated entities currently contract. Additionally, if the Company contracts with Payors whose members are then being serviced by physicians who are former PrimeCare shareholders, such physicians will use their best efforts to convert such members to the Company's network. Each such physician has also granted to the Company, for an identical period of time, a right of first refusal to purchase such physician's interest in his or her practice.

14. MICHIGAN SUBSIDIARY

     On April 10, 1995, the Company signed an exclusive agreement to provide management services through a majority-owned subsidiary, QualNet, with Great Lakes Health Plan, Inc. ("GLHP") headquartered in Southfield, Michigan. GLHP was licensed as a health maintenance organization from the Michigan Department of Insurance in 1996. GLHP expects to service Medicaid enrollees in four counties which currently have over 50,000 eligible Medicaid recipients. GLHP also expects to market to commercial members following the initial Medicaid enrollment. In connection with this transaction, the Company invested $2,000,000 in GLHP and QualNet. QualNet began limited start-up operations on April 10, 1995. Included in intangible assets at December 31, 1995 are $266,034 in start-up costs related to activity in Michigan. These costs are being amortized over five years, beginning when operations commence in Michigan.

15. ARIZONA ACQUISITIONS

     Effective July 1, 1995, the Company acquired all of the outstanding shares of AMCS and WMPS. The purchase price (including direct costs) was $1,911,511 consisting of $1,250,000 in cash, $350,000 in Common

                 FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
       AND THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996 (UNAUDITED)

Stock (50,378 shares), a $250,000 three-year note payable, and $61,511 in direct costs. In connection with this acquisition, $3,100,330 was recorded as goodwill, which is being amortized over 25 years, and $300,000 was recorded as the value of a covenant not to compete, which is being amortized over the 11 year contractual obligation of the physician not to compete. The acquisition was recorded under the purchase method of accounting. AMCS, WMPS and AMCP serve approximately 13,000 managed care enrollees in the Phoenix metropolitan area.

     During 1995, the Company acquired the assets and certain liabilities of two physician practices. The aggregate purchase price of these practices was $2,492,500 of which $1,817,731 was classified as goodwill which is being amortized over 25 years, and $295,000 was recorded as the value of covenants not to compete, which is being amortized over the contractual obligation of the physicians not to compete, ranging from 10 to 13 years. These acquisitions were accounted for under the purchase method of accounting.

16. TEXAS ACQUISITIONS

     Effective November 1, 1995, the Company acquired all of the outstanding stock of GMSO and OPSU in San Antonio, Texas. The purchase price was $21,512,824, consisting of $14,710,404 in cash, $1,571,496 in Common Stock
(175,097 shares), $5,000,000 in notes payable, and $230,924 in direct costs. The Company also loaned to two key employees of GMG and GMSO a total of $660,000 to be repaid over three years. In connection with this acquisition, $19,983,491 was recorded as goodwill, which is being amortized over 25 years, and $1,900,000 was recorded as the value of a covenant not to compete, which is being amortized over the 15 year contractual obligation of the physician not to compete. The acquisition was recorded under the purchase method of accounting. GMSO, OPSU, and GMG serve approximately 38,000 managed care enrollees in the San Antonio area.

17. CALIFORNIA ACQUISITIONS

     During 1995, the Company acquired the assets and certain liabilities of 14 physician practices, and a Professional Corporation concurrently employed 22 additional physicians. The aggregate purchase price (including direct costs) of these practices was $8,434,701 of which $6,121,916 was classified as goodwill, which is being amortized over 25 years, and $1,743,000 was recorded as the value of covenants not to compete, which is being amortized over the contractual obligation of the physicians not to compete, ranging from five to 11 years. These acquisitions were accounted for under the purchase method of accounting.

18. STERLING HEALTHCARE GROUP, INC. ("STERLING") ACQUISITIONS

     Sterling consummated the following acquisitions in 1994 and 1995 which have been accounted for using the purchase method of accounting for financial reporting purposes. Accordingly, the assets and liabilities of the acquired entities are recorded at their estimated fair values at the date of the acquisitions. In addition, the results of operations of the companies acquired have been included in the results of operations of Sterling from the date of acquisition.

     In January 1995, the Sterling acquired the assets of the Skylark Outpatient Clinic from Patient Services of America, Inc. ("Skylark"). In addition to the acquisition, Sterling entered into a consulting agreement with one of Skylark's shareholders. In consideration for the acquisition and consulting agreement, Sterling issued an aggregate of 154,305 shares of Sterling's Common Stock, valued at $1.5 million and $1.5 million in cash. Skylark, headquartered in Ocala, Florida operates a primary care medical facility at that location. The excess purchase price over the estimated fair value of the net assets acquired was recorded as goodwill in the amount of $3.0 million and is being amortized on a straight-line basis over 17 years.

                 FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
       AND THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996 (UNAUDITED)

     In January 1995, Sterling consummated the acquisition of Medical Networks, Inc. ("MedNet"). The purchase price consisted of Sterling issuing an aggregate of 692,114 shares of Sterling's Common Stock valued at $6.7 million, $12 million in cash, and the issuance of $3.4 million of notes payable. Sterling also granted a former MedNet shareholder options to purchase 75,000 shares of common stock at $12.00 per share vesting over a three year period. The excess purchase price over the estimated fair value of the net assets acquired was recorded as goodwill in the amount of $20.1 million and is being amortized on a straight-line basis over 40 years. MedNet, headquartered in Houston, Texas, is a medical management company contracting with 15 hospitals to provide emergency department services. MedNet also owns and operates three primary care facilities under the trade name MedStop.

     In September 1995, Sterling consummated the acquisition of Professional Emergency Physicians, P.A. ("PEP"). PEP, located in Baltimore, Maryland is a medical management company contracting with 5 hospitals to provide emergency department services. The purchase price consisted of Sterling Common Stock valued at $3,100,000 and $3,100,000 in cash. Additional consideration will be issued or paid in fiscal 1996 in consideration for the adjusted equity of PEP as defined, on the acquisition date. The agreement also allows for contingent consideration on the two year anniversary date as defined in the agreement. Sterling also granted to certain PEP shareholders options to purchase Sterling Common Stock. The excess purchase price over the estimated fair value of the net assets acquired was recorded as goodwill in the amount of $6,600,000 and is being amortized on a straight-line basis over 25 years.

     In July 1994, Sterling acquired Regional Emergency Services, Inc. ("Regional"), a Birmingham, Alabama based company engaged in providing physician contract management services to 14 hospital emergency departments located in Alabama, Mississippi, and Tennessee. The purchase price consisted of Sterling Common Stock valued at $1,400,000 and $400,000 in cash. The excess purchase price over the estimated fair values of the net assets acquired was recorded as goodwill in the amount of $1,900,000 and is being amortized on a straight-line basis over 25 years.

     In November 1994, Sterling consummated the acquisition of Physician Services, Inc. dba Physician Services of America and Brightstar Communications, Inc. (collectively "PSA"). The purchase price consisted Sterling Common Stock valued at $1,400,000 and $1,600,000 in cash. The excess purchase price over the estimated fair value of the net assets acquired was recorded as goodwill in the amount of $2,600,000 and is being amortized on a straight-line basis over 40 years. Sterling also granted to certain PSA shareholders options to purchase shares of Sterling's Common Stock vesting over a period of two years. PSA, headquartered in Louisville, Kentucky, provides physician recruitment and medical management consulting to hospitals, group practices, HMO's, integrated delivery systems and insurance companies. PSA has also developed a recruiting service bureau used by hospitals to develop recruiting programs. In addition, PSA publishes Life in Medicine magazine which focuses on career opportunities for physicians.

19. LICENSURE

     In February 1995, following a dialogue with the California Department of Corporations (the "Department") regarding whether the Company's operations classified it as a health care service plan within the meaning of California law, the Company, on behalf of one of its wholly-owned subsidiaries, FSC, filed a restricted license application with the Department. Upon licensure, all of the Company's managed care activity in the State of California is expected to occur through this subsidiary. Based on discussion with the Department and the advice of its California regulatory counsel, the Company believes that it will be able to meet the requirements for licensure. Notwithstanding the foregoing, there can be no assurance that the Company's license application will be approved by the Department. The failure to receive such licensure

                 FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
       AND THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996 (UNAUDITED)

would cause the Company to alter the way the Company conducts business in the State of California and could have a material adverse effect on the future operations of the Company in the State of California.

20. UNUSUAL ITEMS

     In the fourth quarter of 1995, Sterling recorded unusual charges of $1.6 million. This amount includes a $43,000 charge for impairment of goodwill, a $773,000 charge for the loss on disposition of businesses and $375,000 relating to the bankruptcy of one of its hospital clients. In the fourth quarter of 1995, Sterling sold six and closed two primary care clinics (seven in Florida and one in Texas). The goodwill impairment and loss on sale are directly related to the sale and closure of the primary care clinics. These clinics accounted for approximately $3.7 million in revenue and generated an operating loss (including the unusual items) of $2.1 million for the year.

21. SEGMENT INFORMATION

     FPA merged with Sterling, a publicly traded company based in Florida, on October 31, 1996 (See Note 22). Sterling is a physician practice management company engaged in the business of providing contract management and support services primarily to hospital based emergency departments ("Emergency Room"). The activities related to the Primary Care Segment and the Emergency Room Segment are as follows:

                                                     EMERGENCY ROOM   PRIMARY CARE   CONSOLIDATED
                                                     --------------   ------------   ------------
                                                                (THOUSANDS OF DOLLARS)
    SEPTEMBER 30, 1996
    Net revenues...................................     $100,749        $188,522       $289,271
    Operating income...............................        6,309           9,395         15,704
    Assets employed at year-end....................       90,659         185,261        275,920
    Depreciation and amortization..................        2,342           3,898          6,240
    Capital expenditures...........................          412           3,483          3,895

    DECEMBER 31, 1995
    Net revenues...................................     $115,660        $ 52,691       $168,351
    Operating income...............................        6,502           1,624          8,126
    Assets employed at year-end....................       78,608          73,799        152,407
    Depreciation and amortization..................        2,260           1,159          3,419
    Capital expenditures...........................        1,634           3,175          4,809

    DECEMBER 31, 1994
    Net revenues...................................     $ 39,256        $ 18,435       $ 57,691
    Operating income...............................        2,349             383          2,732
    Assets employed at year-end....................       26,742          18,310         45,052
    Depreciation and amortization..................          438             133            571
    Capital expenditures...........................          499             472            971

    DECEMBER 31, 1993
    Net revenues...................................                     $ 13,988       $ 13,988
    Operating income...............................                          169            169
    Assets employed at year-end....................                        1,632          1,632
    Depreciation and amortization..................                           51             51
    Capital expenditures...........................                           40             40

                 FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
       AND THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996 (UNAUDITED)

22. SUBSEQUENT EVENTS

     The following significant events have occurred subsequent to the December 31, 1995 balance sheet date:

     CREDIT AGREEMENT -- On January 29, 1996, the Company entered into a $15,000,000 credit, security, guarantee and pledge agreement ("Credit Agreement") with two financial institutions. Permitted Borrowings, as defined in the Credit Agreement, generally include acquisitions and capital expenditures. Fees of $150,000 were paid in connection with the Credit Agreement. On August 31, 1996, the Amended and Restated Credit, Security, Guarantee and Pledge Agreement (the "Amended Credit Agreement") was executed, pursuant to which fees of $900,000 were paid. The Amended Credit Agreement allows for borrowings up to $45,000,000. Borrowings bear interest at rates ranging from either LIBOR plus
2 1/2%, 2 3/8% or 3%, or prime rate plus 1%, 1 1/4%, or 1 1/2%, as defined by the Amended Credit Agreement. The balance outstanding is due on the earlier of December 31, 1996 or the consummation of the acquisition of FHMS and Holding Company, as hereinafter defined. Periodic payments of accrued interest are due during the term of the Amended Credit Agreement. Additionally, the financial institutions were granted a security interest in substantially all of the assets of the Company (excluding those of Gonzaba Management Services Organization, Inc., FPA Medical Management of Michigan, Inc. d/b/a QualNet, Inc., and OPSU, Inc., d/b/a Gonzaba Surgery Center), and the stock of certain subsidiaries of FPA and Professional Corporations was pledged. The debt is also guaranteed by the Professional Corporations. In connection with the Amended Credit Agreement, the Company must maintain certain debt and equity ratios and profitability thresholds. The Company issued to the financial institutions a warrant to purchase 50,000 shares of Common Stock at $9.125 per share exercisable prior to February 2, 2001, subject to certain anti-dilution provisions. At September 30, 1996, the Company had borrowed $18,421,756 under the Amended Credit Agreement.

     On June 28, 1996, FPA borrowed $8,507,760 from a third financial institution pursuant to a promissory note due on December 31, 1996 and bearing interest per annum at the higher of the interbank Federal funds rate as announced by such institution and the base rate of interest announced from time to time by such institution. Payments under such promissory note were guaranteed by Foundation Health Corporation.

     CALIFORNIA ACQUISITIONS -- Effective January 31, 1996, a Professional Corporation acquired the stock of three independent practice associations in new regions in California. All three were stock acquisitions and were financed through notes payable issued by the Company. In connection with these transactions, the Company obtained funding from the Credit Agreement for a cumulative amount of $6,400,000. The purchase price of the first acquisition, Century IPA, was $7,177,331 ($3,900,000 in cash and the remainder through a ten-year note payable) and provides the FPA Network access to the Los Angeles, California, market. The second acquisition, VIP IPA, was made for $6,159,015 ($500,000 in cash and the remainder through a ten-year note payable) and provides the FPA Network access to the Ventura County, California market. The purchase price of the third acquisition, FHIPA, was $10,063,654 ($7,000,000 in cash and the remainder through a ten-year note payable) and provides the FPA Network access to the Sacramento, California, market.

     In connection with these acquisitions, the Company opened new administrative offices in the Los Angeles and Sacramento areas in January, 1996. These acquisitions will be accounted for using the purchase method of accounting. The excess of the purchase price over the fair value of tangible assets acquired will be treated as goodwill and amortized over the expected periods of future benefit to the Company.

     Effective November 29, 1996, FPA acquired all of the outstanding stock of Foundation Health Medical Services, a California corporation ( "FHMS") and FHMG/TDMC Medical Group, a California Professional Corporation ("Holding Company") from Foundation Health Corporation and certain of its affiliates (collectively, "Foundation"). FHMS provides facilities management, non-physician health care professionals

                 FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
       AND THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996 (UNAUDITED)

and other administrative and management services to Holding Company and its subsidiaries. Holding Company holds the stock of Foundation Health Medical Group, Inc., a California Professional Corporation and Thomas-Davis Medical Centers, P.C., an Arizona Professional Corporation. As consideration for the acquisitions, FPA paid approximately $200 million, comprised of $5 million in cash, $75 million in FPA Common Stock and $120 million in notes. The acquisition has accounted for using the purchase method of accounting.

     Effective July 1, 1996, the Company acquired an IPA with approximately 14,000 enrollees in Arizona for $4.0 million ($600,000 in cash and the remainder through a twelve-month note payable). The transaction has been accounted for using the purchase method of accounting.

     Effective October 1, 1996, a Professional Corporation assumed substantially all of the assets and liabilities of FPASD, owned by officers of the Company, for approximately $4.1 million. No cash was exchanged pursuant to this acquisition. The purchase price was supported by an independent valuation.

     FLORIDA ACQUISITIONS -- Effective June 1, 1996, FPA acquired all of the outstanding stock of Physicians First, Inc., a wholly owned subsidiary of Physician Corporation of America, operating 40 primary care clinics in Florida. The clinics have approximately 125 primary care physicians which provide services to approximately 80,000 enrollees. As consideration for the acquisition and a related agreement not to compete, FPA paid approximately $21,600,000, comprised of a $15,000,000 note payable by FPA, 525,000 shares of common stock and warrants to purchase up to 250,000 shares of FPA Common Stock. The acquisition has been accounted for using the purchase method of accounting.

     The following unaudited pro forma financial information presents the consolidated results of operations if the acquisition of Physicians First, Inc. had occurred as of the beginning of the periods presented, after including the impact of certain adjustments, such as amortization of intangibles.


                                                                               NINE MONTHS
                                                               YEAR ENDED         ENDED
                                                              DECEMBER 31,     SEPTEMBER 30,
                                                                  1995             1996
                                                              ------------     ------------
    Revenues................................................  $210,012,819     $308,317,575
    Net income..............................................     2,614,989        7,474,696
    Net income per share....................................           .16              .36

     Effective July 1, 1996, the Company acquired an IPA with approximately 6,000 enrollees for $16.0 million ($2.4 million in cash and the remainder through a twelve-month note payable). The transaction has been accounted for using the purchase method of accounting.

     GLHP -- On March 7, 1996, FPA made an additional capital contribution of $3,000,000 to GLHP in connection with the acquisition by GLHP of a clinic health plan and a number of clinics in Michigan. The acquired plan currently services approximately 17,000 Medicaid enrollees.

     BUSINESS COMBINATION -- On October 31, 1996, FPA and Sterling consummated a business combination ("the Combination"). As a result of the Combination, each outstanding share of Sterling $.0001 par value common shares was converted to
 .951 shares of FPA, $.002 par value common stock. Sterling's shareholders were issued approximately 8,097,781 shares of FPA, representing approximately 37% of the total issued and outstanding shares of FPA after the Combination. The Combination has been accounted for as a pooling of interests and, accordingly, the accompanying supplemental consolidated financial statements have been prepared on a basis that includes the accounts of Sterling since June 1, 1994. Information concerning common stock and per share data has been restated on an equivalent share basis. Presented below is the effect of the pooling of interests on previously reported results of operations for the years ended December 31.

                 FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
       AND THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996 (UNAUDITED)

                                                                      1994             1995
                                                                   -----------     ------------
Revenues:
  FPA............................................................  $18,435,877     $ 52,691,955
  Sterling.......................................................   39,255,573      115,659,527
                                                                   -----------      -----------
                                                                   $57,691,450     $168,351,482
                                                                   ===========      ===========
Net income:
  FPA............................................................  $   388,313     $  1,002,462
  Sterling.......................................................    1,401,525        2,831,503
                                                                   -----------      -----------
                                                                   $ 1,789,838     $  3,833,965
                                                                   ===========      ===========

                          INDEPENDENT AUDITORS' REPORT

Foundation Health Medical Services and Affiliates

     We have audited the accompanying combined balance sheets of Foundation Health Medical Services (a wholly-owned subsidiary of Foundation Health Corporation) and its affiliates Foundation Health Medical Group, Inc. and Thomas-Davis Medical Centers, P.C. (collectively the "Combined Companies"), as of June 30, 1995 and 1996, and the related combined statements of operations, shareholders' deficit, and cash flows for each of the three years in the period ended June 30, 1996. These financial statements are the responsibility of the Combined Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Thomas-Davis Medical Centers, P.C., for the year ended December 31, 1993, which statements reflect total revenues from operations of $100,625,000 (which revenues have been included in the accompanying combined statement of operations for the year ended June 30, 1994, as discussed in Note 2 to the combined financial statements). Those financial statements of Thomas-Davis Medical Centers, P.C. were audited by other auditors whose report has been furnished to us, and our opinion insofar as it relates to the amounts included for Thomas-Davis Medical Centers, P.C., for the year ended June 30, 1994, is based solely on the report of the other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the report of the other auditors, such financial statements present fairly, in all material respects, the combined financial position of the Combined Companies as of June 30, 1995 and 1996, and the combined results of their operations and their combined cash flows for each of the three years in the period ending June 30, 1996 in conformity with generally accepted accounting principles.

     As discussed in Note 11 to the combined financial statements, the Combined Companies receive a significant portion of their operating revenues from, and have significant related party transactions with, two affiliated health maintenance organizations and their Parent.

DELOITTE & TOUCHE LLP

Sacramento, California
September 30, 1996

                       FOUNDATION HEALTH MEDICAL SERVICES
          (A WHOLLY-OWNED SUBSIDIARY OF FOUNDATION HEALTH CORPORATION)
                                 AND AFFILIATES

                            COMBINED BALANCE SHEETS
                             JUNE 30, 1995 AND 1996

                                                                            JUNE 30,
                                                                  -----------------------------
                                                                      1995             1996
                                                                  ------------     ------------
ASSETS
Current assets:
  Cash and cash equivalents.....................................  $  1,566,000     $         --
  Patient receivables, net of allowance for uncollectible
     accounts of $3,988,000 and $3,654,000......................     6,778,000        4,828,000
  Accounts receivable from related parties......................     2,869,000          387,000
  Other current assets..........................................     2,979,000        3,722,000
                                                                  ------------     ------------
          Total current assets..................................    14,192,000        8,937,000
Property and equipment, net.....................................   109,985,000       93,367,000
Goodwill and other intangible assets, net.......................     9,135,000       12,755,000
Other assets....................................................     2,810,000        3,520,000
                                                                  ------------     ------------
          Total assets..........................................  $136,122,000     $118,579,000
                                                                  ============     ============
LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities:
  Reserves for claims payable...................................  $  7,701,000     $ 15,900,000
  Accounts payable and accrued expenses.........................    10,708,000       14,128,000
  Accounts payable to related party.............................            --          625,000
  Intercompany payables.........................................     6,154,000       10,396,000
  Intercompany accrued interest.................................     2,326,000        2,303,000
  Intercompany notes payable....................................   129,251,000      133,036,000
  Current portion of bonus payable..............................     1,983,000        2,813,000
  Deferred compensation.........................................     8,315,000        9,333,000
  Current portion of intercompany lease obligations.............       701,000          595,000
  Current portion of other liabilities..........................     1,530,000          974,000
  Current portion of other notes payable........................       332,000          259,000
                                                                  ------------     ------------
          Total current liabilities.............................   169,001,000      190,362,000
Noncurrent portion of bonus payable.............................     9,269,000        6,229,000
Noncurrent portion of other notes payable.......................       258,000          124,000
Intercompany lease obligations..................................     1,465,000          862,000
Other liabilities...............................................     5,468,000        2,597,000
                                                                  ------------     ------------
          Total liabilities.....................................   185,461,000      200,174,000
                                                                  ------------     ------------
Shareholders' deficit:
  Common stock..................................................        20,000           20,000
  Contributed capital...........................................     4,722,000        4,722,000
  Accumulated deficit...........................................   (54,081,000)     (86,337,000)
                                                                  ------------     ------------
          Total shareholders' deficit...........................   (49,339,000)     (81,595,000)
                                                                  ------------     ------------
          Total liabilities and shareholders' deficit...........  $136,122,000     $118,579,000
                                                                  ============     ============

    The accompanying notes are an integral part of these combined financial statements.

                       FOUNDATION HEALTH MEDICAL SERVICES
          (A WHOLLY-OWNED SUBSIDIARY OF FOUNDATION HEALTH CORPORATION)
                                 AND AFFILIATES

                       COMBINED STATEMENTS OF OPERATIONS
                    YEARS ENDED JUNE 30, 1994, 1995 AND 1996

                                                                     YEAR ENDED JUNE 30,
                                                         --------------------------------------------
                                                             1994            1995            1996
                                                         ------------    ------------    ------------
Revenue:
  Capitation revenue -- related party..................  $ 82,777,000    $ 80,281,000    $119,639,000
  Patient service revenue, net.........................    21,777,000      29,222,000      19,001,000
  Patient service revenue, net -- related party........     3,215,000       5,560,000       5,638,000
  Gain on sale of specialty practices..................     2,338,000              --       3,577,000
  Other income.........................................       596,000       3,233,000       5,907,000
                                                         ------------    ------------    ------------
          Total revenue................................   110,703,000     118,296,000     153,762,000
                                                         ------------    ------------    ------------
Expenses:
  Salaries and benefits................................    72,800,000      97,147,000     114,076,000
  Health care services.................................    22,770,000      22,793,000      54,249,000
  Selling, general and administrative..................    22,925,000      31,578,000      42,349,000
  General and administrative -- related party..........            --         986,000       4,143,000
  Depreciation and amortization........................     3,373,000       6,393,000       9,179,000
  Interest expense -- intercompany.....................       830,000       5,758,000       9,963,000
  Interest expense.....................................     2,065,000       1,668,000         416,000
  Other................................................       921,000       1,680,000              --
                                                         ------------    ------------    ------------
          Total expenses...............................   125,684,000     168,003,000     234,375,000
                                                         ------------    ------------    ------------
Loss before income taxes...............................   (14,981,000)    (49,707,000)    (80,613,000)
Benefit for income taxes...............................     3,786,000       4,366,000      48,357,000
                                                         ------------    ------------    ------------
Net loss...............................................  $(11,195,000)   $(45,341,000)   $(32,256,000)
                                                          ===========     ===========     ===========

    The accompanying notes are an integral part of these combined financial statements.

                       FOUNDATION HEALTH MEDICAL SERVICES
          (A WHOLLY-OWNED SUBSIDIARY OF FOUNDATION HEALTH CORPORATION)
                                 AND AFFILIATES

                  COMBINED STATEMENTS OF SHAREHOLDERS' DEFICIT
                    YEARS ENDED JUNE 30, 1994, 1995 AND 1996

                                        COMMON STOCK
                                     ------------------     CONTRIBUTED    ACCUMULATED
                                     SHARES     AMOUNT       CAPITAL         DEFICIT           TOTAL
                                     -------    -------     ----------     ------------     ------------
Balance at July 1, 1993............   10,200    $20,000     $2,064,000     $  7,988,000     $ 10,072,000
Net loss...........................                                         (11,195,000)     (11,195,000)
TDMC net loss for six months
  ended June 30, 1994 (Note 2).....                                          (5,533,000)      (5,533,000)
                                      ------    -------     ----------     ------------     ------------
Balance at June 30, 1994...........   10,200     20,000      2,064,000       (8,740,000)      (6,656,000)
Net assets transferred from parent
  (Note 1).........................                          2,658,000                         2,658,000
Net loss...........................                                         (45,341,000)     (45,341,000)
                                      ------    -------     ----------     ------------     ------------
Balance at June 30, 1995...........   10,200     20,000      4,722,000      (54,081,000)     (49,339,000)
Net loss...........................                                         (32,256,000)     (32,256,000)
                                      ------    -------     ----------     ------------     ------------
Balance at June 30, 1996...........   10,200    $20,000     $4,722,000     $(86,337,000)    $(81,595,000)
                                      ======    =======     ==========     ============     ============

    The accompanying notes are an integral part of these combined financial statements.

                       FOUNDATION HEALTH MEDICAL SERVICES
          (A WHOLLY-OWNED SUBSIDIARY OF FOUNDATION HEALTH CORPORATION)
                                 AND AFFILIATES

                       COMBINED STATEMENTS OF CASH FLOWS
                    YEARS ENDED JUNE 30, 1994, 1995 AND 1996

                                                           1994           1995           1996
                                                       ------------   ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss.............................................  $(11,195,000)  $(45,341,000)  $(32,256,000)
Adjustments to reconcile net loss to net cash used
  for operating activities:
  Depreciation.......................................     2,768,000      3,911,000      6,893,000
  Amortization.......................................       605,000      2,482,000      2,286,000
  Equity in income of unconsolidated subsidiary......            --       (248,000)      (289,000)
  Gain on sale of specialty practices................    (2,338,000)            --     (3,577,000)
  Provision for uncollectible patient receivables....       393,000        666,000       (334,000)
  Credit for income taxes applied against
     intercompany debt...............................            --             --    (48,357,000)
  Changes in assets and liabilities:
     Patient receivables.............................       828,000        108,000      2,284,000
     Account receivable from related parties.........    (1,496,000)     2,320,000      2,482,000
     Other current assets............................    (1,459,000)     7,017,000       (743,000)
     Accounts payable and accrued expenses...........     3,676,000    (11,924,000)     2,935,000
     Accounts payable to related party...............            --             --        625,000
     Reserve for claims payable......................            --      7,701,000      8,199,000
     Other current liabilities.......................        21,000     11,252,000     (2,210,000)
     Interest payable to related party...............        (4,000)            --             --
     Intercompany payables and accrued interest......    (4,251,000)     7,479,000      4,219,000
     Deferred compensation...........................     5,107,000      7,719,000      1,018,000
                                                       ------------   ------------   ------------
Net cash used for operating activities...............    (7,345,000)    (6,858,000)   (56,825,000)
                                                       ------------   ------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Increase in cash overdraft...........................            --             --        485,000
Acquisition of property and equipment................   (29,812,000)   (48,926,000)   (27,734,000)
Proceeds from disposition of property and
  equipment..........................................            --             --      5,384,000
Increase in intangible assets........................    (2,952,000)    (1,972,000)    (3,108,000)
Proceeds from sale of specialty practices............     3,012,000             --      4,012,000
Purchase of interest in unconsolidated subsidiary....            --     (5,980,000)            --
Decrease (increase) in other assets..................    (1,833,000)     1,394,000       (525,000)
Decrease in notes receivable from related parties....       278,000             --             --
Proceeds from interest in unconsolidated
  subsidiary.........................................            --        257,000        104,000
                                                       ------------   ------------   ------------
Net cash provided/(used) for investing activities....   (31,307,000)   (55,277,000)   (21,382,000)
                                                       ------------   ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Paydown of notes payable to related parties..........      (391,000)            --             --
Use of restricted funds for construction.............       970,000             --             --
Paydown of other long-term obligations...............       (38,000)   (15,280,000)            --
Paydown of other notes payable.......................      (893,000)   (10,679,000)      (325,000)
Proceeds from intercompany notes payable.............    32,675,000    106,357,000     80,984,000
Paydown of intercompany notes payable................            --    (14,401,000)            --
Paydown of other liabilities.........................    (1,058,000)    (3,427,000)    (4,136,000)
Proceeds from other notes payable....................     3,204,000             --        118,000
Proceeds from line of credit with FHC................
                                                       ------------   ------------   ------------
Net cash flows provided by financing activities......    34,469,000     62,570,000     76,641,000
                                                       ------------   ------------   ------------
Net increase (decrease) in cash and cash
  equivalents........................................    (4,183,000)       485,000     (1,566,000)

                       FOUNDATION HEALTH MEDICAL SERVICES
          (A WHOLLY-OWNED SUBSIDIARY OF FOUNDATION HEALTH CORPORATION)
                                 AND AFFILIATES

                       COMBINED STATEMENTS OF CASH FLOWS
                    YEARS ENDED JUNE 30, 1994, 1995 AND 1996

                                                           1994           1995           1996
                                                       ------------   ------------   ------------
CASH AND CASH EQUIVALENTS:
Beginning of period..................................     5,264,000      1,081,000      1,566,000
                                                       ------------   ------------   ------------
End of period........................................  $  1,081,000   $  1,566,000   $         --
                                                       ============   ============   ============
SUPPLEMENTAL DISCLOSURE:
  Cash paid during the year for:
     Interest........................................  $  2,913,000   $  5,321,000   $  9,986,000
                                                       ============   ============   ============
  Effect of intercompany transfers (Note 1):
     Assets, net of cash.............................  $         --   $ 48,225,000   $         --
                                                       ============   ============   ============
     Liabilities.....................................  $         --   $ 45,567,000   $         --
                                                       ============   ============   ============
Noncash investing and financing transactions:
     Issuance of notes payable to acquire intangible
       assets........................................  $    521,000   $    316,000   $         --
                                                       ============   ============   ============
     Property and equipment acquired through trade
       payables......................................  $  4,083,000   $  2,584,000   $         --
                                                       ============   ============   ============
     Transfer of property and equipment for reduction
       of intercompany debt..........................  $              $              $ 28,842,000
                                                       ============   ============   ============
     Transfer of receivables for reduction of
       intercompany debt.............................  $              $              $ 48,357,000
                                                       ============   ============   ============
     Assumption of liabilities in conjunction with
       acquisition of physician practice.............  $         --   $         --   $  3,045,000
                                                       ============   ============   ============

    The accompanying notes are an integral part of these combined financial statements.

                       FOUNDATION HEALTH MEDICAL SERVICES
          (A WHOLLY-OWNED SUBSIDIARY OF FOUNDATION HEALTH CORPORATION)
                                 AND AFFILIATES

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                    YEARS ENDED JUNE 30, 1994, 1995 AND 1996
                 AND THREE MONTHS ENDED SEPTEMBER 30, 1995 AND
                                1996 "UNAUDITED"

NOTE 1 -- NATURE OF OPERATIONS

     Foundation Health Medical Services ("FHMS") is a wholly-owned subsidiary of Foundation Health Corporation ("FHC"), and was incorporated on September 2, 1992. FHMS, headquartered in Sacramento, California, is a health care management service organization which provides facilities, administrative and operational services, including claims processing, accounting and financial reporting (collectively "services") to two affiliated professional medical corporations (the "Medical Groups"), one each located in California (Foundation Health Medical Group, Inc. ("FHMG")) and Arizona (Thomas-Davis Medical Centers, P.C. ("TDMC")). FHMS' subsidiary, Catalina Professional Recruiters, Inc. ("CPR"), provides temporary and permanent physician placement services.

     On April 2, 1996, the Shareholder of FHMG and TDMC transferred his interests in FHMG and TDMC to a holding company, FHMG/TDMC Medical Group (the "Holding Company"), a professional corporation in exchange for 100% of the Holding Company's common stock.

     FHMG, a California professional corporation, was incorporated on August 14, 1992, FHMG provides primary health care services and employs 110 providers at 17 health care centers in California as of June 30, 1996. FHMG is wholly-owned through the Holding Company by a physician (the "Shareholder"), who is an employee of an FHC subsidiary. FHC has the right to cause ownership of the Holding Company to be transferred to another shareholder of its designation who would be qualified to own the stock of a California medical corporation.

     TDMC, an Arizona professional corporation, was incorporated on October 13, 1994. TDMC provides primary and specialty health care services and employs 217 providers at 18 health care centers in Arizona as of June 30, 1996. In November 1994, TDMC entered into physician employment contracts with a majority of the physicians of a professional medical corporation which merged with FHC effective November 1, 1994 and is deemed for financial reporting purposes to be a predecessor company of TDMC. Concurrently, TDMC entered into provider contracts with several of the payors formerly served by the predecessor company of TDMC. TDMC is wholly-owned by the Holding Company. FHC has the right to cause ownership of the Holding Company to be transferred to another shareholder of its designation who would be qualified to own the stock of an Arizona professional medical corporation.

     During the year ended June 30, 1995, the net assets of Foundation Health Real Estate Services, a wholly-owned subsidiary of FHC, amounting to $2,141,000 and a portion of the net assets of the predecessor company of TDMC amounting to $517,000 were transferred to FHMS at their recorded book value.

     On June 28, 1996 the Shareholder of the Holding Company and FHC entered into an agreement with FPA Medical Management, Inc., FPA Medical Management of California, Inc. and FPA Independent Practice Association, an Osteopathic Medical Corporation ("FPA IPA") to sell all of the outstanding stock of the Holding Company to FPA IPA and all of the outstanding stock of FHMS to FPA subject to regulatory approval and customary closing conditions.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Combination and basis of presentation

     The combined financial statements include the accounts of FHMS, FHMG and TDMC (collectively the "Combined Companies"). The combined statement of operations for the year ended June 30, 1994 includes

                       FOUNDATION HEALTH MEDICAL SERVICES
          (A WHOLLY-OWNED SUBSIDIARY OF FOUNDATION HEALTH CORPORATION)
                                 AND AFFILIATES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                    YEARS ENDED JUNE 30, 1994, 1995 AND 1996

the financial results of the predecessor company of TDMC for the year ended December 31, 1993. All significant intercompany transactions have been eliminated in combination. The net loss of the predecessor company of TDMC for the six months ended June 30, 1994 has been reflected as an addition to the accumulated deficit as of June 30, 1994.

     Cash and cash equivalents

     Cash and cash equivalents consist of cash and cash equivalents with original maturities of three months or less when acquired.

     Goodwill and other intangible assets

     Goodwill and other intangible assets consist primarily of goodwill and other intangibles related to the Combined Companies acquisition of various medical practices and deferred direct and incremental preoperating costs related to the opening of health care centers. Preoperating costs are deferred prior to the commencement of significant operations at which time the Combined Companies begin amortizing such costs. Fully amortized intangible assets and related accumulated amortization are removed from the accounts. The Combined Companies evaluate the carrying value of their intangible assets at each balance sheet date.

     Goodwill and other intangible assets are amortized as follows:

                                                              LIFE                   METHOD
                                                   --------------------------    --------------
    Goodwill.....................................  40 years                       Straight line
    Organization and preoperating costs..........  3 years                        Straight line
    Noncompetition and employment agreements.....  Term of related agreement      Straight line

     Goodwill of $6,737,000 and $10,368,000 at June 30, 1995 and 1996, net of
accumulated amortization of $163,000 and $375,000, is included in goodwill and other intangible assets.

     Revenue recognition

     Capitation revenue from payors is recognized in the month in which the related enrollees are entitled to services. Agreements with payors may also contain provisions for incentive payments if the Medical Groups achieve or exceed certain utilization levels.

     Patient service revenue is reported at the estimated realizable amounts from patients, third-party payors and others for services rendered. Revenue under certain third-party payor agreements is subject to audit and retroactive adjustments. Provisions for estimated third-party payor settlements and adjustments are estimated in the period the related services are rendered and are adjusted in future periods as final settlements are determined.

     FHMG has contracts with various managed care organizations and indemnity insurers to provide physician services based on negotiated fee schedules. In May 1995, FHMG entered into a primary care capitation contract with Foundation Health, a California Health Plan (the "Health Plan"). Under the contract FHMG is at risk for primary care services provided by its physician employees. Capitation payments are received to cover all primary care services provided to the Health Plan members linked to FHMG physicians. In November 1995 FHMG renegotiated its capitation contract with the Health Plan. This new agreement provides for a fixed payment per member per month for all primary and specialty professional medical services rendered for Health Plan members linked to FHMG physicians.

                       FOUNDATION HEALTH MEDICAL SERVICES
          (A WHOLLY-OWNED SUBSIDIARY OF FOUNDATION HEALTH CORPORATION)
                                 AND AFFILIATES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                    YEARS ENDED JUNE 30, 1994, 1995 AND 1996

     TDMC has contracts with various managed care organizations and indemnity insurers to provide physician services based on negotiated fee schedules. TDMC has contracted with Intergroup Prepaid Health Services of Arizona, Inc. ("Intergroup"). Under the contract TDMC is at risk for primary and specialty health care services.

     Reserves for claims payable

     Reserves for claims and health care expenses are based upon the accumulation of cost estimates for unpaid claims reported prior to the close of the accounting period, together with a provision for the current estimate of the probable cost of claims that have occurred but have not yet been reported. Such estimates are based on many variables including individual cases for reported claims, estimates of unreported claims using historical and statistical information and other factors. The methods for making the estimates and for establishing the resulting reserves are continually reviewed and updated, and any adjustments resulting therefrom are reflected in current operations. Given the inherent variability of such estimates, the actual liability could differ significantly from the amounts provided. While the ultimate amount of claims and the related expenses paid are dependent on future developments, management is of the opinion that the reserves for claims is adequate to cover such claims. These liabilities are reduced by estimated amounts receivable from third-parties for subrogation.

     Property and equipment

     Property and equipment is recorded at cost. Depreciation is provided using the straight-line method for all assets over their estimated useful lives as follows:

    Buildings and improvements...............................................   5-40 years
    Furniture and equipment..................................................   3-10 years

     Expenditures for maintenance and repairs are expensed as incurred. Major improvements which increase the estimated useful life of an asset are capitalized. Upon the sale or retirement of assets, recorded cost and related accumulated depreciation are removed from the accounts, and any gain or loss on disposal is reflected in operations.

     Income taxes

     The Combined Companies account for income taxes using the liability method. Deferred income tax assets and liabilities result from temporary differences between the tax basis of assets and liabilities and their reported amounts in the combined financial statements that will result in taxable or deductible amounts in future years. Pursuant to a tax allocation agreement with FHC, the Combined Companies reflect a provision/ benefit for income taxes under the liability method as if they were to file separate federal and state tax returns (Note 8).

     Fair Value of Financial Instruments

     The carrying amount of financial instruments reported in the combined balance sheets for cash and cash equivalents, accounts receivable, accounts payable and short-term debt approximates fair value because of the short-term maturity of these financial instruments. The carrying amount for intercompany revolving credit approximates fair value.

     The fair values of fixed rate notes payable and other long-term liabilities are estimated by discounting future cash flows using current discount rates that reflect the risks associated with similar types of loans. At

                       FOUNDATION HEALTH MEDICAL SERVICES
          (A WHOLLY-OWNED SUBSIDIARY OF FOUNDATION HEALTH CORPORATION)
                                 AND AFFILIATES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                    YEARS ENDED JUNE 30, 1994, 1995 AND 1996

June 30, 1996 the estimated fair values of the Combined Companies' notes payable and other long-term liabilities approximate the carrying value.

     Use of estimates in the preparation of financial statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Recently issued accounting pronouncements

     The Combined Companies intend to adopt Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of ("SFAS No. 121") during the year ending June 30, 1997. Adoption of SFAS No. 121 is not expected to have a significant effect on the Combined Companies' financial statements.

NOTE 3 -- PROPERTY AND EQUIPMENT

     Property and equipment comprised the following:

                                                                        JUNE 30,
                                                              -----------------------------
                                                                  1995             1996
                                                              ------------     ------------
    Land....................................................  $ 14,700,000     $ 10,624,000
    Construction in progress................................     8,192,000        2,722,000
    Buildings and improvements..............................    69,972,000       65,484,000
    Furniture and equipment.................................    32,848,000       35,816,000
                                                              ------------     ------------
                                                               125,712,000      114,646,000
    Less: Accumulated depreciation..........................   (15,727,000)     (21,279,000)
                                                              ------------     ------------
                                                              $109,985,000     $ 93,367,000
                                                              ============     ============

     Included in property and equipment at June 30, 1995 and 1996 is $1,662,000 and $1,861,000 of capitalized interest. During the years ended June 30, 1994, 1995 and 1996, the Combined Companies capitalized $628,000, $1,034,000, and $199,000 of its interest expense.

     Depreciation expense on property and equipment was $2,768,000, $3,911,000, and $6,893,000 for the years ended June 30, 1994, 1995 and 1996.

NOTE 4 -- INTERCOMPANY NOTES PAYABLE

     Intercompany notes payable comprised the following:

                                                                        JUNE 30,
                                                              -----------------------------
                                                                  1995             1996
                                                              ------------     ------------
    Notes payable, secured by land and building.............  $ 42,526,000     $ 19,994,000
    Unsecured revolving line of credit......................    86,725,000      113,042,000
                                                              ------------     ------------
                                                              $129,251,000     $133,036,000
                                                              ============     ============

                       FOUNDATION HEALTH MEDICAL SERVICES
          (A WHOLLY-OWNED SUBSIDIARY OF FOUNDATION HEALTH CORPORATION)
                                 AND AFFILIATES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                    YEARS ENDED JUNE 30, 1994, 1995 AND 1996

     The secured notes payable to the Health Plan bears interest at 7.75% and are payable on demand with interest payable quarterly. The revolving credit agreement is with FHC and restricts the ability of the Combined Companies to pay dividends and bonuses, acquire assets, enter into liens, incur additional indebtedness or to otherwise merge, sell or dispose of assets. The credit agreement bears interest at 7.75%, payable quarterly. Principal and interest is due June 30, 1997 subject to automatic one-year extensions of the maturity date unless FHC provides written notice of intent to terminate the agreement. The amount outstanding under the unsecured revolving line of credit was reduced by $48,357,000 for net income tax benefits generated by the Combined Companies.

NOTE 5 -- BONUS PAYABLE

     Certain physician retention bonus obligations are payable to selected TDMC physicians over a period of four to six years, subject to the physician's continued employment. Amounts forfeited by participating physicians remain in the bonus pool and are distributed to the remaining participants. The estimated present value of future bonus payments was $11,252,000 and $9,042,000 at June 30, 1995 and 1996.

NOTE 6 -- OTHER LIABILITIES

     Other liabilities at June 30, 1995 and 1996 comprised the following:

                                                                    1995            1996
                                                                 -----------     ----------
    Stock Redemption Notes bearing an average interest rate of
      5.87% with maturity dates through December 2020..........  $   655,000     $  423,000
    Notes payable, secured by building, bearing an interest
      rate of 9% due April 1997................................      400,000        400,000
    Notes payable, secured by land and building, bearing an
      interest rate of 6.08%, due on dates through December
      2004.....................................................    2,878,000      2,647,000
    Capital lease obligations..................................    3,065,000        101,000
                                                                 -----------     ----------
                                                                   6,998,000      3,571,000
    Current portion............................................   (1,530,000)      (974,000)
                                                                 -----------     ----------
                                                                 $ 5,468,000     $2,597,000
                                                                  ==========      =========
    Intercompany lease obligations.............................  $ 2,166,000      1,457,000
    Current portion............................................     (701,000)      (595,000)
                                                                 -----------     ----------
                                                                 $ 1,465,000     $  862,000
                                                                  ==========      =========

     The Combined Companies lease certain of their equipment under capital leases that provide for purchase options. Property and equipment under capital leases was $9,286,000 and the related accumulated depreciation was $4,897,000 at June 30, 1995. The amount of equipment leased under capital leases at June 30, 1996 was not material.

                       FOUNDATION HEALTH MEDICAL SERVICES
          (A WHOLLY-OWNED SUBSIDIARY OF FOUNDATION HEALTH CORPORATION)
                                 AND AFFILIATES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                    YEARS ENDED JUNE 30, 1994, 1995 AND 1996

     Future minimum payments under capital leases at June 30, 1996 are as follows:

    1997.....................................................................  $  716,000
    1998.....................................................................     459,000
    1999.....................................................................     389,000
    2000.....................................................................     176,000
    2001.....................................................................          --
                                                                               ----------
                                                                                1,740,000
    Less: Amount representing interest.......................................     182,000
                                                                               ----------
                                                                               $1,558,000
                                                                                =========

NOTE 7 -- COMMON STOCK

     Common stock at June 30, 1995 and 1996 is comprised of the common stock of FHMS, FHMG and TDMC as follows:

    FHMS, no par value, 100 shares authorized, issued and outstanding..........  $ 5,000
    FHMG, no par value, 100 shares authorized, issued and outstanding..........    5,000
    TDMC, $1 par value, 10,000 shares authorized, issued and outstanding.......   10,000
                                                                                 -------
                                                                                 $20,000
                                                                                 =======

NOTE 8 -- INCOME TAXES

     For income tax purposes, the operating results of FHMS have been included in FHC's consolidated tax return for all years. In December 1995, TDMC and FHMG entered into a similar tax sharing agreement with FHC. As a result, the losses of TDMC and FHMG will be included in FHC's consolidated tax return as filed, or as amended, for all years. The tax benefit of the net operating losses of TDMC since inception in November 1994 and the net operating losses of FHMG for all years is provided in the tax provision for the year ended June 30, 1996, the period in which the tax sharing agreement was signed.

     The Combined Companies' benefit for income taxes for the years ended June 30, 1994, 1995 and 1996 were comprised of the following:

                                                                  YEAR ENDED JUNE 30,
                                                       ------------------------------------------
                                                          1994           1995            1996
                                                       ----------     -----------     -----------
Current:
  Federal............................................  $3,837,000     $ 6,088,000     $43,189,000
  State..............................................     848,000       1,477,000       7,570,000
                                                       ----------     -----------     -----------
          Total current..............................   4,685,000       7,565,000      50,759,000
                                                       ----------     -----------     -----------
Deferred:
  Federal............................................    (731,000)     (2,610,000)     (2,128,000)
  State..............................................    (168,000)       (589,000)       (274,000)
                                                       ----------     -----------     -----------
          Total deferred.............................    (899,000)     (3,199,000)    (2,402,0000
                                                       ----------     -----------     -----------
Total benefit for income taxes.......................  $3,786,000     $ 4,366,000     $48,357,000
                                                       ==========     ===========     ===========

                       FOUNDATION HEALTH MEDICAL SERVICES
          (A WHOLLY-OWNED SUBSIDIARY OF FOUNDATION HEALTH CORPORATION)
                                 AND AFFILIATES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                    YEARS ENDED JUNE 30, 1994, 1995 AND 1996

     At June 30, 1994, 1995 and 1996 the Combined Companies had no income taxes currently payable. All deferred taxes are held at FHC and settled through the intercompany payable account.

NOTE 9 -- EMPLOYEE BENEFIT PLANS

     Substantially all of FHMS' employees are eligible to participate in the Foundation Health Corporation Profit sharing and 401(k) Plan ("FHC Plan"). Generally, employees may contribute up to 10% of their annual compensation to the FHC Plan on a pre-tax basis and up to 10% on an after-tax basis. Under the FHC Plan, FHMS makes matching contributions of up to a maximum of 50% of the first 6% of each participating employee's base salary. FHMS' contributions, to the FHC Plan totaled $15,000, $332,000 and $236,000 for the years ended June 30, 1994, 1995 and 1996.

     FHMG and TDMC physician employees may participate in the FHMG 401(k) Plan. Generally, participating employees may contribute up to 10% of their annual compensation to the plan on a pre-tax basis and up to an additional 10% on an after-tax basis. Under the plan, FHMG and TDMC make matching contributions of up to 6% of each participating employee's base salary. FHMG and TDMC contributions to the plan totaled $223,000, $1,204,000 and $2,160,000 for the years ended June 30, 1994, 1995 and 1996.

  Deferred Compensation Plan

     Certain FHMS employees are eligible to participate in the FHC deferred compensation plan. Under the FHC deferred compensation plan, certain members of management and highly compensated employees may defer payment of up to 90% of their compensation. FHMS makes matching contributions subject to a vesting schedule, of up to 10% of an employee participant's compensation if the participant's base salary is at least $100,000. The deferred compensation, together with FHMS matching amounts and accumulated interest which is accrued but unfunded, is distributable in cash by lump sum or in monthly quarterly or annual installments (not exceeding 20 years) upon the earlier of the date of distribution elected by the participant or termination of employment. FHMS' expense under the plan totaled $32,000, $89,000 and $205,000 for the years ended June 30, 1994, 1995 and 1996. The Combined Companies' liability under the plan amounted to $23,000 and $207,000 at June 30, 1995 and 1996. Such amount has been included in accounts payable and accrued expenses.

     During 1995, FHC amended the FHC deferred compensation plan by increasing the interest rate paid to participants to 140% of Moody's corporate bond rate and by allowing participants to receive 90% of vested funds before scheduled distributions by irrevocably forfeiting the remaining 10%.

     During the year ended June 30, 1995, the Combined Companies recorded a liability relating to the deferred compensation plan of the predecessor company of TDMC. Under the terms of the plan, interest accrues at the Citibank base rate plus .25%. At June 30, 1995 and 1996, the liability recorded by the Combined Companies related to this plan was $6,784,000 and $5,703,000. The Combined Companies' expense under the plan totaled $394,000 and $516,000 for the years ended June 30,1995 and 1996.

     Certain FHMG and TDMC employees may participate in FHMG's deferred compensation plan and defer payment of up to 90% of their compensation. The deferred compensation, together with the accumulated interest which is accrued, but unfunded, is distributable in cash by lump sum or in monthly, quarterly, or annual installments (not exceeding 20 years) upon the earlier of the date of distribution elected by the participant or termination of employment. Under the terms of the plan, interest accrues at the Citibank's base rate plus .25%. The liability under this plan amounted to $1,531,000 and $3,423,000 as of June 30, 1995 and

                       FOUNDATION HEALTH MEDICAL SERVICES
          (A WHOLLY-OWNED SUBSIDIARY OF FOUNDATION HEALTH CORPORATION)
                                 AND AFFILIATES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                    YEARS ENDED JUNE 30, 1994, 1995 AND 1996

1996. The Combined Companies' expense under the plan totaled $23,000, $75,000 and $229,000 for the years ended June 30, 1994, 1995, and 1996.

NOTE 10 -- ACQUISITIONS

     During 1994, the Combined Companies acquired 16 physician practices. The aggregate purchase price, including direct costs, of these practices was $1,210,000 of which $650,000 was classified as goodwill, which is being amortized over 40 years and $560,000 was recorded as the value of covenants not to compete, which is being amortized over the contractual obligation of the physicians not to compete of three years.

     During 1995, the Combined Companies acquired 24 physician practices. The aggregate purchase price, including direct costs of these practices was $571,000 which was classified as goodwill and is being amortized over 40 years.

     In August 1995, FHMS and TDMC purchased Tucson Medical Associates, Ltd., a medical group of 25 primary care physicians, for consideration of approximately $6,145,000. Goodwill of $5,038,000 was recorded in connection with the transaction. This acquisition and the acquisitions described above were accounted for under the purchase method of accounting.

NOTE 11 -- INTERCOMPANY RELATED PARTY TRANSACTIONS

     The Combined Companies are involved in the following transactions with their affiliates:

        - FHMS received certain oversight and administrative services under the terms of administrative service agreements with FHC and affiliates. Fees for these services were waived by FHC and its affiliates for the years ended June 30, 1994, 1995 and 1996.

        - The administration and payment of certain general and administrative expenses are provided by FHC and various affiliates and such costs are charged back to the appropriate affiliates. These transactions arise in the normal course of business and are payable on the same terms as equivalent transactions with nonaffiliates. At June 30, 1995 and 1996, FHMS had amounts due of $6,154,000 and $10,396,000 related to these transactions.

        - FHMS has a revolving credit agreement to obtain financing from FHC and an affiliate (Note 4). At June 30, 1995 and 1996 the Combined Companies owed $2,326,000 and $2,303,000 in accrued interest related to borrowings under these agreements. The Medical Groups have incurred operating losses since their inception and are dependent upon borrowings from FHC and their affiliates to finance their operations.

FHC intends to continue to finance the Combined Companies' operations subject to the transfer of ownership discussed in Note 1.

        - The Combined Companies have a tax allocation agreement with FHC (Note
          8).

        - During 1994, 1995, and 1996, FHMG contracted with the Health Plan to provide health care services to its members at FHMS' health care centers in California. During the years ended June 30, 1994, 1995, and 1996 revenues for medical services provided by the Combined Companies to Health Plan's members totaled approximately $3,215,000, $6,839,000, and $35,142,000. As of June 30, 1995 and 1996 the Combined Companies have a receivable from the Health Plan for such services of $1,380,000, and $387,000.

                       FOUNDATION HEALTH MEDICAL SERVICES
          (A WHOLLY-OWNED SUBSIDIARY OF FOUNDATION HEALTH CORPORATION)
                                 AND AFFILIATES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                    YEARS ENDED JUNE 30, 1994, 1995 AND 1996

        - The Combined Companies contract with Intergroup to provide health care services to Intergroup's members at FHMS' care centers in Arizona. Intergroup is a wholly-owned subsidiary of FHC. During the period ended June 30, 1994, 1995, and 1996 revenues for medical services provided by the Combined Companies to Intergroup's enrollees totaled $82,777,000, $79,002,000 and $90,135,000. As of June 30, 1995 and
          1996, the Combined Companies have a receivable from (payable to) Intergroup for such services of $1,489,000 and $(625,000).

        - Certain of the physician employees of the Medical Groups have been granted options to purchase FHC common stock under the FHC 1993 Nonstatutory Stock Option Plan. The options are granted at the discretion of the Compensation and Organizational Committee of the Board of Directors of FHC; however, options to purchase 600,000 shares of FHC common stock were reserved for issuance to TDMC's physicians in conjunction with the merger of the predecessor company of TDMC with FHC. Options are granted at an exercise price equal to the fair market value of the stock at the date of grant. Under the Plan, options to purchase 424,149 and 384,075 shares of FHC common stock were granted to physician employees of the Medical Groups during the years ended June 30, 1995 and 1996.

NOTE 12 -- COMMITMENTS AND CONTINGENCIES

     During the year ended June 30, 1995, FHMS entered into a $60 million tax retention operating lease (the "TROL agreement") for the construction of health care centers and corporate facilities.

     Under the TROL agreement, rental payments commence with the completion of construction of facilities. Rental payments are based on the outstanding property cost multiplied by the 30-day London Interbank Offering Rate (LIBOR) plus .445%. At June 30, 1995 and 1996, the outstanding property cost was $5,400,000 and $22,500,000 and LIBOR was 6.125% and 5.844%. FHC, as guarantor, of FHMS' obligations under the TROL agreement has provided the lessor with a guarantee of 87% of the residual value of the properties leased at the end of the lease term. After the initial five-year noncancelable lease term, the lease may be extended by agreement of the parties or FHC must purchase or arrange for the sale of the leased properties.

     FHMG and TDMC have certain insurance with respect to general liability and medical malpractice risks on a claims made basis. Management is not aware of any claims against the Medical Groups in excess of their policy limits. It is the opinion of management that the ultimate resolution of any unasserted claims will not have a material adverse effect on the financial position or operating results of the Combined Companies.

     TDMC and FHC have been named as defendants in several lawsuits relating to FHC's acquisition of the predecessor company of TDMC. FHC has agreed to indemnify the Combined Companies for their share of losses, if any, related to these lawsuits; accordingly, no provision for any loss has been recorded in the accompanying financial statements.

                       FOUNDATION HEALTH MEDICAL SERVICES
          (A WHOLLY-OWNED SUBSIDIARY OF FOUNDATION HEALTH CORPORATION)
                                 AND AFFILIATES

                            COMBINED BALANCE SHEETS
                          SEPTEMBER 30, 1995 AND 1996
                                  (UNAUDITED)

                                                                         SEPTEMBER 30,
                                                                 ------------------------------
                                                                     1995             1996
                                                                 ------------     -------------
ASSETS
Current assets:
  Cash and cash equivalents....................................  $  9,617,000     $          --
  Patient receivables, net of allowance for uncollectible
     accounts..................................................     7,688,000         4,665,000
  Accounts receivable from related parties.....................     2,346,000
  Other current assets.........................................     3,518,000         5,105,000
                                                                 ------------      ------------
          Total current assets.................................    23,169,000         9,770,000
Property and equipment, net....................................    87,382,000        91,055,000
Goodwill and other intangible assets, net......................    13,532,000        12,115,000
Other assets...................................................     2,836,000         5,408,000
                                                                 ------------      ------------
          Total assets.........................................  $126,919,000     $ 118,348,000
                                                                 ============      ============
LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities:
  Reserves for claims payable..................................  $  7,002,000     $  12,990,000
  Accounts payable and accrued expenses........................    22,638,000        19,570,000
  Accounts payable to related party............................     2,371,000
  Intercompany payables........................................     7,958,000         7,925,000
  Intercompany notes payable...................................   137,319,000       156,818,000
  Current portion of other liabilities.........................     1,422,000         1,497,000
                                                                 ------------      ------------
          Total current liabilities............................   178,710,000       198,800,000
Noncurrent portion of other notes payable......................       238,000
Other liabilities..............................................    13,882,000        18,220,000
                                                                 ------------      ------------
          Total liabilities....................................   192,830,000       217,020,000
                                                                 ------------      ------------
Shareholder's deficit:
  Common stock.................................................        20,000            20,000
  Contributed capital..........................................     4,722,000         4,722,000
  Accumulated deficit..........................................   (70,653,000)     (103,414,000)
                                                                 ------------      ------------
          Total shareholder's deficit..........................   (65,911,000)      (98,672,000)
                                                                 ------------      ------------
          Total liabilities and shareholder's deficit..........  $126,919,000     $ 118,348,000
                                                                 ============      ============

    The accompanying notes are an integral part of these combined financial statements.

                       FOUNDATION HEALTH MEDICAL SERVICES
          (A WHOLLY-OWNED SUBSIDIARY OF FOUNDATION HEALTH CORPORATION)
                                 AND AFFILIATES

                       COMBINED STATEMENTS OF OPERATIONS
                 THREE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996
                                   UNAUDITED

                                                                       1995            1996
                                                                   ------------    ------------
Revenue:
  Capitation revenue -- related party...........................   $ 19,618,000    $ 32,919,000
  Patient service revenue, net..................................      7,858,000       4,175,000
  Patient service revenue, net -- related party.................      1,156,000       1,422,000
  Other income..................................................      1,186,000         745,000
                                                                   ------------    ------------
          Total revenue.........................................     29,818,000      39,261,000
                                                                   ------------    ------------
Expenses:
  Salaries and benefits.........................................     26,716,000      24,281,000
  Health care services..........................................      4,671,000      17,150,000
  Selling, general and administrative...........................      9,009,000       8,500,000
  General and administrative -- related party...................        944,000         675,000
  Depreciation and amortization.................................      2,219,000       2,429,000
  Interest expense -- intercompany..............................      3,067,000       2,647,000
                                                                   ------------    ------------
          Total expenses........................................     46,626,000      55,682,000
                                                                   ------------    ------------
Loss before income taxes........................................    (16,808,000)    (16,421,000)
Benefit (provision) for income taxes............................        235,000        (656,000)
                                                                   ------------    ------------
Net loss........................................................   $(16,573,000)   $(17,077,000)
                                                                    ===========     ===========

   The accompanying notes are an integral part of these financial statements.

                       FOUNDATION HEALTH MEDICAL SERVICES
          (A WHOLLY-OWNED SUBSIDIARY OF FOUNDATION HEALTH CORPORATION)
                                 AND AFFILIATES

                  COMBINED STATEMENTS OF SHAREHOLDER'S DEFICIT
                     THREE MONTHS ENDED SEPTEMBER 30, 1996
                                   UNAUDITED

                                     COMMON STOCK
                                   -----------------    CONTRIBUTED    ACCUMULATED
                                   SHARES    AMOUNT      CAPITAL         DEFICIT           TOTAL
                                   -------   -------    ----------    -------------    -------------
Balance at July 1, 1995..........   10,200   $20,000    $4,722,000    $ (86,337,000)   $ (81,595,000)
Net loss.........................                                       (17,077,000)     (17,077,000)
                                    ------   -------    ----------     ------------     ------------
Balance at September 30, 1996....   10,200   $20,000    $4,722,000    $(103,414,000)   $ (98,672,000)
                                    ======   =======    ==========     ============     ============

    The accompanying notes are an integral part of these combined financial statements.

                       FOUNDATION HEALTH MEDICAL SERVICES
          (A WHOLLY-OWNED SUBSIDIARY OF FOUNDATION HEALTH CORPORATION)
                                 AND AFFILIATES

                       COMBINED STATEMENTS OF CASH FLOWS
                                   UNAUDITED

                                                                       THREE MONTHS ENDED
                                                                          SEPTEMBER 30,
                                                                  -----------------------------
                                                                      1995             1996
                                                                  ------------     ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss........................................................  $(16,573,000)    $(17,077,000)
Adjustments to reconcile net loss to net cash used for operating activities:
  Depreciation..................................................     2,219,000        2,461,000
  Changes in assets and liabilities:
     Patient receivables........................................      (910,000)         163,000
     Account receivable from related parties....................       523,000
     Other current assets.......................................      (539,000)      (3,400,000)
     Accounts payable and accrued expenses......................     3,614,000        4,817,000
     Accounts payable to related party..........................                        387,000
     Reserve for claims payable.................................      (699,000)      (2,910,000)
     Other current liabilities..................................    (1,274,000)     (17,251,000)
                                                                  ------------     ------------
Net cash used for operating activities..........................   (13,639,000)     (32,810,000)
                                                                  ------------     ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment...........................    (9,657,000)         491,000
Proceeds from transfer of property and equipment to related
  party.........................................................     8,123,000
Increase in intangible assets...................................    (1,574,000)
Proceeds from sale of specialty practices.......................
Decrease (increase) in other assets.............................       (26,000)         129,000
                                                                  ------------     ------------
Net cash provided (used) for investing activities...............    (3,134,000)         620,000
                                                                  ------------     ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Paydown of other notes payable..................................    (5,385,000)
Proceeds from other notes payable...............................                      8,408,000
Proceeds from intercompany notes payable........................    30,209,000       23,782,000
                                                                  ------------     ------------
Net cash flows provided by financing activities.................    24,824,000       32,190,000
                                                                  ------------     ------------
Net increase (decrease) in cash and cash equivalents............     8,051,000                0
CASH AND CASH EQUIVALENTS:
Beginning of period.............................................     1,566,000                0
                                                                  ------------     ------------
End of period...................................................     9,617,000                0
                                                                  ============     ============
SUPPLEMENTAL DISCLOSURE:
  Cash paid during the year for:
     Interest...................................................  $  2,326,000     $  2,303,000
                                                                  ============     ============
Noncash investing and financing transactions:
     Assumption of liabilities in conjunction with acquisition
       of physician practice....................................  $  3,045,000     $         --
                                                                  ============     ============
     Transfer of property and equipment to related party for
       reduction of intercompany debt...........................  $ 22,140,000     $         --
                                                                  ============     ============

    The accompanying notes are an integral part of these combined financial statements.

                       FOUNDATION HEALTH MEDICAL SERVICES
          (A WHOLLY-OWNED SUBSIDIARY OF FOUNDATION HEALTH CORPORATION)
                                 AND AFFILIATES

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                 THREE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996
                                   UNAUDITED

NOTE 1 -- BASIS OF PRESENTATION

     The combined balance sheets at September 30, 1995 and 1996 and the combined statements of operations and cash flows for the three months ended September 30, 1995 and 1996, and the statement of shareholder's deficit for the three months ended September 30, 1996 are unaudited. In the opinion of management, these statements have been prepared on the same basis as the audited combined financial statements, and include all adjustments (all of which consist solely of normal, recurring adjustments) necessary for a fair statement of the results for the interim periods presented. See Note 3 concerning the termination of the tax sharing agreement with FHC. Operating results for the interim periods presented are not necessarily indicative of the results that may be expected for any other interim period or for the year as a whole.

NOTE 2 -- TRANSFER OF INTERESTS

     FHMG/TDMC Medical Group (the "Holding Company") is a professional corporation which owns Foundation Health Medical Group, Inc. (FHMG) and Thomas-Davis Medical Centers, P.C. ("TDMC"). On June 28, 1996 the shareholder of the Holding Company entered into an agreement to sell all of the outstanding stock of the Holding Company to an independent practice association. Effective November 29, 1996 the transaction was consummated.

NOTE 3 -- INCOME TAXES

     In December 1995 FHMG and TDMC entered into a tax sharing agreement with FHC. Contingent upon the sale of the stock of the Holding Company (Note 2), such agreement was terminated effective July 1, 1996. Accordingly, the tax provision for the three months ended September 30, 1996 does not include the tax benefit of the net operating losses of TDMC or FHMG for such period.

NOTE 4 -- RELATED PARTY TRANSACTIONS

     It is suggested that these interim financial statements be read in connection with the annual financial statements of Foundation Health Medical Services and affiliates included elsewhere herein. As disclosed in such financial statements, Foundation Health Medical Services and affiliates have material related party transactions.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                       ------
AHI Healthcare Systems, Inc.
  Report of Independent Auditors.....................................................    F-50
  Consolidated Balance Sheets........................................................    F-51
  Consolidated Statements of Operations..............................................    F-52
  Consolidated Statements of Stockholders' Equity....................................    F-53
  Consolidated Statements of Cash Flows..............................................    F-54
  Notes to Consolidated Financial Statements.........................................    F-56

                         REPORT OF INDEPENDENT AUDITORS

STOCKHOLDERS AND BOARD OF DIRECTORS
AHI HEALTHCARE SYSTEMS, INC.

     We have audited the accompanying consolidated balance sheets of AHI Healthcare Systems, Inc. as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     Since the date of completion of our audit of the accompanying financial statements and initial issuance of our report thereon dated February 22, 1996, the Company, as discussed in Note 9, has experienced substantial losses and decreased liquidity. Note 9 describes management's plans to address these issues.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of AHI Healthcare Systems, Inc. at December 31, 1995 and 1994, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

February 22, 1996, except for
  Notes 1 and 9, which date is
  January 31, 1997
Los Angeles, California

                          AHI HEALTHCARE SYSTEMS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                DECEMBER 31,
                                                          -------------------------    SEPTEMBER 30,
                                                             1994          1995            1996
                                                          -----------   -----------    -------------
                                                                                        (UNAUDITED)
                         ASSETS
Current assets:
  Cash and cash equivalents.............................  $   655,000   $31,608,000    $ 17,176,000
  Accounts receivable, net of allowances................    8,069,000    12,639,000      13,797,000
  Due from related parties..............................      295,000       177,000         159,000
  Prepaid expenses......................................      278,000       880,000         558,000
  Recoverable income taxes (Note 3).....................       39,000     1,050,000       1,423,000
  Deferred income taxes (Note 3)........................      463,000       858,000         871,000
                                                          -----------   -----------     -----------
          Total current assets..........................    9,799,000    47,212,000      33,984,000
Equipment and leasehold improvements:
  Equipment.............................................    3,753,000     5,738,000       8,503,000
  Leasehold improvements................................      992,000     1,168,000       1,378,000
                                                          -----------   -----------     -----------
                                                            4,745,000     6,906,000       9,881,000
  Less: accumulated depreciation and amortization.......   (2,461,000)   (3,412,000)     (4,328,000)
                                                          -----------   -----------     -----------
                                                            2,284,000     3,494,000       5,553,000
Deposits and other assets...............................      264,000       422,000         339,000
Goodwill and other intangible assets, net...............    8,357,000    25,128,000      26,079,000
                                                          -----------   -----------     -----------
          Total assets..................................  $20,704,000   $76,256,000    $ 65,955,000
                                                          ===========   ===========     ===========
          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accrued medical claims................................  $ 6,989,000   $15,442,000    $ 19,455,000
  Accounts payable and accrued expenses.................    4,476,000    11,526,000      14,051,000
  Notes payable and capital lease obligations, current
     portion (Note 5)...................................    1,249,000     3,364,000       2,496,000
  Unsecured notes payable to stockholders, current
     portion (Note 4)...................................    1,150,000       333,000              --
  Income taxes payable (Note 3).........................      810,000            --              --
                                                          -----------   -----------     -----------
          Total current liabilities.....................   14,674,000    30,665,000      36,002,000
Notes payable and capital lease obligations (Note 5)....    3,120,000     1,203,000       1,094,000
Contingencies (Note 8)
Stockholders' equity:
  8% cumulative convertible voting preferred stock, $.01
     par value, 25,000,000 shares authorized, none
     issued.............................................           --            --              --
  Common stock, $.01 par value, 75,000,000 shares
     authorized, issued and outstanding: 10,891,000 at
     December 31, 1994 and 14,523,000 at December 31,
     1995 and September 30, 1996, respectively (Notes 2
     and 6).............................................      109,000       145,000         145,000
  Additional paid-in capital............................    2,742,000    47,753,000      47,753,000
  Retained earnings (deficit)...........................      160,000    (2,999,000)    (18,574,000)
  Unamortized deferred compensation expense.............     (101,000)      (61,000)        (50,000)
  Due from stockholder..................................           --      (450,000)       (415,000)
                                                          -----------   -----------     -----------
                                                            2,910,000    44,388,000      28,859,000
                                                          -----------   -----------     -----------
          Total liabilities and stockholders' equity....  $20,704,000   $76,256,000    $ 65,955,000
                                                          ===========   ===========     ===========

                            See accompanying notes.

                          AHI HEALTHCARE SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                               NINE MONTHS ENDED
                                        YEAR ENDED DECEMBER 31,                  SEPTEMBER 30,
                                ----------------------------------------   --------------------------
                                   1993          1994           1995          1995           1996
                                -----------   -----------   ------------   -----------   ------------
                                                                           (UNAUDITED)
Total operating revenue.......  $44,865,000   $60,746,000   $114,284,000   $84,307,000   $ 89,202,000
Cost of medical services......   30,998,000    43,464,000     88,997,000    66,158,000     77,388,000
                                -----------   -----------   ------------   -----------   ------------
Gross margin..................   13,867,000    17,282,000     25,287,000    18,149,000     11,814,000
                                -----------   -----------   ------------   -----------   ------------
Operating expenses:
  Medical network.............    1,250,000     2,883,000      6,717,000     4,736,000      7,111,000
  General and
     administrative...........    4,294,000     7,377,000     11,586,000     8,122,000     16,389,000
  Depreciation and
     amortization.............      448,000       760,000      2,167,000     1,552,000      1,959,000
  Network development.........      713,000     4,223,000      9,127,000     6,460,000      3,259,000
  Stockholder compensation....    4,230,000            --             --            --             --
                                -----------   -----------   ------------   -----------   ------------
                                 10,935,000    15,243,000     29,597,000    20,870,000     28,718,000
                                -----------   -----------   ------------   -----------   ------------
Operating income (loss).......    2,932,000     2,039,000     (4,310,000)   (2,721,000)   (16,904,000)
Interest income...............      143,000       115,000        520,000        50,000        955,000
Interest expense..............      (17,000)     (210,000)      (530,000)     (434,000)      (123,000)
                                -----------   -----------   ------------   -----------   ------------
Net interest income
  (expense)...................      126,000       (95,000)       (10,000)     (384,000)       832,000
                                -----------   -----------   ------------   -----------   ------------
Income (loss) before income
  (taxes) benefit and minority
  interest....................    3,058,000     1,944,000     (4,320,000)   (3,105,000)   (16,072,000)
Minority interest.............           --       332,000             --            --             --
                                -----------   -----------   ------------   -----------   ------------
Income (loss) before income
  taxes.......................    3,058,000     2,276,000     (4,320,000)   (3,105,000)   (16,072,000)
Income (taxes) benefit........      (84,000)     (725,000)     1,219,000     1,219,000        497,000
                                -----------   -----------   ------------   -----------   ------------
Net income (loss).............  $ 2,974,000   $ 1,551,000   $ (3,101,000)  $(1,886,000)  $(15,575,000)
                                ===========   ===========   ============   ===========   ============
Historical net income (loss)
  per share...................  $       .21   $       .13   $       (.26)  $     (0.17)  $      (1.07)
                                ===========   ===========   ============   ===========   ============
Pro forma information:
  Historical net income
     (loss)...................  $ 2,974,000   $ 1,551,000   $ (3,101,000)  $(1,886,000)  $(15,575,000)
  Charge in lieu of income
     taxes for Subchapter S
     Corporations (Note 3)....   (1,040,000)           --       (262,000)     (262,000)            --
                                -----------   -----------   ------------   -----------   ------------
Pro forma net income (loss)...  $ 1,934,000   $ 1,551,000   $ (3,363,000)  $(2,148,000)  $(15,575,000)
                                ===========   ===========   ============   ===========   ============
Pro forma net income (loss)
  per share...................  $       .14   $       .13   $       (.29)  $     (0.20)  $      (1.07)
                                ===========   ===========   ============   ===========   ============
Weighted average shares
  outstanding.................   13,911,000    11,998,000     11,800,000    10,909,000     14,523,000

                            See accompanying notes.

                          AHI HEALTHCARE SYSTEMS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                         UNAMORTIZED
                            COMMON STOCK                    ADDITIONAL      RETAINED       DEFERRED
                        ---------------------   PREFERRED     PAID-IN       EARNINGS     COMPENSATION    DUE FROM
                          SHARES      AMOUNT      STOCK       CAPITAL      (DEFICIT)       EXPENSE      STOCKHOLDER      TOTAL
                        ----------   --------   ---------   -----------   ------------   ------------   -----------   -----------
Balance at December
  31, 1992............  13,146,000   $132,000    $    --    $   497,000   $     42,000    $       --    $       --    $   671,000
  Issuance of common
    stock.............     130,000      1,000                   255,000                     (140,000)                     116,000
  Net income..........                                                       2,974,000                                  2,974,000
  Dividends paid......                                                      (2,402,000)                                (2,402,000)
                        ----------   --------   --------    -----------    -----------     ---------    -----------   -----------
Balance at December
  31, 1993............  13,276,000    133,000         --        752,000        614,000      (140,000)           --      1,359,000
  Issuance of common
    stock in
    acquisition.......     192,000      2,000                 1,980,000                                                 1,982,000
  Repurchase and
    cancellation of
    common stock......  (2,577,000)   (26,000)                   26,000     (1,483,000)                                (1,483,000)
  Issuance of common
    stock for
    stockholder
    notes.............   2,577,000     26,000                 2,974,000                                 (3,000,000)            --
  Exchange of common
    stock for Series T
    preferred stock...  (2,577,000)   (26,000)    26,000                                                                       --
  Redemption of Series
    T preferred
    stock.............                           (26,000)    (2,974,000)                                 3,000,000             --
  Other equity
    transactions......                                          (16,000)                                                  (16,000)
  Amortization........                                                                        39,000                       39,000
  Net income..........                                                       1,551,000                                  1,551,000
  Dividends paid......                                                        (522,000)                                  (522,000)
                        ----------   --------   --------    -----------    -----------     ---------    -----------   -----------
Balance at December
  31, 1994............  10,891,000    109,000         --      2,742,000        160,000      (101,000)           --      2,910,000
  Undistributed
    S-Corporation
    earnings
    reclassified to
    additional paid-in
    capital...........                                           58,000        (58,000)                                        --
  Issuance of common
    stock to a related
    party.............      32,000                              450,000                                   (450,000)            --
  Issuance of common
    stock in initial
    public offering...   3,600,000     36,000                44,503,000                                                44,539,000
  Amortization........                                                                        40,000                       40,000
  Net loss............                                                      (3,101,000)                                (3,101,000)
                        ----------   --------   --------    -----------    -----------     ---------    -----------   -----------
Balance at December
  31, 1995............  14,523,000    145,000         --     47,753,000     (2,999,000)      (61,000)     (450,000)    44,388,000
  Payments on note
    receivable from
    stockholders......                                                                                      35,000         35,000
  Amortization........                                                                        11,000                       11,000
  Net loss............                                                     (15,575,000)                               (15,575,000)
                        ----------   --------   --------    -----------    -----------     ---------    -----------   -----------
Balance at September
  30, 1996
  (unaudited).........  14,523,000   $145,000    $    --    $47,753,000   $(18,574,000)   $  (50,000)   $ (415,000)   $28,859,000
                        ==========   ========   ========    ===========    ===========     =========    ===========   ===========

                            See accompanying notes.

                          AHI HEALTHCARE SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                             NINE MONTHS ENDED
                                                      YEAR ENDED DECEMBER 31,                  SEPTEMBER 30,
                                              ---------------------------------------   ---------------------------
                                                 1993          1994          1995           1995           1996
                                              -----------   -----------   -----------   ------------   ------------
                                                                                                (UNAUDITED)
OPERATING ACTIVITIES
Net income (loss)...........................  $ 2,974,000   $ 1,551,000   $(3,101,000)  $ (1,886,000)  $(15,575,000)
Adjustments to reconcile net income (loss)
  to net cash provided by (used in)
  operating activities:
  Depreciation and amortization.............      448,000       760,000     2,167,000      1,552,000      1,959,000
  Amortization of deferred compensation
     expense................................      116,000        23,000        40,000          5,000         11,000
  Severance settlement financed through
     issuance of debt.......................           --     1,200,000            --             --             --
  Minority interest in income of
     consolidated subsidiary................           --      (332,000)           --             --             --
  Changes in operating assets and
     liabilities:
     Accounts receivable....................   (2,568,000)   (2,380,000)   (4,253,000)    (3,356,000)    (1,058,000)
     Due from related parties...............      (38,000)       37,000       118,000        (40,000)        18,000
     Prepaid expenses.......................     (176,000)      (44,000)     (596,000)    (1,154,000)       322,000
     Recoverable income taxes...............      (53,000)       18,000    (1,011,000)    (1,011,000)      (373,000)
     Deferred income taxes..................        4,000      (417,000)     (395,000)      (351,000)       (13,000)
     Deposits and other assets..............      (58,000)     (121,000)     (139,000)         1,000         83,000
     Accrued medical claims.................      803,000      (233,000)   (2,448,000)    (2,326,000)     3,163,000
     Accounts payable and accrued
       expenses.............................    1,446,000     1,027,000     3,785,000      3,664,000      1,608,000
     Income taxes payable...................       58,000       744,000      (810,000)      (810,000)            --
                                              -----------   -----------   -----------   ------------   ------------
Net cash provided by (used in) operating
  activities................................    2,956,000     1,833,000    (6,643,000)    (5,712,000)    (9,855,000)
INVESTING ACTIVITIES
Purchase of equipment and leasehold
  improvements..............................     (468,000)   (1,597,000)   (2,140,000)    (1,722,000)    (2,975,000)
Acquisition of affiliates, net of cash
  acquired..................................           --    (1,238,000)   (2,481,000)    (2,764,000)            --
                                              -----------   -----------   -----------   ------------   ------------
Net cash used in investing activities.......     (468,000)   (2,835,000)   (4,621,000)    (4,486,000)    (2,975,000)
FINANCING ACTIVITIES
Proceeds from issuance of notes payable and
  Bank Facility borrowings..................      350,000       222,000    12,065,000     12,960,000             --
Cash received on note receivable from
  stockholder...............................           --            --            --             --         35,000
Principal payments on notes payable, capital
  lease obligation and Bank Facility
  borrowings................................     (138,000)     (237,000)  (14,387,000)    (2,669,000)    (1,637,000)
Dividends paid..............................   (2,402,000)     (522,000)           --             --             --
Issuance of common stock....................       10,000        20,000    44,539,000          7,000             --
Purchase of treasury shares.................           --    (1,253,000)           --             --             --
                                              -----------   -----------   -----------   ------------   ------------
Net cash provided by (used in) financing
  activities................................   (2,180,000)   (1,770,000)   42,217,000     10,298,000     (1,602,000)
                                              -----------   -----------   -----------   ------------   ------------
Increase (decrease) in cash and cash
  equivalents...............................      308,000    (2,772,000)   30,953,000        100,000    (14,432,000)
Cash and cash equivalents at beginning of
  period....................................    3,119,000     3,427,000       655,000        655,000     31,608,000
                                              -----------   -----------   -----------   ------------   ------------
Cash and cash equivalents at end of
  period....................................  $ 3,427,000   $   655,000   $31,608,000   $    755,000   $ 17,176,000
                                              ===========   ===========   ===========   ============   ============

                          AHI HEALTHCARE SYSTEMS, INC.

                                                                              NINE MONTHS ENDED
                                                YEAR ENDED DECEMBER 31,         SEPTEMBER 30,
                                               -------------------------   ------------------------
                                                  1994          1995          1995          1996
                                               -----------   -----------   -----------   ----------
                                                                                 (UNAUDITED)
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING
  AND FINANCING ACTIVITIES:
  Stockholder note receivable issued in
     connection with common stock issuance...  $        --   $   450,000   $   450,000   $       --
  Issuance of promissory note for severance
     settlement..............................    1,200,000            --            --           --
  Issuance of common stock for stockholder
     notes...................................    3,000,000            --            --           --
  Exchange of common stock for Series T
     preferred stock.........................   (3,000,000)           --            --           --
  Issuance of common stock for Series T
     preferred stock.........................    3,000,000            --            --           --
  Redemption of Series T preferred stock.....   (3,000,000)           --            --           --
  Issuance of promissory note for repurchase
     and cancellation of common stock........      230,000            --            --           --
DETAILS OF BUSINESSES ACQUIRED IN PURCHASE
  TRANSACTIONS:
  Fair value of assets acquired..............  $ 9,895,000   $19,305,000   $17,196,000   $2,053,000
  Less:
     Issuance of notes payable...............    3,193,000     1,703,000        70,000      327,000
     Other liabilities assumed...............    3,197,000    14,166,000    13,413,000    1,726,000
     Common stock issued.....................    1,962,000            --                         --
                                               -----------   -----------   -----------   ----------
  Cash paid for acquisitions.................   (1,543,000)   (3,436,000)   (3,713,000)          --
  Cash of acquired businesses................      305,000       955,000       949,000           --
                                               -----------   -----------   -----------   ----------
  Net cash paid..............................  $(1,238,000)  $(2,481,000)  $(2,764,000)  $       --
                                               ===========   ===========   ===========   ==========

There were no non-cash transactions in 1993.

                            See accompanying notes.

                          AHI HEALTHCARE SYSTEMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

BUSINESS AND BASIS OF PRESENTATION

     AHI Healthcare Systems, Inc., a Delaware corporation ("AHI" or the "Company") is a health care management services organization which integrates individual and small groups of primary care physicians and specialists into local managed health care delivery systems ("Physician Networks" or "Affiliates"), for which AHI provides medical management systems and services. AHI currently manages the provision of prepaid health care services for 10 Physician Networks in Southern California, two in Northern California, 12 in Texas, and four in Florida. AHI is developing additional Physician Networks in several other states.

     In states, such as Florida, where general business corporations are permitted to own medical practices, the Company's Physician Networks are owned by wholly-owned subsidiaries. In states, such as California and Texas, that prohibit the corporate practice of medicine, the Physician Networks are owned by one or more physicians qualified under the laws of such states to hold an ownership interest therein (a "Qualified Physician"). Qualified Physicians typically are providers of medical services to the Physician Network in which they hold an ownership interest and also may have other contractual, employment, or independent contractor relationships with the Company and its Affiliates. In some of the Company's Southern California Physician Networks, for all periods presented, minority interests exist in such networks. These minority interests have no rights or ability to make decisions or prevent the Company from exercising its unilateral control over the Physician Networks. For the networks where a minority interest exists, at least a majority ownership interest in each Physician Network is held by at least one or more Qualified Physicians who are also officers, directors and significant stockholders of the Company. Effective January 31, 1997, all such minority interests have been acquired by the applicable Physician Network for aggregate consideration consisting of approximately $200,000 of AHI common stock.

     Effective January 1, 1994, two of the Affiliates, and January 1, 1995, the remaining Affiliates, entered into a Management Agreement (the "Agreements") with AHI. The Agreements codify the Company's previously existing unilateral and perpetual control over the business enterprise of the Affiliates. Such Agreements reflect the intent and operating practices of the Company and the Affiliates during all periods prior to the execution of the Agreements. The Agreements have terms of 20 years, which renew automatically and perpetually for successive 10 year periods, and may only be terminated for cause by the Affiliate. The Company may unilaterally terminate the Agreements without cause. Under the Agreements, in return for the assignment of revenue of the Physician Networks, AHI has agreed to provide financial management, information systems, marketing and public relations, risk management, and administrative support for claims processing, utilization review and quality of care. As compensation for its services, AHI retains that portion of each Physician Network's assigned revenue which equals (i) a reimbursement of all of its direct and indirect costs, including an allocated portion of AHI's overhead expense, (ii) a fixed monthly marketing fee, (iii) a percentage of the assigned gross revenues and
(iv) any and all profits earned in risk sharing pools between the Physician Network, HMOs and hospitals. In addition, through its control over the board of directors of the Physican Network, AHI has the right and ability to cause the Physician Network to declare and pay a discretionary bonus to the Company. This bonus is based in part on the cost savings AHI has generated, but is not based on any predetermined formula. Consequently, the above contractual arrangement results in all profits of the Physician Network inuring to the benefit of AHI, and thus AHI has all of the interst in any residual profits of the Physician Network. All other funds remaining after such compensation to AHI are remitted to the Physician Network, from which the Physician Network is obligated to pay the costs of all medical care services. Should such amount remitted not be sufficient to pay the obligations of the Physician Network, AHI has the right but not the obligation to loan funds to the Physician Network based upon terms (including interest rate) and conditions agreeable to both parties.

     Most states within which the Company operates prohibit the Company from owning an organization which engages in the practice of medicine. Therefore, notwithstanding the aforementioned services provided

                          AHI HEALTHCARE SYSTEMS, INC.

by the Company, the Physician Networks are solely responsible for the practice of medicine and delivery of medical services, including but not limited to diagnosis, treatment, referrals, quality assurance, utilization management, surgery and therapy. Additionally, the Physician Networks retain full authority of approval over all provider and payor contracts and physician credentialing. At its cost, AHI has assumed the obligations for all facilities, medical and non-medical supplies, and the employment of non-physician personnel. Also, the Company has the right to sell, purchase and encumber all assets of the Affiliates.

     AHI has direct or indirect unilateral and perpetual control over the assets and operations of each of the Physician Networks for all periods presented by means other than owning the majority of the voting stock of those Physician Networks that are required under state law to be owned by Qualified Physicians. In such states, Qualified Physician shareholders have entered into a succession or similar agreement which requires such shareholders to sell to a designee of AHI such shareholders' shares of stock for a nominal amount if such shareholders' employment or other contractual relationship with AHI is terminated or otherwise in the sole discretion of AHI. This ensures unilateral and perpetual control over the Physician Networks by AHI. Moreover, AHI's determination that it has unilateral and perpetual control over the Physician Networks is supported by the significant level of responsibilities delegated to AHI by the Physician Networks through the Agreements as well as the terms of these Agreements. By virtue of the Agreements, each of AHI's Physician Networks operates exclusively on behalf of AHI and conducts no business nor holds any assets other than the contracts it has with AHI, HMOs and independent physicians. AHI controls each of the Physician Networks' business enterprise by structuring, negotiating and executing all of their physician, payor and management contracts, by operating as the single source of all business decisions made on behalf of the Physician Network, by employing significantly all of the personnel which operate the Physician Networks, and by unilaterally controlling the purchase, sale, maintenance and risk management of all Physician Network assets, including the leveraging of such assets, as is demonstrated with the Bank Facility agreement (see Note 5). Additionally, as described above, because of the management fee arrangement between the Company and the Physician Network, and due to the Company's unilateral control of the Physician Networks, there is no residual interest in the Physician Networks which inures to the benefit of the shareholders of the Physician Networks from profits of the Physician Networks, or a disposition of the Physician Networks by the Company, should a disposition occur. Therefore, notwithstanding the lack of legal majority ownership in the states which prohibit the corporate practice of medicine, but due to a parent-subsidiary relationship under generally accepted accounting principles, as described above, AHI has consolidated the financial statements of the Physician Networks. It is AHI's belief that consolidation of the financial statements of the Physician Networks is necessary to present fairly the financial position and results of operations of AHI. All significant inter-entity transactions have been eliminated in consolidation.

     The Company consolidates all majority-owned subsidiaries through ownership of voting stock. All significant intercompany transactions have been eliminated in consolidation.

     AHI managed health care services for prepaid covered lives under contract with various health plans as follows:

                                                               DECEMBER 31
                                                       1995        1994       1993
                                                     --------    --------    -------
            Commercial...........................     147,982     104,839     66,245
            Senior...............................      24,048      10,857     10,296
            Medicaid.............................       7,528       2,632         --
                                                      -------     -------     ------
                                                      179,558     118,328     76,541
                                                      =======     =======     ======

RISKS AND UNCERTAINTIES

     The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                          AHI HEALTHCARE SYSTEMS, INC.

CASH AND CASH EQUIVALENTS

     Cash equivalents are considered to be liquid investments with a maturity of three months or less when purchased.

CONCENTRATIONS OF CREDIT RISK

     Financial instruments which potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents, shared-risk receivables and stop-loss receivables. Cash and cash equivalents are invested in an investment fund of a financial institution. The Company's credit risk with respect to shared-risk and stop-loss receivables is limited since amounts are generally due from large HMOs or insurance companies.

EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     Equipment and leasehold improvements are stated on the basis of cost. Depreciation of equipment is provided using the straight-line method over the estimated useful lives of the assets, and amortization of leasehold improvements is provided using the straight-line basis over the shorter of the lease period or the estimated useful lives of the leasehold improvements. Capitalized lease obligations are amortized over the life of the lease. Lease amortization is included in depreciation expense.

GOODWILL

     Goodwill totaling $26,494,000 arose as the result of several acquisitions in 1995 and 1994. This amount represents the excess of the consideration paid and liabilities assumed over the fair value of the assets acquired. Such acquisitions are discussed in Note 2 following. At each reporting period, the Company reviews the carrying value of goodwill to determine if facts and circumstances exist which would suggest that goodwill may be impaired, or that the amortization period needs to be modified. Among the factors considered by the Company in making the evaluation are changes in the Company's payor or physician contracts, local market developments, changes in regulations, national health care trends, changes in third party payment patterns and other factors. Using these factors, if indicators are present which may indicate impairment is probable, the Company will prepare a projection of the undiscounted cash flows of the acquired enterprise and determine if goodwill is recoverable based on these undiscounted cash flows. If an impairment is indicated, then an adjustment will be made. Because substantially all of the acquisitions by AHI have not included acquisitions of other long-lived assets, the adjustment will be equal to the difference between the carrying value of the goodwill balance and the undiscounted cash flows. Based on the factors considered above, the Company does not believe that there are any current factors indicating any impairment of goodwill as of December 31, 1995 which would require an adjustment.

     A significant portion of the Company's goodwill acquired resulted from the acquisition of The Healthcare Partnership ("THP"), in Houston, Texas, which had a deficiency in its assets at the acquisition date. The Company has made modifications to the payor and physician contracts, and increased administrative efficiencies to address the operating deficiencies at THP. Because of these changes, the Company estimates that it will be able to recover the goodwill acquired in the THP transaction.

     Goodwill has been recorded at cost and is being amortized on the straight-line method over 20 years. Accumulated amortization was $1,365,000 and $168,000 at December 31, 1995 and 1994, respectively.

ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 (SFAS No. 121) "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" which was effective for the Company beginning January 1, 1996. SFAS No. 121 requires that long-lived assets and certain intangible assets associated with those assets be reviewed for impairment. None of the Company's goodwill described above is associated with any other long-lived

                          AHI HEALTHCARE SYSTEMS, INC.

assets. The adoption of this statement had no significant impact on the Company's financial statements when adopted.

STOCK OPTIONS

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 ("SFAS 123") "Accounting for Stock-Based Compensation," which becomes effective for fiscal years beginning after December 15, 1995. SFAS 123 establishes new financial accounting and reporting standards for stock-based compensation plans. Entities will be allowed to elect to continue following the measurement criteria under APB Opinion No. 25, or switch to measurement criteria under SFAS 123. Entities electing to remain under APB Opinion No. 25 measurement criteria will be required to disclose pro forma net income and earnings per share as if SFAS 123 had been adopted. The Company is in the process of evaluating the statement, and determination of the effect of adopting the new standard has not yet been made. The Company must adopt the disclosure provisions of SFAS 123 by December 31, 1996.

DEFERRED COMPENSATION EXPENSE

     Upon the consummation of employment agreements with certain physician employees, the Company sold such employees shares at a price below fair value. Differences between the purchase price of shares sold and the fair value of AHI shares at the date of sale were recorded as deferred compensation expense. The deferred compensation expense is amortized on the straight-line method over the related employment periods.

MEDICAL REVENUES AND COST RECOGNITION

     Operating revenue of the Company consists primarily of fees for medical services provided by the Affiliates under capitated contracts with various managed care payors including health maintenance organizations (HMOs). During the year ended December 31, 1995, the Company generated approximately 28%, 22% and 11% of its capitation revenue from contracts with three HMOs -- Pacificare, FHP and CareAmerica, respectively. Capitation revenue under HMO contracts is prepaid monthly to the Affiliates (and assigned to AHI) based on the number of enrollees electing any one of the Affiliates as their health care provider. HMO contracts also include provisions to share in the risk for hospitalization whereby AHI can earn additional incentive revenue or incur penalties based upon the utilization of hospital services. Estimated shared-risk amounts receivable from the HMOs are recorded based upon hospital utilization and associated costs incurred by assigned HMO enrollees, compared to budgeted costs. Differences between actual contract settlements and estimated receivables relating to HMO risk-sharing arrangements are recorded in the year of final settlement. Included in accounts receivable as of December 31, 1995 and 1994 are $6,624,000 and $4,056,000, respectively, of estimated amounts due under these arrangements.

     In connection with providing services to HMO enrollees, the Physician Network is responsible for the medical services its affiliated physicians provide to assigned HMO enrollees. The cost of health services is recognized in the period in which it is provided and includes an estimate of the cost of services which have been incurred but not yet reported. The estimate for accrued medical costs is based on actuarial projections of costs using historical studies of claims paid. Estimates are continually monitored and reviewed and, as settlements are made or estimates adjusted, differences are reflected in current operations.

     The Physician Network participates in reinsurance protection programs which limit the amount of risk they ultimately bear by providing reimbursement payments once medical services provided to an individual enrollee exceed an agreed-upon amount. Estimates of reinsurance recoveries are included in accounts receivable in the accompanying financial statements and, in the opinion of management, adjustments, if any, would not have a material effect on the consolidated financial position of the Company.

                          AHI HEALTHCARE SYSTEMS, INC.

MEDICAL MALPRACTICE LIABILITY INSURANCE

     Certain Affiliates maintain claims-made basis medical malpractice insurance coverage for their employed physicians of $1,000,000 per incident and $3,000,000 in the aggregate on an annual basis. Claims-made coverage covers only those claims reported during the policy period. An estimate of losses, if any, for incurred but unreported claims is recorded based upon historical experience. In March 1996, AHI caused its affiliates to renew their existing policies and expects to be able to continue to obtain coverage in future years. Further, it has been the Company's experience that substantially all claims are reported within a year of the incident date.

     The individual physicians who contract with the Physician Networks carry their own medical malpractice insurance.

     In addition to the above coverages, the Affiliates maintain comprehensive health care liability insurance on a modified occurrence basis with total coverage of $5,000,000 per claim.

MEDICAL NETWORK OPERATING EXPENSES

     Medical network operating expenses consist primarily of salary-related expenses for the provision of medical management services to the physician networks. The majority of costs associated with medical management services fluctuate commensurate with enrollment and the number of contracted providers, and consist primarily of claims administration, eligibility management, quality and utilization management, credentialing and other costs related to the Company's service center.

NETWORK DEVELOPMENT EXPENSES

     Network development costs are expensed as incurred.

INCOME TAXES

     AHI and all of the Affiliates (except Camino Real Medical Group, Inc. which is a C-Corporation) operated as Subchapter S Corporations through December 31, 1993. Effective January 1, 1994, AHI elected to operate as a C-Corporation, while the Affiliates continued to elect S-Corporation status through December 31, 1994. Effective January 1, 1995, all except two of the Affiliates elected C-Corporation status. As a result of the S-Corporation status, the Affiliates and AHI through December 31, 1993, were not subject to federal income taxes; however, the Affiliates through December 31, 1994 (and AHI through December 31,
1993) were subject to California franchise tax at a reduced rate of 2.5%.

     Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS No. 109), under which deferred income tax assets and liabilities are recognized for the differences between financial and income tax reporting bases of assets and liabilities based on enacted tax rates and laws. The cumulative effect of adopting SFAS No. 109 was not significant, and the impact on the combined results of operations for the three years ended December 31, 1995 also was not significant. Income taxes have been provided using the liability method in accordance with SFAS No. 109.

EARNINGS (LOSS) PER SHARE

     Earnings (loss) per share is based on the weighted average number of common shares and common equivalent shares for stock options and a warrant (when dilutive) outstanding during the period for which the calculation is made, giving retroactive effect to the November 1994 122:1 stock split, the June 1995 1.36004:1 stock split, and the September 1995 reverse stock split of .78444:1. The stock options and warrants were anti-dilutive for the year ended December 31, 1995 and were dilutive for the years ended December 31, 1994 and 1993.

                          AHI HEALTHCARE SYSTEMS, INC.

PRO FORMA NET INCOME (LOSS) PER SHARE

     Pro forma net income (loss) and pro forma net income (loss) per share have been determined assuming the Company had been taxed as a C-Corporation for all periods presented.

RECLASSIFICATIONS

     Certain reclassifications of 1994 and 1993 amounts have been made to correspond with the 1995 presentation.

UNAUDITED FINANCIAL INFORMATION

     The consolidated financial information as of September 30, 1996 and the nine month periods ended September 30, 1995 and 1996 included in the consolidated financial statements and notes thereto are unaudited. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the nine months ended September 30, 1996 are not necessarily indicative of the results that may be expected for the year ended December 31, 1996.

2. ACQUISITIONS

     During the years ended December 31, 1995 and 1994, AHI made acquisitions as set forth below, each of which has been accounted for as a purchase. The information presented below includes certain purchase price adjustments recorded in 1995. The consolidated financial statements include the operating results of each business from the date of acquisition.

PRIMARY CARE MEDICAL GROUP AT LITTLE COMPANY AT MARY HOSPITAL, INC. ("PCMG")

     On February 28, 1995, AHI, through its stockholders, purchased the entire 50% minority interest from five minority stockholders of PCMG for cash consideration totaling $2,000,000. Each of the five minority stockholders also entered into a covenant not-to-compete with AHI for $29,000 per stockholder per year for 10 years, payable in quarterly installments of approximately $7,000 per stockholder beginning June 1, 1995. In addition, AHI entered into provider agreements with each minority stockholder for a period of ten-years, which contain certain minimum payment guarantees. The purchase price in excess of assets acquired was $4,119,000.

SOUTHWEST MEDICAL CARE, INC., DBA THE HEALTHCARE PARTNERSHIP ("THP")

     On February 1, 1995, AHI, through its stockholder, purchased substantially all assets and assumed certain liabilities of THP, a medical group operating in Texas for $1,138,000 in cash and $35,000 in a note. The acquisition price in excess of assets acquired was $12,474,000.

INTEGRATED MEDICAL MANAGEMENT SYSTEMS, INC. AND
INTEGRATED MEDICAL MARKETING SYSTEMS, INC. (COLLECTIVELY, "IMMS")

     On December 12, 1994, the Company issued approximately 192,000 of AHI common stock and notes payable of $303,000 in exchange for the outstanding common stock of IMMS. Based on valuation of the common stock issued at $10.22 per share, the purchase price totaled $2,265,000 and resulted in goodwill of $2,493,000.

     Concurrent with the acquisition, non-qualified stock options to purchase 942,413 shares of AHI common stock at an exercise price of $14.06 per share were granted under the LT Plan to two former stockholders of IMMS, who became Senior Officers of the Company. In addition, options to purchase an additional 71,113 shares of AHI common stock at $14.06 per share under the LT Plan were granted to these Senior Officers.

                          AHI HEALTHCARE SYSTEMS, INC.

CAMINO REAL MEDICAL GROUP, INC. ("CRMG")

     Effective August 1, 1994, AHI, through a physician stockholder, purchased CRMG for consideration totaling $4,250,000, consisting of $1,360,000 in cash and a promissory note of $2,890,000 bearing interest at the applicable Federal short-term rate payable quarterly over three years. Principal is due in two installments of $850,000 and $2,040,000 in February 1996 and July 1997, respectively (see Note 5). In a series of transactions to effect the purchase, AHI advanced the medical group $1,360,000. The acquisition resulted in goodwill of $7,141,000.

     Summarized below are the unaudited pro forma consolidated results of operations for AHI as if the acquisitions of the above mentioned businesses had taken place as of January 1, 1994. Such pro forma results are not necessarily indicative of what the actual consolidated results of operations might have been if the acquisitions had been effective at the beginning of each year.

                                                            1995           1994
                                                        ------------   ------------
            Total operating revenues..................  $117,341,000   $ 97,915,000
            Net loss..................................    (3,502,000)    (6,651,000)
            Loss per share............................  $       (.30)  $       (.57)

3. INCOME TAXES

     Deferred income taxes arise principally from the use of different asset lives for income tax purposes than for financial statement purposes.

     The components of the provision for income taxes (benefit) are as follows:

                                                          YEAR ENDED DECEMBER 31,
                                                   --------------------------------------
                                                      1995            1994         1993
                                                   -----------     ----------     -------
        Current:
          Federal...............................   $        --     $  922,000     $    --
          State.................................        20,000        220,000      75,000
                                                   -----------     ----------     -------
                                                        20,000      1,142,000      75,000
        Deferred:
          Federal...............................      (960,000)      (358,000)         --
          State.................................      (279,000)       (59,000)      9,000
                                                   -----------     ----------     -------
                                                    (1,239,000)      (417,000)      9,000
        Total:
          Federal...............................      (960,000)       564,000          --
          State.................................      (259,000)       161,000      84,000
                                                   -----------     ----------     -------
                                                   $(1,219,000)    $  725,000     $84,000
                                                   ===========     ==========     =======

     Temporary differences and carryforwards that result in deferred income tax assets as of December 31 are as follows:

                                                                  1995          1994
                                                               ----------     ---------
        Deferred income tax assets:
          Depreciation and amortization.....................   $   22,000     $  42,000
          Net operating loss carryforward...................      895,000       537,000
          Accrued expenses..................................      434,000       377,000
                                                               ----------     ---------
                                                                1,351,000       956,000
          Valuation allowance...............................     (493,000)     (493,000)
                                                               ----------     ---------
        Net deferred income taxes...........................   $  858,000     $ 463,000
                                                               ==========     =========

                          AHI HEALTHCARE SYSTEMS, INC.

     The differences between the provision for income tax expense at the federal statutory rate of 34% and that showing in the Consolidated Statements of Operations are summarized as follows for the years ended December 31:

                                                      1995           1994           1993
                                                   -----------     ---------     -----------
    Tax provision (credit) at statutory rate.....  $(1,469,000)    $ 774,000     $ 1,040,000
    State taxes, net of federal benefit..........     (259,000)      123,000          76,000
    Effect of S-Corporation elections and
      revocations................................           --      (121,000)     (1,040,000)
    Goodwill amortization........................      498,000        53,000              --
    Benefit of NOL carryforward..................           --       (57,000)             --
    Other........................................       11,000       (47,000)          8,000
                                                   -----------     ---------     -----------
                                                   $(1,219,000)    $ 725,000     $    84,000
                                                   ===========     =========     ===========

     Effective January 1, 1995, all but two of the Affiliates revoked their S-Corporation status. As a result, approximately $750,000 of net operating losses are not available to offset future California income otherwise taxable at 1.5%.

     AHI and certain of the Affiliates have a combined maximum amount of net operating loss carryforwards of approximately $2,200,000 which may be utilized in future years before expiring between 2007 and 2010. Of this amount, approximately $1,200,000 arose from pre-acquisition losses of an acquired Affiliate, the use of which is limited to future taxable income of this Affiliate.

     Taxes paid totaled approximately $1,253,000, $363,000 and $68,000 in 1995, 1994 and 1993, respectively, and $166,000 and $953,000 for the nine months ended September 30, 1996 and 1995, respectively.

4. RELATED PARTY TRANSACTIONS

     AHI entered into an employment agreement with Leonardo A. Berezovsky, M.D., AHI's Chairman and Chief Executive Officer, effective November 1, 1994. The agreement provides for an initial base salary of $250,000 per annum, which may be increased or decreased (but not below the initial base salary) in subsequent years by the Compensation Committee of the Board of Directors based upon such Committee's review of Dr. Berezovsky's performance. Dr. Berezovsky is also eligible to receive, at the discretion of the Compensation Committee and based upon performance, a bonus of up to 50% of his base salary. The agreement is for a term of six years and, every 12 months during the term, automatically renews for an additional 12 months. The agreement may only be terminated for cause and, in the event of a "change of control" (as defined in the agreement), Dr. Berezovsky is entitled to a lump sum payment equal to the sum of his annual base salary through the remaining term of the agreement plus the value of his bonus compensation, other incentive awards and benefits received in the year prior to the change of control multiplied by the remaining years of the term of the agreement.

     In May 1995, the Company entered into an employment agreement with a Director of the Company for a term of seven years, expiring in May 2002, which provides for annual compensation of $25,000. Additionally, this Director's medical corporation entered into consulting agreements with three of the Physician Networks for the same period, with each agreement providing compensation of approximately $50,000 annually.

     In connection with the purchase of IMMS, the Company assumed the obligation to repay certain working capital loans totaling $299,000 plus accrued interest of $17,000 to the former owners of IMMS, who became stockholders and officers of AHI. These notes bear interest at 8% and were paid in January 1996. Interest expense on these notes totaled $23,000 and $1,000 in 1995 and 1994, respectively. Additionally, the Company leases certain property from a trust of a former owner of IMMS. Annual rental payments totaled approximately $75,000 in 1995 and $-0- in 1994. The lease expires in April 2001, unless renewed by the Company for up to an additional ten years.

                          AHI HEALTHCARE SYSTEMS, INC.

     In addition, the Company issued promissory notes to the former stockholders of IMMS in the amount of $303,000 as part of the purchase price. These notes are non-interest bearing and have monthly installments ranging from $17,000 to $30,000. The balance of these notes were paid in full as of February 1996.

     Through December 31, 1993, three stockholders of AHI collectively advanced $475,000 to an Affiliate for operations. Of these advances, $125,000 was repaid in 1994 and the remaining $350,000 was paid in 1995. Interest expense on these notes totaled $16,000, $41,000, and $15,000 in 1995, 1994, and 1993,
respectively.

     The Affiliates have capitated and fee-for-service provider contracts with physician professional corporations owned by physician stockholders of the Company and the Affiliates. Medical costs incurred totaled approximately $760,000, $391,000 and $340,000 for 1995, 1994, and 1993, respectively.

     In August 1994, the Company issued shares of common stock to two of its directors, one of which is an officer, in exchange for promissory notes, each in the amount $1,500,000. The promissory notes were secured by other shares in the Company held by these directors. The common stock was exchanged by the Company for an equal number of shares of Series T preferred stock issued by the Company in November 1994. These shares of preferred stock were redeemed by the Company on December 31, 1994, in exchange for cancellation by the Company of the outstanding obligations under the promissory notes.

     Effective January 1, 1994, the Company entered into a consulting agreement with one of its directors to assist the Company in analyzing claims and related procedures. The consulting agreement provides for monthly payments of $7,500 and can be terminated without cause by the Company. In exchange for services provided, the Company paid $90,000 in 1995 and 1994, respectively.

5. NOTES PAYABLE

     Notes payable consists of the following:

                                                                            DECEMBER 31,
                                                                      -------------------------
                                                                         1995           1994
                                                                      ----------     ----------
Note payable for the acquisition of Camino Real Medical Group, interest at the applicable Federal short-term rate (6.08% and
  5.89% at December 31, 1995 and 1994, respectively), payable quarterly with principal due in two installments in February 1996
  and July 1997. Note is collateralized by a letter of credit.......  $2,890,000     $2,890,000
Note payable to certain physicians in connection with acquisition of the remaining minority interest in Affiliate for covenant not to compete, payable quarterly through March 2005. Payment is
  guaranteed by a certain Affiliate.................................   1,349,000
Note payable to former stockholder, interest at 4.51% annually, with principal due in full in January 1996. Payment is guaranteed by
  certain Affiliates................................................     230,000        230,000
Note payable to former stockholder, interest at prime rate (ranging from 7.75% to 10.00%), payable monthly, principal due in three
  installments of $400,000 in May through July 1995.................                  1,200,000
Other notes payable.................................................      98,000         49,000
                                                                      ----------     ----------
                                                                       4,567,000      4,369,000
Less current portion................................................   3,364,000      1,249,000
                                                                      ----------     ----------
                                                                      $1,203,000     $3,120,000
                                                                      ==========     ==========

     The Company has a revolving line of credit with two banks (the "Bank Facility") totaling $15,000,000 at December 31, 1995 ($4,750,000 at December 31,
1994). Borrowings under the line of credit bear interest at either the bank's prime rate plus 0.25% per annum or LIBOR plus 2.50%. The line of credit has a sublimit of $7,500,000 ($4,000,000 in 1994) available for issuance of standby letters of credit at an annual fee of 2% of the amount issued. The line of credit expires on May 15, 1997, and is guaranteed by certain of the Affiliates. The

                          AHI HEALTHCARE SYSTEMS, INC.

line is collateralized by AHI and the guarantor's accounts receivable and unencumbered equipment. The line of credit is also subject to financial covenants, including maintaining profitability, minimum cash flow and other financial covenants.

     The Company is currently in full compliance with all financial covenants under the Bank Facility. However, at June 30, 1995, and from October 31, 1995 through December 31, 1995, the Company was in default on its cash flow coverage ratio covenant and obtained waivers from the Bank Facility lenders on August 21, 1995 and February 20, 1996, respectively, extending to all periods through March 30, 1996. The Company has amended the Bank Facility effective March 31, 1996 (see Note 9).

     At December 31, 1995 and 1994, the Company had no indebtedness under the line of credit agreement, except for a $2,890,000 letter of credit outstanding issued in connection with the acquisition of CRMG.

     Interest paid on all obligations totaled $427,000, $59,000, and $0, in 1995, 1994, and 1993, respectively and $123,000 and $434,000 for the nine months ended September 30, 1996 and 1995, respectively.

6. STOCKHOLDERS' EQUITY

STOCK SPLITS

     All share amounts have been adjusted to reflect the November 1994 122:1 stock split, the June 1995 1.36004:1 stock split and the September 1995 reverse stock split of .78444:1.

STOCK TRANSACTIONS

     Effective September 28, 1995, the Company completed an initial public offering (the "Offering") of its common stock. The Company sold 3,600,000 shares and the selling stockholders sold an additional 863,000 shares for $14.00 per share. Proceeds from the Offering and the delivery of the related securities occurred on October 4, 1995. Net proceeds to the Company totaled $44,539,000, after deducting underwriting discounts and commissions and Offering costs.

     In May 1995, a Director of AHI purchased 32,000 shares of the Company's common stock for $450,000 by delivery of a note which is receivable in monthly installments commencing from January 1996 through May 2002. The note is secured by the purchased shares and is included in Due from Stockholder. In addition, the Company granted this Director 42,675 stock options exercisable in installments over a seven year period at $14.06 per share.

     In August 1994, the Company issued shares of its common stock to two of its stockholders in exchange for promissory notes totaling $3,000,000. The shares were exchanged for the Company's Series T Preferred Stock which was subsequently redeemed in exchange for cancellation of the promissory notes.

     On June 28, 1994, AHI entered into a stock repurchase and mutual release agreement with a former director and stockholder. Pursuant to this agreement, such stockholder's entire equity interest was repurchased by AHI for $153,000 in cash and a note payable of $230,000. The note bears interest at the rate of 4.51% per annum, with interest payable annually and principal and all accrued but unpaid interest due and payable on January 31, 1996. The promissory note is guaranteed by certain of the Affiliates.

     On May 5, 1994, AHI and certain of the Affiliates entered into a stock repurchase and mutual release agreement (the Agreement) with a former officer of AHI. Under the terms of the Agreement, AHI agreed to purchase the former officer's entire equity interest representing approximately 19% of all AHI outstanding stock at the time of repurchase for $1.1 million and to settle all outstanding employment-related disputes for $1.3 million. The settlement payments were made in cash ($1.2 million) and a note payable ($1.2 million), which was paid in full in 1995. The Company incurred $59,000 and $69,000 in interest expense in 1995 and

                          AHI HEALTHCARE SYSTEMS, INC.

1994, respectively. This former officer also received an additional $300,000 upon the completion of the Company's initial public offering in connection with the Agreement.

     AHI, in connection with a key officer's employment agreement, issued 130,000 shares of AHI stock at an aggregate price of $1 in 1993. The value of such stock at the time of issuance was determined to be approximately $60,000.

STOCK OPTIONS

     The Company has adopted four stock option plans, the AHI Executive Stock Option Plan (the "Executive Plan"), the 1994 and 1995 AHI Long-Term Incentive Plan (the "LT Plans"), and the 1995 Non-Employee Directors Stock Option Program. In November 1993, the options granted under the Executive Plan were exchanged by the optionholders for 1,075,404 options under the 1994 LT Plan.

     Under the LT Plans, awards of options of AHI common stock or other stock may be granted to employees and consultants as determined by the Compensation Committee. The LT Plans also contain provisions permitting awards of restricted stock. The terms of any awards of options and restricted stock will be specified in each agreement as determined by the Compensation Committee, including, but not limited to, the purchase price, term, exercise, vesting, restrictions and employment termination. These options are exercisable ratably over periods up to five years. Vested options can be subject to a two-year holding period. The LT Plans and any awards thereunder terminate no later than ten years from date of grant. A total of 3,028,222 options have been reserved for issuance under the LT Plans.

     On August 1, 1995 the Company adopted the 1995 Non-Employee Directors Stock Option Program (the "Directors' Plan"). A total of 39,222 shares of Common Stock have been reserved for issuance under the Directors' Plan. The Directors' Plan authorizes the initial grant of options to purchase up to 7,500 shares of common stock to each Non-Employee Director and authorizes an additional 1,000 option grant annually. The option exercise price is determined by the average of the fair market value of common stock for the fifth through ninth Nasdaq National Market trading days following the grant. The term of each option is ten years from the date of grant and vests over a four year period.

     Following is a summary of stock option activity:

                                                                                1995
                                                              LONG-TERM     NON-EMPLOYEE
                                                              INCENTIVE      DIRECTORS
                                                                PLANS           PLAN
                                                              ---------     ------------
        Outstanding at December 31, 1992....................         --
          Granted...........................................  1,075,404
          Exercised.........................................         --
          Canceled..........................................         --
                                                              ---------
        Outstanding at December 31, 1993....................  1,075,404
          Granted...........................................  1,013,526
          Exercised.........................................         --
          Canceled..........................................         --
                                                              ---------
        Outstanding at December 31, 1994....................  2,088,930            --
          Granted...........................................    707,615        15,000
          Exercised.........................................         --            --
          Canceled..........................................    (74,757)           --
                                                              ---------        ------
        Outstanding at December 31, 1995....................  2,721,788        15,000
                                                              =========        ======

                          AHI HEALTHCARE SYSTEMS, INC.

WARRANTS

     In connection with the Company's revolving line of credit agreement (see
Note 5), AHI granted a warrant to the bank to purchase 53,343 shares of its common stock at $14.06 per share which expires on May 18, 2000. The warrant may be converted to shares of common stock equal to the aggregate fair value of issuable shares less the total exercise price divided by the fair value per share on the conversion date.

     Prior to March 31, 1996, the Company may, at its option, purchase the warrant at $6.46 per issuable share and to repurchase any common shares issued thereunder at $20.52 per share.

7. COMMITMENTS

     The Company leases its office facilities and various types of equipment under operating leases. Lease terms generally range from three to 10 years with renewal options. Many of the leases provide that the Company pay for taxes, maintenance, insurance and other expenses, and contain rent escalation clauses.

     Future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 1995, are as follows:

                1996............................................  $ 2,854,000
                1997............................................    2,497,000
                1998............................................    1,918,000
                1999............................................    1,260,000
                2000............................................    1,054,000
                Thereafter......................................    2,743,000
                                                                  -----------
                                                                  $12,326,000
                                                                  ===========

     Total rent expense was $2,377,000 in 1995, $910,000 in 1994, and $598,000
in 1993.

8. CONTINGENCIES

     The Company and its Affiliates are subject to certain legal actions arising in the ordinary course of business, generally related to professional liability, employment-related issues and other business-related claims. In the opinion of management, such actions are either adequately insured or will not have a material adverse effect on the Company's financial position or results of operations.

     The Company is a defendant in a class action securities lawsuit, which asserts that the Company, among other things, artificially inflated the price of its common stock by misleading securities analysts and by failing to disclose in its initial public offering prospectus alleged difficulties it was having with the acquisition of Lakewood Health Plan, Inc. and with two of the Company's contracts with FHP, Inc. The Company intends to vigorously defend this lawsuit. The Company believes that it is adequately insured and does not expect that the outcome of this lawsuit will have a material adverse effect on the financial condition or results of operations of the Company.

9. SUBSEQUENT EVENTS AND CURRENT LIQUIDITY ISSUES

     Effective March 31, 1996, the Bank Facility was amended to revise the definitions of cash flow and debt in the computation of cash flow and debt coverage ratio requirements which are included in the Bank Facility's financial covenants. With such amendments, the Company is currently in compliance with all covenants. On July 2, 1996, pursuant to discussions with the California Department of Corporations ("DOC"), the regulatory body for managed care plans in the State of California, the Company, through a wholly owned subsidiary, filed an application for restricted licensure as a Knox-Keene health care service plan for its California operations. The restricted license, if granted, would allow for the direct receipt of capitation

                          AHI HEALTHCARE SYSTEMS, INC.

payments for hospital and medical professional services, but would not allow AHI or its licensed subsidiary to market a health care service plan to employers and subscribers. The Company may be required to restructure its California business operations (which, if such license is not granted, could result in a significant reduction of revenue) and/or incur additional administrative costs in the future to meet applicable regulatory requirements. Pursuant to tangible net equity requirements under regulations governing the Company's license application, the Company will be required to maintain cash reserves, initially expected to be at least $6 million, which could restrict the Company's ability to transfer funds and pay dividends. Although the Company does not expect the licensure process to have a material impact on its operations, there can be no assurance that the DOC will not impose requirements adverse to the Company's business.

     Effective June 1996, the Bank Facility was secured by an account of qualifying investments equal to the borrowing limit plus interest. The Bank Facility contains certain restrictions on the Company's ability to engage in certain actions. The Bank Facility was also amended, deleting all financial covenants, namely the cash flow coverage and debt coverage ratio covenants. AHI has been in compliance with all remaining covenants since such date. As of December 31, 1996, the Company had no borrowings under the Bank Facility.

     In August 1995, the Company signed a non-binding letter of intent whereby an affiliate of the Company intended to purchase Lakewood Health Plan, Inc., A Medical Group ("LHP"), a California independent physician association, for total consideration of $2,500,000, subject to, among other contingencies, execution of definitive agreements. In January 1996, the Company announced that acquisition discussions with LHP had terminated.

     On November 8, 1996, the Company entered into an Agreement and Plan of Merger ("Merger Agreement") with FPA Medical Management, Inc. ("FPA") of San Diego, California. Under the terms of the Merger Agreement, which has been approved by the Board of Directors of each company, each outstanding share of the Company's common stock would be exchanged for $8.75 worth of shares of FPA's common stock, subject to adjustment in the event that the average value of FPA's common stock during a defined period immediately prior to the merger is less than $14.38 or equal to or greater than $22.38 per share. Based on the closing price of FPA's common stock on November 8, 1996, FPA expects to issue approximately 6.1 million shares of its common stock for 100% of the outstanding common stock of the Company. The transaction will be accounted for as a pooling-of-interests. The merger is subject to regulatory and stockholder approvals and certain conditions precedent and is expected to be completed in early 1997. However, because of these conditions precedent, there can be no assurance in this regard. FPA is a national healthcare management service organization that organizes and manages primary care physician networks to contract with health maintenance organizations and other prepaid health insurance plans to provide physician and related healthcare services.

     AHI and its directors are also named as defendants in a purported class action lawsuit filed by Joshua Chopp, a stockholder of AHI, in the Delaware Court of Chancery on November 12, 1996. The suit asserts, among other things, that the "intrinsic value" of AHI's stock is higher than that which AHI's stockholders will receive in the Merger, and that the directors of AHI breached their fiduciary duties by approving the Merger Agreement without undertaking steps to accurately ascertain AHI's market value. The plaintiff seeks, on behalf of all AHI common stockholders, to enjoin the Merger as well as rescissory and compensatory damages. FPA is also named as a defendant in the lawsuit. AHI intends to vigorously defend this lawsuit and does not expect that the outcome of this lawsuit will have a material adverse effect.

     Because of the Knox-Keene licensure cash reserve requirements (if such license is granted), continued cash flow used in its operating activities and future capital equipment requirements and technology implementation costs, the Company believes that existing cash balances and amounts available under the Bank Facility will not be sufficient to finance its operations through the end of 1997. If the Company is unable to consummate its planned merger with FPA or is unable to decrease its operating losses, the Company may

                          AHI HEALTHCARE SYSTEMS, INC.

find it necessary to dispose of certain assets or undertake other actions to conserve its cash balances and remain viable as a going concern.

10. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

     The unaudited consolidated quarterly financial data for the years ended December 31, 1995 and 1994 have been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments considered necessary for a fair presentation, have been included.

     The following interim financial information should be read in conjunction with the consolidated financial statements for the years ended December 31, 1995 and 1994.

     Quarterly financial data are summarized as follows (amounts in thousands, except per share amounts):

                                                                    QUARTER ENDED
                                                -----------------------------------------------------
                                                MARCH 31     JUNE 30     SEPTEMBER 30     DECEMBER 31
                                                --------     -------     ------------     -----------
1995
Total operating revenue.......................  $24,947      $29,494       $ 29,866         $29,977
Gross margin..................................    5,844        5,406          6,899           7,138
Loss from operations..........................     (424)      (1,722)          (575)         (1,589)
Net loss......................................     (327)        (789)          (770)         (1,215)
Net loss per share............................  $  (.03)     $  (.07)      $   (.07)        $  (.08)

1994
Total operating revenue.......................  $12,645      $13,287       $ 15,809         $19,005
Gross margin..................................    3,193        4,044          3,978           6,067
Income (loss) from operations.................      801         (156)           336           1,058
Net income (loss).............................      484          (35)           434             668
Earnings (loss) per share.....................  $   .04      $  (.00)      $    .04         $   .06

     During the quarter ended June 30, 1995, the Company recorded a charge to operations of $910,000 relating to a change in accounting estimates. Of this amount, $460,000 relates to an increase in the allowance for doubtful accounts for certain 1994 health plan receivables, primarily as a result of disputes which arose in 1995. The remaining $450,000 relates to an increase in estimated accrued medical claims.

     During the quarter ended June 30, 1994, a $1,300,000 charge was recorded in general and administrative expenses reflecting an employment-related settlement. See Note 6 for further discussion.

                                                                      APPENDIX I

                          AGREEMENT AND PLAN OF MERGER

                          DATED AS OF NOVEMBER 8, 1996

                                  BY AND AMONG

                         FPA MEDICAL MANAGEMENT, INC.,

                             FPA ACQUISITION CORP.

                                      AND

                          AHI HEALTHCARE SYSTEMS, INC.

                               TABLE OF CONTENTS

  This Table of Contents is not part of the Agreement to which it is attached but is inserted for convenience only.

                                                                                          PAGE
                                                                                          NO.
                                                                                          ----
                                          ARTICLE I
                                          THE MERGER
1.01   The Merger.......................................................................    1
1.02   Effective Time...................................................................    1
1.03   Closing..........................................................................    1
1.04   Certificate of Incorporation and Bylaws of the Surviving Corporation.............    1
1.05   Directors and Officers of the Surviving Corporation..............................    1
1.06   Effects of the Merger............................................................    2
1.07   Further Assurances...............................................................    2
                                          ARTICLE II
                                     CONVERSION OF SHARES
2.01   Conversion of Capital Stock......................................................    2
2.02   Exchange of Certificates.........................................................    3
                                         ARTICLE III
                        REPRESENTATIONS AND WARRANTIES OF THE COMPANY
3.01   Organization and Qualification...................................................    5
3.02   Capital Stock....................................................................    5
3.03   Authority Relative to this Agreement.............................................    6
3.04   Non-Contravention; Approvals and Consents........................................    6
3.05   SEC Reports and Financial Statements.............................................    7
3.06   Absence of Certain Changes or Events.............................................    8
3.07   Absence of Undisclosed Liabilities...............................................    8
3.08   Legal Proceedings................................................................    8
3.09   Information Supplied.............................................................    8
3.10   Taxes............................................................................    9
3.11   Employee Benefit Plans; ERISA....................................................    9
3.12   Vote Required....................................................................   11
3.13   Accounting Matters...............................................................   11
3.14   Company Not an Interested Stockholder or an Acquiring Person.....................   11
3.15   Section 203 of the DGCL Not Applicable...........................................   11
3.16   Title to Assets..................................................................   11
3.17   Permits, Etc. ...................................................................   11

                                                                                          PAGE
                                                                                          NO.
                                                                                          ----
                                          ARTICLE IV
                       REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB
4.01   Organization and Qualification...................................................   12
4.02   Capital Stock....................................................................   12
4.03   Authority Relative to this Agreement.............................................   13
4.04   Non-Contravention; Approvals and Consents........................................   13
4.05   SEC Reports and Financial Statements.............................................   14
4.06   Absence of Certain Changes or Events.............................................   14
4.07   Absence of Undisclosed Liabilities...............................................   14
4.08   Legal Proceedings................................................................   15
4.09   Information Supplied.............................................................   15
4.10   Taxes............................................................................   15
4.11   Employee Benefit Plans; ERISA....................................................   16
4.12   Vote Required....................................................................   17
4.13   Accounting Matters...............................................................   17
4.14   Parent Not an Interested Stockholder or an Acquiring Person......................   17
4.15   Section 203 of the DGCL Not Applicable...........................................   17
4.16   Title to Assets..................................................................   17
4.17   Permits, Etc. ...................................................................   18
                                          ARTICLE V
                                          COVENANTS
5.01   Covenants of the Company and Parent..............................................   18

                                          ARTICLE VI
                                    ADDITIONAL AGREEMENTS
6.01   Access to Information; Confidentiality...........................................   20
6.02   Preparation of Registration Statement and Proxy Statement........................   20
6.03   Approval of Stockholders.........................................................   21
6.04   Inclusion of Shares on The Nasdaq National Market................................   21
6.05   [Reserved].......................................................................   21
6.06   Regulatory and Other Approvals...................................................   21
6.07   Employee Benefit Plans...........................................................   22
6.08   [Reserved].......................................................................   22
6.09   Directors' and Officers' Indemnification and Insurance...........................   22
6.10   Expenses.........................................................................   23
6.11   Pooling of Interests.............................................................   23
6.12   Brokers or Finders...............................................................   23
6.13   Standstill.......................................................................   24
6.14   Notice and Cure..................................................................   24
6.15   Fulfillment of Conditions........................................................   24
6.16   No Solicitations.................................................................   24
6.17   Irrevocable Proxies..............................................................   25

                                                                                          PAGE
                                                                                          NO.
                                                                                          ----
                                         ARTICLE VII
                                          CONDITIONS
7.01   Conditions to Each Party's Obligation to Effect the Merger.......................   25
7.02   Conditions to Obligation of Parent and Sub to Effect the Merger..................   26
7.03   Conditions to Obligation of the Company to Effect the Merger.....................   27
                                         ARTICLE VIII
                              TERMINATION, AMENDMENT AND WAIVER
8.01   Termination......................................................................   28
8.02   Effect of Termination............................................................   28
8.03   Amendment........................................................................   29
8.04   Waiver...........................................................................   29
                                          ARTICLE IX
                                      GENERAL PROVISIONS
9.01   Non-Survival of Representations, Warranties, Covenants and Agreements............   29
9.02   Knowledge........................................................................   29
9.03   Notices..........................................................................   29
9.04   Entire Agreement.................................................................   30
9.05   Public Announcements.............................................................   30
9.06   No Third Party Beneficiary.......................................................   30
9.07   No Assignment; Binding Effect....................................................   30
9.08   Headings.........................................................................   31
9.09   Invalid Provisions...............................................................   31
9.10   Governing Law....................................................................   31
9.11   Counterparts.....................................................................   31

                           GLOSSARY OF DEFINED TERMS

     The following terms, when used in this Agreement, have the meanings ascribed to them in the corresponding Sections of this Agreement listed below:

"Alternative Proposal"                                                   Section 6.16
"Antitrust Division"                                                     Section 6.06
"ASR 135"                                                                Section 6.11
"Average Price of Parent Common Stock                                    Section 2.01(c)
"Certificate of Merger"                                                  Section 1.02
"Certificates"                                                           Section 2.02(b)
"Closing"                                                                Section 1.03
"Closing Date"                                                           Section 1.03
"Code"                                                                   Section 3.10
"Combined Results"                                                       Section 6.11
"Company"                                                                Preamble
"Company Common Stock"                                                   Section 2.01(b)
"Company Disclosure Letter"                                              Section 3.01
"Company Employee Benefit Plan"                                          Section 3.11(c)(i)
"Company Financial Statements"                                           Section 3.05
"Company Option Plan"                                                    Section 2.01(e)
"Company Preferred Stock"                                                Section 3.02(a)
"Company SEC Reports"                                                    Section 3.05
"Company Stockholders' Approval"                                         Section 6.03(b)
"Company Stockholders' Meeting"                                          Section 6.03(b)
"Constituent Corporations"                                               Section 1.01
"Contracts"                                                              Section 3.04(a)
"Conversion Number"                                                      Section 2.01(c)
"DGCL"                                                                   Section 1.01
"Dissenting Share"                                                       Section 2.01(d)
"Effective Time"                                                         Section 1.02
"ERISA"                                                                  Section 3.11(a)(i)
"Exchange Act"                                                           Section 3.04(b)
"Exchange Agent"                                                         Section 2.02(a)
"Exchange Fund"                                                          Section 2.02(a)
"FTC"                                                                    Section 6.06
"GAAP"                                                                   Section 3.10
"Governmental or Regulatory Authority"                                   Section 3.04(a)
"HSR Act"                                                                Section 3.04(b)
"IRS"                                                                    Section 3.10
"Indemnified Parties"                                                    Section 6.09(a)
"Laws"                                                                   Section 3.04(a)
"Lien"                                                                   Section 3.02(b)
"material"                                                               Section 3.01
"material adverse effect"                                                Section 3.01
"materially adverse"                                                     Section 3.01
"Merger"                                                                 Preamble
"Options"                                                                Section 3.02(a)
"Orders"                                                                 Section 3.04(a)

"Parent"                                                                 Preamble
"Parent Common Stock"                                                    Section 2.01(c)
"Parent Disclosure Letter"                                               Section 4.01
"Parent Employee Benefit Plan"                                           Section 4.11(c)
"Parent Financial Statements"                                            Section 4.05
"Parent Option Plans"                                                    Section 4.02
"Parent Preferred Stock"                                                 Section 4.02(a)
"Parent SEC Reports"                                                     Section 4.05
"Parent Stockholders' Approval"                                          Section 6.03(a)
"Parent Stockholders' Meeting                                            Section 6.03(a)
"Parent Warrants"                                                        Section 4.02
"PBGC"                                                                   Section 3.11(a)(iii)
"Plan"                                                                   Section 3.11(c)(ii)
"Proxy Statement"                                                        Section 3.09
"Registration Statement"                                                 Section 4.09
"Representative"                                                         Section 6.01(a)
"Rule 144"                                                               Section 7.03(e)
"Rule 145"                                                               Section 7.01(f)
"SEC"                                                                    Section 3.04(b)
"Sales Price of Parent Common Stock"                                     Section 2.01(c)
"Secretary of State"                                                     Section 1.02
"Securities Act"                                                         Section 3.04(b)
"Selling Stockholders"                                                   Section 7.03(e)
"Stockholders' Meetings"                                                 Section 6.03(b)
"Sub"                                                                    Preamble
"Sub Common Stock"                                                       Section 2.01(a)
"Subsidiary"                                                             Section 2.01(b)
"Surviving Corporation"                                                  Section 1.01
"Surviving Corporation Common Stock"                                     Section 2.01(a)
"Trading Day"                                                            Section 2.01(c)

     This AGREEMENT AND PLAN OF MERGER dated as of November 8, 1996 is made and entered into by and among FPA Medical Management, Inc., a Delaware corporation ("Parent"), FPA Acquisition Corp., a Delaware corporation wholly owned by Parent ("Sub"), and AHI Healthcare Systems, Inc., a Delaware corporation (the "Company").

     WHEREAS, the Boards of Directors of Parent, Sub and the Company have each determined that it is advisable and in the best interests of their respective stockholders to consummate, and have approved, the business combination transaction provided for herein in which Sub would merge with and into the Company and the Company would become a wholly-owned Subsidiary of Parent (the "Merger"); and

     WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.01 The Merger. At the Effective Time (as defined in Section 1.02), upon the terms and subject to the conditions of this Agreement, Sub shall be merged with and into the Company in accordance with the General Corporation Law of the State of Delaware (the "DGCL"). The Company shall be the surviving corporation in the Merger (the "Surviving Corporation"). Sub and the Company are sometimes referred to herein as the "Constituent Corporations". As a result of the Merger, the outstanding shares of capital stock of the Constituent Corporations shall be converted or canceled in the manner provided in Article II.

     1.02 Effective Time. At the Closing (as defined in Section 1.03), a certificate of merger (the "Certificate of Merger") shall be duly prepared and executed by the Surviving Corporation and thereafter delivered to the Secretary of State of the State of Delaware (the "Secretary of State") for filing, as provided in Section 251 of the DGCL, on, or as soon as practicable after, the Closing Date (as defined in Section 1.03). The Merger shall become effective at the time provided in the Certificate of Merger (the date and time so provided in the Certificate of Merger being referred to herein as the "Effective Time").

     1.03 Closing. The closing of the Merger (the "Closing") will take place at the offices of Milbank, Tweed, Hadley & McCloy, 601 South Figueroa Street, Los Angeles, California 90017, or at such other place as the parties hereto mutually agree, on a date and at a time to be specified by the parties, which shall in no event be later than 10:00 a.m., local time, on the day of satisfaction of the condition set forth in Section 7.01(a), provided that the other closing conditions set forth in Article VII have been satisfied or, if permissible, waived in accordance with this Agreement, or on such other date as the parties hereto mutually agree (the "Closing Date"). At the Closing there shall be delivered to Parent, Sub and the Company the certificates and other documents and instruments required to be delivered under Article VII.

     1.04  Certificate of Incorporation and Bylaws of the Surviving
Corporation. At the Effective Time, (i) the Certificate of Incorporation of Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation, and (ii) the Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

     1.05 Directors and Officers of the Surviving Corporation. The directors of Sub and the officers of Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

     1.06 Effects of the Merger. Subject to the foregoing, the effects of the Merger shall be as provided in the applicable provisions of the DGCL.

     1.07 Further Assurances. Each party hereto will execute such further documents and instruments and take such further actions as may reasonably be requested by one or more of the others to consummate the Merger, to vest the Surviving Corporation with full title to all assets, properties, rights, approvals, immunities and franchises of either of the Constituent Corporations or to effect the other purposes of this Agreement.

                                   ARTICLE II

                              CONVERSION OF SHARES

     2.01 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

          (a) Capital Stock of Sub. Each issued and outstanding share of the common stock, par value $.01 per share, of Sub ("Sub Common Stock") shall be converted into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation ("Surviving Corporation Common Stock"). Each certificate representing outstanding shares of Sub Common Stock shall at the Effective Time represent an equal number of shares of Surviving Corporation Common Stock.

          (b) Cancellation of Treasury Stock and Stock Owned by Parent and Subsidiaries. All shares of common stock, par value $0.01 per share, of the Company ("Company Common Stock") that are owned by the Company as treasury stock and any shares of Company Common Stock owned by Parent, Sub or any other wholly-owned Subsidiary (as hereinafter defined) of Parent shall be canceled and retired and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor. As used in this Agreement, "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated,
     (i) of which more than fifty percent (50%) of either the equity interests in, or the voting control of, such corporation or other organization is, directly or indirectly through Subsidiaries or otherwise, beneficially owned by such party or (ii) which is a professional corporation owned by at least one physician who (x) is an officer and director of such party and is qualified under the laws of such professional corporation's state of incorporation to hold an ownership interest therein or (y) has executed a succession or similar stockholder agreement with such party.

          (c) Exchange Ratio for Company Common Stock. Each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 2.01(b) and other than Dissenting Shares (as defined in Section 2.01(d))) shall be converted into the right to receive a number of shares (the "Conversion Number") of fully paid and nonassessable shares of common stock, par value $0.002 per share, of Parent ("Parent Common Stock") determined as follows:

             (i) if the Average Price of Parent Common Stock (as defined below) is less than $14.38, the Conversion Number shall be 0.609;

             (ii) if the Average Price of Parent Common Stock is equal to or greater than $14.38 and less than $22.38, the Conversion Number shall be equal to the result obtained by dividing $8.75 by the Average Price of Parent Common Stock (and rounding the result to three decimal places);

             (iii) if the Average Price of Parent Common Stock is equal to or greater than $22.38 and less than $25.38, the Conversion Number shall be 0.391; and

             (iv) if the Average Price of Parent Common Stock is equal to or greater than $25.38, the Conversion Number shall be equal to the result obtained by dividing $9.92 by the Average Price of Parent Common Stock (and rounding the result to three decimal places).

     The "Average Price of Parent Common Stock" shall be equal to the arithmetic average of the Sales Price of Parent Common Stock (as hereinafter defined) on each of the last ten (10) Trading Days (as hereinafter defined) preceding the second day before the date of the Company Stockholders' Meeting. The term "Sales Price of Parent Common Stock" shall mean, on any Trading Day, the average of the closing bid and ask prices of Parent Common Stock on The Nasdaq National Market on such Trading Day. The term "Trading Day" shall mean any day on which Parent Common Stock is traded on The Nasdaq National Market. If, after the date hereof and prior to the Effective Time, Parent shall pay a dividend in, subdivide, combine into a smaller number of shares or issue by reclassification of its shares, any shares of Parent Common Stock, the Conversion Number shall be multiplied by a fraction, the numerator of which shall be the number of shares of Parent Common Stock outstanding immediately after, and the denominator of which shall be the number of such shares outstanding immediately before, the occurrence of such event, and the resulting product shall from and after the date of such event be the Conversion Number, subject to further adjustment in accordance with this sentence. All shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Parent Common Stock and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor (determined in accordance with Section 2.02(e)), upon the surrender of such certificate in accordance with Section 2.02, without interest.

          (d) Dissenting Shares. (i) If applicable, notwithstanding any provision of this Agreement to the contrary, each outstanding share of Company Common Stock the holder of which has not voted in favor of the Merger, has perfected such holder's right to an appraisal of such holder's shares in accordance with the applicable provisions of the DGCL and has not effectively withdrawn or lost such right to appraisal (a "Dissenting Share"), shall not be converted into or represent a right to receive shares of Parent Common Stock pursuant to Section 2.01(c), but the holder thereof shall be entitled only to such rights as are granted by the applicable provisions of the DGCL; provided, however, that any Dissenting Share held by a person at the Effective Time who shall, after the Effective Time, withdraw the demand for appraisal or lose the right of appraisal, in either case pursuant to the DGCL, shall be deemed to be converted into, as of the Effective Time, the right to receive shares of Parent Common Stock pursuant to Section 2.01(c).

          (ii) The Company shall give Parent (x) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to the applicable provisions of the DGCL relating to the appraisal process received by the Company and (y) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of Parent, settle or offer to settle any such demands.

          (e) Company Option Plans. The Company shall provide for immediate vesting of, and cancellation at the Effective Time of, all outstanding options to the extent permitted under the terms of the Company's 1995 Non-Employee Directors Stock Option Program, 1994 Long-Term Incentive Plan, 1995 Long-Term Incentive Plan (collectively, the "Company Option Plans") and the stock option agreements executed pursuant thereto.

     2.02  Exchange of Certificates.

     (a) Exchange Agent. On the Closing Date, Parent shall make available to the Surviving Corporation for deposit with a bank or trust company designated before the Effective Date by Parent and reasonably acceptable to the Company (the "Exchange Agent"), certificates representing the number of duly authorized whole shares of Parent Common Stock issuable in connection with the Merger plus an amount of cash equal to the aggregate amount payable in lieu of fractional shares in accordance with Section 2.02(e), to be held for the benefit of and distributed to such holders in accordance with this Section. The Exchange Agent shall agree to hold such shares of Parent Common Stock and funds (such shares of Parent Common Stock and funds, together with earnings thereon, being referred to herein as the "Exchange Fund") for delivery as contemplated by this Section and upon such additional terms as may be agreed upon by the Exchange Agent, the Company and Parent before the Effective Time. If for any reason (including losses) the amount of cash in the Exchange Fund is inadequate to pay the cash amounts to which holders of shares of Company Common Stock shall be entitled pursuant to Section 2.02(e), Parent shall make available to the Surviving Corporation additional funds for the payment thereof.

     (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") whose shares are converted pursuant to Section 2.01(c) into the right to receive shares of Parent Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock and cash in lieu of fractional shares. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal duly executed and completed in accordance with its terms, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock, plus the cash amount payable in lieu of fractional shares in accordance with Section 2.02(e), which such holder has the right to receive pursuant to the provisions of this
Article II, and the Certificate so surrendered shall forthwith be canceled. In no event shall the holder of any Certificate be entitled to receive interest on any funds to be received in the Merger. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing that number of whole shares of Parent Common Stock, plus the cash amount payable in lieu of fractional shares in accordance with Section 2.02(e), may be issued to a transferee if the Certificate representing such Company Common Stock is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.02(b), each Certificate shall be deemed at any time after the Effective Time for all corporate purposes of Parent, except as limited by paragraph (c) below, to represent ownership of the number of shares of Parent Common Stock into which the number of shares of Company Common Stock shown thereon have been converted as contemplated by this
Article II.

     (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.02(e) until the holder of record of such Certificate shall surrender such Certificate in accordance with this Section. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions, if any, with a record date on or after the Effective Time which theretofore became payable, but which were not paid by reason of the immediately preceding sentence, with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date on or after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock.

     (d) No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash paid pursuant to Section 2.02(e)) shall be deemed to have been issued at the Effective Time in full satisfaction of all rights pertaining to the shares of Company Common Stock represented thereby. From and after the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section.

     (e) No Fractional Shares. No certificate or scrip representing fractional shares of Parent Common Stock will be issued in the Merger upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent. In lieu of any such fractional shares, each holder of Company Common Stock who would otherwise have been entitled to a fraction of a share of Parent Common Stock in exchange for Certificates pursuant to this Section shall receive from the Exchange Agent a cash payment in lieu of such fractional share determined by multiplying (A) last sales price of a whole share of Parent Common Stock on The Nasdaq National Market on the last Trading Day immediately preceding the Closing Date by (B) the fractional share interest to which such holder would otherwise be entitled.

     (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the stockholders of the Company for twelve (12) months after the Effective Time shall be delivered to Parent, upon demand, and any stockholders of the Company who have not theretofore complied with this Article II shall thereafter look only to Parent (subject to abandoned property, escheat and other similar laws) as general creditors for payment of their claim for Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock. Neither Parent nor the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash payable in respect of fractional share interests delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Sub as follows:

          3.01 Organization and Qualification. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties, except (in the case of any Subsidiary) for such failures to be so organized, existing and in good standing or to have such power and authority which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole. Each of the Company and its Subsidiaries is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole. As used in this Agreement, any reference to any event, change or effect being "material" or "materially adverse" or having a "material adverse effect" on or with respect to an entity (or group of entities taken as a whole) means such event, change or effect is material or materially adverse, as the case may be, to the business, condition (financial or otherwise), properties, assets (including intangible assets), liabilities (including contingent liabilities), or results of operations of such entity (or, if with respect thereto, of such group of entities taken as a whole). Section 3.01 of the letter dated the date hereof and delivered to Parent and Sub by the Company concurrently with the execution and delivery of this Agreement (the "Company Disclosure Letter") sets forth the name and jurisdiction of incorporation of each Subsidiary of the Company. Except as disclosed in Section 3.01 of the Company Disclosure Letter, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

          3.02 Capital Stock. (a) The authorized capital stock of the Company consists solely of 75,000,000 shares of Company Common Stock and 25,000,000 shares of preferred stock, par value $0.01 per share ("Company Preferred Stock"). As of September 30, 1996, 14,523,041 shares of Company Common Stock were issued and outstanding, no shares were held in the treasury of the Company and 3,067,444 shares were reserved for issuance under the Company Option Plans. There has been no change in the number of issued and outstanding shares of Company Common Stock or shares of Company Common Stock held in treasury or reserved for issuance since such date. As of the date hereof, no shares of Company Preferred Stock are issued and outstanding. All of the issued and outstanding shares of Company Common Stock are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable. Except pursuant to this Agreement and except as set forth in Section 3.02 of the Company Disclosure Letter or the Company SEC Reports (as defined in Section 3.05), there are no outstanding subscriptions, options, warrants, rights (including "phantom" stock rights), preemptive rights or other contracts, commitments, understandings or arrangements, including any right of conversion or exchange under any outstanding security, instrument or agreement (together, "Options"), obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of the Company or to grant, extend or enter into any Option with respect thereto, and there are no rights to register any of the Company's securities under the Securities Act.

          (b) Except as disclosed in Section 3.02 of the Company Disclosure Letter, all of the outstanding shares of capital stock of each Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable and are owned, beneficially and of record, by the Company or a Subsidiary wholly owned, directly or indirectly, by the Company, free and clear of any liens, claims, mortgages, encumbrances, pledges, security interests, equities and charges of any kind (each a "Lien"). Except as disclosed in Section 3.02 of the Company Disclosure Letter or in the Company SEC Reports, there are no (i) outstanding Options obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of any Subsidiary of the Company or to grant, extend or enter into any such Option or (ii) voting trusts, proxies or other commitments, understandings, restrictions or arrangements in favor of any person other than the Company or a Subsidiary wholly owned, directly or indirectly, by the Company with respect to the voting of or the right to participate in dividends or other earnings on any capital stock of any Subsidiary of the Company.

          (c) Except as disclosed in Section 3.02 of the Company Disclosure Letter or in the Company SEC Reports, there are no outstanding contractual obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of any Subsidiary of the Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company or any other person.

          3.03 Authority Relative to this Agreement. The Company has full corporate power and authority to enter into this Agreement, to perform its obligations hereunder and, subject to obtaining the Company Stockholders' Approval (as defined in Section 6.03(b)), to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company, the Board of Directors of the Company has recommended adoption of this Agreement by the stockholders of the Company and directed that this Agreement be submitted to the stockholders of the Company for their consideration, and no other corporate proceedings on the part of the Company or its stockholders are necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, other than obtaining the Company Stockholders' Approval. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). Consummation of the transactions contemplated hereby is subject to the obtaining of the Company Stockholders' Approval.

        3.04  Non-Contravention; Approvals and Consents.

          (a) The execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby

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

     will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of (i) the certificates or articles of incorporation or bylaws (or other comparable charter documents) of the Company or any of its Subsidiaries, or (ii) subject to the obtaining of the Company Stockholders' Approval and the taking of the actions described in paragraph (b) of this Section, (x) any statute, law, rule, regulation or ordinance (together, "Laws"), or any judgment, decree, order, writ, permit or license (together, "Orders"), of any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or any state, county, city or other political subdivision (a "Governmental or Regulatory Authority"), applicable to the Company or any of its Subsidiaries or any of their respective assets or properties, or (y) any note, bond, mortgage, security agreement, indenture, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind (together, "Contracts") to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, terminations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated by this Agreement.

          (b) Except (i) for the filing of a premerger notification report by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), (ii) for the filing of the Proxy Statement (as defined in Section 3.09) and Registration Statement (as defined in Section 4.09) with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), and the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), the declaration of the effectiveness of the Registration Statement by the SEC and filings with any state securities authorities that are required in connection with the transactions contemplated by this Agreement, (iii) for the filing of the Certificate of Merger and other appropriate merger documents required by the DGCL with the Secretary of State and appropriate documents with the relevant authorities of other states in which the Constituent Corporations are qualified to do business, and (iv) as disclosed in Section 3.04 of the Company Disclosure Letter, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority or any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation of the transactions contemplated hereby, other than such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated by this Agreement.

          3.05 SEC Reports and Financial Statements. The Company delivered to Parent prior to the execution of this Agreement a true and complete copy of each form, report, schedule, registration statement, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) filed by the Company or any of its Subsidiaries with the SEC since September 28, 1995 (as such documents have since the time of their filing been amended or supplemented, the "Company SEC Reports"), which are all the documents (other than preliminary material) that the Company and its Subsidiaries were required to file with the SEC since such date. As of their respective dates, the Company SEC Reports (i) complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in

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

     order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Company SEC Reports (the "Company Financial Statements") complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments which are not expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries taken as a whole) the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended. Except as set forth in Section 3.05 of the Company Disclosure Letter, each Subsidiary of the Company is treated as a consolidated Subsidiary of the Company in the Company Financial Statements for all periods covered thereby.

          3.06 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, since September 30, 1996, there has not been any change, event or development having, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries taken as a whole, other than those occurring as a result of general economic or financial conditions or other developments which are not unique to the Company and its Subsidiaries but also generally affect other persons who participate or are engaged in the lines of business in which the Company and its Subsidiaries participate or are engaged.

          3.07 Absence of Undisclosed Liabilities. Except for matters reflected or reserved against in the balance sheet for the period ended September 30, 1996 included in the Company Financial Statements or as disclosed in Section 3.07 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries had at such date, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of the Company and its consolidated Subsidiaries (including the notes thereto), except liabilities or obligations (i) which were incurred in the ordinary course of business consistent with past practice or (ii) which have not been, and could not be reasonably expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries taken as a whole.

          3.08 Legal Proceedings. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or in Section 3.08 of the Company Disclosure Letter, (i) there are no actions, suits, arbitrations or proceedings pending or, to the knowledge of the Company and its Subsidiaries, threatened against, relating to or affecting, nor to the knowledge of the Company and its Subsidiaries are there any Governmental or Regulatory Authority investigations or audits pending or threatened against, relating to or affecting, the Company or any of its Subsidiaries or any of their respective assets and properties which, individually or in the aggregate, could be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated by this Agreement, (ii) neither the Company nor any of its Subsidiaries is subject to any Order of any Governmental or Regulatory Authority which, individually or in the aggregate, is having or could be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated by this Agreement and (iii) there are no material Medicare, Medicaid or other managed care recoupment or recoupments of any third-party payor being sought, threatened, requested or claimed against the Company or any of its Subsidiaries.

          3.09 Information Supplied. The joint proxy statement relating to the Stockholders' Meetings (as defined in Section 6.03(b)), as amended or supplemented from time to time (as so amended and supplemented, the "Proxy Statement"), and any other documents to be filed by the Company with the SEC or any other Governmental or Regulatory Authority in connection with the Merger and the other transactions contemplated hereby will (in the case of the Proxy Statement and any such other documents filed with the SEC under the Exchange Act or the Securities Act) comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act, respectively, and will not, on the date of its filing or, in the case of the Proxy Statement, at the date it is mailed to stockholders of the Company and of Parent, at the times of the Stockholders' Meetings and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to information supplied in writing by or on behalf of Parent or Sub expressly for inclusion therein and information incorporated by reference therein from documents filed by Parent or any of its Subsidiaries with the SEC.

          3.10 Taxes. The Company and each of its Subsidiaries has filed all tax returns that are required to have been filed by it in any jurisdiction for all periods ending on or prior to the Effective Time and such tax returns are true, correct and complete in all material respects, and the Company and each of its Subsidiaries has paid all taxes shown to be due and payable on such returns and all other taxes and assessments payable by it to the extent the same have become due and payable and before they have become delinquent, except for any taxes and assessments the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company has set aside on its books reserves (segregated to the extent required by generally accepted accounting principles, consistently applied throughout the specified period and in the immediately comparable period ("GAAP")) deemed by it in its reasonable discretion to be adequate. The Company has no knowledge of any proposed material tax assessment, obligation or other claim against the Company or any of its Subsidiaries, and in the opinion of the Company all tax liabilities of the Company and its Subsidiaries are adequately provided for on the books of the Company. There are no material liens for taxes upon any property or assets of the Company or any Subsidiary thereof, except for liens for taxes not yet due. There are no unresolved issues of law or fact arising out of a notice of deficiency, proposed deficiency or assessment from the Internal Revenue Service ("IRS") or any other governmental taxing authority with respect to taxes of the Company or any of its Subsidiaries which, if decided adversely, singly or in the aggregate, would have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of taxes with any entity that is not, directly or indirectly, a wholly-owned corporate Subsidiary of Company other than agreements the consequences of which are adequately reserved for in the Company Financial Statements. Neither the Company nor any of its corporate Subsidiaries has, with regard to any assets or property held, acquired or to be acquired by any of them, filed a consent to the application of Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code").

          3.11  Employee Benefit Plans; ERISA.

          (a) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or as set forth in Section 3.11 of the Company Disclosure Letter:

             (i) to the knowledge of the Company and its Subsidiaries, no prohibited transaction within the meaning of Section 406 or 407 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 4975 of the Code with respect to any Company Employee Benefit Plan (as defined below) has occurred during the five-year period preceding the date of this Agreement;

             (ii) there is no outstanding liability (except for premiums due) under Title IV of ERISA with respect to any Company Employee Benefit Plan;

             (iii) neither the Pension Benefit Guaranty Corporation (the "PBGC"), the Company nor any of its Subsidiaries has instituted proceedings to terminate any Company Employee Benefit Plan;

             (iv) full payment has been made of all amounts which the Company or any of its Subsidiaries were required to have paid as a contribution to the Company Employee Benefit Plans as of the last day of the most recent fiscal year of each of the Company Employee Benefit Plans ended prior to the date of this Agreement, and none of the Company Employee Benefit Plans has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each such Company Employee Benefit Plan ended prior to the date of this Agreement;

             (v) the value on a termination basis of accrued benefits under each of the Company Employee Benefit Plans which is subject to Title IV of ERISA, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Company Employee Benefit Plan's actuary with respect to each such Company Employee Benefit Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Company Employee Benefit Plan;

             (vi) each of the Company Employee Benefit Plans which is intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified and such determination has not been modified, revoked or limited;

             (vii) each of the Company Employee Benefit Plans is, and its administration is and has been during the five-year period preceding the date of this Agreement in all material respects in compliance with, and none of the Company nor any of its Subsidiaries has received any claim or notice that any such Company Employee Benefit Plan is not in compliance with, all applicable laws and orders and prohibited transaction exemptions, including, without limitation, the requirements of ERISA;

             (viii) to the knowledge of the Company and its Subsidiaries, there are no material pending, threatened or anticipated claims involving any of the Company Employee Benefit Plans other than claims for benefits in the normal course;

             (ix) to the knowledge of the Company and its Subsidiaries, during the five-year period preceding the date of this Agreement, none of the Company or any of its Subsidiaries has entered into any transaction which could subject such entity to liability under Section 302(c)(ii), 4062, 4063, 4064, or 4069 of ERISA and no "reportable event" within the meaning of Section 4043 of ERISA has occurred with respect to any Company Employee Benefit Plan;

             (x) none of the Company or any of its Subsidiaries is in default in performing any of its contractual obligations under any of the Company Employee Benefit Plans or any related trust agreement or insurance contract;

             (xi) there are no material outstanding liabilities of any Company Employee Benefit Plan other than liabilities for benefits to be paid to participants in such Company Employee Benefit Plan and their beneficiaries in accordance with the terms of such Company Employee Benefit Plan; and

             (xii) none of the Company or any of its Subsidiaries maintains or is obligated to provide benefits under any life, medical or health plan which provides benefits to retirees or other terminated employees other than benefit continuation rights under the Consolidated Omnibus Reconciliation Act of 1985, as amended.

          (b) Except as set forth in Section 3.11 of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will accelerate benefits under any Company Employee Benefit Plan.

          (c) As used herein:

             (i) "Company Employee Benefit Plan" means any Plan entered into, established, maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries and existing on the date of this Agreement or at any time subsequent thereto and on or prior to the Effective Time and, in the case of a Plan which is subject to Part 3 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA, at any time during the five-year period preceding the date of this Agreement; and

             (ii) "Plan" means any employment, bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, accident, disability, workmen's compensation or other insurance, severance, separation, termination, change of control or other benefit plan, agreement, practice, policy or arrangement of any kind, whether written or oral, including, but not limited to any "employee benefit plan" within the meaning of Section 3(3) of ERISA.

          3.12 Vote Required. Assuming the accuracy of the representation and warranty contained in Section 4.12, the affirmative vote of the holders of record of at least a majority of the outstanding shares of Company Common Stock with respect to the adoption of this Agreement is the only vote of the holders of any class or series of the capital stock of the Company required to adopt this Agreement and approve the Merger and the other transactions contemplated hereby.

          3.13 Accounting Matters. Neither the Company nor any of its affiliates has taken or agreed to take any action that (without giving effect to any action taken or agreed to be taken by Parent or any of its affiliates) would prevent Parent from accounting for the business combination to be effected by the Merger as a pooling of interests.

          3.14  Company Not an Interested Stockholder or an Acquiring
     Person. Neither the Company nor, to the knowledge of the Company, any of its affiliates or associates (as such terms are defined in Section 203 of the DGCL) is an "interested stockholder" (as such term is defined in
     Section 203 of the DGCL) with respect to Parent.

          3.15  Section 203 of the DGCL Not Applicable.  The provisions of
     Section 203 of the DGCL will not, assuming the accuracy of the representation and warranty contained in Section 4.14 (without giving effect to the knowledge qualification thereof), apply to this Agreement, the Merger or the other transactions contemplated hereby.

          3.16 Title to Assets. The Company and its Subsidiaries are in possession of and have good title to, or have valid leasehold interests in or valid rights under Contract to use, all of their respective properties and assets primarily used in their respective businesses and material to the condition (financial or other) of such businesses taken as a whole, free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except (i) the lien for current taxes, payments of which are not yet delinquent, (ii) such imperfections in title and easements and encumbrances, if any, as are not substantial in character, amount or extent and do not materially detract from the value of or interfere with the present use of the property subject thereto or affected thereby, or otherwise materially impair the Company's business operations (in the manner presently carried on by the Company) or (iii) as disclosed in the Company SEC Reports, and except for such matters which, singly or in the aggregate, would not materially and adversely affect the business, operations, properties, assets, condition (financial or other) or results of operations of the Company and its Subsidiaries, taken as a whole. All leases under which the Company leases any substantial amount of real or personal property have been made available to Parent and are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event which with notice or lapse of time or both would become a default other than defaults under such leases which in the aggregate would not materially and adversely affect the condition of the Company and its Subsidiaries, taken as a whole.

          3.17 Permits, Etc. The Company and its Subsidiaries own or validly hold all licenses, permits, certificates of authority, registrations, franchises and similar consents granted or issued by any applicable Governmental or Regulatory Authority, used or held for use which are required to conduct and material to the condition of their respective businesses taken as a whole.

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

     Parent and Sub represent and warrant to the Company as follows:

          4.01 Organization and Qualification. Each of Parent and its Subsidiaries (including Sub) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties, except (in the case of any Subsidiary) for such failures to be so organized, existing and in good standing or to have such power and authority which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole. Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated hereby. Each of Parent and its Subsidiaries is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole. Section 4.01 of the letter dated the date hereof and delivered by Parent and Sub to the Company concurrently with the execution and delivery of this Agreement (the "Parent Disclosure Letter") sets forth the name and jurisdiction of incorporation of each Subsidiary of Parent. Except as disclosed in Section 4.01 of the Parent Disclosure Letter, Parent does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

          4.02 Capital Stock. (a) The authorized capital stock of Parent consists solely of 98,000,000 shares of Parent Common Stock and 2,000,000 shares of preferred stock, par value $0.002 per share ("Parent Preferred Stock"). As of October 31, 1996, 20,673,133 shares of Parent Common Stock were issued and outstanding, no shares were held in the treasury of Parent, 5,200,000 shares were reserved for issuance under the Parent's Amended and Restated Omnibus Stock Option Plan, 1994 Physician Stock Option Plan and 1995 Non-Employee Director's Non-Qualified Stock Option Plan (collectively, the "Parent Option Plans") and 365,000 shares were reserved for issuance pursuant to the exercise of outstanding warrants ("Parent Warrants"). There has been no change in the number of issued and outstanding shares of Parent Common Stock or shares of Parent Common Stock held in treasury or reserved for issuance since such date other than as a result of the exercise of Options pursuant to the Parent Option Plans or the exercise of Parent Warrants. As of the date hereof, no shares of Parent Preferred Stock are issued and outstanding. All of the issued and outstanding shares of Parent Common Stock are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable (including pursuant to this Agreement), duly authorized, validly issued, fully paid and nonassessable. Except pursuant to this Agreement and except as set forth in Section 4.02 of the Parent Disclosure Letter or in the Parent SEC Reports (as defined in Section 4.05), there are no outstanding Options obligating Parent or any of its Subsidiaries to issue or sell any shares of capital stock of Parent or to grant, extend or enter into any Option with respect thereto, and there are no rights to register any of Parent's securities under the Securities Act.

          (b) Except as disclosed in Section 4.02 of the Parent Disclosure Letter or in the Parent SEC Reports, all of the outstanding shares of capital stock of each Subsidiary of Parent are duly authorized, validly issued, fully paid and nonassessable and are owned, beneficially and of record, by Parent or a Subsidiary wholly owned, directly or indirectly, by Parent, free and clear of any Liens. Except as disclosed in Section 4.02 of the Parent Disclosure Letter or in the Parent SEC Reports, there are no (i) outstanding Options obligating Parent or any of its Subsidiaries to issue or sell any shares of capital stock of any Subsidiary of Parent or to grant, extend or enter into any such Option or (ii) voting trusts,

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

     proxies or other commitments, understandings, restrictions or arrangements in favor of any person other than Parent or a Subsidiary wholly owned, directly or indirectly, by Parent with respect to the voting of or the right to participate in dividends or other earnings on any capital stock of any Subsidiary of Parent.

          (c) Except as disclosed in Section 4.02 of the Parent Disclosure Letter or in the Parent SEC Reports there are no outstanding contractual obligations of Parent or any Subsidiary of Parent to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or any capital stock of any Subsidiary of Parent or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of Parent or any other person.

          4.03 Authority Relative to this Agreement. Each of Parent and Sub has full corporate power and authority to enter into this Agreement, to perform its obligations hereunder and, subject to obtaining the Parent Stockholders' Approval (as defined in Section 6.03(a)), to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Sub and the consummation by each of Parent and Sub of the transactions contemplated hereby have been duly and validly approved by its Board of Directors and by Parent in its capacity as the sole stockholder of Sub, the Board of Directors of Parent has adopted a resolution declaring the advisability of issuance of the Parent Common Stock in connection with the Merger and the adoption of this Agreement by the stockholders of Parent, and no other corporate proceedings on the part of either of Parent or Sub or their stockholders are necessary to authorize the execution, delivery and performance of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby, other than obtaining the Parent Stockholders' Approval. This Agreement has been duly and validly executed and delivered by each of Parent and Sub and constitutes a legal, valid and binding obligation of each of Parent and Sub enforceable against each of Parent and Sub in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). Consummation of the transactions contemplated hereby is subject to the obtaining of the Parent Stockholders' Approval.

          4.04  Non-Contravention; Approvals and Consents.

          (a) The execution and delivery of this Agreement by each of Parent and Sub do not, and the performance by each of Parent and Sub of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of (i) the certificates or articles of incorporation or bylaws (or other comparable charter documents) of Parent or any of its Subsidiaries, or (ii) subject to the obtaining of the Parent Stockholders' Approval and the taking of the actions described in paragraph
     (b) of this Section, (x) any Laws or Orders of any Governmental or Regulatory Authority applicable to Parent or any of its Subsidiaries or any of their respective assets or properties, or (y) any Contracts to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets or properties is bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, terminations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole or on the ability of Parent and Sub to consummate the transactions contemplated by this Agreement.

          (b) Except (i) for the filing of a premerger notification report by Parent under the HSR Act, (ii) for the filing of the Proxy Statement and Registration Statement with the SEC pursuant to the Exchange Act and the Securities Act, the declaration of the effectiveness of the Registration Statement by the SEC and filings with any state securities authorities that are required in connection with the transactions contemplated by this Agreement, (iii) for the filing of the Certificate of Merger and other

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

     appropriate merger documents required by the DGCL with the Secretary of State and appropriate documents with the relevant authorities of other states in which the Constituent Corporations are qualified to do business, and (iv) as disclosed in Section 4.04 of the Parent Disclosure Letter, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority or any Contract to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets or properties is bound for the execution and delivery of this Agreement by each of Parent and Sub, the performance by each of Parent and Sub of its obligations hereunder or the consummation of the transactions contemplated hereby, other than such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole or on the ability of Parent and Sub to consummate the transactions contemplated by this Agreement.

          4.05 SEC Reports and Financial Statements. Parent delivered to the Company prior to the execution of this Agreement a true and complete copy of each form, report, schedule, registration statement, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) filed by Parent or any of its Subsidiaries with the SEC since October 20, 1994 (as such documents have since the time of their filing been amended or supplemented, the "Parent SEC Reports"), which are all the documents (other than preliminary material) that Parent and its Subsidiaries were required to file with the SEC since such date. As of their respective dates, the Parent SEC Reports (i) complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Parent SEC Reports (the "Parent Financial Statements") complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments which are not expected to be, individually or in the aggregate, materially adverse to Parent and its Subsidiaries taken as a whole) the consolidated financial position of Parent and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended. Except as set forth in Section
     4.05 of the Parent Disclosure Letter, each Subsidiary of Parent is treated as a consolidated Subsidiary of Parent in the Parent Financial Statements for all periods covered thereby.

          4.06 Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, since June 30, 1996 there has not been any change, event or development having, individually or in the aggregate, a material adverse effect on Parent and its Subsidiaries taken as a whole.

          4.07 Absence of Undisclosed Liabilities. Except for matters reflected or reserved against in the balance sheet for the period ended June 30, 1996 included in the Parent Financial Statements or as disclosed in Section 4.07 of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries had at such date, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its consolidated Subsidiaries (including the notes thereto), except liabilities or obligations (i) which were incurred in the ordinary course of business consistent with past practice or (ii) which have not been, and could not be reasonably expected to be, individually or in the aggregate, materially adverse to Parent and its Subsidiaries taken as a whole.

          4.08 Legal Proceedings. Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement or in Section 4.08 of the Parent Disclosure Letter, (i) there are no actions, suits, arbitrations or proceedings pending or, to the knowledge of Parent and its Subsidiaries, threatened against, relating to or affecting, nor to the knowledge of Parent and its Subsidiaries are there any Governmental or Regulatory Authority investigations or audits pending or threatened against, relating to or affecting, Parent or any of its Subsidiaries or any of their respective assets and properties which, individually or in the aggregate, could be reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole or on the ability of Parent and Sub to consummate the transactions contemplated by this Agreement, (ii) neither Parent nor any of its Subsidiaries is subject to any Order of any Governmental or Regulatory Authority which, individually or in the aggregate, is having or could be reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole or on the ability of Parent and Sub to consummate the transactions contemplated by this Agreement and (iii) there are no material Medicare, Medicaid or other managed care recoupment or recoupments of any third-party payor being sought, threatened, requested or claimed against Parent or any of its Subsidiaries.

          4.09 Information Supplied. The Proxy Statement and the Registration Statement on Form S-4 to be filed with the SEC by Parent in connection with the Stockholders' Meetings and the issuance of shares of Parent Common Stock in the Merger, as amended or supplemented from time to time (as so amended and supplemented, the "Registration Statement"), and any other documents to be filed by the Company with the SEC or any other Governmental or Regulatory Authority in connection with the Merger and the other transactions contemplated hereby will (in the case of the Proxy Statement and the Registration Statement and any such other documents filed with the SEC under the Securities Act or the Exchange Act) comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act, respectively, and will not, on the date of its filing or, in the case of the Proxy Statement and the Registration Statement, at the time it becomes effective under the Securities Act, at the date the Proxy Statement is mailed to stockholders of the Company and of Parent, at the times of the Stockholders' Meetings and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Parent or Sub with respect to information supplied in writing by or on behalf of the Company expressly for inclusion therein and information incorporated by reference therein from documents filed by Parent or any of its Subsidiaries with the SEC.

          4.10 Taxes. Parent and each its Subsidiaries has filed all tax returns that are required to have been filed by it in any jurisdiction, for all periods ending on or prior to the Effective Time and such tax returns are true, correct and complete in all material respects, and Parent and each of its Subsidiaries has paid all taxes shown to be due and payable on such returns and all other taxes and assessments payable by it to the extent the same have become due and payable and before they have become delinquent, except for any taxes and assessments the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which Parent has set aside on its books reserves (segregated to the extent required by GAAP) deemed by it in its reasonable discretion to be adequate. Parent has no knowledge of any proposed material tax assessment, obligation or other claim against Parent or any of its Subsidiaries, and in the opinion of Parent all tax liabilities of Parent and its Subsidiaries are adequately provided for on the books of Parent. There are no material liens for taxes upon any property or assets of Parent or any Subsidiary thereof, except for liens for taxes not yet due. There are no unresolved issues of law or fact arising out of a notice of deficiency, proposed deficiency or assessment from the IRS or any other governmental taxing authority with respect to taxes of Parent or any of its Subsidiaries which, if decided adversely, singly or in the aggregate, would have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of Parent and its Subsidiaries, taken as a whole. Neither Parent nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of taxes with any entity that is not, directly or indirectly, a wholly-owned corporate Subsidiary of Parent other than agreements the consequences of which are adequately reserved for in Parent Financial Statements. Neither Parent nor any of its corporate

     Subsidiaries has, with regard to any assets or property held, acquired or to be acquired by any of them, filed a consent to the application of
     Section 341(f) of the Code.

          4.11  Employee Benefit Plans; ERISA.

          (a) Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement or as set forth in Section 4.11 of the Parent Disclosure Letter:

             (i) to the knowledge of Parent and its Subsidiaries, no prohibited transaction within the meaning of Section 406 or 407 of ERISA, or
        Section 4975 of the Code with respect to any Parent Employee Benefit Plan (as defined below) has occurred during the five-year period preceding the date of this Agreement;

             (ii) there is no outstanding liability (except for premiums due) under Title IV of ERISA with respect to any Parent Employee Benefit Plan;

             (iii) neither the PBGC, Parent nor any of its Subsidiaries has instituted proceedings to terminate any Parent Employee Benefit Plan;

             (iv) full payment has been made of all amounts which Parent or any of its Subsidiaries were required to have paid as a contribution to the Parent Employee Benefit Plans as of the last day of the most recent fiscal year of each of the Parent Employee Benefit Plans ended prior to the date of this Agreement, and none of the Parent Employee Benefit Plans has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each such Parent Employee Benefit Plan ended prior to the date of this Agreement;

             (v) the value on a termination basis of accrued benefits under each of the Parent Employee Benefit Plans which is subject to Title IV of ERISA, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Parent Employee Benefit Plan's actuary with respect to each such Parent Employee Benefit Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Parent Employee Benefit Plan;

             (vi) each of the Parent Employee Benefit Plans which is intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified and such determination has not been modified, revoked or limited;

             (vii) each of the Parent Employee Benefit Plans is, and its administration is and has been during the five-year period preceding the date of this Agreement in all material respects in compliance with, and none of Parent nor any of its Subsidiaries has received any claim or notice that any such Parent Employee Benefit Plan is not in compliance with, all applicable laws and orders and prohibited transaction exemptions, including, without limitation, the requirements of ERISA;

             (viii) to the knowledge of Parent and its Subsidiaries, there are no material pending, threatened or anticipated claims involving any of the Parent Employee Benefit Plans other than claims for benefits in the normal course;

             (ix) to the knowledge of Parent and its Subsidiaries, during the five-year period preceding the date of this Agreement, none of Parent or any of its Subsidiaries has entered into any transaction which could subject such entity to liability under Section 302(c)(ii), 4062, 4063, 4064, or 4069 of ERISA and no "reportable event" within the meaning of
        Section 4043 of ERISA has occurred with respect to any Parent Employee Benefit Plan;

             (x) none of Parent or any of its Subsidiaries is in default in performing any of its contractual obligations under any of Parent Employee Benefit Plans or any related trust agreement or insurance contract;

             (xi) there are no material outstanding liabilities of any Parent Employee Benefit Plan other than liabilities for benefits to be paid to participants in such Parent Employee Benefit Plan and their beneficiaries in accordance with the terms of such Parent Employee Benefit Plan; and

             (xii) none of Parent or any of its Subsidiaries maintains or is obligated to provide benefits under any life, medical or health plan which provides benefits to retirees or other terminated employees other than benefit continuation rights under the Consolidated Omnibus Reconciliation Act of 1985, as amended.

          (b) Except as set forth in Section 4.11 of the Parent Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby constitutes a change in control or has or will accelerate benefits under any Parent Employee Benefit Plan.

          (c) As used herein "Parent Employee Benefit Plan" means any Plan entered into, established, maintained, contributed to or required to be contributed to by Parent or any of its Subsidiaries and existing on the date of this Agreement or at any time subsequent thereto and on or prior to the Effective Time and, in the case of a Plan which is subject to Part 3 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA, at any time during the five-year period preceding the date of this Agreement.

          4.12 Vote Required. Assuming the accuracy of the representation and warranty contained in Section 3.12, the affirmative vote of the holders of record of at least a majority of the outstanding shares of Parent Common Stock with respect to the approval of the issuance of Parent Common Stock and adoption of this Agreement in connection with the Merger is the only vote of the holders of any class or series of the capital stock of Parent required to approve the Merger and the other transactions contemplated hereby.

          4.13 Accounting Matters. To the knowledge of Parent, neither Parent nor any of its affiliates has taken or agreed to take any action that (without giving effect to any action taken or agreed to be taken by the Company or any of its affiliates) would prevent Parent from accounting for the business combination to be effected by the Merger as a pooling of interests.

          4.14  Parent Not an Interested Stockholder or an Acquiring
     Person. Neither Parent nor, to the knowledge of Parent, any of its affiliates or associates (as such terms are defined in Section 203 of the DGCL) is an "interested stockholder" (as such term is defined in Section 203 of the DGCL) with respect to the Company.

          4.15  Section 203 of the DGCL Not Applicable.  The provisions of
     Section 203 of the DGCL will not, assuming the accuracy of the representation and warranty contained in Section 3.14 (without giving effect to the knowledge qualification thereof), apply to this Agreement, the Merger or the other transactions contemplated hereby.

          4.16 Title to Assets. Parent and its Subsidiaries are in possession of and have good title to, or have valid leasehold interests in or valid rights under Contract to use, all of their respective properties and assets primarily used in their respective businesses and material to the condition (financial or other) of such businesses taken as a whole, free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except (i) the lien for current taxes, payments of which are not yet delinquent, (ii) such imperfections in title and easements and encumbrances, if any, as are not substantial in character, amount or extent and do not materially detract from the value of or interfere with the present use of the property subject thereto or affected thereby, or otherwise materially impair Parent's business operations (in the manner presently carried on by Parent) or (iii) as disclosed in the Parent SEC Reports, and except for such matters which, singly or in the aggregate, would not materially and adversely affect the business, operations, properties, assets, condition (financial or other) or results of operations of Parent and its Subsidiaries, taken as a whole. All leases under which Parent leases any substantial amount of real or personal property have been made available to the Company and are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event which with notice or lapse of time or both would become a default other than defaults under such leases which in the aggregate would not materially and adversely affect the condition of Parent and its Subsidiaries, taken as a whole.

          4.17 Permits, Etc. Parent and its Subsidiaries own or validly hold all licenses, permits, certificates of authority, registrations, franchises and similar consents granted or issued by any applicable Governmental or Regulatory Authority, used or held for use and material to the condition of their respective businesses taken as a whole.

                                   ARTICLE V

                                   COVENANTS

     5.01 Covenants of the Company and Parent. At all times from and after the date hereof until the Effective Time, the Company and Parent each covenants and agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement, or to the extent that the other party shall otherwise consent in writing):

          (a) Ordinary Course. Each party and each of its Subsidiaries shall conduct their respective businesses only in, and none of the Company, Parent and such Subsidiaries shall take any action except in, the ordinary course consistent with past practice.

          (b) Without limiting the generality of paragraph (a) of this Section, except as otherwise disclosed in the Parent Disclosure Letter or the Company Disclosure Letter, as applicable, (i) each party and its Subsidiaries shall use all commercially reasonable efforts to preserve intact in all material respects their present business organizations and reputation, to keep available the services of their key officers and employees, to maintain their assets and properties in good working order and condition, ordinary wear and tear excepted, to maintain insurance on their tangible assets and businesses in such amounts and against such risks and losses as are currently in effect, to preserve their relationships with customers and suppliers and others having significant business dealings with them and to comply in all material respects with all Laws and Orders of all Governmental or Regulatory Authorities applicable to them, and (ii) neither party shall, nor shall it permit any of its Subsidiaries to:

             (A) amend or propose to amend its certificate or articles of incorporation or bylaws (or other comparable corporate charter documents);

             (B) (w) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock, except for the declaration and payment of dividends by a wholly-owned Subsidiary solely to its parent corporation, (x) split, combine, reclassify or take similar action with respect to any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (y) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or (z) directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or any Option with respect thereto;

             (C) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any Option with respect thereto (other than (x) the issuance of options by Parent pursuant to the Parent Option Plans, in accordance with their present terms, (y) the issuance of shares of Company Common Stock and Parent Common Stock, as the case may be, upon exercise of previously granted options pursuant to the Company Option Plans and the Parent Option Plans, in each case in accordance with their present terms or the Parent Warrants, and (z) the issuance by a wholly-owned Subsidiary of its capital stock to its parent corporation), or modify or amend any right of any holder of outstanding shares of capital stock or Options with respect thereto;

             (D) other than acquisitions by Parent in accordance with its ongoing acquisition program, acquire (by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to such party and its Subsidiaries taken as a whole;

             (E) other than dispositions of assets which are not, individually or in the aggregate, material to such party and its Subsidiaries taken as a whole, sell, lease, grant any security interest in or otherwise dispose of or encumber any of its assets or properties;

             (F) except to the extent required by applicable law, (x) permit any material change in (A) any pricing, marketing, purchasing, investment, accounting, financial reporting, inventory, credit, allowance or tax practice or policy or (B) any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or tax purposes or (y) make any material tax election or settle or compromise any material income tax liability with any Governmental or Regulatory Authority;

             (G) (x) incur (which shall not be deemed to include entering into credit agreements, lines of credit or similar arrangements until borrowings are made under such arrangements) any indebtedness for borrowed money or guarantee any such indebtedness other than in the ordinary course of its business consistent with past practice in an aggregate principal amount exceeding $5,000,000 with respect to the Company and its Subsidiaries and $250,000,000 with respect to Parent and its Subsidiaries (in each case net of any amounts of any such indebtedness discharged during such period), or (y) voluntarily purchase, cancel, prepay or otherwise provide for a complete or partial discharge in advance of a scheduled repayment date with respect to, or waive any right under, any indebtedness for borrowed money other than in the ordinary course of its business consistent with past practice in an aggregate principal amount exceeding $5,000,000 with respect to the Company and its Subsidiaries and $250,000,000 with respect to Parent and its Subsidiaries;

             (H) enter into, adopt, amend in any material respect (except as may be required by applicable law) or terminate any Company Employee Benefit Plan or Parent Employee Benefit Plan, as the case may be, or other agreement, arrangement, plan or policy between such party or one of its Subsidiaries and one or more of its directors, officers or employees, or, except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to such party and its Subsidiaries taken as a whole, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement in effect as of the date hereof;

             (I) enter into any contract or amend or modify any existing contract, or engage in any new transaction, outside the ordinary course of business consistent with past practice or not on an arm's length basis, with any affiliate of such party or any of its Subsidiaries;

             (J) make any capital expenditures or commitments for additions to plant, property or equipment constituting capital assets except in the ordinary course of business consistent with past practice in an aggregate amount exceeding $5,000,000 with respect to the Company and its Subsidiaries and $15,000,000 with respect to Parent and its Subsidiaries;

             (K) make any change in the lines of business in which it participates or is engaged; or

             (L) enter into any contract, agreement, commitment or arrangement to do or engage in any of the foregoing.

          (c) Advice of Changes. Each party shall confer on a regular and frequent basis with the other with respect to its business and operations and other matters relevant to the Merger, and shall promptly advise the other, orally and in writing, of any change or event, including, without limitation, any complaint, investigation or hearing by any Governmental or Regulatory Authority (or communication indicating the same may be contemplated) or the institution or threat of litigation, having, or which, insofar as can be reasonably foreseen, could have, a material adverse effect on the Company or Parent, as the case may be, and its Subsidiaries taken as a whole or on the ability of the Company or Parent, as the case may be, to consummate the transactions contemplated hereby.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

     6.01 Access to Information; Confidentiality. (a) Each of the Company and Parent shall, and shall cause each of its Subsidiaries to, throughout the period from the date hereof to the Effective Time, (i) provide the other party and its directors, officers, employees, legal, investment, banking and financial advisors, accountants and any other agents and representatives (collectively, "Representatives") with full access, upon reasonable prior notice and during normal business hours, to all officers, employees, agents and accountants of the Company or Parent, as the case may be, and its Subsidiaries and their respective assets, properties, books and records, but only to the extent that such access does not unreasonably interfere with the business and operations of the Company or Parent, as the case may be, and its Subsidiaries, and (ii) furnish promptly to such persons (x) a copy of each report, statement, schedule and other document filed or received by the Company or Parent, as the case may be, or any of its Subsidiaries pursuant to the requirements of federal or state securities laws or filed with any other Governmental or Regulatory Authority, and (y) all other information and data (including, without limitation, copies of Contracts, Company Employee Benefit Plans or Parent Employee Benefit Plans, as the case may be, and other books and records) concerning the business and operations of the Company or Parent, as the case may be, and its Subsidiaries as the other party or any of such other persons reasonably may request. No investigation pursuant to this paragraph or otherwise shall affect any representation or warranty contained in this Agreement or any condition to the obligations of the parties hereto.

     (b) Each party will hold, and will use its best efforts to cause its Representatives to hold, in strict confidence, unless (i) compelled to disclose by judicial or administrative process or by other requirements of applicable Laws of Governmental or Regulatory Authorities (including, without limitation, in connection with obtaining the necessary approvals of this Agreement or the transactions contemplated hereby of Governmental or Regulatory Authorities), or
(ii) disclosed in an action or proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the other party and its Subsidiaries furnished to it by such other party or its Representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (x) previously known by the Company or Parent, as the case may be, or its Representatives, (y) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of the Company or Parent, as the case may be, and its Representatives or (z) later acquired by the Company or Parent, as the case may be, or its Representatives from another source if the recipient is not aware that such source is under an obligation to the Company or Parent, as the case may be, to keep such documents and information confidential. In the event that this Agreement is terminated without the transactions contemplated hereby having been consummated, upon the request of the Company or Parent, as the case may be, the other party will, and will cause its Representatives to, promptly (and in no event later than five (5) days after such request) redeliver or cause to be redelivered all copies of documents and information furnished by the Company or Parent, as the case may be, or its Representatives to such party and its Representatives in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by the Company or Parent, as the case may be, or its Representatives.

     6.02 Preparation of Registration Statement and Proxy Statement. The Company and Parent shall prepare and file with the SEC as soon as reasonably practicable after the date hereof the Proxy Statement and Parent shall prepare and file with the SEC as soon as reasonably practicable after the date hereof the Registration Statement, in which the Proxy Statement will be included as the prospectus. Parent and the Company shall use their best efforts to have the Registration Statement declared effective by the SEC as promptly as practicable after such filing. Parent shall also take any action (other than qualifying as a foreign

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

corporation or taking any action which would subject it to service of process in any jurisdiction where Parent is not now so qualified or subject) required to be taken under applicable state blue sky or securities laws in connection with the issuance of Parent Common Stock in connection with the Merger. If at any time prior to the Effective Time any event shall occur that should be set forth in an amendment of or a supplement to the Registration Statement, Parent shall prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable. Parent, Sub and the Company shall cooperate with each other in the preparation of the Registration Statement and the Proxy Statement and any amendment or supplement thereto, and each shall notify the other of the receipt of any comments of the SEC with respect to the Registration Statement or the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information, and shall provide to the other promptly copies of all correspondence between Parent or the Company, as the case may be, or any of its Representatives with respect to the Registration Statement or the Proxy Statement. Parent shall give the Company and its counsel the opportunity to review the Registration Statement and all responses to requests for additional information by and replies to comments of the SEC before their being filed with, or sent to, the SEC. Each of the Company, Parent and Sub agrees to use its best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Registration Statement to be declared effective by the SEC, and the Proxy Statement to be mailed to the holders of Company Common Stock and Parent Common Stock entitled to vote at the meetings of the stockholders of the Company and Parent at the earliest practicable time.

     6.03  Approval of Stockholders.

     (a) Parent shall, through its Board of Directors, duly call, give notice of, convene and hold a meeting of its stockholders (the "Parent Stockholders' Meeting") for the purpose of voting on the adoption of this Agreement and the issuance of Parent Common Stock in the Merger (the "Parent Stockholders' Approval"). Parent shall, through its Board of Directors, include in the Proxy Statement the recommendation of the Board of Directors of Parent that it is in the best interest of the stockholders that the stockholders of Parent adopt this Agreement, and shall use its best efforts to obtain such adoption.

     (b) The Company shall, through its Board of Directors, duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders' Meeting" and, together with the Parent Stockholders' Meeting, the "Stockholders' Meetings") for the purpose of voting on the adoption of this Agreement (the "Company Stockholders' Approval") as soon as reasonably practicable after the date hereof. Subject to the exercise of fiduciary obligations under applicable law as advised by independent counsel, the Company shall, through its Board of Directors, include in the Proxy Statement the recommendation of the Board of Directors of the Company that it is in the best interest of the stockholders that the stockholders of the Company adopt this Agreement, and shall use its best efforts to obtain such adoption. At such meeting, Parent shall, and shall cause its Subsidiaries to, cause all shares of Company Common Stock then owned by Parent or any such Subsidiary to be voted in favor of the adoption of this Agreement.

     (c) Parent and the Company shall coordinate and cooperate with respect to the timing of the Stockholders' Meetings and shall use their best efforts to cause the Stockholders' Meetings to be held on the same day and as soon as practicable after the date hereof.

     6.04 Inclusion of Shares on The Nasdaq National Market. Parent shall use its best efforts to cause the shares of Parent Common Stock to be issued in the Merger in accordance with this Agreement to be approved for inclusion on The Nasdaq National Market, subject to official notice of issuance, prior to the Closing Date.

     6.05  [Reserved]

     6.06 Regulatory and Other Approvals. Subject to the terms and conditions of this Agreement and without limiting the provisions of Sections 6.02 and 6.03, each of the Company and Parent will proceed diligently and in good faith and will use all commercially reasonable efforts to do, or cause to be done, all things necessary, proper or advisable to, as promptly as practicable, (a) obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities or any other public or private third parties required of Parent, the Company or any of their Subsidiaries to consummate the

Merger and the other matters contemplated hereby, and (b) provide such other information and communications to such Governmental or Regulatory Authorities or other public or private third parties as the other party or such Governmental or Regulatory Authorities or other public or private third parties may reasonably request in connection therewith. In addition to and not in limitation of the foregoing, each of the parties will (x) take promptly all actions necessary to make the filings required of Parent and the Company or their affiliates under the HSR Act, (y) comply at the earliest practicable date with any request for additional information received by such party or its affiliates from the Federal Trade Commission (the "FTC") or the Antitrust Division of the Department of Justice (the "Antitrust Division") pursuant to the HSR Act, and (z) cooperate with the other party in connection with such party's filings under the HSR Act and in connection with resolving any investigation or other inquiry concerning the Merger or the other matters contemplated by this Agreement commenced by either the FTC or the Antitrust Division or state attorneys general.

     6.07 Employee Benefit Plans. (a) Parent shall allow retained employees of the Company and its Subsidiaries to participate, effective as of the Closing Date, under the terms of the Parent Employee Benefit Plans, including without limitation its health, medical, disability, life or other insurance, retirement, 401(k) or severance plans, as employees of similar salary and position at Parent or its Subsidiaries as if such employees had been employees of Parent or its Subsidiaries during their employment by the Company and its Subsidiaries. Nothing herein shall (i) obligate Parent to offer employment to or to continue to employ any person employed by the Company prior to the Effective Time or (ii) prevent Parent from reducing or discontinuing any benefit for all of its employees, including those employed by the Company prior to the Effective Time. Any employee of the Company or its Subsidiaries retained by Parent shall be an "at will" employee, unless otherwise provided by agreement between Parent and such employee.

     (b) Parent will, and will cause the Surviving Corporation to, honor without modification all employee severance plans (or policies) and employment and severance agreements of the Company or any of its Subsidiaries in existence on the date hereof as such agreements shall be in effect in accordance with the terms of this Agreement at the Effective Time, as set forth in the plans and agreements specified in Section 6.07(i) of the Company Disclosure Letter. Parent hereby notifies and agrees with the Company that upon the Effective Time, the employees designated in Section 6.07(ii) of the Company Disclosure Letter are terminated and entitled to severance for termination upon a change of control as set forth in their employment agreements with the Company, are not subject to any noncompetition agreement, and their severance shall be paid by the Company in one lump sum at the Closing, or such other payment arrangement as may be agreed upon by Parent and such terminated employee.

     6.08  [Reserved]

     6.09 Directors' and Officers' Indemnification and Insurance. (a) Except to the extent required by law, until the fifth anniversary of the Effective Time, Parent will not take any action so as to amend, modify or repeal the provisions for indemnification of directors, officers, stockholders, employees or agents contained in the certificates or articles of incorporation or bylaws (or other comparable charter documents) of the Surviving Corporation and its Subsidiaries (which as of the Effective Time shall be no less favorable to such individuals than those maintained by the Company and its Subsidiaries on the date hereof) in such a manner as would materially and adversely affect the rights of any individual who shall have served as a director, officer, stockholder, employee or agent of the Company or any of its Subsidiaries prior to the Effective Time (each an "Indemnified Party") to be indemnified by such corporations in respect of their serving in such capacities prior to the Effective Time. Parent shall indemnify all directors, officers, employees, and stockholders who are officers or directors of the Company against any liability or losses (including attorney's fees for counsel who are reasonably acceptable to Parent) any of them may incur because of any claim brought against them prior to or within five years from the Effective Time as officers, directors, employees, agents or stockholders of the Company, and in connection therewith, shall advance attorney's fees to them to defend any such claim; provided that Parent shall be entitled to cooperate in the defense of any such matter; and provided, further, that Parent shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and provided, further, that Parent shall not be obligated pursuant to this Section to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single action, except to the extent that, in the opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such action. Parent may obtain directors' and officers' liability insurance covering its obligations under this Section.

     (b) The Company shall purchase prior to the Effective Time, and Parent and the Surviving Corporation shall maintain, until September 28, 1999, the policies of directors' and officers' liability insurance maintained by the Company and its Subsidiaries as of the date hereof (or policies of at least the same coverage and amounts containing terms that are no less advantageous to the insured parties) with respect to claims arising from facts or events that occurred on or prior to the Effective Time.

     (c) The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and each party entitled to insurance coverage under paragraph (b) above, respectively, and his or her heirs and legal representatives, and shall be in addition to any other rights an Indemnified Party may have under the certificate or articles of incorporation or bylaws of the Surviving Corporation or any of its Subsidiaries, under the DGCL or otherwise.

     (d) In the event the Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Parent or the Surviving Corporation, as the case may be, or at Parent's option, Parent, shall assume the obligations set forth in paragraphs (a) and (b) of this Section.

     6.10 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense, except (i) that expenses incurred in connection with printing and mailing the Proxy Statement and the Registration Statement, as well as any filing fees relating thereto, shall be shared equally by Parent and the Company and (ii) the fee, if applicable, set forth in the last sentence of Section 8.02 shall be paid by the Company.

     6.11 Pooling of Interests. From and after the date hereof and until the Effective Time, neither Parent nor the Company nor any of their respective Subsidiaries or other affiliates shall knowingly take any action, or knowingly fail to take any action, that would jeopardize the treatment of Parent's acquisition of the Company as a "pooling of interests" for accounting purposes. Following the Effective Time, Parent shall use its best efforts to conduct the business of the Surviving Corporation, and shall cause the Surviving Corporation to use its best efforts to conduct its business, in a manner that would not jeopardize the characterization of the Merger as a "pooling of interests" for accounting purposes. The Parent agrees that on or prior to the later of February 28, 1997 or sixty (60) days after the Effective Time, Parent shall cause publication of the combined results of operations of Parent, Sub and the Company for a period of the first 30 days of combined operations of the Company and the Parent (the "Combined Results"). For purposes of this Section 6.11, the term, "publication" shall have the meaning provided in SEC Accounting Series Release No. 135 ("ASR 135").

     6.12 Brokers or Finders. Each of Parent and the Company represents, as to itself and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except Smith Barney Inc., whose fees and expenses will be paid by the Company in accordance with the Company's agreement with such firm (a true and complete copy of which has been delivered by the Company to Parent prior to the execution of this Agreement), and Needham & Company, Inc., whose fees and expenses will be paid by Parent in accordance with Parent's agreement with such firm (a true and complete copy of which has been delivered by Parent to the Company prior to the execution of this Agreement), and each of Parent and the Company shall indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other such fee or commission or expenses related thereto asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliate.

     6.13 Standstill. Each of Parent and the Company agrees that until the expiration of three years from the date of termination of this Agreement, without the prior written consent of the other, it will not (a) in any manner acquire, agree to acquire or make any proposal to acquire, directly or indirectly (i) a substantial portion of the assets of the other and its Subsidiaries taken as a whole or (ii) any of the issued and outstanding shares of stock of the other (b) make or in any way participate, directly or indirectly, in any "solicitation" of "proxies" (as such terms are used in the proxy rules of the SEC) to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of the other or any of its Subsidiaries or (c) form, join or in any way participate in a "group" (within the meaning of Section 13(d) of the Exchange Act) with respect to any voting securities of the other or any of its Subsidiaries.

     6.14 Notice and Cure. Each of Parent and the Company will notify the other in writing of, and contemporaneously will provide the other with true and complete copies of any and all information or documents relating to, and will use best efforts to cure before the Closing, any event, transaction or circumstance, as soon as practical after it becomes known to such party, occurring after the date of this Agreement that causes or will cause any covenant or agreement of Parent or the Company, as the case may be, under this Agreement to be breached or that renders or will render untrue any representation or warranty of Parent or the Company, as the case may be, contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. Each of Parent and the Company also will notify the other in writing of, and will use best efforts to cure, before the Closing, any violation or breach, as soon as practical after it becomes known to such party, of any representation, warranty, covenant or agreement made by Parent or the Company, as the case may be, in this Agreement, whether occurring or arising prior to, on or after the date of this Agreement. No notice given pursuant to this Section shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

     6.15 Fulfillment of Conditions. Subject to the terms and conditions of this Agreement, each of Parent and the Company will take or cause to be taken all steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the other's obligations contained in this Agreement and to consummate and make effective the transactions contemplated by this Agreement, and neither Parent nor the Company will, nor will it permit any of its Subsidiaries to, take or fail to take any action that could be reasonably expected to result in the nonfulfillment of any such condition.

     6.16  No Solicitations.  Prior to the Effective Time, the Company agrees
(a) that neither it nor any of its Subsidiaries shall, and it shall use its best efforts to cause their respective Representatives not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, consolidation or other business combination including the Company or any of its Subsidiaries or any acquisition or similar transaction (including, without limitation, a tender or exchange offer) involving the purchase of (i) all or any significant portion of the assets of the Company and its Subsidiaries taken as a whole, (ii) 20% or more of the outstanding shares of Company Common Stock or (iii) 20% or more of the outstanding shares of the capital stock of any Subsidiary of the Company (any such proposal or offer being hereinafter referred to as an "Alternative Proposal"), or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person or group relating to an Alternative Proposal (excluding the transactions contemplated by this Agreement), or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal; (b) that it will notify Parent immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it or any such person or group; and
(c) that it will, prior to accepting any Alternative Proposal, (i) receive a determination from an independent financial advisor that such Alternative Proposal is more favorable (from a financial point of view) to the Company's stockholders than the Merger, (ii) determine in the exercise of its fiduciary obligations under applicable law as advised by independent counsel that such Alternative Proposal is more favorable to the Company's stockholders than the Merger, and (iii) deliver to Parent a definitive agreement of such Alternative Proposal or a description of the material terms thereof and, except as would violate a fiduciary or contractual obligation, a copy of any information provided by such person or group, including the identity of such person or group, and give Parent at least three (3) days to offer a counterproposal prior to executing such definitive agreement; provided, however, that nothing contained in this Section 6.16 shall prohibit the Board of Directors of the Company from
(1) furnishing information to or entering into discussions or negotiations with any person or group that makes an unsolicited bona fide Alternative Proposal, if, and only to the extent that, (A) the Board of Directors of the Company, based upon the written opinion of outside counsel (a copy of which shall be provided promptly to Parent), determines in good faith that such action is required or appropriate for the Board of Directors to comply with its fiduciary duties to stockholders imposed by law, (B) the Board of Directors has reasonably concluded in good faith that the person or group making such Alternative Proposal will have adequate sources of financing to consummate such Alternative Proposal and that such Acquisition Proposal is more favorable to the Company's stockholders than the Merger and (C) prior to furnishing such information to, or entering into discussions or negotiations with, such person or group, the Company provides written notice to Parent to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or group; and (2) to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Alternative Proposal.

     6.17 Irrevocable Proxies. Upon the execution hereof, each of Parent and the Company will use its best efforts to cause its officers and employee directors to execute and deliver to the other party to this Agreement irrevocable proxies in a form reasonably acceptable to the parties hereto authorizing the other party to vote all shares of Company Common Stock and Parent Common Stock, as the case may be, which such executive officers and directors are entitled to vote in favor of the Merger. Such proxies shall be revocable in the event that this Agreement is terminated.

                                  ARTICLE VII

                                   CONDITIONS

     7.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

          (a) Stockholder Approvals. This Agreement shall have been adopted by the stockholders of the Company. This Agreement shall have been adopted by the stockholders of the Parent.

          (b) Registration Statement; State Securities Laws. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act with respect to all the shares being issued in connection with the Merger, and no stop order suspending such effectiveness shall have been issued and remain in effect and no proceeding seeking such an order shall be pending or threatened. Parent shall have received all state securities or "Blue Sky" permits and other authorizations, if any, necessary to issue the Parent Common Stock pursuant to this Agreement after the Merger.

          (c) Inclusion of Shares on The Nasdaq National Market. The shares of Parent Common Stock issuable to the Company's stockholders in the Merger in accordance with this Agreement shall have been approved for inclusion on The Nasdaq National Market, upon official notice of issuance.

          (d) HSR Act. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          (e) No Injunctions or Restraints. No court of competent jurisdiction or other competent Governmental or Regulatory Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal or otherwise restricting, preventing or prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

          (f) Pooling and Affiliate Letters. Parent and the Company shall have received letters from Deloitte & Touche LLP and Ernst & Young, each dated the date of the Proxy Statement and confirmed in writing at the Effective Time and addressed to Parent and the Company, respectively, stating that the Merger will qualify as a pooling of interests transaction under Opinion 16 of the Accounting Principles

     Board. Within thirty (30) days after the date of this Agreement, (i) the Company shall deliver to Parent a letter identifying all persons who may be deemed affiliates of the Company under Rule 145 promulgated under the Securities Act ("Rule 145"), including, without limitation, all directors and executive officers of the Company, and (ii) the Company shall advise the persons identified in such letter of the resale restrictions imposed by applicable securities laws, including ASR 135. Each of the Company and Parent shall use its reasonable best efforts to obtain as soon as practicable after the date hereof from affiliates of the Company and Parent an agreement that such persons will comply with the provisions of ASR 135.

          (g) Governmental and Regulatory Consents and Approvals. Other than the filing provided for by Section 1.02, all consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority or any other public or private third parties required of Parent, the Company or any of their Subsidiaries to consummate the Merger and the other matters contemplated hereby, the failure of which to be obtained or taken could be reasonably expected to have a material adverse effect on Parent and its Subsidiaries or the Surviving Corporation and its Subsidiaries, in each case taken as a whole, or on the ability of Parent and the Company to consummate the transactions contemplated hereby shall have been obtained.

     7.02 Conditions to Obligation of Parent and Sub to Effect the Merger. The obligation of Parent and Sub to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by Parent and Sub in their sole discretion):

          (a) Representations and Warranties. Each of the representations and warranties made by the Company in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, and the Company shall have delivered to Parent a certificate, dated the Closing Date and executed on behalf of the Company by its Chairman of the Board, President or any Executive or Senior Vice President, to such effect.

          (b) Performance of Obligations. The Company shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Company at or prior to the Closing, and the Company shall have delivered to Parent a certificate, dated the Closing Date and executed on behalf of the Company by its Chairman of the Board, President or any Executive or Senior Vice President, to such effect.

          (c) Orders and Laws. There shall not have been issued, enacted, promulgated or deemed applicable to the Company, the Surviving Corporation, any of their respective Subsidiaries or the transactions contemplated by this Agreement any Order or Law of any Governmental or Regulatory Authority which is then in effect and which could be reasonably expected to result in a material diminution of the benefits of the Merger to Parent, and there shall not be pending or threatened on the Closing Date any action, suit or proceeding in, before or by any Governmental or Regulatory Authority which could be reasonably expected to result in any such issuance, enactment, promulgation or deemed applicability of any such Order or Law or of any Order or Law referred to in Section 7.01(e).

          (d) Contractual Consents. The Company and its Subsidiaries shall have received all consents (or in lieu thereof waivers) from parties to each Contract disclosed pursuant to Section 3.04(b).

        (e) [Reserved]

          (f) Proceedings. All proceedings to be taken on the part of the Company in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Parent, and Parent shall have received copies of all such documents and other evidences as Parent may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

          (g) Opinion of Counsel. Parent shall have received the opinion of Milbank, Tweed, Hadley & McCloy, counsel to the Company, dated the Closing Date, in form reasonably acceptable to Parent.

          (h) Contractual Consents. Parent and its Subsidiaries shall have received all consents (or in lieu thereof waivers) from parties to each Contract disclosed pursuant to Section 4.04.

     7.03 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by the Company in its sole discretion):

          (a) Representations and Warranties. Each of the representations and warranties made by Parent and Sub in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, and Parent and Sub shall each have delivered to the Company a certificate, dated the Closing Date and executed on behalf of Parent by its Chairman of the Board, President or any Executive or Senior Vice President and on behalf of Sub by its Chairman of the Board, President or any Vice President, to such effect.

          (b) Performance of Obligations. Parent and Sub shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Parent or Sub at or prior to the Closing, and Parent and Sub shall each have delivered to the Company a certificate, dated the Closing Date and executed on behalf of Parent by its Chairman of the Board, President or any Executive or Senior Vice President and on behalf of Sub by its Chairman of the Board, President or any Vice President, to such effect.

          (c) Orders and Laws. There shall not have been issued, enacted, promulgated or deemed applicable to the Parent, its Subsidiaries or the transactions contemplated by this Agreement any Order or Law of any Governmental or Regulatory Authority which is then in effect and which could be reasonably expected to result in a material diminution of the benefits of the Merger to the Company, and there shall not be pending or threatened on the Closing Date any action, suit or proceeding in, before or by any Governmental or Regulatory Authority which could be reasonably expected to result in any such issuance, enactment, promulgation or deemed applicability of any such Order or Law or of any Order or Law referred to in Section 7.01(e).

        (d) [Reserved]

          (e) Registration Rights. Parent shall have entered into a Registration Rights Agreement with the Selling Stockholders (as defined below) providing that if, during the three month period following the date on which the Combined Results are published, any of Leonardo Berezovsky, Jose Spiwak and Kaushal Tamboli (the "Selling Stockholders") was or would have been unable to sell at least 850,000 shares of the Parent Common Stock received in the Merger in accordance with the provisions of Rule 144 promulgated under the Securities Act ("Rule 144"), Parent shall use its best efforts to file a registration statement with the SEC to register on behalf of any such Selling Stockholder a number of shares of Parent Common Stock received in the Merger equal to three (3) times the amount by which 850,000 exceeds the number of shares such Selling Stockholder sold, or would have been able to sell under Rule 144 during such three-month period. Additionally, the registration rights agreement shall provide that, in the event no registration statement was filed at the end of the initial three-month period for any such Selling Stockholder and, during the six-month period following the date on which the Combined Results are published, any such Selling Stockholder was or would have been unable to sell at least 1,700,000 shares of Parent Common Stock received in the Merger in accordance with Rule 144, Parent shall use its best efforts to file a registration statement with the SEC to register on behalf of any such Selling Stockholder a number of shares of Parent Common Stock equal to two (2) times the amount by which 1,700,000 exceeds the number of shares such Selling Stockholder sold, or would have been able to sell under Rule 144 during such six-month period. Notwithstanding anything in this Agreement to the contrary, any registration rights granted in the registration rights agreement are subordinate to and shall not contravene any registration rights granted by Parent prior to the date hereof. Such registration rights agreement shall contain such other terms as are customary and reasonably acceptable to Parent and Selling Stockholders. The foregoing provisions for any such stockholder shall also apply to any trust or other entity established by such stockholder. In no event shall Parent be obligated to file more than one registration statement pursuant to the terms of the registration rights agreement.

          (f) The Average Price shall not be below $10.00.

          (g) Proceedings. All proceedings to be taken on the part of Parent and Sub in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to the Company, and the Company shall have received copies of all such documents and other evidences as the Company may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

        (h) [Reserved]

          (i) Opinion of Counsel. The Company shall have received the Opinion of Ballard Spahr Andrews & Ingersoll, counsel to Parent, dated the Closing Date, in form reasonably acceptable to the Company.

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

     8.01 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, whether prior to or after the Company Stockholders' Approval or the Parent Stockholders' Approval:

          (a) by mutual written agreement of the parties hereto duly authorized by action taken by or on behalf of their respective Boards of Directors;

          (b) by either the Company or Parent upon notification to the non-terminating party by the terminating party:

             (i) at any time after April 30, 1997 if the Merger shall not have been consummated on or prior to such date and such failure to consummate the Merger is not caused by a breach of this Agreement by the terminating party;

             (ii) if the Company Stockholders' Approval or the Parent Stockholders' Approval shall not be obtained by reason of the failure to obtain the requisite vote upon a vote held at a meeting of such stockholders, or any adjournment thereof, called therefor;

             (iii) if any Governmental or Regulatory Authority, the taking of action by which is a condition to the obligations of either the Company or Parent to consummate the transactions contemplated hereby, shall have determined not to take such action and all appeals of such determination shall have been taken and have been unsuccessful;

             (iv) if there has been a material breach of any representation, warranty, covenant or agreement on the part of the non-terminating party set forth in this Agreement which breach has not been cured within five
        (5) business days following receipt by the non-terminating party of notice of such breach from the terminating party or assurance of such cure reasonably satisfactory to the terminating party shall not have been given by or on behalf of the non-terminating party within such five
        (5) business day period; or

             (v) if any court of competent jurisdiction or other competent Governmental or Regulatory Authority shall have issued an Order making illegal or otherwise restricting, preventing or prohibiting the Merger and such Order shall have become final and nonappealable; or

          (c) by the Company if the Board of Directors of the Company concludes in good faith on the basis of advice from independent counsel that such action is necessary or appropriate in order for such Board of Directors to act in a manner which is consistent with its fiduciary obligations under applicable law.

     8.02 Effect of Termination. If this Agreement is validly terminated by either the Company or Parent pursuant to Section 8.01, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of either the Company or Parent (or any of their respective Representatives or affiliates), except (i) that the provisions of Sections 6.01(b), 6.10, 6.12 and
6.13 will continue to apply following any such termination and (ii) that nothing contained herein shall relieve any party hereto from liability for wilful breach of its representations, warranties, covenants or agreements contained in this Agreement. Notwithstanding the foregoing and the provisions of Section 6.10, upon a termination by the Company pursuant to subsection (c) of Section 8.01, the Company shall pay Parent liquidated damages in the amount of two percent (2%) of the Average Price of the Parent Common Stock which would have been issued hereunder had the Closing Date occurred on such date of termination.

     8.03 Amendment. This Agreement may be amended, supplemented or modified by action taken by or on behalf of the respective Boards of Directors of the parties hereto at any time prior to the Effective Time, whether prior to or after adoption of this Agreement at the Company Stockholders' Meeting or at the Parent Stockholders' Meeting, but after such adoption and approval only to the extent permitted by applicable law. No such amendment, supplement or modification shall be effective unless set forth in a written instrument duly executed by or on behalf of each party hereto.

     8.04 Waiver. At any time prior to the Effective Time any party hereto, by action taken by or on behalf of its Board of Directors, may to the extent permitted by applicable law (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the covenants, agreements or conditions of the other parties hereto contained herein. No such extension or waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party extending the time of performance or waiving any such inaccuracy or non-compliance. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     9.01 Non-Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Merger but shall terminate at the Effective Time, except for the agreements contained in Article II and in Sections 6.01(b), 6.05, 6.07, 6.09, 6.10, 6.11, and 6.12, which shall survive the Effective Time.

     9.02 Knowledge. With respect to any representations or warranties contained herein which are made to the knowledge of the Company or Parent or any of their respective Subsidiaries, as the case may be, the knowledge of the officers, directors and employees of the Company or Parent, as the case may be, and of the officers, directors and employees of its respective Subsidiaries, shall be imputed to the Company or Parent, as the case may be, and such Subsidiaries.

     9.03 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

              If to Parent or Sub, to:

              FPA Medical Management, Inc.
              2878 Camino del Rio South, Suite 301
              San Diego, California 92108
              Attn: James A. Lebovitz, Esq.
              Facsimile No.: (619) 299-0708
              with a copy to:

              Ballard Spahr Andrews & Ingersoll
              1735 Market Street, 51st Floor
              Philadelphia, Pennsylvania 19103-7599
              Attn: Justin P. Klein, Esq.
              Facsimile No.: (215) 864-8999

              If to the Company, to:

              AHI Healthcare Systems, Inc.
              12620 Erickson Avenue, Suite A
              Downey, California 90240
              Attn: Chief Executive Officer
              Facsimile No.: (310) 803-4373

              with a copy to:

              Milbank, Tweed, Hadley & McCloy
              601 South Figueroa Street, 30th Floor
              Los Angeles, California 90017
              Attn: Eric H. Schunk, Esq.
              Facsimile No.: (213) 629-5063

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

     9.04 Entire Agreement. This Agreement, together with the Registration Rights Agreement, supersedes all prior discussions and agreements among the parties hereto with respect to the subject matter hereof and contains the sole and entire agreement among the parties hereto with respect to the subject matter hereof.

     9.05 Public Announcements. Except as otherwise required by law or the rules of The Nasdaq National Market, so long as this Agreement is in effect, Parent and the Company will not, and will not permit any of their respective Representatives to, issue or cause the publication of any press release or make any other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld. Parent and the Company will cooperate with each other in the development and distribution of all press releases and other public announcements with respect to this Agreement and the transactions contemplated hereby, and will furnish the other with drafts of any such releases and announcements as far in advance as practicable.

     9.06 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and except as provided in Sections 2.01, 2.02, 6.07 and 6.09 (which are intended to be for the benefit of the persons entitled to therein, and may be enforced by any of such persons), it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

     9.07 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void, except that Sub may assign any or all of its rights, interests and obligations hereunder to another direct or indirect wholly-owned Subsidiary of Parent, provided that any such Subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein.

Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

     9.08 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

     9.09 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof,
(iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

     9.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.

     9.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed by its officer thereunto duly authorized as of the date first above written.

Attest:                                           FPA MEDICAL MANAGEMENT, INC.

         /s/ JAMES A. LEBOVITZ, ESQ.              By: /s/ STEVEN M. LASH
---------------------------------------------         -----------------------------------------
                  Secretary                           Steven M. Lash
                                                      Executive Vice President

Attest:                                           FPA ACQUISITION CORP.

         /s/ JAMES A. LEBOVITZ, ESQ.              By: /s/ STEVEN M. LASH
---------------------------------------------         -----------------------------------------
                  Secretary                           Steven M. Lash
                                                      Executive Vice President

Attest:                                           AHI HEALTHCARE SYSTEMS, INC.

            /s/ JOSE SPIWAK, M.D.                 By: /s/ LEONARDO BEREZOVSKY, M.D.
---------------------------------------------         -----------------------------------------
                  Secretary                           Name: Leonardo Berezovsky, M.D.
                                                      Title: Chairman and
                                                      Chief Executive Officer

                          AMENDMENT NO. 1 TO AGREEMENT
                               AND PLAN OF MERGER

     This Amendment No. 1 dated as of February 5, 1997 to the Agreement and Plan of Merger, dated as of November 8, 1996 (the "Agreement"), is made and entered into by and among FPA Medical Management, Inc., a Delaware corporation ("Parent"), FPA Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and AHI Healthcare Systems, Inc., a Delaware corporation (the "Company"). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Agreement.

                                  WITNESSETH:

     WHEREAS, Parent, Subsidiary and the Company executed, delivered and entered into the Agreement;

     WHEREAS, Parent, Subsidiary and the Company desire to amend certain terms of the Agreement.

     NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein and in the Agreement, the parties hereto, intending to be legally bound, agree as follows:

          1.  The following section is hereby added immediately after Section
     3.17 of the Agreement:

             3.18 Tax-Free Reorganization. The Company has not taken and has not agreed to take any action that would interfere with the ability of Parent to treat the Merger as a tax-free reorganization within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(E), and 368(a)(1)(B) of the Code.

          2.  The following section is hereby added immediately after Section
     4.17 of the Agreement:

             4.18 Tax-Free Reorganization. Neither Parent nor Sub has taken or agreed to take any action that would interfere with the ability of Parent to treat the Merger as a tax-free reorganization within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(E), and 368(a)(1)(B) of the Code.

          3. Section 5.01(b)(ii) is hereby amended by adding at the end the following:

             (M) take any action to cause the Merger not to be treated as a tax-free reorganization within the meaning of Section 368(a)(1)(A) and
        Section 368(a)(2)(E), and Section 368(a)(1)(B) of the Code.

          4.  Section 7.03 is hereby amended by adding at the end the following:

             (j) Opinion of Tax Counsel. The Company shall have received an opinion of Milbank, Tweed, Hadley & McCloy, counsel to the Company, in form and substance reasonably satisfactory to the Company, effective as of the date the opinion was delivered and based on representations of the Company and Parent, to the effect that (i) the Merger of Sub with and into the Company pursuant to the Merger Agreement and applicable state law will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; (ii) Parent, Sub and Company will each be a party to the reorganization within the meaning of Section 368(b) of the Code; and (iii) the stockholders of the Company will not recognize gain or loss upon receipt of Parent Common Stock in the Merger, except that stockholders will recognize any gain realized in the Merger to the extent such stockholders receive cash in lieu of fractional shares. This opinion will be delivered prior to the date the Proxy Statement is first mailed to stockholders of the Company and Parent.

          5. Terms of the Agreement other than those amended hereby shall remain in full force and effect.

          6. This Amendment No. 1 to the Agreement and Plan of Merger may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Amendment No. 1 to the Agreement and Plan of Merger to be signed by their respective officers as of the date first written above.

                                          FPA MEDICAL MANAGEMENT, INC.

                                          By: /s/ JAMES A. LEBOVITZ
                                            ------------------------------------
                                            Name: James A. Lebovitz
                                            Title: Senior Vice President,
                                               General Counsel, and Secretary

                                          FPA ACQUISITION CORP.

                                          By: /s/ JAMES A. LEBOVITZ
                                            ------------------------------------
                                            Name: James A. Lebovitz
                                            Title: Senior Vice President,
                                               General Counsel, and Secretary

                                          AHI HEALTHCARE SYSTEMS, INC.

                                          By: /s/ LEONARDO BEREZOVSKY, M.D.
                                            ------------------------------------
                                            Name: Leonardo Berezovsky, M.D.
                                            Title: Chairman and Chief Executive
                                              Officer

                                                                Appendix II


[NEEDHAM & COMPANY, INC. LETTERHEAD]



                                                November 8, 1996



The Board of Directors
FPA Medical Management, Inc.
2878 Camino del Rio South
Suite 301
San Diego, CA 92108

Gentlemen:

        We understand that FPA Medical Management, Inc. ("FPA"), FPA Acquisition Corp., a wholly-owned subsidiary of FPA ("Merger Sub"), and AHI Healthcare Systems, Inc. ("AHI") propose to enter into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Merger Sub will be merged with and into AHI and AHI will become a wholly owned subsidiary of FPA (the "Merger"). The terms of the Merger will be set forth more fully in the Merger Agreement.

        Pursuant to the proposed Merger Agreement, we understand that at the Effective Time (as defined in the Merger Agreement), each outstanding share of common stock, par value $0.01 per share, of AHI will be converted into the right to receive a number of shares (the "Conversion Number") of Common Stock, par value $0.002 per share, of FPA ("FPA Common Stock") determined as follows:
(i) if the arithmetic average of the average of the closing bid and ask prices of FPA Common Stock on the Nasdaq National Market on any day which FPA Common Stock is traded on the Nasdaq National Market ("Trading Day") on each of the last ten Trading Days preceding the second day before the date of the AHI stockholders' meeting ("Average Price") is less than $14.38, the Conversion Number shall be 0.609; (ii) if the Average Price of FPA Common Stock is equal to or greater than $14.38 and less than $22.38, the Conversion Number shall be equal to the result obtained by dividing $8.75 by the Average Price of FPA Common Stock (and rounding the result to three decimal places); (iii) if the Average Price of FPA Common Stock is equal to or greater than $22.38 and less than $25.38, the Conversion Number shall be 0.391; and (iv) if the Average Price of FPA Common Stock is equal to or greater than $25.38, the Conversion Number shall be equal to the result obtained by dividing $9.92 by the Average Price of FPA Common Stock (and rounding the result to three decimal places).

        You have asked us to advise you as to the fairness, from a financial point of view, to the stockholders of FPA of the proposed consideration to be paid by FPA to AHI in the Merger. Needham & Company, Inc., as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes. We have acted as financial advisor to FPA in connection with the Merger. We will receive a fee for our services as financial advisor, a portion of which is contingent upon the consummation of the Merger, and FPA has agreed to indemnify us for certain liabilities arising from our role as financial advisor and out of the rendering of this opinion.

        For purposes of this opinion we have, among other things: (i) reviewed a draft of the Merger Agreement dated November 8, 1996; (ii) reviewed certain other documents related to the Merger; (iii) reviewed certain publicly available information covering FPA and AHI and certain other relevant financial and operating data of FPA and AHI made available from the internal records of FPA and AHI; (iv) visited certain locations of AHI's facilities; (v) held discussions with members of senior management of FPA and AHI concerning their current and future business prospects; (vi) reviewed certain financial forecasts and projections prepared by FPA's and AHI's respective managements;
(vii) compared certain publicly available financial data of certain companies whose securities are traded in the public markets, which we deemed generally comparable to AHI, to similar data for AHI; (viii) reviewed the financial terms of certain other business combinations that we deemed generally relevant; (ix) reviewed the premiums/discounts paid by acquirors in certain other business combinations that we deemed generally relevant; (x) performed an accretion/dilution analysis and reviewed the impact of the Merger on FPA's projected operating results; (xi) reviewed current and historical market closing prices and trading data for AHI's and FPA's Common Stock; and (xii) performed and/or considered such other studies, analyses, inquiries and investigations as we deemed appropriate.

        In connection with our review and in arriving at our opinion, we have not assumed any responsibility to independently verify any of the foregoing information, have relied on such information, and have assumed that all such information is complete and accurate in all material respects. In addition, we have assumed, with your consent and in the case of (i) below, without independent verification the accuracy of the advice and conclusion of FPA's accountants, that (i) the Merger will be accounted for under the pooling-of-interests for financial reporting purposes; (ii) any material liabilities (contingent or otherwise, known or unknown) of FPA and AHI are set forth in the consolidated financial statements of FPA and AHI, respectively;
(iii) the terms set forth in the executed Merger Agreement will not differ materially from the proposed terms provided to us in the draft Merger Agreement dated November 8, 1996; (iv) that all conditions to the closing of the Merger will be satisfied without waiver; and (v) the Merger would be consummated on a timely basis in the manner contemplated in the Merger Agreement. With respect to FPA's and AHI's financial forecasts provided to us by their respective managements, we have assumed for purposes of our opinion that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such managements, at the time of preparation, of the future operating and financial performance of FPA and AHI. We have not assumed any responsibility for or made or obtained an independent evaluation, appraisal or physical inspection of the assets or liabilities of FPA and AHI. Further, our opinion is based on economic, monetary and market conditions existing as of the date hereof, and in rendering this opinion, we have relied without independent verification on the accuracy, completeness and fairness of all historical financial and other information which was either publicly available or furnished to us by FPA and AHI. Our opinion as expressed herein is limited to the fairness, from a financial point of view, to the stockholders of FPA of the consideration to be paid by FPA and AHI in the Merger and does not address FPA's underlying business decision to engage in the Merger. Our opinion does not constitute a recommendation to any stockholder of FPA as to how such stockholder should vote on the proposed Merger.

        We are not expressing any opinion as to what the value of FPA Common Stock will be when issued pursuant to the Merger or the price at which FPA Common Stock will trade at any time.

        In the ordinary course of our business, we may actively trade the equity securities of FPA for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

        This letter and the opinion expressed herein are provided at the request and for the information of the Board of Directors of FPA and may not be quoted or referred to or used for any other purpose without our prior written consent, except that this letter may be disclosed in connection with any registration statement or proxy statement used in connection with the Merger so long as this letter is quoted in full in such registration statement or proxy statement.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration to be paid by FPA and AHI in the Merger is fair to the stockholders of FPA from a financial point of view.


                                        Very truly yours,


                                        /s/  Needham & Company, Inc.
                                        ------------------------------------
                                        NEEDHAM & COMPANY, INC.

                                                                    APPENDIX III

[SMITH BARNEY LETTERHEAD]



November 8, 1996

The Board of Directors
AHI Healthcare Systems, inc.
12620 Erickson Avenue
Downey, California 90241

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, the holders of the common stock of AHI Healthcare Systems, Inc. ("AHI") pursuant to the terms and subject to the conditions forth in the Agreement and Plan of Merger, dated as of November 8, 1996 (the "Merger Agreement"), by and among FPA Medical Management, Inc. ("FPA"), FPA Acquisition Corp., a wholly owned subsidiary of FPA ("Sub"), and AHI. As more fully described in the Merger Agreement, (i) Sub will be merged with and into AHI (the "Merger") and
(ii) each outstanding share of the common stock, par value $0.01 per share, of AHI (the "AHI Common Stock") will be converted into the right to receive (i)
0.609 of a share of the common stock, par value $0.0902 per share, of FPA (the "FPA Common Stock"), if the arithmetic average of the closing bid and ask prices of FPA Common Stock on The Nasdaq National Market on each of the last 10 trading days preceding the second day prior to the date of AHI's stockholders' meeting in respect of the Merger (the "Average Price") is less than $14.38,
(ii) that number of shares of FPA Common Stock equal to the result obtained by dividing $8.75 by the Average Price, if the Average Price is equal to or greater than $22.38, (iii) 0.391 of a share of FPA Common Stock, if the Average Price is equal to or greater than $22.38 and less than $25.38 or (iv) that number of shares of FPA Common Stock equal to the result obtained by dividing $9.92 by the Average Price, if the Average Price is equal to or greater than $25.38 (the number of shares of FPA Common stock into which shares of AHI Common Stock will be so converted, the "Conversion Number").

In arriving at our opinion, we reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of AHI and certain senior officers and other representatives of FPA concerning the businesses, operations and prospects of AHI and FPA. We examined certain publicly available business and financial information relating to AHI and FPA as well as certain financial forecasts and other information and date for AHI and FPA which were provided to or otherwise discussed with us by the respective managements of AHI and FPA, including information relating to certain strategic implications and operational benefits anticipated to result from the Merger. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of AHI Common Stock and FPA Common Stock; the historical and projected earnings and other operating data of AHI and FPA; and the capitalization and financial condition of AHI and FPA. We considered, to the extent publicly available, the financial terms of similar transactions recently effected which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of AHI and FPA. We also evaluated the potential pro forma financial impact of the Merger on FPA. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

In rendering our opinion, we have assumed and relied, without independent verification upon the accuracy and completeness of all financial and other information and data publicly available or

The Board of Directors
AHI Healthcare Systems, Inc.
November 8, 1996
Page 2


furnished to or otherwise reviewed by or discussed with us. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have been advised by the managements of AHI and FPA that such forecasts and other information and data were prepared on bases reflecting reasonable estimates and judgments of the managements of AHI and FPA as to the future financial performance of AHI and FPA and the strategic implications and operational benefits anticipated to result from the Merger. We have assumed, with your consent, that the Merger will be treated as a pooling of interests in accordance with generally accepted accounting principles. Our opinion, as set forth herein, relates to the relative values of AHI and FPA. We are not expressing any opinion as to what the value of the FPA Common Stock actually will be when issued to AHI stockholders pursuant to the Merger or the price at which the FPA Common Stock will trade subsequent to the Merger. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of AHI or FPA nor have we made any physical inspection of the properties or assets of AHI or FPA. In connection with our engagement, we were requested to approach, and held discussions with, third parties to solicit indications of interest in a possible acquisition of AHI. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

Smith Barney has been engaged to render financial advisory services to AHI in connection with the proposed Merger and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Merger. We also will receive a fee upon the delivery of this opinion. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of AHI and FPA for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. We have in the past provided services to AHI unrelated to the proposed Merger, for which services we have received compensation, and also have provided services to FPA from time to time. In addition, we and our affiliates (including Travelers Group Inc. and its affiliates) may maintain relationships with AHI and FPA.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of AHI in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Merger. Our opinion may not be published or otherwise used or referred to, nor shall any public reference to Smith Barney be made, without our prior written consent; provided, that our opinion may be included in its entirety in the Joint Proxy Statement/Prospectus of AHI and FPA relating to the proposed Merger.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Conversion Number is fair, from a financial point of view, to the holders of AHI Common Stock.

Very truly yours,


/s/ Smith Barney Inc.

SMITH BARNEY INC.